AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 8, 1996
                                                       REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------
                      METROMEDIA INTERNATIONAL GROUP, INC.
             (Exact name of registrant as specified in its charter)

                     DELAWARE                                           58-0971455
             (State of Incorporation)                      (I.R.S. Employer Identification No.)

                              -------------------

                           945 EAST PACES FERRY ROAD
                                   SUITE 2210
                             ATLANTA, GEORGIA 30326
                                 (404) 261-6190
   (Address and telephone number of registrant's principal executive offices)
                              -------------------
                                ARNOLD L. WADLER
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                      METROMEDIA INTERNATIONAL GROUP, INC.
                             C/O METROMEDIA COMPANY
                             ONE MEADOWLANDS PLAZA
                       EAST RUTHERFORD, NEW JERSEY 07073
                                 (201) 531-8000
           (Name, address and telephone number of agent for service)
                              -------------------

                                   COPIES TO:

               JAMES M. DUBIN, ESQ.                               JEFFREY H. COHEN, ESQ.
     PAUL, WEISS, RIFKIND, WHARTON & GARRISON                   NICHOLAS P. SAGGESE, ESQ.
           1285 AVENUE OF THE AMERICAS                     SKADDEN, ARPS, SLATE, MEAGHER & FLOM
          NEW YORK, NEW YORK 10019-6064                     300 SOUTH GRAND AVENUE, 34TH FLOOR
                                                              LOS ANGELES, CALIFORNIA 90071

                              -------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable following the effectiveness of this Registration Statement.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                              -------------------
                        CALCULATION OF REGISTRATION FEE

                                                     PROPOSED MAXIMUM  PROPOSED MAXIMUM
      TITLE OF EACH CLASS OF         AMOUNT TO BE   OFFERING PRICE PER     AGGREGATE        AMOUNT OF
   SECURITIES TO BE REGISTERED        REGISTERED         UNIT(2)      OFFERING PRICE(2)  REGISTRATION FEE
Common Stock, par value $1.00.....   17,250,000(1)       $13.625         $235,031,250        $81,046

(1) Includes shares to cover exercise of the Underwriters' overallotment option, if any.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the high and low prices of the Registrant's Common Stock on the American Stock Exchange on May 6, 1996.
                              -------------------

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                    SUBJECT TO COMPLETION, DATED MAY 8, 1996
PROSPECTUS
            , 1996
                               15,000,000 SHARES
                      METROMEDIA INTERNATIONAL GROUP, INC.
                                  COMMON STOCK

    All of the shares of Common Stock, par value $1.00 per share (the "Common Stock"), offered hereby (the "Offering") are being sold by Metromedia International Group, Inc. (the "Company" or "MIG").

    The Company is offering 15,000,000 shares (assuming no exercise of the Underwriters' overallotment option) of its Common Stock in the Offering. The Company intends to consummate the Offering simultaneously with the consummation of the proposed acquisition (the "Goldwyn Acquisition") of The Samuel Goldwyn Company ("Goldwyn"), which acquisition is contingent upon certain conditions, including the refinancing of certain of Goldwyn's indebtedness. See "The Acquisitions."

    The Company's Common Stock is traded on the American Stock Exchange ("AMEX") under the symbol "MMG." The closing price of the Company's Common Stock as
reported on the AMEX on             , 1996 was $      per share.

    SEE "RISK FACTORS" STARTING ON P. 12 FOR A DISCUSSION OF CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                       PRICE        UNDERWRITING      PROCEEDS
                                                      TO THE       DISCOUNTS AND       TO THE
                                                      PUBLIC       COMMISSIONS(1)    COMPANY(2)
Per Share........................................   $                $               $
Total(3).........................................   $                $               $

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
(2) Before deducting expenses payable by the Company estimated at $         .
(3) The Company has granted to the Underwriters a 30-day option to purchase up to 2,250,000 additional shares of Common Stock solely to cover over-allotments, if any. If such option is exercised in full, the total Price to the Public, Underwriting Discounts and Commissions and Proceeds to
    the Company will be $         , $         and $         , respectively. See
    "Underwriting."

                                 --------------

    The shares are being offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to various prior conditions, including the rights of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares will
be made in New York, New York on or about             , 1996.

                                 --------------
                          DONALDSON, LUFKIN & JENRETTE
                                   SECURITIES
                      CORPORATION

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                              [Logo and artwork]*

- ------------
* To be filed by Amendment.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the public reference facilities of the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. The Company's Common Stock is traded on the AMEX, and copies of reports, proxy statements and other information can be inspected at the offices of the AMEX, 86 Trinity Place, New York, New York 10006.

    The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby (the "Registration Statement"). This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the securities offered hereby reference is made to the Registration Statement, including the exhibits and schedules thereto, which may be inspected at, and copies thereof may be obtained at prescribed rates from, the public reference facilities of the Commission at the addresses set forth above.

                              -------------------

                     INFORMATION INCORPORATED BY REFERENCE

    The following documents have been filed with the Commission (File No. 1-5706) and are incorporated in this prospectus by reference and made a part hereof:

        1. The Company's Annual Report on Form 10-K for the year ended December 31, 1995 and Form 10-K/A Amendment No. 1 filed on April 29, 1996 amending the Company's Form 10-K for the year ended December 31, 1995.

        2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

        3. The Company's Current Report on Form 8-K dated January 31, 1996.

        4. The Company's Current Report on Form 8-K dated April 29, 1996.

    All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the dates of filing of such documents.

    Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

    The Company will provide without charge to each person to whom this prospectus is delivered, upon such person's written or oral request, a copy of any and all of the information that has been incorporated by reference in this prospectus (not including exhibits to such information unless such exhibits are specifically incorporated by reference into such information). Any such request should be directed to Secretary, Metromedia International Group, Inc., c/o Metromedia Company, One Meadowlands Plaza, East Rutherford, New Jersey 07073, telephone (201) 531-8000.

                              -------------------

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Certain statements in the Prospectus Summary and under the captions "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions, which will, among other things, impact demand for the Company's products and services; industry capacity, which tends to increase during strong years of the business cycle; changes in public taste, industry trends and demographic changes, which may influence the exhibition of films in certain areas; competition from other entertainment and communications companies, which may affect the Company's ability to generate revenues; political, social and economic conditions and laws, rules and regulations, particularly in Eastern Europe, the former Soviet Republics and other emerging markets, which may affect the Company's results of operations; timely completion of construction projects for new systems for the joint ventures in which the Company has invested, which may impact the costs of such projects; developing legal structures in Eastern Europe, the former Soviet Republics and other emerging markets which may affect the Company's results of operations; cooperation of local partners for the Company's communications investments in Eastern Europe and the former Soviet Republics; exchange rate fluctuations; license renewals for the Company's investments in Eastern Europe and the former Soviet Republics; the loss of any significant customers; changes in business strategy or development plans, which may, among other things, prolong the time it takes to achieve the performance results included herein; the significant indebtedness of the Company, including the Company's ability to service its indebtedness and to comply with certain restrictive covenants; quality of management; availability of qualified personnel; changes in, or the failure to comply with, government regulations; and other factors referenced in this Prospectus. See "Risk Factors."

    IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE AMEX OR OTHERWISE AND SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

    The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this prospectus. All references to "$" or "dollars" are to U.S. dollars. Unless otherwise indicated, the information in this prospectus assumes the consummation of the Goldwyn Acquisition in accordance with the assumptions described herein, including exercise of the Goldwyn Put (as defined herein), the MPCA Acquisition (as defined herein), the Offering and the Entertainment Group Credit Facility (as defined herein) and does not assume the exercise of the Underwriters' over-allotment option. Unless the context otherwise requires, the terms "MIG" and the "Company" refer to Metromedia International Group, Inc. and its wholly owned subsidiaries. Special Note: Certain statements set forth below under this caption constitute "forward-looking statements" within the meaning of the Reform Act. See "Special Note Regarding Forward-Looking Statements" on page 4 for additional factors relating to such statements.

                                  THE COMPANY

    MIG is a global entertainment, media and communications company engaged in a combination of businesses which the Company believes are well positioned to capitalize on the convergence of entertainment, media and communications businesses worldwide. MIG is engaged in two businesses: (i) the production and distribution in all media of motion pictures, television programming and other filmed entertainment product and the exploitation of its library of over 2,000 film and television titles, through its Entertainment Group (the "Entertainment Group") and (ii) the development and operation of communications businesses, including wireless cable television services, radio stations, paging systems, an international toll calling service and trunked mobile radio services, in Eastern Europe, the former Soviet Republics and other emerging markets, through its Communications Group (the "Communications Group").

    Through these individual operating businesses, MIG has established a significant presence in many aspects of the rapidly evolving entertainment, media and communications industries. Each of these businesses currently operates on a stand-alone basis, pursuing distinct business plans designed to capitalize on the growth opportunities within their individual industries. In addition, as these industries continue to converge worldwide, MIG expects to be able to capitalize on synergies resulting from its position as a diversified company with significant operations in the development and distribution of entertainment, media and communications services. The acquisition of Goldwyn is an important step in MIG's plan to continue to build a leading global entertainment, media and communications company. See "The Acquisitions."

    Pro forma for the Offering and the Acquisitions (as defined herein), John W. Kluge and Stuart Subotnick, the general partners of Metromedia Company, will collectively remain the Company's largest stockholders, and will beneficially own approximately 24.1% of the outstanding shares of the Common Stock.

The Entertainment Group

    Through the Entertainment Group, MIG is engaged in the development, production, acquisition, exploitation and worldwide distribution in all media of motion pictures, video products and made-for-television products. MIG also holds a valuable library of over 2,000 film and television titles, including Academy Award winning films such as Dances with Wolves and Silence of the Lambs, action films such as the three-film Robocop series and classic motion pictures such as Wuthering Heights, The Pride of the Yankees, Guys and Dolls and The Best Years of Our Lives. This library provides MIG with a stable stream of revenues and cash flow to support its various production operations. MIG has adopted a conservative theatrical production, acquisition and distribution strategy consisting primarily of commercial and specialized films, with well-defined target audiences and with MIG's portion of the production cost generally ranging from $5.0 million to $10.0 million per picture. The Entertainment Group's management has significant experience in the production of motion picture and television entertainment of this type and was responsible for producing the recent box-office success Dumb and Dumber and the Academy Award-winning The Madness of King George. MIG also owns what management believes is the leading specialty theatre circuit with 52 motion picture theatres with a total of 140 screens located in the United States.

    The Company intends to further enhance the value of the Entertainment Group's assets by pursuing the following strategies:

       . Exploiting the Existing Library: MIG expects its library to generate significant cash flow due to existing, long-term distribution contracts and from further exploitation of its film and television library in traditional domestic and international media, such as free and pay television and home video. MIG expects to benefit from the emergence of new technologies such as digital compression, video-on-demand, direct-to-home-broadcasting and digital variable disc (video compact discs or "DVD"), which are expected to increase the worldwide demand for programming. MIG is also marketing its film and television library in new international markets in which the multi-channel television industry has recently emerged or is in the early stages of development. In addition, as MIG expands its production business, it expects the cash flows from and value of its existing library to increase as it will be able to market new films together with its existing library.

       . Motion Picture Production: MIG has adopted a conservative theatrical production, acquisition and distribution strategy which it believes will generate more stable cash flows than the approach of the major motion picture studios. MIG intends to produce or acquire and release 10 to 14 theatrical features per year, consisting primarily of commercial and specialized films with a well-defined target audience and marketing campaign and generally with MIG's portion of the production cost generally ranging from $5.0 million to $10.0 million per picture. This production strategy has been used by and is based on the prior success of Motion Picture Corporation of America ("MPCA"), including the performance of its commercially successful films such as Dumb and Dumber and Threesome. MIG also plans to continue to be a leader in the production, acquisition and distribution of specialized motion pictures and art films, including those films management believes may have crossover commercial potential. This strategy has been followed by Goldwyn and is based on its success with films such as Much Ado About Nothing, The Madness of King George, Eat Drink Man Woman and Angels and Insects. In order to expand its production capabilities and reduce its exposure to the performance of any particular film, MIG intends to finance a significant portion of each film's budget by pre-licensing foreign distribution rights.

       . Motion Picture Exhibition: MIG believes it is the largest exhibitor of specialized motion pictures and art films in the United States. The Company's theatre circuit currently consists of 52 theatres with a total of 140 screens. MIG's strategy is to: (i) expand in existing and new major markets through internal growth and acquisitions, (ii) upgrade and multiplex existing locations where there is demand for additional screens and (iii) continue to reduce operating and overhead costs as a percentage of revenue.

The Communications Group

    Through the Communications Group, MIG intends to capitalize on the demand, which developed in the late 1980s and early 1990s, for modern communications systems in Eastern Europe. MIG owns interests in and participates along with local business and governmental partners in the management of joint ventures which operate a variety of communications services in certain countries in Eastern Europe and certain of the former Soviet Republics. MIG's joint ventures typically cover markets which have large populations and strong economic potential, but lack reliable and efficient communications services. The Company also targets markets where systems can be constructed with relatively low capital investments and where multiple communications services can be offered to the population.

    MIG owns interests in and participates in the management of joint ventures which operate and/or are constructing: (i) 10 wireless cable television systems with combined target households of approximately 8.8 million; (ii) 8 paging systems with aggregate target populations of approximately 55.9 million; (iii) an international toll calling service in the Republic of Georgia covering a population of approximately 5.5 million; (iv) a trunked mobile radio service in Romania with an aggregate target population of approximately 2.1 million; and
(v) 5 radio stations in 7 cities reaching combined households of approximately
8.6 million in Hungary, Russia and Latvia. MIG is also pursuing licenses for similar services in other emerging markets, including the Pacific Rim, where the economies are expanding.

    MIG believes that the performance of its existing joint ventures has demonstrated that there is significant demand for its services in developing regions in its target markets. Many of the joint ventures are in the early stages of constructing and/or marketing their services, and MIG expects to significantly increase its subscriber and customer bases as these businesses mature. In addition, as one of the first entrants into these markets, MIG believes that it has developed a reputation for providing quality service and has formed important relationships with local entities. As a result, MIG believes it is well positioned to capitalize on opportunities to provide additional communications services in its markets as licenses are awarded.

    MIG's strategy is to grow its subscriber and customer bases, as well as its revenues and cash flows. Key elements of the strategy include:

       . Completing Build Out and Marketing in Existing License Areas: MIG is currently aggressively marketing its services in areas where construction of its systems has been completed and is also continuing the build out in recently acquired license areas. Because many of the Company's operations are in their early stages of development, MIG expects these businesses to grow rapidly as construction and marketing are accelerated.

       . Providing Additional Services in Existing License Areas: MIG is pursuing opportunities to provide additional communications services in certain regions in which it currently operates. This will enable MIG to more efficiently utilize its existing infrastructure and to capitalize on marketing opportunities by bundling its services. MIG expects to benefit from its knowledge and experience with local governments, laws and customs in pursuing such opportunities.

       . Obtaining New Licenses in Attractive Markets: MIG is pursuing new licenses to provide its services in several attractive markets in Eastern Europe, the Pacific Rim and other emerging markets. In evaluating a new market, MIG assesses, among other factors, the (i) potential demand for its services and the availability of competitive services; (ii) strength of local partners; and (iii) political, social and economic environment.

Growth Strategy

    MIG intends to pursue a strategy of making selective acquisitions of attractive entertainment, media and communications assets that complement its existing business groups. In particular, the Company is interested in expanding its library of proprietary motion picture rights and in expanding the network through which it distributes various entertainment, media and communications products and services.

                                THE ACQUISITIONS

THE SAMUEL GOLDWYN COMPANY

    On January 31, 1996, the Company and Goldwyn entered into an Agreement and Plan of Merger (as amended, the "Goldwyn Merger Agreement") providing for the Goldwyn Acquisition, pursuant to which a newly-formed, wholly-owned subsidiary of the Company ("SGC Mergerco") will merge with and into Goldwyn. The acquisition of Goldwyn will expand the Entertainment Group by adding a valuable library of over 850 film and television titles, including numerous Hollywood classics and more recent critically acclaimed films, and what MIG believes is the leading specialized theatre circuit with 140 screens in the United States.

    The Goldwyn Merger Agreement provides that upon consummation of the Goldwyn Acquisition, Goldwyn's stockholders (the "Goldwyn Stockholders") will receive $5.00 worth of Common Stock for each share of Goldwyn common stock, provided that the average closing price of the Common Stock over the 20 consecutive trading days ending five days prior to the meeting (the "Meeting") of the Goldwyn Stockholders held to vote upon the Goldwyn Acquisition (the "Average Closing Price") is between $12.50 and $16.50. If the Average Closing Price over such period is less than $12.50 such Average Closing Price will be deemed to be $12.50 and Goldwyn Stockholders will receive .4 shares of Common Stock for each share of Goldwyn common stock, and if the Average Closing Price over such period is greater than $16.50, such Average Closing Price will be deemed to be $16.50 and Goldwyn Stockholders will receive .3030 shares of Common Stock for each share of Goldwyn common stock. Assuming the Goldwyn Acquisition occurred on May 2, 1996 and an Average Closing Price of $13.50, the Company would have issued approximately .3704 shares of Common Stock for each share of Goldwyn common stock and would have issued an aggregate of approximately 3,468,511 shares of Common Stock to the Goldwyn Stockholders. Consummation of the Goldwyn Acquisition is subject to certain conditions. See "The Acquisitions."

    It is contemplated that the Goldwyn Acquisition and the Offering will be consummated simultaneously. The date and time when the Goldwyn Acquisition is consummated is referred to herein as the "Effective Time."

MOTION PICTURE CORPORATION OF AMERICA

    On            , 1996, the Company entered into an agreement (the "MPCA
Acquisition Agreement") to acquire MPCA (the "MPCA Acquisition" and, together with the Goldwyn Acquisition, the "Acquisitions"). MPCA is an independent film production company which focuses on producing and acquiring commercially marketable films featuring popular actors at substantially less than average industry cost. MPCA is headed by Bradley Krevoy and Steven Stabler, who have produced low budget, profitable movies like the film Dumb and Dumber, which cost a reported $16 million to produce and grossed a reported total of approximately $250 million, and Threesome, which cost a reported $3.5 million to produce and grossed a reported total of $60 million. The acquisition price for the MPCA Acquisition is (i) approximately $27.5 million of Common Stock and (ii) up to $5.0 million of cash. Consummation of the MPCA Acquisition remains subject to certain conditions, including the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart Scott Act"), the execution of certain ancillary agreements and other customary closing conditions.

                                  THE OFFERING

Common Stock Offered..................  15,000,000 shares

Pro Forma Common Shares
Outstanding(1)........................  63,163,422 shares

American Stock Exchange Symbol........  MMG

Use of Proceeds.......................  The Company will use (i) the estimated net proceeds of the
                                        Offering of approximately $         million (assuming a
                                        closing price of $    on     , 1996) and (ii) a portion
                                        (estimated to be $    million) of the availability under
                                        the Entertainment Group Credit Facility (as defined
                                        herein) to: (i) repay approximately $29 million of the
                                        Company's existing bank debt(2) and (ii) repay
                                        approximately $200 million of existing bank debt of Orion
                                        and Goldwyn(2). On a pro forma basis, as if the
                                        consummation of the Goldwyn Acquisition, the Offering and
                                        the Entertainment Group Credit Facility and the use of
                                        proceeds described above had occurred at March 31, 1996,
                                        MIG would have had approximately $186 million of cash on
                                        hand and borrowing availability of approximately $
                                        million under the Entertainment Group Credit Facility. MIG intends to use these available funds for production,
                                        capital expenditures and general working capital needs of
                                        its Entertainment and Communications Groups, including
                                        potential future acquisitions. See "Use of Proceeds."

- ------------

(1) As of May 2, 1996. Assumes consummation of the (i) Offering, (ii) the Goldwyn Acquisition as of such date and an Average Closing Price of $13.50, including exercise of the Goldwyn Put and (iii) the MPCA Acquisition, but does not include 3,698,129 shares of Common Stock issuable upon the exercise or conversion of options, warrants or convertible securities exercisable for or convertible into shares of Common Stock.

(2) As of March 31, 1996.

                    THE ENTERTAINMENT GROUP CREDIT FACILITY

    In connection with the Offering, MIG's Entertainment Group intends to enter
into a $      million secured credit facility (the "Entertainment Group Credit
Facility") consisting of a $      million   year term loan and a $      million
revolving credit facility secured by substantially all of the Entertainment Group's assets including its film and television library and the stock of its operating companies, to refinance the indebtedness of MIG's Orion Pictures Corporation ("Orion") subsidiary and Goldwyn's existing indebtedness, to finance the production and acquisition of new product for working capital and general corporate purposes. See "Use of Proceeds." The Company intends to consummate the Offering simultaneously with the consummation of the Entertainment Group Credit Facility.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The following tables present selected historical financial data of MIG and Goldwyn, which are derived from the audited financial statements of MIG and Goldwyn and from the unaudited historical financial data for the three month periods of MIG ended March 31, 1996 and 1995, and selected unaudited pro forma financial data after giving effect to the consummation of the Offering, the Goldwyn Acquisition and the Entertainment Group Credit Facility as if they had occurred at the beginning of the periods presented and without giving effect to the consummation of the MPCA Acquisition. The unaudited financial data is derived from MIG's Quarterly Report on Form 10-Q for the Quarter ended March 31, 1996 which is incorporated by reference herein. In the opinion of management of the Company, the unaudited financial data reflects all adjustments consisting of normal recurring adjustments, necessary to present fairly the financial data for such periods and as of such date. The results for the three month period ended March 31, 1996 and 1995 of MIG are not necessarily indicative of results to be expected for the full year.

    The pro forma data is not necessarily indicative of the results of operations or the financial condition that would have been reported if the Offering, the Goldwyn Acquisition and the Entertainment Group Credit Facility had occurred during those periods, or as of those dates, or that may be reported in the future. The pro forma combined per share data gives effect to the exchange of each share of Goldwyn common stock for approximately .3704 shares of Common Stock (assuming an Average Closing Price of $13.50).

    This data is qualified by reference to and should be read in conjunction with (i) the consolidated financial statements and the related notes thereto of the Company and "Management's Discussion and Analysis of Financial Condition" relating to the Company incorporated by reference and included elsewhere in this prospectus and (ii) the consolidated financial statements and related notes thereto of Goldwyn and the unaudited pro forma financial information and the related notes thereto included elsewhere in this prospectus.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
MIG--HISTORICAL

                              THREE MONTHS ENDED
                                   MARCH 31,         YEAR ENDED             YEARS ENDED FEBRUARY 28/29
                              -------------------   DECEMBER 31,   ---------------------------------------------
                                1996       1995       1995(1)        1995       1994        1993        1992
                              --------   --------   ------------   --------   ---------   --------   -----------
Revenues....................  $ 30,808   $ 37,678     $138,871     $194,789   $ 175,713   $222,318   $   491,117
Equity in losses of joint
ventures....................     1,783        588       (7,981)      (2,257)       (777)     --          --
Loss from continuing
 operations before
extraordinary item..........   (19,141)   (20,366)     (87,024)     (69,411)   (132,530)   (72,973)     (280,832)
   Per common share:

 Primary....................  $  (0.45)  $  (0.97)    $  (3.54)    $  (3.43)  $   (7.71)  $ (19.75)  $ (3,052.52)

GOLDWYN--HISTORICAL

                                                                     YEARS ENDED MARCH 31
                                                     ----------------------------------------------------
                                                       1996       1995       1994       1993       1992
                                                     --------   --------   --------   --------   --------
Revenues...........................................  $107,784   $ 91,348   $108,791   $107,820   $ 61,260
Net income (loss) before extraordinary item........   (32,869)   (20,083)     1,486      1,063     (3,383)
Net income (loss) per share before extraordinary
item...............................................  $  (3.78)  $  (2.37)  $   0.20   $   0.18   $  (0.62)

PRO FORMA--COMBINED

                                                                      PRO FORMA--COMBINED
                                                           -----------------------------------------
                                                               THREE MONTHS           YEAR ENDED
                                                           ENDED MARCH 31, 1996    DECEMBER 31, 1995
                                                           --------------------    -----------------
                                                               (UNAUDITED)            (UNAUDITED)
Revenues................................................         $ 66,301             $   252,934
Loss from continuing operations.........................          (26,587)               (118,655)
   Per common share:
 Primary................................................         $  (0.44)            $     (1.94)
Dividends per common share..............................         --                      --

- ------------

(1) The consolidated financial statements for the twelve months ended December 31, 1995 include two months for Orion (January and February 1995) that were included in the February 28, 1995 consolidated financial statements. The revenues and net loss for the two month duplicate period are $22.5 million and $11.4 million, respectively.

                               OTHER INFORMATION

    The Company also owns two non-strategic assets: its Snapper Power Equipment Company subsidiary ("Snapper") and its investment in Roadmaster Industries, Inc. ("Roadmaster"). Snapper manufactures and sells lawn and garden equipment. Roadmaster, a NYSE-listed company, is a leading sporting goods manufacturer of which MIG owns approximately 38% of the outstanding shares. For accounting purposes, Snapper and the Company's investment in Roadmaster have been classified as assets held for disposition. The Company is actively exploring a sale of Snapper. As the Company has disclosed in Amendment No. 1 to its Schedule 13D relating to Roadmaster filed with the Commission on March 1, 1996, the Company intends to dispose of its investment in Roadmaster during 1996.

    In addition, on December 20, 1995, the Company entered into an Agreement and Plan of Merger (the "Alliance Merger Agreement") to acquire Alliance Entertainment Corp. ("Alliance"), the largest full service distributor of pre-recorded music and music-related products in the United States. As disclosed in the Company's Current Report on Form 8-K dated April 29, 1996, the Boards of Directors of the Company and Alliance mutually agreed that, due to changing conditions, the proposed acquisition of Alliance by MIG would not be in the best interests of their respective stockholders and, accordingly, agreed to terminate the Alliance Merger Agreement on April 29, 1996.

    The Company was organized in 1929 under Pennsylvania law and reincorporated in 1968 under Delaware law. On November 1, 1995, as a result of the mergers of Orion and Metromedia International Telecommunications, Inc. ("MITI") with and into wholly-owned subsidiaries of the Company and the merger of MCEG Sterling Incorporated ("Sterling") with and into the Company (the "November 1 Mergers"), the Company changed its name from The Actava Group Inc. to Metromedia International Group, Inc. The Company's principal executive offices are located at 945 East Paces Ferry Road, Suite 2210, Atlanta, Georgia 30326, telephone:
(404) 261-6190.

                                  RISK FACTORS

    Stockholders should consider carefully the following risk factors, in addition to the other information set forth herein, before purchasing the shares of Common Stock offered hereby. Special Note: Certain statements set forth below under this caption constitute "forward-looking statements" within the meaning of the Reform Act. See "Special Note Regarding Forward-Looking Statements" on page 4 for additional factors relating to such statements.

MIG AND GOLDWYN HAVE EACH INCURRED OPERATING LOSSES

    For the fiscal year ended December 31, 1995 and the quarter ended March 31, 1996, MIG reported a net loss from continuing operations of approximately $(87.0 million) and $(19.1 million), respectively, and a net loss of $(413.0 million) and $(19.1 million), respectively. In addition, for the fiscal years ended March 31, 1996 and 1995, Goldwyn reported a net loss of $(32.9 million) and $(20.1 million), respectively. In addition to reporting operating losses, Goldwyn's existing bank credit facility matures on June 28, 1996. Goldwyn has disclosed that it will not have the liquidity to repay the outstanding indebtedness under such facility when it becomes due. As a result, Goldwyn's independent accountants' report on the consolidated financial statements for the year ended March 31, 1996 states that this condition raises substantial doubt about Goldwyn's ability to continue as a going concern. It is a condition to the consummation of the Goldwyn Acquisition that such bank debt be refinanced, repaid or extended.

NO ASSURANCE OF PROFITABILITY OF MIG

    MIG believes that it will report significant operating losses for the fiscal year ended December 31, 1996. In addition, because MIG's Communications Group is in the early stages of development, MIG expects this group to continue to generate significant net losses as it continues to build out and market its services. Accordingly, MIG expects to generate consolidated net losses for the foreseeable future.

LEVERAGE, HOLDING COMPANY STRUCTURE AND DEBT SERVICE PAYMENTS OF MIG

    MIG and certain of its subsidiaries are highly leveraged companies. Assuming consummation of the Offering, the Goldwyn Acquisition and the Entertainment Group Credit Facility and the uses of proceeds described in "Use of Proceeds" as if they had occurred at March 31, 1996, MIG would have had a pro forma consolidated debt to net tangible equity ratio of 3.1x.

    In addition, following consummation of the Offering, the Goldwyn Acquisition and the Entertainment Group Credit Facility, MIG will continue to operate as a holding company that conducts operations solely through its subsidiaries. As a result, MIG will continue to rely on dividends from certain of its subsidiaries and cash on hand to satisfy its obligations, including funding the debt service payments on its subordinated debt (approximately $15 million of principal in 1997 and approximately $59 million of principal in 1998) and the operations of its other subsidiaries, which will be substantial. It is anticipated that the Entertainment Group Credit Facility will contain substantial restrictions on dividend payments to MIG by such subsidiaries. Accordingly, in order to be able to meet its cash requirements, MIG may in the future have to (i) dispose of non-strategic assets or (ii) obtain additional financing through a public or private sale of debt or equity securities of MIG. There can be no assurance that any of the foregoing can be accomplished on reasonably acceptable terms, if at all. Management of MIG periodically reviews market conditions for the possible sale of the Company's equity or debt securities. In light of this review and subject to satisfactory market conditions, in addition to the Offering and the Entertainment Group Credit Facility, MIG may seek additional equity or debt financing during 1996.

FUTURE FINANCING NEEDS

    Each of MIG's operating businesses is engaged in an industry which requires significant cash and capital expenditures prior to the receipt of revenue. Generally, producers of motion picture product are required to spend significant capital in order to fund the development, production and distribution costs associated with such motion picture product prior to its theatrical release or other distribution and the receipt of any revenues. MIG is attempting to reduce the risks associated with substantial up-front production costs by obtaining financing from third party production partners and/or by "pre-selling" certain rights in films prior to production. There can be no assurance, however, that MIG will be successful in either pre-selling rights or obtaining production partners on commercially reasonable terms. The Communications Group's businesses are similarly capital intensive and require the investment of significant amounts of capital in order to construct and develop operational systems and to attract a significant number of subscribers to a network. As a result, MIG may require additional financing in order to satisfy its on-going working capital and debt service requirements and to achieve its long-term business strategies. No assurance can be given that additional financing will be available to MIG on acceptable terms, if at all. If MIG raises additional funds by issuing additional equity securities, further dilution to existing equity holders (including those purchasing shares of Common Stock in the Offering) will result. If adequate additional funds are not available, MIG may be required to curtail significantly its long term business objectives and MIG's results from operations may be materially and adversely affected.

NO ASSURANCE OF SUCCESSFUL INTEGRATION OF BUSINESSES/FUTURE ACQUISITIONS

    As a result of the November 1 Mergers and the contemplated Acquisitions, MIG has significantly transformed its business. There can be no assurance that MIG will be able to establish, maintain or increase the profitability of its acquired businesses or that such businesses will be successfully integrated into MIG's operations. In addition, in the future, MIG intends to pursue a strategy of making attractive acquisitions on a selective basis. There can be no assurance that MIG will be able to identify and acquire suitable acquisition candidates or that it will be able to finance significant acquisitions in the future. Furthermore, any acquisition may initially have an adverse effect on MIG's operating results while the acquired business is being integrated into MIG's operations.

COMPETITIVE INDUSTRIES

    MIG operates in businesses which are highly competitive and such businesses compete with many other entertainment and communications companies which are well-known global entertainment, media and communications companies with substantially greater financial, management and other resources than MIG. The Entertainment Group competes with many motion pictures companies, including the "major" motion picture studios, many of which are larger, diversified entertainment companies and, accordingly, which have other operations to offset the performance of their motion picture operations. See "Business--Entertainment Group--Competition and Seasonality." Similarly, the Communications Group operates in industries that are highly competitive worldwide. MIG recognizes that in the future the Communications Group is likely to encounter significant competition from other entities which may be led by successful and experienced members of the communications industry and which may have established operating infrastructures and superior access to financial resources. The Communications Group also faces potential competition from competing technologies such as coaxial cable television systems and satellite master television systems which could emerge over time in Eastern Europe, the former Soviet Republics and other emerging markets and compete directly with the Communications Group's cable television operations. Competitive alternatives to the Communication Group's wireless telephony systems could also stem from other wireless communications systems, including cellular telephone. In addition, MIG does not expect to maintain or to be granted exclusive licenses to operate its communications businesses in any of the markets where it currently provides or plans to provide its services. See "Business--Communications Group--Competition."

MOTION PICTURE INDUSTRY INVOLVES A SUBSTANTIAL DEGREE OF RISK

    MIG is engaged in the exploitation of its film libraries and other assets and the distribution and production of theatrical motion pictures. The motion picture industry is unpredictable and involves a substantial degree of risk. The success of MIG's motion picture product is heavily dependent on public taste, which is both unpredictable and susceptible to change. Accordingly, there can be no assurance as to the financial success of any motion picture.

SUBSTANTIAL COSTS OF MOTION PICTURES

    The motion picture business in which MIG is engaged requires substantial outlays of capital. The costs of producing and marketing motion pictures have only increased in recent years, and may continue to increase in the future, thereby increasing the costs to MIG of the motion pictures it produces or with respect to which it acquires distribution rights. Consequently, MIG may be subject to substantial financial risks relating to the production, completion and release of motion pictures. Moreover, there can be no assurance that MIG will be able to obtain additional financing if it is required. See "Risk Factors--Future Financing Needs."

POLITICAL, SOCIAL AND ECONOMIC RISKS FOR THE COMMUNICATIONS GROUP

    MIG's operations may be materially and adversely affected by significant political, social and economic uncertainties in Eastern Europe, the former Soviet Republics and in other emerging markets where it conducts or may in the future conduct business. Political stability in many of the Communications Group's markets has been affected by political tensions between different branches of government. The impending presidential elections in the Russian Federation could result in a change in the policies of such government with respect to the Communications Group's operations. In addition, internal military conflicts have occurred in certain regions of some of the countries in which the Communications Group has made investments. There are also concerns about potential civil unrest fueled by, among other things, economic and social crises in certain of the Communications Group's markets. Moreover, political tensions between national and local governments in certain of the Communications Group's markets could have a material adverse effect on the Communications Group's operations in such areas. The Communications Group's operations may also be materially and adversely affected by bureaucratic infighting between government agencies with unclear and overlapping jurisdictions.

    The governments in the Communications Group's markets exercise substantial influence over many aspects of the private sector. With the partial dismantlement or collapse of the command economies they previously managed, the governments in these areas have been attempting to a varying degree to implement economic reform policies and encourage private economic activity. However, these reforms have been only partially successful to date. The economies in many of the Communications Group's markets are still characterized by high unemployment, high inflation, high foreign debt, weak currencies and the possibility of widespread bankruptcies. Moreover, in some of the Communications Group's markets, the governments have continued to reserve large sectors of the economy for state ownership and have not dismantled all portions of the command economy system. Important infrastructure and utility sectors, such as certain sectors of the telecommunications industry, of some of the economies in which the Communications Group conducts or plans to conduct business are still primarily state-owned and operated and are subject to pervasive regulatory control. Despite some success in implementing reform policies and developing the private sector, there can be no assurance that the pursuit of economic reforms by any of these governments will prove to be ultimately effective, especially in the event of a change in leadership, social or political disruption or other circumstances affecting economic, political or social conditions.

GENERAL OPERATING RISKS FOR THE COMMUNICATIONS GROUP

    The Communications Group's operating results are dependent upon the sale of commercial advertising time, the ability to attract subscribers to its cable, paging and telephony systems and its ability to control operating expenses. The sale of commercial advertising time and the ability to attract subscribers are dependent on the general economic conditions in the market where each radio station, cable system, paging system and telephony system is located, the relative popularity of the programming of the Communications Group's radio stations and cable systems, the demographic characteristics of the audience of the Communications Group's radio stations and cable systems, the technical attractiveness of the equipment and service of the Communications Group's existing and proposed telephony systems to customers, the activities of competitors and other factors which may be outside of the Communications Group's control.

    The Communications Group relies heavily in many of the countries in which it operates upon the availability and accessibility of government owned broadcast and transmission facilities for distribution of its signal throughout its license areas. Most of the joint ventures in which the Communications Group makes investments often require substantial construction of new systems and additions to the physical plant of existing systems. Construction projects are often adversely affected by cost overruns and delays not within the control of the Communications Group or its subcontractors, such as those caused by governmental action or inaction. Delays also can occur as a result of design changes and material or equipment shortages or delays in delivery of material or equipment. The failure to complete construction of a communications system on a timely basis could jeopardize the franchise or license for such system or provide opportunities to the Communications Group's competitors.

RISKS TO THE COMMUNICATIONS GROUP INHERENT IN FOREIGN INVESTMENT

    The Communications Group has invested substantial resources in operations outside of the United States and, in the ordinary course of its business, plans to make additional international investments in the near future. Risks inherent in foreign operations include loss of revenue, property and equipment from expropriation, nationalization, war, insurrection, terrorism and other political risks, risks of increases in taxes and governmental royalties and involuntary modifications of contracts with or licenses issued by foreign governments or their affiliated commercial enterprises. While the Communications Group has obtained political risk insurance from the Overseas Private Investment Corporation ("OPIC") for some of its projects, such insurance does not cover many of these risks. In addition, there can be no assurance that MIG will elect to obtain or be able to obtain OPIC insurance for any of its additional systems or renew existing policies. See "Business--Communications Group--Communications Group Overview--Markets."

    The Communications Group is also vulnerable to the risk of changes in foreign and domestic laws and policies that govern operations of overseas-based companies. Exchange control regulations currently in place or which could be enacted in many of the Communication Group's markets could create substantial barriers to the conversion or repatriation of funds, and such restrictions could adversely affect the Communications Group's and MIG's ability to pay overhead expenses, meet any of their respective debt obligations and to continue and expand its communications businesses. Tax laws and regulations may also be amended or differently interpreted and implemented, thereby adversely affecting the profitability after tax of the Communications Group's ventures. In addition, criminal organizations in certain of the countries in which the Communications Group operates threaten and intimidate businesses. While the Communications Group has thus far not experienced widespread difficulties with criminal organizations in these countries, there can be no assurance that such pressures from criminal organizations will not increase in the future and have a material adverse effect on MIG and its operations.

    There is significant uncertainty as to the extent to which local parties and entities, particularly government authorities, in the Communications Group's markets will respect the contractual and other rights of foreign parties, such as the Communications Group, and also the extent to which the "rule of law" has taken hold and will be upheld in each of these countries. Although the general legal framework and the governments' strategy in some of the Communications Group's markets currently encourage foreign trade and investments, relevant laws of the countries in which the Communications Group has invested may not be enforced in accordance with their terms or implemented in countries in which they do not now exist. Laws in the Communications Group's markets affecting foreign investment, trade and communications activities often change and create uncertainty and confusion. Additionally, foreign investment and sales may be materially and adversely affected by conflicting and restrictive administrative regulations in many of the Communications Group's markets.

    MIG may also be materially and adversely affected by laws restricting foreign investment in the field of communications. Certain countries have extensive restrictions on foreign investment in the communications field and the Communications Group is attempting to structure its prospective projects in order to comply with such laws. However, there can be no assurance that such legal and regulatory restrictions will not increase in the future or, as currently promulgated, will not be interpreted in a manner giving rise to tighter restrictions, and thus have a material adverse effect on MIG's prospective projects in that country. Legislation passed in the Republic of Latvia in September 1995 will limit to 20% the interest which a foreign person is permitted to own in entities engaged in certain communication businesses, such as radio, cable television and other systems of broadcasting. The legislation could require the Communications Group to reduce to 20% or otherwise restructure its existing ownership interests in joint ventures which operate a wireless cable television system and FM radio station in Riga, Latvia by September 1996. In 1995, the Russian Federation legislature proposed legislation that would limit to 35% the interest which a foreign person is permitted to own in entities holding broadcasting licenses. While such proposed legislation was not made into law, it is possible that such legislation could be reintroduced and enacted in Russia and/or that other countries in Eastern Europe and the former Soviet Republics may enact similar legislation which could have a material adverse effect on the business, operations, financial condition or prospects of MIG. Such legislation could be similar to United States federal law which limits the foreign ownership in entities owning broadcasting licenses. There is no way of predicting whether foreign ownership limitations will be enacted in any of the Communications Group's markets, or whether any such law, if enacted, will force the Communications Group to reduce its ownership interest in any of the ventures in which the Communications Group currently has an ownership interest. If foreign ownership limitations are enacted in any of the Communications Group's markets and the Communications Group is required to reduce or restructure its ownership interest in any ventures, it is unclear how such reduction or restructuring would be implemented, or what impact such reduction or restructuring would have on the Communications Group.

DEVELOPING LEGAL STRUCTURES IN THE COMMUNICATIONS GROUP'S TARGET MARKETS

    As a result of recent political, economic and social changes in Eastern Europe, the countries of the former Soviet Union and in other emerging markets, the bodies of commercial and corporate laws in the Communications Group's markets are, in most cases, in their formative stages. Despite the fact that many of these areas have undergone radical changes in recent years, commercial and corporate laws in these markets are still significantly less developed or clear than comparable laws in the United States and countries of Western Europe and are subject to frequent changes, preemption and reinterpretation by local or administrative regulations, by administrative officials and, in the case of Eastern Europe and countries of the Soviet Union, by new governments. Such lack of development or clarity makes it difficult for the Communications Group's businesses to plan operations and maintain compliance with administrative interpretation of the law. No assurance can be given that the uncertainties associated with the existing and future laws and regulations in the Communications Group's markets will not have a material adverse effect on MIG's ability to conduct its business and to generate profits.

    In addition, the courts in many of the Communications Group's markets often do not have the experience, resources or authority to resolve significant economic disputes and enforce their decisions. In some cases courts are not insulated from political considerations and other outside pressures and sometimes do not function in an independent manner. Enforcement of legal rights in these areas is also affected in some cases by political discretion and lobbying. This creates particular concerns for the Communications Group because the licenses held by the Communications Group's businesses or the contracts providing such businesses access to the airwaves or other rights essential for operations may be significantly modified, revoked or canceled without justification, and legal redress may be substantially delayed or even unavailable in such cases.

RISK INHERENT IN THE COMMUNICATIONS GROUP'S GROWTH STRATEGY

    The Communications Group has grown rapidly since its inception. Many of the Communications Group's ventures are either in developmental stages or have only recently commenced operations. The Communications Group has incurred significant operating losses to date. The Communications Group is pursuing additional investments in a variety of communications businesses in both its existing markets and additional markets. This growth strategy entails the risk inherent in assessing the strength and weaknesses of development opportunities, in evaluating the costs and uncertain returns of developing and constructing the facilities for operating systems and in integrating and managing the operations of existing and additional systems. MIG's growth strategy requires MIG to expend significant capital in order to enable the Communications Group to continue to develop its existing operations and to invest in additional ventures. There can be no assurance that MIG will have the funds necessary to support the capital needs of the Communications Group's current investments or any of the Communications Group's additional investment opportunities or that the Communications Group will be able to obtain financing from third parties. If such financing is unavailable, the Communications Group may not be able to further develop its existing ventures and the number of additional ventures in which it invests may be significantly curtailed.

APPROVALS AND UNCERTAINTY OF LICENSE RENEWALS FOR THE COMMUNICATIONS GROUP

    The Communications Group's operations are subject to governmental regulation in its markets and its operations require certain governmental approvals. There can be no assurance that the Communications Group will obtain necessary approvals to operate additional wireless cable television, wireless telephony or paging systems or radio broadcast stations in any of the markets in which it is seeking to establish its businesses.

    The licenses pursuant to which the Communications Group's businesses operate are issued for limited periods. Certain of these licenses expire over the next several years. Specifically, during 1996 and 1997, licenses utilized by seven of MIG's 19 operating joint ventures will expire or require reissuance. No statutory or regulatory presumption exists for renewal by the current license holder, and there can be no assurance that such licenses will be renewed upon the expiration of their current terms. The Communications Group's partners in these ventures have not advised the Communications Group of any reason such licenses would not be renewed. The failure of such licenses to be renewed may have a material adverse effect on MIG.

EXCHANGE RATE FLUCTUATIONS AND INFLATION RISKS IN THE COMMUNICATIONS GROUP'S TARGET MARKETS

    In most cases, the Communications Group's local joint ventures set the prices for their services in U.S. dollars but receive some payments from their customers in local currencies. Accordingly, a change in the value of these currencies against the U.S. dollar will result in corresponding changes in the price and affordability of the services provided to such customers which could have a material adverse impact on MIG's business, financial condition and results of operations. Moreover, if the exchange rate relative to the U.S. dollar of a currency in which a local joint venture receives income declines between the time of a joint venture's receipt of such income and the time it distributes earnings in U.S. dollars to the Communications Group, the amount of such earnings in U.S. dollars would decrease and MIG's results of operations would be adversely impacted. The Communications Group does not hedge against foreign currency exchange risks. In addition, the economies of certain of the Communications Group's target markets have experienced significant and in some periods extremely high rates of inflation over the past few years. Inflation and rapid fluctuation in exchange rates have had and may continue to have negative effect on these economies and may have a material adverse impact on MIG's business, financial condition and results of operations.

POSSIBLE INABILITY TO CONTROL CERTAIN OF THE COMMUNICATIONS GROUP'S JOINT
VENTURES

    The Communications Group has invested in virtually all of its joint ventures with local partners. Although the Communications Group exercises significant influence in the management and operations of the joint ventures in which it has an ownership interest and intends to invest in the future only in joint ventures in which it can exercise significant influence in management, the degree of its voting power and the voting power and veto rights of its joint venture partners may limit the Communications Group from effectively controlling the operations, strategies and financial decisions of the joint ventures in which it has an ownership interest. In certain emerging markets where the Communications Group conducts or may in the future conduct business, increases in the capitalization of a joint venture require not only the consent of all joint venture partners, but also government approval, thereby creating a risk that a venture may not be able to obtain additional capital without cooperation of the joint venture partner and government approval. The Communications Group is dependent on the continuing cooperation of its partners in the joint ventures and any significant disagreements among the participants could have a material adverse effect on any such venture. In addition, in most instances, the Communications Group's partners in a joint venture include a governmental entity or an affiliate of a governmental entity. The presence of a governmental entity or affiliate thereof as a partner poses a number of risks, including the possibility of decreased governmental support or enthusiasm for the venture as a result of a change of government or government officials, a change of policy by the government and perhaps most significantly the ability of the governmental entities to exert undue control or influence over the project in the event of a dispute or otherwise. In addition, if the joint ventures become profitable and generate sufficient cash flows in the future, there can be no assurance that the joint ventures will pay dividends or return capital at any time. Moreover, the equity interests of the Communications Group in these investments generally are not freely transferable. Therefore, there can be no assurance of MIG's ability to realize economic benefits through the sale of the Communications Group's interests in its joint ventures.

TECHNICAL APPROVAL OF THE COMMUNICATIONS GROUP'S TELEPHONY EQUIPMENT

    Many of the Communications Group's proposed wireless telephony operations are dependent upon approval of the Communications Group's wireless telephony equipment by the communications authorities in the markets where MITI and its ventures plan to operate. While the Communications Group believes that such equipment will be type approved, there is no assurance that this will occur and the failure to obtain such type approvals could have a materially adverse effect on many of the Communications Group's proposed telephony operations. In addition, while the Communications Group believes that it will be able to acquire sufficient amounts of wireless telephony equipment from its supplier on a timely basis, there can be no assurance that this will be the case or that the Communications Group would be able to procure alternative equipment.

TECHNOLOGICAL AND PRODUCT OBSOLESCENCE FOR THE COMMUNICATIONS GROUP

    The communications industry has been characterized in recent years by rapid and significant technological changes and frequent new product introductions. New market entrants could introduce new or enhanced products with features which would render the Communications Group's technology obsolete or significantly less marketable. The ability of the Communications Group to compete successfully will depend to a large extent on its ability to respond quickly and adapt to technological changes and advances in its industry. There can be no assurance that the Communications Group will be able to keep pace, or will have the financial resources to keep pace, with the technological demands of the marketplace.

CONTROL OF MIG BY METROMEDIA COMPANY DUE TO CONCENTRATION OF SHARE OWNERSHIP AND VOTING CONTROL

    On a pro forma basis after giving effect to the Offering and the Acquisitions (and (i) assuming an Average Closing Price of $13.50, (ii) the exercise of the Goldwyn Put and (iii) without giving effect to the exercise or conversion of any options, warrants or convertible securities exercisable for or convertible into Common Stock), Metromedia Company and its affiliates will collectively own approximately 24.1% of the outstanding shares of Common Stock and will be MIG's largest stockholder. In addition, Metromedia Company has nominated or designated a majority of members of MIG's Board of Directors. In accordance with the Restated Certificate of Incorporation and By-laws of MIG and Delaware law, in the future, the majority of the members of MIG's Board of Directors will nominate the directors for election to MIG's Board of Directors. Accordingly, it is likely that directors designated or nominated by Metromedia Company will constitute a majority of the members of MIG's Board of Directors. As such, Metromedia Company will likely control the direction of future operations of MIG, including decisions regarding acquisitions and other business opportunities, the declaration of dividends and the issuance of additional shares of MIG's capital stock and other securities. Such concentration of ownership may also have the effect of delaying, deferring or preventing a change of control of MIG pursuant to a transaction which might otherwise be beneficial to stockholders.

ANTI-TAKEOVER PROVISIONS IN MIG'S CHARTER AND BY-LAWS

    MIG's Restated Certificate of Incorporation and By-laws contain provisions that could delay, defer or prevent a change in control without the approval of its incumbent Board of Directors. These provisions, among other things, (i) divide the Board of Directors into three classes, with members of each class to be elected in staggered three-year terms, (ii) prohibit stockholder action by written consent in lieu of a meeting, (iii) limit the right to call special meetings of stockholders to the Chairman or Vice Chairman of MIG's Board of Directors and (iv) authorize the Board of Directors to issue preferred stock in one or more classes or series without any action on the part of stockholders. Such provisions could limit the price that investors might be willing to pay in the future for shares of Common Stock and significantly impede the ability of the holders of Common Stock to replace management. In addition, the MIG Board of Directors intends during 1996 to adopt a stockholder rights plan which will have certain anti-takeover effects. Although the exact terms of such rights plan have not been determined, it is anticipated that such rights plan will cause substantial dilution to a person or group that attempts to acquire MIG on terms not approved by MIG's Board of Directors. Provisions and agreements that inhibit or discourage takeover attempts could reduce the market value of the Common Stock.

VOLATILITY OF STOCK PRICE

    Since November 2, 1995, the Common Stock has been listed and traded on the American Stock Exchange and the Pacific Stock Exchange ("PSE"). Prior thereto, the Common Stock was traded on the New York Stock Exchange ("NYSE") and the PSE. The market price of the Common Stock has been, and could in the future be, subject to significant fluctuations. Future announcements concerning the Company or its competitors, including operating results and earnings estimates and other developments, as well as general economic and market conditions, could cause the market price of the Common Stock to fluctuate substantially. See "Price Range of Common Stock and Dividend Policy."

DILUTION

    On a pro forma basis as described herein, purchasers of Common Stock in this Offering will incur immediate and substantial dilution in net tangible book value of $11.64 per share. See "Dilution."

                                USE OF PROCEEDS

    Special Note: Certain statements set forth below under this caption constitute "forward-looking statements" within the meaning of the Reform Act. See "Special Note Regarding Forward-Looking Statements" on page 4 for additional factors relating to such statements.

    The net proceeds to the Company from the Offering are estimated to be a
total of approximately $   million (assuming a closing price on AMEX of the
Company's Common Stock of $   and assuming no exercise of the Underwriters'
over-allotment option). The Company will use (i) the estimated net proceeds of
the Offering and (ii) a portion (estimated to be approximately $   million) of
the availability under the Entertainment Group Credit Facility to: (i) repay approximately $29 million of the Company's existing bank debt* and (ii) repay approximately $200 million of existing bank debt of Orion and Goldwyn. On a pro forma basis as if the consummation of the Goldwyn Acquisition, the Offering and the Entertainment Group Credit Facility and the use of proceeds described above, had occurred at March 31, 1996 MIG would have had approximately $186 million of cash on hand and borrowing availability of approximately $ million under the Entertainment Group Credit Facility. MIG intends to use these available funds for production, capital expenditure and general working capital needs** of its Entertainment and Communications Groups, including potential future acquisitions.

- ------------

 * MIG entered into its existing credit facility with Chase Bank (formerly known as Chemical Bank) on November 1, 1995. Such facility matures on November 1, 1996 and bears interest at MIG's option at a rate of LIBOR plus 2% or Chase Bank's alternative base rate plus 1%. The proceeds of such facility were used to repay a portion of Orion's Plan Debt (as defined herein) in connection with the consummation of the November 1 Mergers.

** Includes approximately $ million outstanding as of May , 1996 under a bridge loan agreement with Metromedia Company, which will be repaid upon consummation of the Offering. Such bridge loan bears interest at a rate of prime plus 2% and matures upon consummation of the Goldwyn Acquisition.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

    Since November 2, 1995, the Company's Common Stock has been listed and traded on the AMEX and the PSE under the symbol "MMG." Prior to November 2, 1995, the Common Stock was listed and traded on both the NYSE and the PSE under the symbol "ACT." The following table sets forth the quarterly high and low closing sales prices per share for the Company's Common Stock according to the New York Stock Exchange Composite Tape for the period from January 1, 1994 through November 1, 1995 and the quarterly high and low closing sales prices per share for the Company's Common Stock as reported by the AMEX from November 2, 1995 through the present.

                                                                                      COMMON STOCK
                                                                            --------------------------------
    FISCAL QUARTER ENDED                                                        HIGH                LOW
- -----------------------------------------------------------------------     -------------      -------------
1994
March 31...............................................................     $ 9 1/4            $ 5 7/8
June 30................................................................     9 3/8              5 3/4
September 30...........................................................     13 3/4             8 1/4
December 31............................................................     10 3/8             8 3/8
1995
March 31...............................................................     $11                $ 8 3/4
June 30................................................................     13 3/8             8 5/8
September 30...........................................................     19 1/8             13 1/4
December 31............................................................     18 7/8             13 3/4
1996
March 31...............................................................     $14 1/8            $11 1/2
June 30 (through April 30, 1996).......................................     13 5/8             12 1/2

    MIG has not paid a dividend to its stockholders since the dividend declared in the fourth quarter of 1993, and has no plans to pay cash dividends in the foreseeable future. Any future dividends will depend upon MIG's earnings, capital requirements, financial condition and other relevant factors including the existence or absence of any contractual limitations on the payment of dividends.

                                    DILUTION

    After giving effect to the Goldwyn Acquisition and the Entertainment Group Credit Facility, the pro forma net tangible book value (deficit) of the Company at March 31, 1996 would have been approximately $(83) million, or $(1.80) per share of Common Stock. Pro forma net tangible book value (deficit) per share is equal to the Company's total assets less intangible assets and deferred financing costs of approximately $190 million, less its total liabilities, divided by the total pro forma number of outstanding shares of Common Stock at March 31, 1996 (assuming consummation of the Goldwyn Acquisition as of such date and an Average Closing Price of $13.50, including exercise of the Goldwyn Put, but not including 3,468,511 shares of Common Stock issuable upon the exercise or conversion of options or convertible securities exercisable for or convertible into shares of Common Stock and shares issuable in the MPCA Acquisition). After also giving effect to the sale by the Company of 15,000,000 shares of Common Stock offered by the Company hereby at an assumed offering price of $13.50 per share (assuming the Underwriters' over-allotment option is not exercised) and the application of a portion of the estimated net proceeds from the Offering as described under the heading "Use of Proceeds," the pro forma net tangible book value of the Company at March 31, 1996 would have been approximately $113 million or $1.86 per share. This represents an immediate increase in net tangible book value of $3.66 per share to existing stockholders and an immediate dilution of $11.64 per share to new stockholders purchasing shares in the Offering. The following table illustrates this per share dilution:

Public offering price per share(1)........................             $13.50
                                                                       ------
    Pro forma net tangible book value (deficit) per share
before the Offering.......................................   $(1.80)
                                                             ------
    Increase per share attributable to new stockholders...     3.66
                                                             ------
Pro forma net tangible book value per share after the
Offering..................................................               1.86
                                                                       ------
Dilution in net tangible book value per share to new
stockholders(2)...........................................             $11.64
                                                                       ------
                                                                       ------

- ------------

(1) Before deducting the underwriting discounts and commissions and Offering expenses to be paid by the Company.

                                 CAPITALIZATION

    The following table sets forth the capitalization of MIG at March 31, 1996 and the capitalization of MIG at such date on a pro forma basis to reflect the consummation of the Offering, the Goldwyn Acquisition and the Entertainment Group Credit Facility and the application of proceeds as described in "Use of Proceeds." The table should be read in conjunction with (i) the unaudited consolidated financial statements of the Company and the related notes thereto and "Management's Discussion and Analysis of Financial Condition" relating to the Company incorporated by reference and included elsewhere in this prospectus and (ii) the unaudited pro forma financial information and related notes thereto included elsewhere in this Prospectus.

                                                                          AT MARCH 31, 1996
                                                                        ----------------------
                                                                         ACTUAL      PRO FORMA
                                                                        ---------    ---------
                                                                            (IN THOUSANDS)
Cash and Cash Equivalents............................................   $  17,180    $ 186,100
                                                                        ---------    ---------
                                                                        ---------    ---------
Debt:
  MIG's Bank Credit Facility.........................................   $  28,754       --
  MIG's 6 1/2% Convertible Debentures due 2002.......................      57,689    $  57,689
  MIG's other Long-term Debt, including current portion..............      92,789       96,207
  Entertainment Group Credit Facility................................     125,700
Stockholders' Equity:
  Preferred Stock....................................................      --           --
  Common Stock.......................................................      42,635       61,103
  Additional paid-in capital.........................................     728,964      954,743
  Retained earnings (accumulated deficit)............................    (707,247)    (712,228)
                                                                        ---------    ---------
                                                                        ---------    ---------
      Total stockholders' equity (deficiency)........................      64,352      303,618
                                                                        ---------    ---------
                                                                        ---------    ---------

      Total Capitalization...........................................   $ 386,464    $
                                                                        ---------    ---------
                                                                        ---------    ---------

                      SELECTED CONSOLIDATED FINANCIAL DATA

THE COMPANY

    The following selected consolidated financial data presented below as of and for the year ended December 31, 1995 and as of and for each of the years in the four year period ended February 28, 1995 have been derived from financial statements audited by KPMG Peat Marwick LLP, independent certified public accountants. The consolidated financial statements as of December 31, 1995 and February 28, 1995, and for the year ended December 31, 1995 and each of the years for the two year period ended February 28, 1995 together with the report of KPMG Peat Marwick LLP, are contained in MIG's Annual Report on Form 10-K for the year ended December 31, 1995. The selected unaudited data presented below for the three month periods ended March 31, 1996 and 1995 and as of March 31, 1996, are derived from the unaudited consolidated financial statements of MIG contained in MIG's Form 10-Q which are incorporated herein by reference. In the opinion of management of the Company, the unaudited financial data reflect all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial data for such periods and as of such date. The results for the three month periods ended March 31, 1996 and 1995 are not necessarily indicative of results to be expected for the full year.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                THREE MONTHS ENDED       YEAR ENDED
                                    MARCH 31,           DECEMBER 31,             YEARS ENDED FEBRUARY 28/29,
                              ----------------------    ------------    ----------------------------------------------
                                1996         1995          1995*          1995        1994         1993        1992
                              ---------    ---------    ------------    --------    ---------    --------    ---------
                                   (UNAUDITED)
STATEMENT OF OPERATIONS
 DATA
Revenues...................   $  30,808    $  37,678     $  138,871     $194,789    $ 175,713    $222,318    $ 491,117
Equity in losses of joint
ventures...................       1,783          588         (7,981)      (2,257)        (777)         --           --
Loss from continuing
 operations before
extraordinary item.........     (19,141)     (20,366)       (87,024)     (69,411)    (132,530)    (72,973)    (280,832)
Loss from continuing
 operations before
 extraordinary item per
common share...............       (0.45)       (0.97)         (3.54)       (3.43)       (7.71)     (19.75)   (3,052.52)
Common and common
 equivalent shares entering
 into computation of per
share amounts..............      42,615       20,935         24,541       20,246       17,188       3,694           92
Dividends per common
share......................          --           --             --           --           --          --           --

BALANCE SHEET DATA
Total assets...............     567,133       **            599,638      391,870      520,651     704,356      856,950
Notes and subordinated
debt.......................     304,932       **            304,643      237,027      274,500     325,158      521,968

- ------------
 * The consolidated financial statements for the twelve months ended December 31, 1995 include two months for Orion (January and February 1995) that were included in the February 28, 1995 consolidated financial statements. The revenues and net loss for the two month duplicate period are $22.5 million and $11.4 million, respectively.

** The accounting survivor of the November 1 Mergers (as defined herein) was Orion, whose fiscal year prior to the consummation of the November 1 Mergers ended on February 28. As a result, the balance sheet data as of March 31, 1996 are not available.

GOLDWYN

    The following table sets forth selected consolidated financial information of Goldwyn. The selected consolidated financial data set forth below have been derived from Goldwyn's consolidated financial statements which have been audited by Price Waterhouse LLP, independent public accountants, whose report for the fiscal year ended March 31, 1996 includes an explanatory paragraph regarding Goldwyn's ability to continue as a going concern in the absence of alternative capital with which to restructure its bank debt. The data set forth below are qualified by reference to and should be read in conjunction with the consolidated financial statements and notes thereto of Goldwyn included elsewhere in this prospectus.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      YEAR ENDED MARCH 31,
                                                     ------------------------------------------------------
INCOME STATEMENT DATA                                  1996       1995        1994        1993       1992
                                                     --------    -------    --------    --------    -------
Revenues..........................................   $107,784    $91,348    $108,791    $107,820    $61,260
Cost of revenues..................................    108,301     91,461      81,117      80,276     46,579
Selling, general and administrative expenses......     19,891     17,999      15,515      16,405     11,908
Depreciation and amortization.....................      3,770      3,508       3,129       3,198        873
Operating income (loss)...........................    (24,178)   (21,620)      9,030       7,941      1,900
Interest expense..................................      8,490      5,626       5,632       6,497      6,177
Income (loss) before income taxes.................    (32,668)   (27,246)      3,398       1,444     (4,277)
Income tax provision (benefit)....................       (541)    (7,163)      1,912         381       (894)
Extraordinary gain (loss), net....................       (742)        --         759          --         --
Net income (loss).................................    (32,869)   (20,083)      2,245       1,063     (3,383)
Net income (loss) per share.......................      (3.87)     (2.37)       .030        .018      (0.62)
Weighted average shares outstanding...............      8,489      8,488       7,386       5,902      5,484

                                                                         AT MARCH 31,
                                                    -------------------------------------------------------
BALANCE SHEET DATA                                   1996        1995        1994        1993        1992
                                                    -------    --------    --------    --------    --------
Cash.............................................   $ 1,849    $  6,322    $  1,391    $  1,595    $    423
Accounts receivable, net.........................     9,021      11,205      19,703      22,249      21,424
Film costs, net..................................    63,899      74,080      70,755      75,879      72,911
Total assets.....................................   111,850     125,947     123,875     131,307     128,378
Notes payable....................................    82,029      67,610      59,819      94,252      91,377
Total liabilities................................   132,159     113,387      91,137     124,123     122,791
Shareholders' equity (deficit)...................   (20,309)     12,560      32,738       7,184       5,587

             PRO FORMA CONSOLIDATED CONDENSED FINANCIAL INFORMATION
                                 OF THE COMPANY

    The following unaudited Pro Forma Combining Balance Sheet of MIG as of March 31, 1996 and unaudited Pro Forma Combining Statements of Operations for the three months ended March 31, 1996 and the year ended December 31, 1995 illustrates the effect of the Offering, the Goldwyn Acquisition and the Entertainment Group Credit Facility and the use of proceeds therefrom. The unaudited Pro Forma Combining Balance Sheet assumes that the Offering, the Goldwyn Acquisition and the Entertainment Group Credit Facility occurred on March 31, 1996 and the Unaudited Pro Forma Combining Statements of Operations assumes that the Offering, the Goldwyn Acquisition and the Entertainment Group Credit Facility occurred at the beginning of the period presented. The following information does not give effect to the consummation of the MPCA Acquisition.

    In addition separate pro formas have been presented to illustrate the effect of prior acquisitions and refinancings of MIG, as discussed in the respective footnotes to such pro formas.

    Pursuant to the terms of the Goldwyn Merger Agreement, each share of Goldwyn common stock will be converted into and exchangeable for a number of shares of Common Stock (the "Goldwyn Exchange Ratio") determined by dividing $5.00 by the Average Closing Price on the day which is five business days prior to the day of the Meeting (the "Goldwyn Determination Date"); provided, that, if the Average Closing Price is below $12.50, the Average Closing Price shall be deemed to be $12.50 and if the Average Closing Price is greater than $16.50, the Average Closing Price shall be deemed to be $16.50.

    These unaudited Pro Forma Combining Financial Statements have been prepared assuming a Goldwyn Exchange Ratio of .3704 (which assumes an Average Closing Price of $13.50) and the exercise of the Goldwyn Put, i.e., the issuance of shares of Goldwyn common stock to a trust affiliated with Samuel Goldwyn, Jr. (the "Goldwyn Family Trust") in exchange for a reduction of accrued but unpaid participations owed to the Goldwyn Family Trust by Goldwyn. The actual Goldwyn Exchange Ratio will be determined on the Goldwyn Determination Date in accordance with the formulas set forth in the Goldwyn Acquisition Agreement. See "The Acquisitions."

ACCOUNTING TREATMENT OF THE GOLDWYN ACQUISITION

    The Goldwyn Acquisition will be accounted for as a purchase transaction. For accounting purposes, MIG will be deemed to be the surviving corporation of the Goldwyn Acquisition.

    The pro forma adjustments are based upon currently available information and upon certain assumptions that management of each of MIG and Goldwyn (collectively "Management") believes are reasonable. The Goldwyn Acquisition will be recorded based upon the estimated fair market value of the net tangible and intangible assets acquired at the date of acquisition. The adjustments included in the unaudited Pro Forma Combining Financial Statements represent Management's preliminary determination of these adjustments based upon available information. There can be no assurance that the actual adjustments will not differ significantly from the pro forma adjustments reflected in the pro forma financial information.

    The unaudited Pro Forma Combining Financial Statements are not necessarily indicative of either future results of operations or results that might have been achieved if the foregoing transactions had been consummated as of the indicated dates. The unaudited Pro Forma Combining Financial Statements should be read in conjunction with the (i) the consolidated financial statements and the related notes thereto of the Company and "Management's Discussion and Analysis of Financial Condition" relating to the Company incorporated by reference and included elsewhere in this prospectus and (ii) the consolidated financial statements and related notes thereto of Goldwyn included elsewhere in this prospectus.

                      METROMEDIA INTERNATIONAL GROUP, INC.
                  UNAUDITED PRO FORMA COMBINING BALANCE SHEET
                                 (IN THOUSANDS)

                                                                 MARCH 31, 1996
                           ------------------------------------------------------------------------------------------
                                                        PRO FORMA                MIG           PRO FORMA
                                                        MERGER AND          PRO FORMA WITH      EQUITY         MIG
                              MIG        GOLDWYN     DEBT REFINANCING      DEBT REFINANCING   REFINANCING   PRO FORMA
                           HISTORICAL   HISTORICAL     ADJUSTMENTS             COMBINED       ADJUSTMENTS   COMBINED
                           ----------   ----------   ----------------      ----------------   -----------   ---------

Cash and marketable
securities...............   $  17,180    $   1,849      $     (600)(1)        $   18,429       $ 167,671(7) $ 186,100
Accounts receivable......      26,991        8,266        --                      35,257          --           35,257
Notes receivable.........      --           --            --                    --                --           --
Inventories..............      --           --            --                    --                --           --
Film inventories.........      56,892        8,905        --                      65,797          --           65,797
Other current assets.....       4,975          426        --                       5,401          --            5,401
                           ----------   ----------   ----------------      ----------------   -----------   ---------
Current assets...........     106,038       19,446            (600)              124,884         167,671      292,555
Film inventories.........     126,396       54,994        --                     181,390          --          181,390
Property and equipment,
net......................       9,181       32,206        --                      41,387          --           41,387
Intangibles..............     118,818        3,619          69,392(2)            188,210          --          188,210
                                                            (3,619)(3)
 Other assets............     206,700        1,585            (830)(4)           201,071          --          201,071
                                                            (3,403)(5)
                                                            (4,981)(1)
                                                             2,000(1)
                           ----------   ----------   ----------------      ----------------   -----------   ---------
   Total assets..........   $ 567,133    $ 111,850      $   57,959            $  736,942       $ 167,671    $ 904,613
                           ----------   ----------   ----------------      ----------------   -----------   ---------
                           ----------   ----------   ----------------      ----------------   -----------   ---------
Accounts payable and
accrued expenses.........   $  97,301    $   9,138      $    2,500(2)         $  108,939       $  --        $ 108,939
Short-term debt..........      55,327       73,633         (78,450)(1)            90,510         (28,754)(7)    61,756
                                                            40,000(1)
Other current
liabilities..............      31,431       12,236            (800)(6)            39,464          --           39,464
                                                            (3,403)(5)
                           ----------   ----------   ----------------      ----------------   -----------   ---------
Current liabilities......     184,059       95,007         (40,153)              238,913         (28,754)     210,159
 Deferred revenues.......      40,839       18,583        --                      59,422          --           59,422
 Long-term debt..........     249,605        2,685         160,000(1)            292,140          --          292,140
                                                          (120,150)(1)
 Other liabilities.......      28,278       15,884          (4,888)(6)            39,275          --           39,275
Stockholders' equity:
 Common stock............      42,635        1,706             175(6)             46,103          15,000(7)    61,103
                                                             3,468(4)
                                                            (1,881)(2)
 Additional paid-in
capital..................     728,964       24,654           5,513(6)            773,318         187,500(7)   954,743
                                                            43,352(2)                             (6,075)(7)
                                                             1,002(2)
                                                           (30,167)(2)
 Retained earnings
(accumulated deficit)....    (707,247)     (46,137)         50,586(2)           (712,228)         --         (712,228)
                                                            (3,619)(3)
                                                              (830)(4)
                                                            (4,981)(1)
 Treasury stock..........      --             (532)            532(2)           --                --           --
                           ----------   ----------   ----------------      ----------------   -----------   ---------
   Total
     stockholders'equity
(deficiency).............      64,352      (20,309)         63,150               107,193         196,425      303,618
                           ----------   ----------   ----------------      ----------------   -----------   ---------
   Total liabilities and
     stockholders' equity
(deficiency).............   $ 567,133    $ 111,850      $   57,959            $  736,942       $ 167,671    $ 904,613
                           ----------   ----------   ----------------      ----------------   -----------   ---------
                           ----------   ----------   ----------------      ----------------   -----------   ---------

                      METROMEDIA INTERNATIONAL GROUP, INC.
             UNAUDITED PRO FORMA COMBINING STATEMENT OF OPERATIONS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                              THREE MONTHS ENDED MARCH 31, 1996
                                  ------------------------------------------------------------------------------------------
                                                               PRO FORMA                MIG           PRO FORMA
                                                               MERGER AND          PRO FORMA WITH      EQUITY         MIG
                                     MIG        GOLDWYN     DEBT REFINANCING      DEBT REFINANCING   REFINANCING   PRO FORMA
                                  HISTORICAL   HISTORICAL     ADJUSTMENTS             COMBINED       ADJUSTMENTS   COMBINED
                                  ----------   ----------   ----------------      ----------------   -----------   ---------
Revenues........................   $  30,808    $  35,493       -$-                   $ 66,301         $--         $ 66,301
Cost of revenues................      25,089       34,526       --                      59,615          --           59,615
Operating expenses..............      14,066        6,788       --                      20,854          --           20,854
Depreciation and amortization...       1,723        1,028           (57)(8)              3,388          --            3,388
                                                                    694(9)                              --
                                  ----------   ----------        ------                -------           -----     ---------
Operating income (loss).........     (10,070)      (6,849)         (637)               (17,556)         --          (17,556 )
Other income (expense):
 Interest expense...............      (7,034)      (3,143)        3,143(10)             (6,994)         --           (6,994 )
                                                                 (3,750)(11)
                                                                   (180)(12)
                                                                  3,970(15)
 Other..........................         (54)      --           --                         (54)         --              (54 )
                                  ----------   ----------        ------                -------           -----     ---------
Income (loss) before tax........     (17,158)      (9,992)        2,546                (24,604)         --          (24,604 )
Provision for income taxes......         200          779          (779)(14)               200          --              200
Equity in losses of
subsidiaries....................       1,783       --           --                       1,783          --            1,783
                                  ----------   ----------        ------                -------           -----     ---------
Net income (loss) from
 continuing operations..........   $ (19,141)   $ (10,771)       $3,325               $(26,587)        $--         $(26,587 )
                                  ----------   ----------        ------                -------           -----     ---------
                                  ----------   ----------        ------                -------           -----     ---------
Number of shares issued and
outstanding.....................      42,635        8,489                               46,103          15,000       61,103
                                  ----------   ----------                              -------           -----     ---------
                                  ----------   ----------                              -------           -----     ---------
Loss per share..................   $   (0.45)   $   (1.27)                            $  (0.58)                    $  (0.44 )
                                  ----------   ----------                              -------                     ---------
                                  ----------   ----------                              -------                     ---------

                      METROMEDIA INTERNATIONAL GROUP, INC.
             UNAUDITED PRO FORMA COMBINING STATEMENT OF OPERATIONS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                               TWELVE MONTHS ENDED,
                       -----------------------------------------------------------------------------------------------------
                                                               PRO FORMA                MIG           PRO FORMA
                       DECEMBER 31, 1995   MARCH 31, 1996      MERGER AND          PRO FORMA WITH      EQUITY         MIG
                              MIG             GOLDWYN       DEBT REFINANCING      DEBT REFINANCING   REFINANCING   PRO FORMA
                           PRO FORMA         HISTORICAL       ADJUSTMENTS             COMBINED       ADJUSTMENTS   COMBINED
                       -----------------   --------------   ----------------      ----------------   -----------   ---------
Revenues............       $ 145,150          $107,784          $--                  $  252,934        $--         $ 252,934
Cost of revenues....         132,762           108,301           --                     241,063         --           241,063
Operating
expenses............          67,972            19,891           --                      87,863         --            87,863
Depreciation and
amortization........           6,442             3,770              (229)(8)             12,759         --            12,759
                                                                   2,776(9)                             --
                            --------       --------------         ------               --------      -----------   ---------
Operating income
(loss)..............         (62,026)          (24,178)           (2,547)               (88,751)        --           (88,751)
Other income
 (expense):
 Interest expense...         (25,489)           (8,490)            8,490(10)            (27,473)        --           (27,473)
                                                                 (15,000)(11)
                                                                    (720)(12)
                                                                  13,736(13)
 Other..............          10,360           --                --                      10,360         --            10,360
                            --------       --------------         ------               --------      -----------   ---------
Income (loss) before
tax.................         (77,155)          (32,668)            3,959               (105,864)        --          (105,864)
Provision for income
taxes...............             973              (541)              541(14)                973         --               973
Equity in losses of
subsidiaries........          11,818           --                --                      11,818         --            11,818
                            --------       --------------         ------               --------      -----------   ---------
Net income (loss)
 from continuing
operations..........       $ (89,946)         $(32,127)         $  3,418             $ (118,655)       $--         $(118,655)
                            --------       --------------         ------               --------      -----------   ---------
                            --------       --------------         ------               --------      -----------   ---------
Number of shares
 issued and
outstanding.........          42,635             8,489                                   46,103         15,000        61,103
                            --------       --------------                              --------      -----------   ---------
Loss per share......       $   (2.11)         $  (3.78)                              $    (2.57)                   $   (1.94)
                            --------       --------------                              --------                    ---------
                            --------       --------------                              --------                    ---------

 (1) Reflects refinancing of Goldwyn's bank debt and Orion's bank debt and payment of refinancing fees with (a) $200 million from the Entertainment Group Credit Facility and (b) cash on hand. Deferred financing fees associated with Orion's bank debt in the amount of $5.0 million have been written off and are accounted for as an extraordinary loss in the pro forma combining balance sheet as a charge to retained earnings (accumulated deficit).

 (2) Reflects the excess of cost over the estimated fair value of net liabilities assumed in the Goldwyn Acquisition, the elimination of Goldwyn's historical common stock and historical additional paid-in capital, adjusted for the shares issued pursuant to the shareholder participation rights, retained earnings (accumulated deficit), retirement of Goldwyn's treasury stock, and the value of the Common Stock and options issued to the Goldwyn Stockholders in the Goldwyn Acquisition.

Shares to be issued in exchange for accrued stockholder
  participation rights...........................................        875
Goldwyn shares outstanding at March 31, 1996.....................      8,489
                                                                    --------
Goldwyn shares outstanding at March 31, 1996 adjusted............      9,364
Number of shares issued to acquire Goldwyn.......................      3,468
Per share price at closing (assumed for illustrative purposes)...   $  13.50
                                                                    --------
Value of shares issued...........................................   $ 46,820
Value of Goldwyn options (using Black-Scholes method)............      1,002
Transaction costs................................................      2,500
                                                                    --------
Purchase price...................................................     50,322
  Less--Estimated fair value of net liabilities assumed..........    (19,070)
                                                                    --------
Excess of cost over fair value of the net liabilities assumed....   $ 69,392
                                                                    --------
                                                                    --------

These adjustments reflect an assumed Average Closing Price of $13.50. As a result, each share of Goldwyn common stock would be converted into 0.3704 shares of Common Stock.

The Company has made a preliminary allocation of excess cost over estimated fair value of net liabilities assumed to goodwill as Goldwyn's assets and liabilities are estimated to approximate fair value. However there can be no assurance that the actual adjustment will not differ significantly from the pro forma adjustment.

 (3) Reflects write-off of Goldwyn's historical goodwill.

 (4) Reflects write-off of Goldwyn deferred financing fees.

 (5) Reflects elimination of interim financing between Orion and Goldwyn.

 (6) Reflects a reduction of $5,700 of an historical accrued participation right of a Goldwyn Stockholder in exchange for the issuance of 875,000 Goldwyn shares.

 (7) Reflects the issuance of 15.0 million shares of Common Stock at an assumed price of $13.50 per share, net of estimated Common Stock issuance costs of $6,075, and the refinancing of MIG's credit facility.

 (8) Reflects elimination of historical Goldwyn goodwill amortization.

 (9) Reflects amortization expense of the excess of cost over the fair value of net tangible assets acquired in the Goldwyn Acquisition by use of the straight-line method over 25 years.

(10) Reflects elimination of interest expense attributable to Goldwyn's bank debt as a result of the Entertainment Group Credit Facility.

(11) Reflects additional interest expense on the Entertainment Group Credit Facility (assumed rate 7.50%). A 1/8% change in the assumed rate would result in a change of $250 in annual interest expense.

(12) Reflects amortization of deferred financing fees arising from the Entertainment Group Credit Facility. This amount is being amortized using the effective interest method over a period of five years.

(13) Reflects elimination of interest expense attributable to MIG's credit facility and Orion's bank debt amounting to $2,325 and $11,031, respectively, as well as elimination of amortization on Orion's deferred financing fees of $380 as a result of the Entertainment Group Credit Facility.

(14) Reflects elimination of Goldwyn provision for taxes.

(15) Reflects elimination of interest expense attributable to MIG's credit facility and Orion's bank debt amounting to $805 and $2,683, respectively, as well as elimination of amortization on Orion's deferred financing fees of $482 as a result of the Entertainment Group Credit Facility.

                      METROMEDIA INTERNATIONAL GROUP, INC.
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                                  TWELVE MONTHS ENDED
                                                                        12/31/95
                              --------------------------------------------------------------------------------------------
                                                                                                     MIG
                                   MIG            ACTAVA          STERLING       REFINANCING      PRO FORMA         MIG
                              HISTORICAL(A)   ADJUSTMENTS(B)   ADJUSTMENTS(B)   ADJUSTMENTS(C)   ADJUSTMENTS     PRO FORMA
                              -------------   --------------   --------------   --------------   -----------     ---------

Revenues....................     138,871               --           6,279               --              --        145,150
Cost of revenues............     132,762               --           4,336               --              --        137,098
Operating expenses..........      50,771            8,126           3,489               --           1,250(d)      63,636
Depreciation and
amortization................       2,795               --              --               --           3,647(e)       6,442
                              -------------        ------           -----           ------           -----       ---------
Operating income (loss).....     (47,457)          (8,126)         (1,546)              --          (4,897)       (62,026)
Other income (expense)
 Interest expense...........     (29,539)         (11,717)             --           15,767              --        (25,489)
 Other......................      (1,280)          11,640              --               --              --         10,360
                              -------------        ------           -----           ------           -----       ---------
Income (loss) before tax....     (78,276)          (8,203)         (1,546)          15,767          (4,897)       (77,155)
Provision for income tax....         767               --             206               --              --            973
Equity in losses of
subsidiaries................       7,936            3,882              --               --              --         11,818
                              -------------        ------           -----           ------           -----       ---------
Income (loss) from cont.
operations..................     (86,979)         (12,085)         (1,752)          15,767          (4,897)       (89,946)
                              -------------        ------           -----           ------           -----       ---------
                              -------------        ------           -----           ------           -----       ---------

- ------------

 (a)  Reflects 12 months of operations of Orion and MITI, 2 months of operations of Actava and
      Sterling, and 2 months of MITI minority interest step-up.
 (b)  Reflects additional 10 months of activity for Actava and Sterling prior to the November
      1 Mergers.
 (c)  Reflects interest expense on the term loan portion of the Orion's bank debt (assumed interest rate of 9.1%), the revolving credit portion of the Orion's bank debt (assumed interest rate of 7.6%), MIG's credit facility (assumed interest rate of 8.1%), commitment fee of 1% on unused portion of the revolving credit portion of Orion's bank debt, net of $27.1 million reduction in interest expense related to refinanced Orion debt and $2.4 million reduction in interest expense related to refinanced MITI debt.
 (d)  Reflects additional 10 month Metromedia Company management fee.
 (e)  Reflects additional 10 months of goodwill amortization for MITI, additional 10 months of goodwill amortization for Sterling, and removal of 10 months of pre-merger goodwill amortization for MITI. All goodwill is assumed to be amortized over a 25-year period.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

    The section below includes portions of "Management's Discussion and Analysis of Financial Condition and Results of Operations" relating to the Company incorporated by reference in this prospectus, as updated in certain places to reflect the consummation of the Offering, the Goldwyn Acquisition and the Entertainment Group Credit Facility. A detailed "Management's Discussion and Analysis of Financial Condition and Results of Operations" relating to the Company including an analysis of the Company's consolidated financial statements is incorporated by reference from the Company's Form 10-K for the year ended December 31, 1995, as amended, and the Company's Form 10-Q for the quarter ended March 31, 1996. Special Note: Certain statements set forth below under this caption constitute "forward-looking statements" within the meaning of the Reform Act. See "Special Note Regarding Forward-Looking Statements" on page 4 for additional information relating to such statements.

GENERAL

    On November 1, 1995, Orion, MITI, the Company and Sterling consummated the November 1 Mergers. In connection with the November 1 Mergers, the Company changed its name from "The Actava Group Inc." to "Metromedia International Group, Inc."

    For accounting purposes only, Orion and MITI have been deemed to be the joint acquirors of Actava and Sterling. The acquisitions of Actava and Sterling were accounted for as reverse acquisitions. As a result of the reverse acquisitions, the historical financial statements of the Company for periods prior to the November 1 Mergers are the combined financial statements of Orion and MITI, rather than Actava's.

    The operations of Actava and Sterling have been included in the accompanying consolidated financial statements from November 1, 1995, the date of acquisition. During December 1995, the Company adopted a formal plan to dispose of Snapper. In addition, the Company's investment in Roadmaster has been deemed to be a non-strategic asset. The Company intends to dispose of Snapper and its investment in Roadmaster during 1996. Snapper and Roadmaster are included in the consolidated financial statements of the Company as assets held for sale.

    The Company, in the ordinary course of its business, evaluates new opportunities and strategies for enhancing stockholder value. As discussed above, the Company entered into a definitive agreement to acquire Goldwyn and on
            , 1996 entered into the MPCA Acquisition Agreement to acquire MPCA. See "The Acquisitions." The acquisition of Goldwyn will provide MIG with a valuable library of over 850 film and television titles, including numerous Hollywood classics and critically acclaimed recent films. Goldwyn also owns the leading specialized theatre circuit of 52 theatres with 140 screens. The MPCA Acquisition will enhance the Entertainment Group's ability to produce and acquire new film product. Consummation of the MPCA Acquisition remains subject to certain conditions, including the expiration or early termination of the waiting period under the Hart Scott Act, the execution of certain ancillary agreements and other customary closing conditions. The acquisitions of Goldwyn and MPCA are important steps in MIG's plan to enhance its role as a leading global entertainment, media and communications company.

    The Company intends to pursue a strategy of making selective acquisitions of attractive entertainment and communications assets that complement its existing business groups. In particular, the Company is interested in expanding its library of proprietary motion picture rights and in expanding the network through which it distributes various entertainment and communications products and services.

    The business activities of the Company consist of two business segments: (i) the Entertainment Group, which includes the development, production, acquisition, exploitation and worldwide distribution in all media of motion pictures, television programming and other filmed entertainment product, and
(ii) the Communications Group, which includes wireless cable television, paging services, radio broadcasting, and various types of telephony services.

THE ENTERTAINMENT GROUP

    The Company's Entertainment Group consists of Orion, Goldwyn and MPCA. Until November 1, 1995, Orion operated under the terms of its Modified Third Amended Joint Consolidated Plan of Reorganization (the "Plan") which severely limited Orion's ability to finance and produce additional theatrical motion pictures. See Notes 2 and 3 to the "Notes to the Consolidated Financial Statements" of the Company for the year ended December 31, 1995 included elsewhere in this prospectus. Therefore, Orion's primary activity prior to the November 1 Mergers was the ongoing distribution of its library of theatrical motion pictures and television programming. Orion believes the lack of a continuing flow of newly produced theatrical product while operating under the Plan adversely affected its results of operations. As a result of the removal of the restrictions on the Entertainment Group to finance, produce and acquire entertainment product in connection with the November 1 Mergers, the Entertainment Group intends to acquire and produce new theatrical product. See "BUSINESS--Entertainment Group."

    Theatrical motion pictures are produced initially for exhibition in theatres. Initial theatrical release generally occurs in the United States and Canada. Foreign theatrical exhibition generally begins within the first year after initial release. Home video distribution in all territories usually begins six to twelve months after theatrical release in that territory, with pay television exploitation beginning generally six months after initial home video release. Exhibition of the Company's product on network and on other free television outlets begins generally three to five years from the initial theatrical release date in each territory.

THE COMMUNICATIONS GROUP

    The Company's Communications Group, through MITI and its subsidiaries, is the owner of various interests in joint ventures that are currently in operation or planning to commence operations in certain republics of the former Soviet Republics and in certain other Eastern European countries. During 1995, the Company began to pursue opportunities to extend its communications businesses into emerging markets in the Pacific Rim.

    The Joint Ventures currently offer wireless cable television, paging services, radio broadcasting, trunked mobile radio services and various types of telephony services. Joint Ventures are principally entered into with governmental agencies or ministries under the existing laws of the respective countries.

    The consolidated financial statements include the accounts and results of operations of MITI, its majority owned and controlled joint ventures, CNM Paging and Radio Juventas, and their subsidiaries. Investments in other companies and joint ventures which are not majority owned, or which the Company does not control, but exercises significant influence, have been accounted for using the equity method.

PRO FORMA LIQUIDITY AND CAPITAL RESOURCES

    At March 31, 1996, on a pro forma basis assuming the consummation of the Offering, the Goldwyn Acquisition and the Entertainment Group Credit Facility and the estimated use of proceeds therefrom (see "Use of Proceeds"), MIG would have had approximately $186 million of cash on hand and the Entertainment Group
would have had borrowing availability of approximately $    million under the
Entertainment Group Credit Facility. The Company intends to use these available funds together with cash flow from operations to fund its businesses, including
(i) the Communications Group's further expansion in Eastern Europe, the former Soviet Republics and the Pacific Rim and (ii) the Entertainment Group's production and acquisition of entertainment product. MIG believes that these resources will enable it to realize the value of its assets, by providing capital necessary for such businesses.

    MIG is a holding company which operates through its subsidiaries and, therefore, does not generate cash flow on its own. In addition to providing funds to its operating subsidiaries, MIG is obligated to make principal and interest payments under its various debt agreements in addition to funding its working capital needs, which consist principally of corporate overhead and payments on self insurance claims. In the years ended December 31, 1996, 1997 and 1998, MIG will be required to make principal payments of approximately $0.6 million, $15 million and $59 million, respectively, to meet the scheduled maturities of its outstanding long-term debt. MIG does not currently anticipate receiving dividends from its subsidiaries but intends to use its cash on hand and proceeds from asset sales described below to meet these cash requirements.

    During December 1995, the Company adopted a formal plan to dispose of Snapper. At March 31, 1996 the carrying value of Snapper was $73.8 million. The carrying value of Snapper represents the Company's estimated proceeds from the sale of Snapper and the cash flows from the operations of Snapper, principally repayment of intercompany loans, through the date of sale. Management believes that Snapper will be disposed of by the end of 1996. In addition, the Company anticipates disposing of its investment in Roadmaster by the end of 1996. The carrying value of the Company's investment in Roadmaster at March 31, 1996 was $47.5 million. There can be no assurance that MIG will dispose of these assets during the time period anticipated or that it will realize proceeds upon such sales equal to the carrying value of its investments.

    The Company's Entertainment Group requires capital to fund the production of its filmed entertainment and to meet its general working capital needs, including interest and principal payments required under the Entertainment Group Credit Facility. At March 31, 1996, on a pro forma basis assuming the consummation of the Offering, the Goldwyn Acquisition and the Entertainment Group Credit Facility and the estimated use of proceeds therefrom (see "Use of
Proceeds"), the Entertainment Group would have had approximately $    million
outstanding indebtedness under the Entertainment Group Credit Facility and
borrowing capacity of approximately $    million on a revolving basis to fund
its production needs. MIG believes that the amounts available under the Entertainment Group Credit Facility together with cash generated from operations will provide the Entertainment Group with sufficient working capital to implement its production and distribution activities and to meet debt obligations during 1996 and 1997. The Entertainment Group Credit Facility will restrict the Entertainment Group's ability to pay dividends to MIG.

    The Communications Group is in the early stages of constructing and developing its communications businesses. As a result, the Communications Group does not generate operating cash flow and is dependent upon MIG for the capital required to fund its businesses. MIG estimates that the Communications Group's funding requirements are currently approximately $40 million for 1996. MIG believes that the remaining proceeds of the Offering after satisfying its own working capital needs and its debt service obligations will enable MIG to provide the Communications Group with the capital it requires for the anticipated funding needs for its existing and planned projects during 1996 and 1997. However, the Communication Group's capital needs could vary substantially depending upon the stage of development of its existing projects and its acquisition of new licenses or businesses.

    The Company believes that it will report significant operating losses for the fiscal year ended December 31, 1996. In addition, because its Communications business is in the early stages of development, the Company expects this group to continue to generate significant net losses as it continues to build out and market its services. Accordingly, the Company expects to generate consolidated net losses for the foreseeable future.

HISTORICAL LIQUIDITY AND CAPITAL RESOURCES

    The Entertainment Group. The financing, production and distribution of motion pictures requires the expenditure of significant amounts of capital. Prior to the consummation of the November 1 Mergers, Orion's ability to produce or acquire new theatrical product was severely limited by the agreements entered into in connection with the Plan. During December 1991, all new motion picture production was halted, leaving Orion with only 12 largely completed but unreleased motion pictures. Accordingly, Orion released five, four and three theatrical motion pictures in the domestic marketplace in fiscal 1995, 1994, and 1993, respectively. In calendar 1995, there were no theatrical releases that were fully or substantially financed by Orion. This reduced release schedule has had and will continue to have an adverse impact on results of operations for the foreseeable future. Furthermore, as described in
Note 2 to the "Notes to the Consolidated Financial Statements" of the Company for the year ended December 31, 1995 included elsewhere in this prospectus, approximately two-thirds of Orion's film inventories at December 31, 1995 are stated at amounts approximating their estimated net realizable value and accordingly should not result in the recording of gross profit upon the recognition of related revenues in future periods. Accordingly, selling, general and administrative costs and interest expense in future periods are likely to exceed gross profit recognized in each period, which will result in the reporting of net losses by Orion for financial reporting purposes for the foreseeable future.

    In connection with the consummation of the November 1 Mergers, the restrictions imposed by the agreements entered into in connection with the Plan on Orion's ability to produce and acquire new motion picture product were eliminated. As a result, Orion has begun the process of producing, acquiring and financing theatrical films, consistent with the covenants set forth in the existing Entertainment Group's credit agreement. The principal sources of funds for Orion's motion picture production, acquisition and distribution activities will be cash generated from operations, proceeds from the presale of subdistribution and exhibition rights, primarily in foreign markets, and borrowings under the Entertainment Group's existing revolving credit facility.

    The cost of producing a theatrical film varies depending on the type of film produced, casting of stars or established actors, and many other factors. The industry-wide trend over recent years has been an increase in the average cost of producing and releasing films. The revenues derived from the production and distribution of a motion picture depend primarily upon its acceptance by the public, which cannot be predicted and does not necessarily bear a direct correlation to the production or distribution costs incurred. The Company will attempt to reduce the risks inherent in its motion picture production activities by closely monitoring the production and distribution costs of individual films and limiting the Entertainment Group's investment in any single film.

    The Communications Group. MITI has invested significantly (in cash, through capital contributions and loans, and in management assistance and training) in its joint ventures. MITI has also incurred significant expenses in identifying, negotiating and pursuing new wireless telecommunications opportunities in emerging markets. MITI and primarily all of its joint ventures are experiencing continuing losses and negative operating cash flow since the businesses are in the development and start-up phase of operations.

    The wireless cable television, paging, fixed wireless loop telephony, and international toll calling businesses can be capital intensive. MITI generally provides the primary source of funding for its joint ventures, both for working capital and capital expenditures. MITI's joint venture agreements generally provide for an initial contribution of assets and/or cash by the joint venture partners, and for the provision of a line of credit from MITI to the joint venture. Under a typical arrangement, MITI's joint venture partner contributes the necessary licenses or permits under which the joint venture will conduct its business, studio or office space, transmitting tower rights and other equipment. MITI's contribution is generally cash and equipment, but may consist of other specific assets as required by the joint venture agreement.

    MITI's credit agreements with the joint ventures are intended to provide the joint ventures with sufficient funds for operations and equipment purchases. The credit agreements generally provide for interest to be accrued at MITI's current cost of borrowing in the United States and for payment of principal and interest from 90% of the joint venture's available cash flow, as defined in the credit agreement, prior to any distributions of dividends to MITI or its partners. The credit agreements also often give MITI the right to appoint the general director of the joint venture and the right to approve the annual business plan of the joint venture. Advances under the credit agreements are made to the joint ventures in the form of cash, for working capital purposes, as direct payment of expenses or expenditures, or in the form of equipment, at the cost of the equipment plus cost of shipping. As of

March 31, 1996 and December 31, 1995, MITI was committed to provide funding under the various credit lines in an aggregate amount of approximately $47.1 million and $46.8 million, respectively, of which $12.3 million and $16.9 million, respectively, remains unfunded. MITI's funding commitments under a credit agreement are contingent upon its approval of the joint venture's business plan and the attainment of certain benchmarks set forth in such business plans. MITI reviews the actual results compared to the approved business plan on a periodic basis. If the review indicates a material variance from the approved business plan, MITI may terminate or revise its commitment to fund the joint venture under its credit agreement.

    MITI's consolidated and unconsolidated joint ventures' ability to generate positive operating results is dependent upon commercial advertising time, the ability to attract subscribers to their systems and their ability to control operating expenses. Management's current plans with respect to the joint ventures are to increase subscribers and advertiser bases and thereby their operating revenues by developing a broader band of programming packages for wireless cable and radio broadcasting and offering additional services and options for paging and telephony services. By offering the large local populations of the countries in which the joint ventures operate desired services at attractive prices, management believes that the joint ventures can increase their subscriber and advertiser bases and generate positive operating cash flow, reducing their dependence on MITI for funding of working capital. Additionally, advances in wireless subscriber equipment technology are expected to reduce capital requirements per subscriber. Further initiatives to develop and establish profitable operations include reducing operating costs as a percentage of revenue and developing management information systems and automated customer care and service systems.

    MITI's investments in the joint ventures are not expected to become profitable or generate significant cash inflow in the near future. Even if the joint ventures do become profitable and generate sufficient cash inflows in the future, there can be no assurances that the joint ventures will pay dividends or return capital and repay advances under credit agreements at any time.

    The ability of MITI and its consolidated and unconsolidated joint ventures to establish profitable operations is also subject to political, economic and social risks inherent in doing business in emerging markets such as Eastern Europe, the former Soviet Republics and the Pacific Rim. These include matters arising out of government policies, economic conditions, imposition of, or changes to, taxes or other similar charges by governmental bodies, foreign exchange fluctuations and controls, civil disturbances, deprivation or unenforceability of contractual rights, and taking of property without fair compensation.

    Prior to the November 1 Mergers, MITI had relied on certain shareholders for capital, in the form of both debt and equity, to fund its operating and capital requirements. During 1995 and 1994, MITI's primary sources of funds were from the issuance of notes payable and from equity contributions. Notes payable were due within one year from the issuance of the note and carried interest rates ranging from the prime rate to the prime rate plus 2%. During the first quarter of 1996, MITI's primary sources of funds were from MIG as intercompany loans.

    During 1994, MITI received equity contributions of approximately $24.2 million. Approximately $22.8 million of this amount was a result of common stock issued to certain related parties, affiliates and others in a private offering. As part of this issuance, $6.5 million of notes payable were converted to common stock. The remaining $1.4 million of equity contributions was the result of the issuance of common stock to an affiliate. During 1994, MITI received financing of $20.1 million through the issuance of notes payable.

    During 1995, MITI received equity contributions of approximately $62.0 million from MIG or its affiliates, representing notes payable to a Metromedia Company affiliate that were converted into equity of MIG at the time of the November 1 Mergers. In connection with the November 1 Mergers, MITI became a wholly-owned subsidiary of MIG.

    MITI's capital commitments for calendar year 1995 were comprised of four primary categories: (i) subscriber equipment, (ii) working capital advances,
(iii) expansion of existing facilities and (iv) new construction. Most of MITI's joint ventures, once operational, require subscriber equipment and working capital infusions for a significant period until funds generated by operations are sufficient to cover operating expenses and capital expenditure requirements. In some cases, the joint venture and MITI agree to expand the existing facilities to increase or enhance existing services. In those cases, when the joint venture cannot provide these funds from operations, MITI provides the funding. During the construction phase of the joint venture, MITI normally provides the funds required to build out the project.

    During 1995, MITI expended $13.5 million for capital expenditures on behalf of its joint ventures, including $9.5 million for cable TV, $2.1 million for paging, $38,000 for radio and $1.9 million for all others. MITI also provided $2.4 million of initial capital contributions to its joint ventures, consisting of $53,000 for cable TV, $630,000 for paging operations, $432,000 for radio, $893,000 for telephony and $438,000 for all other. In addition, MITI supported certain joint ventures with working capital funds against the joint venture's credit lines totaling $2,504,000, of which $798,000 was for cable TV operations, $303,000 for paging, $1.3 million for radio operations and $7,000 for all others.

    During 1996, MITI will continue to fund its joint ventures in a similar manner. MITI anticipates funding $20.8 million in capital requirements for its joint ventures, consisting of $14.7 million for cable TV, $4.8 million for paging joint ventures, $883,000 for telephony and $325,000 for radio. In addition, MITI anticipates approximately $2.3 million in working capital funding requirements for joint ventures, consisting of $836,000 for cable TV, $598,000 for paging, $323,000 for telephony operations and $536,000 for radio operations. In addition to the foregoing, MITI anticipates that it will require approximately an additional $18.0 million in financing to fund its corporate operations during 1996.

    For the three months ended March 31, 1996, MITI expended $2.5 million on behalf of its ventures, consisting of $1.7 million for capital equipment requirements and approximately $800,000 for working capital funding requirements. The capital requirements consists of approximately $1.0 million for cable TV and approximately $700,000 for paging ventures. In addition, the working capital funding requirements consisted of approximately $130,000 for cable TV, approximately $80,000 for paging, approximately $320,000 for telephony operations and approximately $270,000 for radio operations.

    For the three months ended March 31, 1996, MITI's primary source of funds were from MIG in the form of non-interest bearing intercompany loans. MITI anticipates that it will continue to rely on the Company for its funds for the remainder of 1996.

    In addition, there is available to MITI a bridge loan agreement, dated February 29, 1996, between MITI and Metromedia Company. The bridge loan provides for up to $15 million of funding at an interest rate of prime plus 2%. The agreement is in place for the period between the date of the agreement and the earlier of January 15, 1997, or the date upon which the refinancing of MIG is
completed. As of May   , 1996 there was approximately $   million outstanding
under this facility, all of which will be repaid with proceeds of the Offering.

    COMPARISON OF STATEMENT OF CASH FLOWS--THREE MONTHS ENDED MARCH 31, 1996 COMPARED TO THREE MONTHS ENDED MARCH 31, 1995

Cash Flows from Operating Activities

    Cash provided by operating activities decreased from $11.8 million for the three month period ended March 31, 1995 to cash used in operations of $9.6 million for the three month period ended March 31, 1996.

    Losses from operations include significant non-cash items of depreciation, amortization, and equity in loss of Joint Ventures. Non-cash items decreased $11.0 million or 36% from $30.7 million in the first quarter of 1995 to $19.7 million in the first quarter of 1996. The decrease in non-cash items principally relates to amortization of film costs. Net changes in assets and liabilities decreased cash flows from operations in first quarter of 1996 by $10.1 million and increased cash provided by operations by $1.5 million in the first quarter of 1995. After adjusting net losses for non-cash items and net changes in assets and liabilities, the Company's cash flow from (used in) operating activities was ($9.6) million and $11.8 million in the first quarter of 1996 and 1995, respectively.

    As discussed below, the decrease in cash flows in the first quarter of 1996 generally resulted from the reduction in revenues caused by Orion's reduced release schedule and increases in selling, general and administrative expenses at MITI, Orion and corporate headquarters. Net interest expense has remained relatively constant for the first quarter 1996 and 1995. However, Orion's interest expense has decreased due to the refinancing of its debt in November, 1995 offset by interest expense relating to debt acquired in the November 1 Mergers. The Orion reduced release schedule, which is the result of the restrictions imposed upon Orion while operating under the Plan, has negatively impacted and will continue to negatively impact cash provided from operations. As a result of the removal of the restrictions on the Entertainment Group to finance, produce and acquire entertainment product in connection with the November 1 Mergers, the Entertainment Group intends to acquire and produce new theatrical product. During the first quarter of 1996, Orion made a $5.0 million payment to a subdistributor under an agreement entered into in connection with the Plan. In addition, Orion made payments of $3.2 million for deferred financing costs during the first quarter of 1996.

Cash Flows from Investing Activities

    Cash used in investing activities was $5.4 million and $5.0 million for the first quarters 1996 and 1995, respectively.

    During the first quarter 1995, the principal use of cash in investing activities was $4.3 million invested or advanced to joint ventures. During the first quarter 1996, the Company collected $5.4 million from Snapper as repayment of outstanding advances and paid $2.5 million, $1.6 million and $3.6 million for investments in joint ventures, film inventories and property, plant and equipment, respectively.

Cash Flows from Financing Activities

    Cash used in financing activities was $100,000 and $5.5 million for the first quarters of 1996 and 1995, respectively.

    Proceeds from issuance of long-term debt decreased from $12.5 million to $11.8 million from the first quarter of 1995 to 1996.

    Payments on notes and subordinated debt decreased from $18.1 million to $12.3 million from the first quarter of 1995 to 1996.

    COMPARISON OF STATEMENT OF CASH FLOWS--CALENDAR YEAR ENDED DECEMBER 31, 1995 COMPARED TO FISCAL YEAR ENDED FEBRUARY 28, 1995

Cash Flows from Operating Activities

    Cash provided by operating activities decreased $54.6 million or 71% from fiscal 1995 to calendar 1995.

    The calendar 1995 net loss of $413.0 million includes a loss on discontinued operations of $293.6 million and a loss on early extinguishment of debt of $32.4 million. The calendar 1995 net loss, exclusive of the losses on discontinued operations and extraordinary items was $87.0 million compared to a $69.4 million net loss in fiscal 1995.

    Losses from operations include significant non-cash items of depreciation, amortization and equity in loss of joint ventures. Non-cash items decreased $46 million or 28% from $161.6 million in fiscal 1995 to $115.6 million in calendar 1995. The decrease in non-cash items principally relates to amortization of film costs. Net changes in assets and liabilities decreased cash flows from operations in calendar 1995 and fiscal 1995 by $6.3 million and $15.2 million, respectively. After adjusting net losses for discontinued operations, extraordinary items, non-cash items and net changes in assets and liabilities, the Company's cash flow from operating activities was $22.3 million and $76.9 million in calendar 1995 and fiscal 1995, respectively.

    As discussed below, the decrease in cash flows in calendar 1995 generally resulted from the reduction in revenues caused by Orion's reduced release schedule and increases in selling, general and administrative expenses at MITI and Orion. Net interest expense remained relatively constant from fiscal 1995 to calendar 1995. The Orion reduced release schedule, which is the result of the restrictions imposed upon Orion while operating under the Plan, has negatively impacted and will continue to negatively impact cash provided from operations.

Cash Flows from Investing Activities

    Cash flows from investing activities increased $131.2 million from a use of funds in fiscal 1995 of $49.9 million to cash provided in calendar 1995 of $81.3.

    The principal reasons for this increase in cash from investing activities was the collection of notes receivable from Metromedia Company of $45.3 million and net cash acquired in the November 1 Mergers of $72.1 million net of advances to Snapper of $4.2 million in calendar 1995.

    Investments in film inventories decreased $18.1 million or 79% from $22.8 million in fiscal 1995 to $4.7 million in calendar 1995. Such decrease reflects the releasing costs of the last five pictures fully or substantially financed by Orion in fiscal 1995 compared to minimal investments in films since the removal of the restrictions of the Plan in connection with the November 1, 1995 Mergers for calendar 1995.

    Investments in MITI joint ventures increased $4.8 million or 29% from $16.4 million in fiscal 1995 to $21.2 million in calendar 1995. The increase represents an increase in the number of MITI joint ventures as well as additional funding of existing ventures. In addition, fiscal 1995 included net cash paid for East News Channel Trading and Services, Kft of $7.0 million.

Cash flows from Financing Activities

    Cash used in financing activities increased $48.3 million or 131% from $36.9 million in fiscal 1995 to $85.2 million in calendar 1995.

    As more fully described below, the increase in cash used in financing activities principally resulted from the repayment of approximately $210 million of plan debt of Orion in connection with the November 1 Mergers. Orion repaid its outstanding Plan debt with $135 million of proceeds from the Orion Term Loan and amounts advanced from MIG.

    The remaining payments on notes and subordinated debt in calendar 1995 and the fiscal 1995 payments principally represent Orion's repayments of Plan debt under the requirements of the Plan.

    In addition to the Orion Term Loan, proceeds from issuance of long-term debt in calendar 1995 includes MIG and Orion borrowings under revolving credit agreements of $28.8 million and $11.9 million, respectively. Proceeds from issuance of long term debt in fiscal 1995 represent MITI and Orion borrowings from Metromedia Company.

    Proceeds from issuance of stock decreased $15.4 million from $17.7 million in fiscal 1995 to $2.3 million in calendar 1995.

    COMPARISON OF STATEMENT OF CASH FLOWS--FISCAL YEAR ENDED FEBRUARY 28, 1995 COMPARED TO FISCAL YEAR ENDED FEBRUARY 28, 1994

Cash Flows from Operating Activities

    Cash provided by operating activities decreased $6 million or 7% from fiscal 1994 to fiscal 1995.

    Net loss decreased from $132.5 million in fiscal 1994 to $69.4 million in fiscal 1995. After adjusting net losses for non-cash items of $161.6 million and $218.8 million and changes in assets and liabilities that decreased cash flows of $15.2 million and $3.4 million, cash flows from operating activities were $76.9 million and $82.9 million in fiscal 1995 and fiscal 1994, respectively.

    Operating cash flows decreased in fiscal 1995 principally due to an increase in selling, general and administrative expenses at MITI as the Company continued to expand its communications segment. Operating cash flows at Orion were essentially the same for fiscal 1995 and fiscal 1994, reflecting comparable activity from year to year. The decrease in operating losses at the filmed entertainment segment in fiscal 1995 resulted from significant non-cash adjustments to film inventory in fiscal 1994.

Cash Flows from Investing Activities

    Cash flows used in investing activities decreased $21.3 million or 30% from $71.2 million in fiscal 1994 to $49.9 million in fiscal 1995.

    The decrease in cash used in investing activities resulted from the decrease in investments in film inventories of $44.6 million offset by increases in investments in joint ventures of $11.7 million and cash acquisitions of subsidiaries of $6.0 million.

Cash Flows from Financing Activities

    Cash used in financing activities decreased $15.5 million or 30% from $52.4 million in fiscal 1994 to $36.9 million in fiscal 1995.

    The decrease in cash used in financing activities resulted from an increase in proceeds from the issuance of long-term debt of $35.6 million and an increase in proceeds from issuance of stock of $10.1 million offset by an increase in payments on notes and subordinated debt of $30.3 million from fiscal 1994 to fiscal 1995.

    The repayments of debt in fiscal 1995 and 1994 represent Orion repayments of Plan debt under the requirements of the Plan. Proceeds from issuance of long term debt principally represent borrowings from Metromedia Company in fiscal 1995 and 1994.

RESULTS OF OPERATION--SEGMENT INFORMATION

    The following tables sets forth the operating results and financial condition of the Company's Entertainment Group and Communications Group for the quarters ended March 31, 1996 and 1995 and for the Calendar Year ended December 31, 1995 and Fiscal Years 1995 and 1994. Financial information summarizing the results of operations of Snapper, which is classified as an asset held for sale, is presented in Note 2 to the "Notes to the Consolidated Financial Statements" of the Company for the year ended December 31, 1995 included elsewhere in this prospectus.

                              SEGMENT INFORMATION

                                                                         QUARTER ENDED MARCH
                                                                        31,
                                                                          1996          1995
                                                                        --------      --------
                                                                            (IN THOUSANDS)
Revenues
  Entertainment......................................................   $ 27,641      $ 36,567
  Communications.....................................................      3,164         1,111
  Other..............................................................          3         --
                                                                        --------      --------
      Total..........................................................     30,808        37,678
Cost of Rentals and Operating Expenses
  Entertainment......................................................    (25,102)      (36,868)
  Communications.....................................................         13         --
  Other..............................................................      --            --
                                                                        --------      --------
      Total..........................................................    (25,089)      (36,868)
Selling, General & Administrative
  Entertainment......................................................     (4,912)       (5,372)
  Communications.....................................................     (7,400)       (5,458)
  Other..............................................................     (1,379)        --
                                                                        --------      --------
      Total..........................................................    (13,691)      (10,830)
Management Fees
  Entertainment......................................................      --            --
  Communications.....................................................       (125)         (144)
  Other..............................................................       (250)        --
                                                                        --------      --------
      Total..........................................................       (375)         (144)
Depreciation & Amortization
  Entertainment......................................................       (267)         (142)
  Communications.....................................................     (1,449)         (386)
  Other..............................................................         (7)        --
                                                                        --------      --------
      Total..........................................................     (1,723)         (528)
Operating Loss
  Entertainment......................................................     (2,640)       (5,815)
  Communications.....................................................     (5,797)       (4,877)
  Other..............................................................     (1,633)        --
                                                                        --------      --------
      Total..........................................................    (10,070)      (10,692)
Interest Expense
  Entertainment......................................................     (3,455)       (8,005)
  Communications.....................................................      --             (931)
  Other..............................................................     (4,824)        --
                                                                        --------      --------
      Total..........................................................     (8,279)       (8,936)
Interest Income
  Entertainment......................................................         31           325
  Communications.....................................................      1,090           492
  Other..............................................................        124         --
                                                                        --------      --------
      Total..........................................................      1,245           817
Chapter 11 Losses....................................................        (54)         (767)
Provision for Income Taxes...........................................       (200)         (200)
Equity in Joint Ventures.............................................     (1,783)         (588)
                                                                        --------      --------
      Net Loss.......................................................   $(19,141)     $(20,366)
                                                                        --------      --------
                                                                        --------      --------

                              SEGMENT INFORMATION

                                                               CALENDAR YEAR   FISCAL YEAR   FISCAL YEAR
                                                                   1995*          1995          1994
                                                               -------------   -----------   -----------
                                                                            (IN THOUSANDS)

Revenues
  Entertainment..............................................    $ 133,812      $  191,244    $  175,662
  Communications.............................................        5,158           3,545            51
  Other......................................................          (99)        --            --
                                                               -------------   -----------   -----------
      Total..................................................      138,871         194,789       175,713
Cost of Rentals and Operating Expenses
  Entertainment..............................................     (132,950)       (187,477)     (243,030)
  Other......................................................          188             221            34
                                                               -------------   -----------   -----------
      Total..................................................     (132,762)       (187,256)     (242,996)
Selling, General & Administrative
  Entertainment..............................................      (22,695)        (21,278)      (20,931)
  Communications.............................................      (26,422)        (18,892)       (6,011)
  Other......................................................         (912)           (221)          (34)
                                                               -------------   -----------   -----------
      Total..................................................      (50,029)        (40,391)      (26,976)
Management Fees..............................................         (742)           (175)          (75)
Depreciation & Amortization
  Entertainment..............................................         (694)           (767)         (708)
  Communications.............................................       (2,101)         (1,149)         (174)
  Other......................................................      --              --            --
                                                               -------------   -----------   -----------
      Total..................................................       (2,795)         (1,916)         (882)
Operating Loss
  Entertainment..............................................      (22,602)        (18,278)      (89,007)
  Communications.............................................      (23,880)        (16,671)       (6,209)
  Other......................................................         (975)        --            --
                                                               -------------   -----------   -----------
      Total..................................................      (47,457)        (34,949)      (95,216)
Interest Expense
  Entertainment..............................................      (27,179)        (31,280)      (33,067)
  Communications.............................................       (3,727)         (1,109)         (348)
  Other......................................................       (2,208)        --            --
                                                               -------------   -----------   -----------
      Total..................................................      (33,114)        (32,389)      (33,415)
                                                               -------------   -----------   -----------
Interest Income
  Entertainment..............................................        1,069           2,198           771
  Communications.............................................        2,506             896       --
                                                               -------------   -----------   -----------
      Total..................................................        3,575           3,094           771
Chapter 11 Reorganization Items..............................       (1,280)         (1,610)       (1,793)
Provision for Income Taxes...................................         (767)         (1,300)       (2,100)
Equity in Joint Ventures.....................................       (7,981)         (2,257)         (777)
Discontinued Operations......................................     (293,570)        --            --
Early Extinguishment of Debt.................................      (32,382)        --            --
                                                               -------------   -----------   -----------
      Net Loss...............................................    $(412,976)     $  (69,411)   $ (132,530)
                                                               -------------   -----------   -----------
                                                               -------------   -----------   -----------

- ------------

* See Note 1 to the "Notes to the Consolidated Financial Statements" of the Company for the year ended December 31, 1995 included elsewhere in this prospectus.

MIG CONSOLIDATED--RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 1996 COMPARED TO THREE MONTHS ENDED MARCH 31, 1995

    Net loss decreased to $19.1 million in the three month period ended March 31, 1996 from $20.4 million for the three months ended March 31, 1995.

    The decrease in the Company's consolidated loss of $1.3 million for the three month period ended March 31, 1996 versus March 31, 1995 is primarily attributable to decreases in operating losses at the Company's Entertainment Group, offset by increases in operating losses at the Communications Group, corporate overhead and equity in net losses of joint ventures.

    The improvement in filmed entertainment's operations was a result of writedowns of film inventory totaling approximately $5.4 million in the first quarter of 1995 compared to nominal writedowns for 1996.

    The Communications Group experienced increases in selling, general and administrative expenses as it continues to expand its business. Corporate overhead increased to $1.4 million in 1996 from zero in 1995 as a result of the addition of Actava's corporate headquarters after the November 1, 1995 Mergers.

CALENDAR YEAR ENDED DECEMBER 31, 1995 COMPARED TO FISCAL YEAR ENDED FEBRUARY 28, 1995

    During calendar 1995, the Company reported a loss from continuing operations of $87,024,000, a loss from discontinued operations of $293,570,000 and a loss on extinguishment of debt of $32,382,000, resulting in a net loss of $412,976,000. This compares to a net loss of $69,411,000 for fiscal 1995, all of which came from continuing operations. The loss from continuing operations increased by $17,613,000 from calendar 1995 as compared to fiscal 1995, primarily a result of an increase in MITI's operating loss in calendar 1995. See "The Communications Group--Results of Operations." The fiscal 1994 net loss of $132,530,000 was from continuing operations.

    The effect of the acquisitions of Actava and Sterling on calendar 1995 results of operations was to increase revenues by $198,000, increase selling, general and administrative expenses by $1,551,000, and increase interest expense by $2,208,000.

    The calendar 1995 loss from discontinued operations represents the writedown of the portion of the purchase price of the Company allocated to Snapper on November 1, 1995 to its net realizable value.

    The extraordinary loss on early extinguishment of debt in calendar 1995 was due to the repayment and termination of the Orion Plan Debt, which was refinanced with funds provided under the Existing Entertainment Group Credit Facility and a noninterest bearing promissory note from MIG, and to the charge-off of the unamortized discount associated with such obligations.

THE ENTERTAINMENT GROUP--RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 1996 COMPARED TO THREE MONTHS ENDED MARCH 31, 1995

    Revenues. Total revenues for the three months ended March 31, 1996 were $27.6 million, a decrease of $8.9 million or 24% from the three months ended March 31, 1995.

    Theatrical revenues for the current quarter were $222,000, a decrease of $289,000 or 57% from the previous year's first quarter. While operating under the Plan, Orion's ability to produce or acquire additional theatrical product was limited. This lack of product has negatively impacted theatrical revenues and will continue to do so until Orion produces or acquires significant new product for theatrical distribution.

    Domestic home video revenues for the current quarter were $5.6 million, a decrease of $3.6 million or 39% from the previous year's first quarter. The decrease in domestic home video revenue was due primarily to Orion's reduced theatrical release schedule in 1995 and 1994. Orion's reduced theatrical release schedule in 1995 has had and will continue to have an adverse effect on home video annual revenues until new product is available for distribution.

    Home video subdistribution revenues for the current quarter were $2.3 million, an increase of $2.2 million from the previous year's first quarter. These revenues are primarily generated in the foreign marketplace through a subdistribution agreement with Sony Pictures Entertainment, Inc. The increase was primarily due to the release of the last titles under this agreement in some major territories. All 23 pictures covered by this agreement have been released theatrically. Orion's reduced theatrical schedule in 1995 has negatively impacted home video subdistribution revenues and will continue to do so in the future until Orion produces or acquires significant new product for distribution.

    Pay television revenues were $7.2 million in the current quarter, a decrease of $2.6 million or 27% from the previous year's first quarter. The decrease in pay television revenues which was primarily due to the availability of no titles during 1996 in the domestic pay cable market compared to two titles during 1995 which was partially offset by an increase in the number of titles that became available under the British Sky Broadcasting, Ltd. pay cable agreement in the U.K. Orion's reduced theatrical release schedule in 1995 will continue to have an adverse effect on future pay television revenues.

    Free television revenues for the current quarter were $12.3 million, a decrease of $4.6 million or 27% from the previous year's first quarter. In both the domestic and international marketplaces, Orion derives significant revenue from the licensing of free television rights. Orion's reduced theatrical release schedule while operating under the Plan has had and will continue to have an adverse effect on free television revenues.

    Selling, General & Administrative Expenses. Selling, general and administrative expenses decreased $500,000 to $4.9 million during the first quarter of 1996 from $5.4 million during the first quarter of 1995. The decrease resulted from a reduction in insurance costs and outside computer consulting costs.

    Operating Loss. Operating loss decreased by $3.2 million in the current quarter to ($2.6) million from an operating loss of ($5.8) million in the previous year's first quarter. The 1995 results were adversely affected by writedowns to estimated net realizable value of the carrying amounts on certain film product totaling approximately $5.4 million for 1995 compared to nominal writedowns for 1996. In addition, approximately two-thirds of Orion's film inventories are stated at estimated realizable value and do not generate gross profit upon recognition of revenues.

    Interest Expense. Interest expense for the three months ended March 31, 1996 decreased by $4.6 million or 57% to $3.5 million, primarily due to the refinancing of Orion's debt in connection with the November 1 Mergers including the repayment and termination of the debt associated with Orion's Plan of Reorganization. The average debt outstanding and related average interest rates were $137.2 million at 8.3% and $210.8 million at 12.2% for the three month periods ended March 31, 1996 and 1995, respectively.

CALENDAR YEAR ENDED DECEMBER 31, 1995 COMPARED TO FISCAL YEAR ENDED FEBRUARY 28, 1995

    Revenues. Total revenues for the calendar year ended December 31, 1995 ("calendar 1995") were $133,812,000, a decrease of $57,432,000 or 30% from the fiscal year ended February 28, 1995 ("fiscal 1995").

    Theatrical revenues for calendar 1995 were $4,710,000, a decrease of $4,259,000 or 47% from the previous year. While operating under the Plan, Orion's ability to produce or acquire additional theatrical product was limited. This lack of product has negatively impacted theatrical revenues and will continue to do so until Orion produces or acquires significant new product for theatrical distribution.

    Domestic home video revenues for calendar 1995 were $39,982,000, a decrease of $11,923,000 or 23% from the previous year. The decrease in domestic home video revenue was due primarily to Orion's reduced theatrical release schedule in calendar 1995. Orion had available only one of its theatrical releases for sale to the domestic home video rental market in calendar 1995 compared to six such titles in fiscal 1995. Orion's reduced theatrical release schedule in both calendar 1995 and fiscal 1995 have had and will continue to have an adverse effect on home video annual revenues until new product is available for distribution.

    Home video subdistribution revenues for calendar 1995 were $3,935,000, a decrease of $2,814,000 or 42% from fiscal 1995. These revenues are primarily generated in the foreign marketplace through a subdistribution agreement with Sony Pictures Entertainment, Inc. All 23 pictures covered by this agreement have been released theatrically. Orion's reduced theatrical release schedule in calendar 1995 and fiscal 1995 has negatively impacted home video subdistribution revenues and will continue to do so in the future until Orion produces or acquires significant new product for theatrical distribution.

    Pay television revenues were $31,567,000 in calendar 1995, a decrease of $29,333,000 or 48% from the previous year. The decrease in pay television revenues was due to the availability of six titles during calendar 1995 in the pay cable market compared to eleven titles during fiscal 1995. Orion's reduced theatrical release schedule in calendar 1995 and fiscal 1995 will continue to have an adverse effect on future pay television revenues.

    Free television revenues for calendar 1995 were $53,618,000, a decrease of $9,103,000 or 15% from the previous year. In both the domestic and international marketplaces, Orion derives significant revenue from the licensing of free television rights. Major international contracts in calendar 1995 that contributed to revenues were with TV de Catalunya for rights in Spain, RTL Plus for rights in Germany and Principal Network for rights in Italy. In fiscal 1995, the most significant licensees were TV de Catalunya, Principal Network and Mitsubishi for rights in Japan. Orion's reduced theatrical release schedule while operating under the Plan has had and will continue to have an adverse effect on free television revenues.

    Selling, General & Administrative Expenses. Selling, general and administrative expenses increased $1,417,000 to $22,695,000 during calendar 1995 from $21,278,000 during fiscal 1995.

    Operating Loss. Operating loss increased $4,324,000 in calendar 1995 to ($22,602,000) from an operating loss of ($18,278,000) in fiscal 1995. The most significant contributions to Orion's fiscal 1995 operating results, which was absent in calendar 1995, came from the recognition of significant domestic pay television license fees pursuant to a settlement of certain litigation with Orion's pay television licensee, Showtime Networks, Inc. (the "Showtime Settlement"). The calendar 1995 and fiscal 1995 results were adversely affected by writedowns to estimated net realizable value of the carrying amounts on certain film product totaling approximately $13,400,000 for calendar 1995 compared to writedowns for fiscal 1995 totaling approximately $17,100,000. In addition, approximately two-thirds of Orion's film inventories are stated at estimated realizable value and do not generate gross profit upon recognition of revenues.

    Interest Expense. Interest expense decreased by $4,101,000 or 13% to $27,179,000 for calendar 1995, primarily due to a decrease in the average amount of debt outstanding. The average interest rates on average debt outstanding of $189,349,000 and $233,376,000 in calendar 1995 and fiscal 1995 were 12.3% and
10.9%, respectively.

    Extraordinary Loss. The extraordinary loss on early extinguishment of debt in calendar 1995 resulted from the repayment and termination of substantially all of Orion's indebtedness outstanding prior to the November 1 Mergers (the "Plan Debt"), which indebtedness was refinanced with the proceeds of the Existing Entertainment Group Credit Facility (as defined herein) and with a non-interest bearing promissory note from MIG, together with the charge off of the unamortized discount associated with such obligations.

FISCAL YEAR ENDED FEBRUARY 28, 1995 COMPARED TO FISCAL YEAR ENDED FEBRUARY 28, 1994

    Revenues. Total revenues for fiscal 1995 were $191,244,000, an increase of $15,582,000 or 9% from the fiscal year ended February 28, 1994 ("fiscal 1994").

    Theatrical revenues for fiscal 1995 were $8,969,000, a decrease of $24,350,000 or 73% from the previous year. The decrease was due to the poor performance of the five theatrical feature films released in the domestic marketplace in fiscal 1995. While operating under the Plan, Orion's ability to produce or acquire additional theatrical product was limited. Therefore, Orion released in the domestic theatrical marketplace only those pictures that were fully or substantially financed by Orion prior to December 11 and 12, 1991, the date Orion and its subsidiaries filed for protection under Chapter 11 of the Bankruptcy Code (the "Filing Date"). This lack of product has negatively impacted theatrical revenues and will continue to do so until Orion produces or acquires new product for theatrical distribution.

    Domestic home video revenues for fiscal 1995 were $51,905,000, an increase of $14,487,000 or 39% over the previous year. The increase in domestic home video revenue was due primarily to the availability of six of Orion's theatrical releases in the domestic home video rental market in fiscal 1995 compared to only three releases in fiscal 1994. Orion's reduced theatrical release schedule in fiscal 1995 and fiscal 1994 is likely to have an adverse effect on future home video annual revenues.

    Home video subdistribution revenues for fiscal 1995 were $6,749,000, a decrease of $5,496,000 or 45% from the previous year. These revenues were primarily generated in the foreign marketplace through a subdistribution agreement with Sony Pictures Entertainment, Inc. All 23 pictures covered by this agreement have been released theatrically. Orion's reduced theatrical release schedule in fiscal 1995 and 1994 have begun to have and will continue to have an adverse effect on future home video subdistribution revenues.

    Pay television revenues were $60,900,000 in fiscal 1995, an increase of $58,570,000 from the previous year due to the availability of eleven titles in the pay cable market pursuant to the Showtime Settlement during fiscal 1995. Pay television revenues for fiscal 1995 included approximately $46,000,000 from the recognition of revenues relating to these eleven titles, including license fees on seven titles that had been deferred from prior years. Revenues expected to be recognized in future periods for the last five released titles under the Showtime Settlement approximate $13,500,000.

    Free television revenues for fiscal 1995 were $62,721,000, a decrease of $27,629,000 or 31% from the previous year. The decrease was primarily due to significant license fees from major networks in the United States that were recognized in fiscal 1994 upon the availability of Dances With Wolves and Silence of the Lambs and, to a lesser extent, two other pictures. No network license fees were recognized in fiscal 1995 and it is anticipated that little or no additional network license fees will be generated until new product is produced or acquired.

    In both the domestic and international marketplaces Orion derives significant revenues from the licensing of free television rights. Major international contracts in fiscal 1995 that contributed to revenues were with TV de Catalunya for rights in Spain, Mitsubishi for rights in Japan and Principal Network for rights in Italy. In fiscal 1994, the most significant licensees were TV de Catalunya, Principal Network and TRL Plus for rights in Germany.

    Selling, General and Administrative Expenses. Selling, general and administrative expenses were $21,278,000 during fiscal 1995, an increase of $347,000 from fiscal 1994.

    Operating Loss. Operating loss decreased $70,729,000 in fiscal 1995 to $(18,278,000) from an operating loss of ($89,007,000) in fiscal 1994. The most significant contributions to Orion's fiscal 1995 operating results came from the recognition of significant domestic pay television license fees pursuant to the Showtime Settlement. Orion's fiscal 1995 and fiscal 1994 results were both adversely affected by writedowns to estimated net realizable value of the carrying amounts on certain film product. Such writedowns totaled approximately $17,100,000 for fiscal 1995 compared to approximately $94,600,000 for fiscal 1994. For fiscal 1994, the writedowns included an aggregate $76,000,000 attributed to reduced license fees as a result of the Showtime Settlement, disappointing results of four pictures released that year, and additional provisions on the five then unreleased pictures. In addition, approximately two-thirds of Orion's film inventories are stated at estimated realizable value and do not generate gross profit upon recognition of revenues.

    Interest Expense. Interest expense fell by $1,787,000 or 5% to $31,280,000 for fiscal 1995, primarily due to a decrease in the average amount of debt outstanding, though this decrease was partially offset by increased interest rates. The average interest rate increased to 10.9% in fiscal 1995 from 9.4% in fiscal 1994 on average debt outstanding of $233,376,000 and $279,506,000 in fiscal 1995 and 1994, respectively.

THE COMMUNICATIONS GROUP--RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 1996 COMPARED TO THREE MONTHS ENDED MARCH 31, 1995

    Revenues. Revenues increased to $3.2 million in the three months ended March 31, 1996 from $1.1 million for the three months ended March 31. This growth in revenue has resulted primarily from an increase in radio operations in Hungary and paging service operations in Romania. Revenue from radio operations for the first three months of 1996 was $2.4 million as compared to $807,000 in the first three months of 1995. Radio paging services generated revenues of $576,000 for the first three months of 1996 as compared to $179,000 in the first three months of 1995.

    General and Administrative Expense. General and administrative expense increased by $1.9 million or 36% for the three months ended March 31, 1996 as compared to the three months ended March 31, 1995. The increase from 1995 to 1996 relates principally to the hiring of additional staff and additional expenses associated with the increase in the number of joint ventures and the need for MITI to support and assist the operations of the joint ventures as well as additional staffing at the radio station and radio paging operations.

    Interest Income. In 1994, MITI began to charge interest to the joint ventures for credit facilities granted to the ventures by MITI. The interest was charged at rates ranging from the prime rate to the prime rate plus two percent. As a result of increasing advances to the joint ventures for their operating and investing cash requirements, interest income earned under credit lines increased to $1.1 million for the three months ended March 31, 1996 as compared to $492,000 for the three months ended March 31, 1995.

    Interest Expense. MITI incurred no interest expense for the three months ended March 31, 1996 as compared to $931,000 for the three months ended March 31, 1995. There was no interest expense for the three months ended March 31, 1996 because all of MITI's borrowings were from its parent, MIG. The average debt outstanding and related average interest rates was $30.9 million at 11.5% for the three month period ended March 31, 1995.

    Equity in Losses of Affiliated Joint Ventures. MITI accounts for the majority of its joint venture investees under the equity method of accounting since it generally does not exercise control of these ventures. Under the equity method of accounting, MITI reflects the cost of its investments , adjusted for its share of income or losses of the joint ventures, on its balance sheet and reflects only its proportionate share of income or losses of the joint ventures as a separate caption in its statement of operations.

    MITI recognized equity in losses of joint venture investees of approximately $1.8 million for the three months ended March 31, 1996 as compared to $588,000 for the three months ended March 31, 1995. The losses recorded for the three months ended March 31, 1996 and 1995 represent MITI's equity in losses of the venture operations for the three months ended December 31, 1995 and 1994, respectively.

    Equity in the losses of the joint ventures are generally reflected according to the level of ownership of the joint venture by MITI until each joint venture's contributed capital has been fully depleted. Subsequently, MITI recognizes the full amount of losses generated by the joint venture since MITI is generally the sole funding source for the joint ventures. MITI recognized equity in losses of Joint Venture Investees of approximately $8.0 million in 1995, and $2.3 million in 1994.

    The increase in losses of the Joint Venture Investees of $5.7 million from 1994 to 1995 is primarily attributable to increased losses incurred of $4.0 million as part of the expansion of cable TV operations, and a radio station in Moscow with an increased loss of $1.3 million. As of September 30, 1995 there were six cable TV ventures in operation as compared to four the prior year. Within the cable TV operations, two ventures, in Moscow and Riga, incurred $2.1 million and $1.3 million, respectively of this increased loss. This was due to one-time write downs of older equipment and additional expenses incurred for programming and marketing related to expanding the services provided and ultimately increasing the number of subscribers. All other cable TV operations, including two new ventures and the expansion of two others that were in their second year of operations contributed an increase of $669,000 in losses. The increased loss experienced by the radio station was attributable to a substantial revision in its programming format and the creation of sales and related support staff needed to effectively compete in the Moscow market. All other operations, including five paging entities, of which three were started up in 1995, and one telephony operation, incurred increased losses of $388,000.

    As a result of the start up nature of many of the joint ventures, additional losses are expected.

    The losses recorded for 1995 represent MITI's equity in the losses of the ventures for the twelve months ended September 30, 1995. On January 1, 1994, MITI changed its policy of accounting for the joint ventures by recording its equity in their losses based upon a three-month lag. Accordingly, results of operations for the year ended December 31, 1995 reflect equity in losses of the joint ventures for the period from October 1, 1994 to September 30, 1995. Results of operations for the year ended December 31, 1994 reflect equity in losses of the joint ventures for the period from January 1, 1994 to September 30, 1994. Had MITI applied this method from October 1, 1993, the effect on reported operating results for the years ended December 31, 1994 would not have been material.

    Foreign Currency. MITI presently has limited foreign currency exposure as virtually all revenues are billed and collected in United States dollars or an equivalent local currency amount adjusted on a monthly basis for currency fluctuation. MITI's joint ventures are generally permitted to maintain US dollar accounts to service their dollar denominated credit lines, thereby significantly reducing foreign currency exposure. As MITI and its joint venture investees grow and become more dependent on local currency based transactions, MITI expects its foreign currency risk and exposure to increase. MITI does not hedge against foreign currency exchange rate risks.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994 AND TO YEAR ENDED DECEMBER 31, 1993

    Separate comparisons of the results of operations of the Communications segment (i) for the year ended December 31, 1995 compared to the year ended December 31, 1994 and (ii) for the year ended December 31, 1994 compared to the year ended December 31, 1993 are not included as MITI's results of operations during the year ended December 31, 1993 were not material.

    Revenues. Revenues increased to $5,158,000 in 1995 from $3,545,000 in 1994 and $51,000 in 1993. This growth in revenue from 1994 to 1995 resulted primarily from an increase in radio operations in Hungary and paging operations in Romania. However, in 1995 MITI changed its policy of consolidating these operations by recording the related accounts and results of operations based on a three month lag. As a result, the December 31, 1995 Consolidated Balance Sheet includes the accounts for these operations at September 30, 1995 as compared to the December 31, 1994 balances included in 1994, and the 1995 Statement of Operations reflects nine months of these operations as compared to twelve months for 1994. Had MITI applied this method from October 1, 1994, revenues would have increased over the revenues reported but the net effect on the results of operations would not have been material. Future years will reflect twelve months of operations based upon a September 30th year end for operations that are consolidated.

    The increase in revenues from 1993 to 1994 was generated primarily from the acquisition of MITI's radio operations in Hungary and the commencement of operations of radio paging services in Romania in 1994. Revenue from radio operations during 1995 was $3,878,000 as compared to $2,862,000 in 1994. Radio paging services during 1995 generated revenues amounting to $690,000 as compared to $266,000 in 1994. MITI did not generate significant revenue during 1993 since none of the Joint Ventures or subsidiaries which are consolidated had then commenced operations.

    Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $7,530,000 or 40% in fiscal 1995 as compared to fiscal 1994 and by $12,881,000 or 214% in fiscal 1994 as compared to fiscal 1993. The increases relate principally to the hiring of additional staff and expenses associated with the increase in the number of Joint Ventures and the need for MITI to support and assist the operations of the Joint Ventures. During 1995, MITI completed the staffing of its Vienna office and opened an office in Hong Kong. During 1994, MITI completed the staffing of its Moscow office and opened its Vienna office. Furthermore, the commencement of radio paging services in Romania and the acquisition of radio station operations in Hungary accounted for $3,800,000 of the 1994 increase. In addition, included in selling, general and administrative expenses for 1994 is $3,600,000 of non-cash compensation expense relating to the granting of stock options to MITI's Chief Executive Officer.

    Interest Income. In 1994, MITI began to charge interest to the Joint Ventures for credit facilities granted by MITI. The interest was charged at rates ranging from the prime rate to the prime rate plus four percent. As a result of increasing advances to the Joint Ventures for their operating and investing cash requirements, interest income earned under credit lines increased to $2,506,000 for 1995 as compared to $896,000 for 1994. No interest was charged to the Joint Ventures in 1993.

    Interest Expense. Interest expense increased to $3,727,000 in 1995 from $1,109,000 in 1994 and $348,000 in 1993, largely due to increased borrowings from affiliates and others in order to finance the operations and investment activities of MITI during these periods. The average interest rates on average debt outstanding of $36,002,000, $11,846,000 and $9,043,000 in 1995, 1994 and
1993 were 9.9%, 9.4% and 3.6%, respectively.

    Equity in Losses of Affiliated Joint Ventures. MITI accounts for the majority of its Joint Ventures under the equity method of accounting since it generally does not exercise control of these ventures. Under the equity method of accounting, MITI reflects the cost of its investments, adjusted for its share of the income or losses of the Joint Ventures, on its balance sheet and reflects only its proportionate share of income or losses of the Joint Ventures in its statement of operations. Additionally, MITI changed its policy of accounting for the Joint Ventures in 1994 by recording the results of operations based on a three month lag. As a result, the 1994 Consolidated Statement of Operations reflects nine months of operations for the Joint Ventures compared to twelve months for 1993. The 1995 statement of operations for the Joint Ventures includes a full twelve months of activity based on a September 30 reporting period, as will all future years.

    MITI recognized equity in losses of its Joint Ventures of approximately $7,981,000 in 1995, $2,257,000 in 1994 and $777,000 for 1993. Equity in the
losses of the Joint Ventures are generally reflected according to the level of ownership of the Joint Venture by MITI until such Joint Venture's contributed capital has been fully depleted. Subsequently, MITI recognizes the full amount of losses generated by the Joint Venture since MITI is generally the sole funding source of the Joint Ventures.

    The increase in losses of the Joint Ventures of $5,724,000 from 1994 to 1995 is primarily attributable to losses of $4,047,000 incurred as part of the expansion of its cable TV operations, and the opening of a radio station in Moscow which resulted in a loss of $1,289,000. As of September 30, 1995 there were six cable TV Joint Ventures in operation as compared to four in the prior year. MITI's cable TV Joint Ventures in Moscow and Riga were responsible for $2,075,000 and $1,303,000, respectively, of this increased loss. These losses were due to one-time writedowns of older equipment and additional expenses incurred for programming and marketing related to expanding the services provided and ultimately increasing the number of subscribers. All other cable TV operations, including two new ventures and the expansion of two others that were in their second year of operations, increased losses by $669,000. The increased loss experienced by the radio station in Moscow was attributable to a substantial revision in its programming format and the establishment of sales and related support staff needed to effectively compete in the Moscow market.

    Losses from MITI's other operations, including five paging entities, three of which were started up in 1995, and one telephony operation, increased by $388,000 in 1995.

    The increase in losses of its Joint Ventures of $1,480,000 from 1993 to 1994 was principally due to increased losses from cable TV operations of $1,086,000 and of $394,000 from all other operations. The cable TV losses were primarily attributable to $884,000 in additional losses in Moscow, and $202,000 as a result of the first full year of operations of two other Joint Ventures. The remainder of $394,000 from all other entities is related to the first year of operations for new entities, including the start up of one paging entity, one telephony operation and the Moscow radio station.

    As a result of the start up nature of many of the Joint Ventures, additional losses are expected.

    The losses recorded for 1995 represent MITI's equity in the losses of the Joint Ventures for the twelve months ended September 30, 1995. On January 1, 1994, MITI changed its policy of accounting for the Joint Ventures by recording its equity in their losses based upon a three month lag. Accordingly, results of operations for the year ended December 31, 1995 reflect equity in losses of the joint ventures for the period from October 1, 1994 to September 30, 1995. Results of operations for the year ended December 31, 1994 reflect equity in losses of the Joint Ventures for the period from January 1, 1994 to September 30, 1994. Had MITI applied this method from October 1, 1993, the effect on reported operating results for the year ended December 31, 1994 would not have been material.

    Foreign Currency. MITI presently has limited foreign currency exposure as virtually all revenues are billed and collected in United States dollars or an equivalent local currency amount adjusted on a monthly basis for currency fluctuation. MITI's Joint Ventures are generally permitted to maintain US dollar accounts to service their dollar denominated credit lines, thereby significantly reducing foreign currency exposure. As MITI and its Joint Ventures grow and become more dependent on transactions based in local currencies, MITI expects its foreign currency risk and exposure to increase. MITI currently does not hedge against foreign currency exchange rate risks.

                                    BUSINESS

    Special Note: Certain statements set forth below under this caption constitute "forward-looking statements" within the meaning of the Reform Act. See "Special Note Regarding Forward-Looking Statements" on page 4 for additional factors relating to such statements.

ENTERTAINMENT GROUP

    Through the Entertainment Group, MIG is engaged primarily in the development, production, acquisition, exploitation and worldwide distribution in all media of motion pictures, television programming and other filmed entertainment product. MIG also holds a valuable library of over 2,000 film and television titles, including Academy Award winning films such as Dances with Wolves and Silence of the Lambs, action films such as the three-film RoboCop series and classic motion pictures such as Wuthering Heights, The Pride of the Yankees, Guys and Dolls and The Best Years of Our Lives. This library provides MIG with a stable stream of cash flow to support its various production operations. MIG has adopted a conservative theatrical production, acquisition and distribution strategy consisting primarily of commercial and specialized films, with well-defined target audiences in which MIG's portion of the production cost generally ranges from $5 million to $10 million per picture. The Entertainment Group's management has significant experience in the production of motion picture and television entertainment and was responsible for producing the recent box-office success Dumb and Dumber and the Academy Award winning The Madness of King George. MIG also owns what management believes is the leading specialty theatre circuit with 52 motion picture theatres with a total of 140 screens located in the United States.

Strategies

    MIG intends to further enhance the value of the Entertainment Group's assets by (i) exploiting its valuable film and television library, (ii) expanding its production of feature films and (iii) enhancing the value of its theatre circuit.

  Exploiting the Existing Library

    MIG expects its film and television library to generate significant cash flow from its existing, long-term distribution contracts and further exploitation of its library in traditional domestic and international media, such as free and pay television and home video. In addition, MIG will also benefit from several factors which are expected to contribute to an increase in the demand for MIG's programming. These factors include: (i) the emergence of technological advances; (ii) the marketing of MIG's titles in new geographic markets; and (iii) the impact of MIG's expanded feature film production.

    MIG has historically been successful in selling its library titles to the free and pay television and home video markets. These markets are expected to continue to experience significant growth, primarily as a result of technological advances and the expansion of the multi-channel television industry worldwide. The emergence of digital compression, video-on-demand, direct-to-home-broadcasting, DVD and other new technologies is expected to increase the worldwide demand for entertainment programming largely by increasing existing transmission capabilities and by increasing the percentage of the population which can access multi-channel television systems. With an extensive library which contains a variety of film and television titles, MIG believes it is well-positioned to benefit from this anticipated increase in demand for programming.

    In addition to continuing to market its library in countries with established multi-channel television industries such as the United Kingdom and France, MIG intends to aggressively market its library in new international markets in which the multi-channel television industry has recently emerged or is in the early stages of development.

    MIG also expects that the marketability and value of its existing library will increase as MIG expands its new feature film production operations, which will enable MIG to market these films together with titles already in its library.

  Expanding Motion Picture Production

    MIG has adopted a conservative theatrical production, acquisition and distribution strategy which it believes will generate more stable cash flows than the approach of the major motion picture studios. MIG intends to produce or acquire and release 10 to 14 theatrical features per year, consisting primarily of commercial and specialized films with a well-defined target audience and marketing campaign and generally with MIG's portion of the production cost generally ranging from $5.0 million to $10.0 million each. MIG also expects to spend up to $5.0 million in domestic print and advertising costs for each film it produces. This production strategy has been followed and is based on MPCA's prior success, including the performance of its commercially successful films such as Dumb and Dumber and Threesome. MIG also plans to continue to be a leader in the production, acquisition and distribution of specialized motion pictures and art films, including those films management believes may have crossover commercial potential. This strategy has been followed by Goldwyn and is based on its success with such films as Much Ado About Nothing, The Madness of King George, Eat Drink Man Woman and Angels and Insects. In addition, the Entertainment Group intends to continue to co-produce (with limited financial exposure to the Entertainment Group) larger budget movies with major studios. For example, Goldwyn is currently producing, in conjunction with Walt Disney Pictures, The Preacher's Wife, starring Denzel Washington and Whitney Houston and directed by Penny Marshall. Goldwyn has a gross profit participation in this film. In order to expand its production capabilities and minimize its exposure to the performance of any particular film, MIG intends to finance a significant portion of each film's budget by pre-licensing foreign distribution rights.

    As of April 30, 1996, MIG has scheduled for domestic theatrical release the following motion pictures during the year ending December 31, 1996.

TITLE                      DIRECTOR               CAST                   DESCRIPTION
- -------------------   ------------------   ------------------  -------------------------------

American Buffalo      Michael Corrente     Dustin Hoffman      Based on the popular and
                                           Dennis Franz        influential David Mamet play, a
                                           Sean Nelson         powerfully emotional and funny
                                                               story of a planned and botched
                                                               coin theft.

August                Anthony Hopkins      Anthony Hopkins     Oscar-winning actor Anthony
                                           Kate Burton         Hopkins makes his directorial
                                           Hugh Lloyd          debut with this film which
                                           Rhoda Lewis         transposes Anton Chekov's stage
                                           Leslie Phillips     classic Uncle Vanya, to a
                                                               northern Welsh village.

I Shot Andy Warhol    Mary Harron          Stephen Dorff       A riveting portrait of the
                                           Martha Plimpton     lesbian revolutionary who
                                           Jared Harris        almost
                                           Lili Taylor         killed Andy Warhol, and a
                                           Lothaire Bluteau    tribute to the true King of Pop
                                           Anna Thompson       and the world surrounding him.

Lucky Break           Ben Lewis            Gia Cerides         A sophisticated and bawdy tale
                                           Anthony LaPaglia    of a passionate affair with
                                           Rebecca Gibney      physical mishaps, set in a
                                                               world where everybody is
                                                               slightly impaired and with an
                                                               unforgettable photo finish.

TITLE                      DIRECTOR               CAST                   DESCRIPTION
- -------------------   ------------------   ------------------  -------------------------------
Maybe . . . Maybe     Sonke Wortmann       Til Schweiger       A hilarious look at infidelity
Not                                        Katja Reimann       and mistaken sexual identity as
                                           Joachim Krol        an achingly handsome but skirt
                                           Rufus Beck          chasing boyfriend gets
                                                               entangled in a web of
                                                               miscommunications and
                                                               misinterpreted situations.

Napoleon              Mario Andrecchio                         In this live action adventure,
                                                               an adorable puppy gets lost in
                                                               the wild Australian outback.
                                                               Befriended by exotic animals,
                                                               Napoleon overcomes his fears
                                                               and discovers the magic of
                                                               nature.

Oh Mary This London   Suri Krishnamurna    Jason Barry         A poignant and dramatic tale
                                           Uba Seagrave        from the author of My Left
                                                               Foot. Based on actual
                                                               incidents, this sometimes
                                                               comical, sometimes tragic film
                                                               has a powerful emotional
                                                               charge.

Original Gangstas     Larry Cohen          Jim Brown           A contemporary action- adventure
                                           Fred Williamson     set in Gary, Indiana with a
                                           Pam Grier           soundtrack to include music
                                           Richard Roundtree   from a number of popular rap
                                           Ron O'Neal          groups.
                                           Paul Winfield
                                           Isabelle Sanford

Palookaville          Alan Taylor          William Forsythe    Three young men embrace crime
                                           Adam Trese          as a temporary change of
                                           Vincent Gallo       lifestyle and the solution to
                                                               unemployment.

Phat Beach            Doug Ellin           Jermaine Hopkins    The unprecedented hip hop beach
                                           Brian Hooks         comedy involving the comedic
                                           Claudia Kalcem      misadventures of two friends
                                                               during their summer break.

The Substitute        Robert Mandel        Tom Berenger        A mercenary goes undercover as
                                           Ernie Hudson        a substitute teacher after his
                                           Diane Venora        girlfriend is brutally attacked
                                           Glenn Plummer       by a gang of students. In an
                                           Marc Anthony        effort to uncover her
                                                               attackers, he soon discovers a
                                                               city wide drug ring that has
                                                               infiltrated the school and put
                                                               the entire student body in
                                                               jeopardy and in a war with the
                                                               criminals.

The Arrival           David Twohy          Charlie Sheen       A sci-fi thriller that revolves
                                           Ron Silver          around an unassuming scientist
                                           Lindsay Crouse      who becomes the only thing that
                                           Teri Polo           stands between our civilization
                                                               and certain destruction when he
                                                               investigates an unusual
                                                               shockwave from outer space and
                                                               discovers a team of
                                                               extraterrestrials poised to
                                                               take over the world.

TITLE                      DIRECTOR               CAST                   DESCRIPTION
- -------------------   ------------------   ------------------  -------------------------------
Trees Lounge          Steve Buscemi        Anthony LaPaglia    Revolves around Tommy Basilio,
                                           Chloe Sevigny       who loses his job and his
                                           Mimi Rogers         girlfriend to his best friend.
                                           Daniel Baldwin      But he manages to stumble
                                           Carol Kane          across friendship, inspiration,
                                                               and a strange kind of truth in
                                                               the last place he expected, the
                                                               local bar.

- ------------

  Enhance the Value of its Theatrical Exhibition Assets

    MIG believes it is the largest exhibitor of specialized motion pictures and art films in the United States. The Entertainment Group's theatre circuit currently consists of 52 theatres with a total of 140 screens. MIG's strategy is to: (i) expand in existing and new major markets through internal growth and acquisitions, (ii) upgrade and multiplex existing locations where there is demand for additional screens and (iii) continue to reduce operating and overhead costs as a percentage of revenue.

Entertainment Group Overview

    The Entertainment Group derives its revenue from the distribution of its product theatrically and in ancillary markets such as home video, pay and free television throughout the world and from the exhibition of feature films in MIG's theatres.

  Production, Acquisition and Distribution

    Theatrical Production, Acquisition and Distribution. MIG intends to emphasize the production and acquisition of commercial films at significantly lower than average industry costs. MIG believes that it can successfully control costs and increase returns by carefully selecting projects that: (i) are based on exploitable concepts, such as action-adventure and specialized motion pictures; (ii) are aimed at and cost-effectively marketed to specific niche audiences; (iii) employ affordable, well-recognized or emerging talent; and (iv) fit within pre-established cost/performance criteria. MIG also currently plans to avoid peak seasonal release periods such as early summer, Christmas and other holidays, when competition for screens is most intense and marketing costs are highest. MIG plans to continue acquiring product from independent producers for distribution on a fee basis with no investment other than recoupable distribution costs. MIG's acquisition program contemplates output arrangements with producers and the acquisition of existing catalogs, as well as film-by-film acquisitions.

    Home Video Distribution. In addition to releasing its new product, MIG will continue to exploit titles from its existing library, including previously released rental titles, re-issued titles and initially released titles, in the expanding sell-through and premium market sectors and through arrangements with mail-order and other selected licensees. In addition to distribution in the traditional videocassette sector, MIG also intends to pursue opportunities to distribute its library in video discs (see "--The United States Motion Picture Industry Overview--Emerging Technologies" below) and other emerging multimedia formats. MIG will continue to act as exclusive U.S. distributor for Streamline Pictures, a leading supplier of the increasingly popular Japanese anime genre, and to provide exclusive distribution services for Major League Baseball home video product and the Fox-Lorber catalog of foreign language and specialty films.

    Television Production and Distribution. MIG's television distribution involves licensing its film and television library to both pay television services as well as the free television market. MIG is currently negotiating services and is in the process of nationwide sales of various syndication packages to independent television stations and the non-traditional networks. Such syndication packages will be offered with unpackaged library titles, on a market-by-market basis. MIG also plans to expand its exploration of opportunities to produce original programming, including talk and game shows, for pay television, basic cable, first-run syndication and the non-traditional networks. MIG has historically engaged in the production and licensing of television series for first run syndication. MIG has produced and syndicated seven seasons of the athletic competition series American Gladiators and has produced and syndicated one season of the series The New Adventures of Flipper, a remake of its classic series Flipper. MIG intends to continue to produce television product for the first run syndication market, for cable networks and for foreign broadcasts. MIG does not intend to produce deficit-financed television programming for the domestic networks.

    Distribution in Foreign Markets. MIG distributes its existing library in traditional media and established markets outside of the United States and Canada, while actively pursuing new areas of exploitation. MIG intends to aggressively market its library in (i) new international markets in which the multi-channel television industry has recently emerged or is in the early stages of development, and (ii) territories which have not been reached by privatized free television, cable television, home video and other traditional media, but where the industry is expected to develop in the future. MIG will also explore opportunities to acquire and distribute new product in overseas markets, adding freshness and value to the library. Other strategies include the acquisition of foreign language programming for foreign distribution in combination with the English language library product.

  Exhibition

    MIG believes that its theatre circuit, with 140 screens in 52 theatres, is the largest exhibitor of specialized motion pictures and art films in the United States. The operation of these theatres provides MIG with relatively stable cash flows and allows MIG to participate in revenues from the exhibition of its films as well as films produced and distributed by others. MIG intends, on an opportunistic basis, to acquire additional screens in its existing markets and to expand into new markets that the Company considers to be among the primary markets for the exhibition of specialized and art films.

    MIG currently operates theatres in 19 cities in California, Colorado, Louisiana, Massachusetts, Minnesota, Ohio, Texas, Washington and Wisconsin. MIG emphasizes the exhibition of specialized motion pictures and art films and commercial films with literary and artistic components which appeal to the specialized film audience. The seating capacity for all theaters operated by MIG is approximately 40,000, of which 52% is in theatres located in California. The following table summarizes the location and number of theatres and screens operated by MIG:

                      LOCATION                          THEATERS    SCREENS
- -----------------------------------------------------   --------    -------
Belmont, California..................................       1           3
Berkeley, California.................................       5          16
Los Angeles, California..............................       3           7
Newport Beach, California............................       1           1
Oakland, California..................................       1           3
Palo Alto, California................................       4           6
Pasadena, California.................................       1           1
Sacramento, California...............................       2           6
San Diego, California................................       5           9
San Francisco, California............................       6          15
Denver, Colorado.....................................       3           8
New Orleans, Louisiana...............................       2           5
Cambridge, Massachusetts.............................       1           9
Minneapolis, Minnesota...............................       2           6
Cleveland, Ohio......................................       1           3
Dallas, Texas........................................       1           3
Houston, Texas.......................................       2           6
Seattle, Washington..................................       9          28
Milwaukee, Wisconsin.................................       2           5
                                                           --
                                                                    -------
                                                           52         140
                                                           --
                                                           --
                                                                    -------
                                                                    -------

    The exhibition of first-run specialized motion pictures and art films is a niche in the film exhibition business that is distinct from the exhibition of higher budget, wide-release films. For the most part, specialized motion pictures and art films are marketed by different distributors and exhibited in different theatres than commercial films produced by the major studios. Exhibitors of wide-release films typically must commit a substantial percentage of their screens to a small number of films. In contrast, exhibitors such as MIG typically show approximately 30 to 40 different films on their screens at any given time.

    In the normal course of its business, MIG opens new theatres in promising locations and closes theatres that are not performing well or for which it may not be feasible to renew the lease. During the twelve months ended March 31, 1996, MIG added 3 theatres with a total of 17 screens and closed one theatre with a total of two screens.

Competition and Seasonality

    All aspects of the Entertainment Group's operations are conducted in a highly competitive environment. To the extent that MIG seeks to distribute the films contained in its library or acquire or produce product, MIG will need to compete with many other motion picture distributors, including the "majors," most of which are larger and have substantially greater resources, film libraries and histories of obtaining film properties, as well as production capabilities and significantly broader access to distribution and exhibition opportunities. Many of MIG's competitors have substantially greater assets and resources. By reason of their resources, these competitors may have access to programming that would not generally be available to MIG and may also have the ability to market programming more extensively than MIG.

    Distributors of theatrical motion pictures compete with one another for access to desirable motion picture screens, especially during the summer, holiday and other peak movie-going seasons, and several of MIG's competitors in the theatrical motion picture distribution business have become affiliated with owners of chains of motion picture theatres. In addition, program suppliers of home video product compete for the open to buy dollars of video specialty stores and mass merchant retailers. A larger portion of these dollars are designated for megahit theatrically based sell-thru titles, video games and other entertainment media. The success of all the Entertainment Group's product is heavily dependent upon public taste, which is both unpredictable and susceptible to change.

    Although there are no other nationwide exhibitors of specialty motion pictures, MIG faces direct competition in each market from local or regional exhibitors of specialized motion pictures and art films. To a lesser degree, MIG also competes with other types of motion picture exhibitors. Other organizations, including the national and regional circuits, major studios, production companies, television networks and cable companies are or may become involved in the exhibition of films comparable to the type of films exhibited by MIG. Many of these companies have greater financial and other resources than MIG. As a result of new theater development and conversion of single-screen theatres to multiplexes, there is an increasing number of motion picture screens in the geographic areas in which MIG operates. At the same time, many motion picture exhibitors have been merging or consolidating their operations, resulting in fewer competitors with an increased number of motion picture screens competing for the available pictures. This combination of factors may tend to increase competition for films that are popular with the general public. MIG also competes with national and regional circuits and independent exhibitors with respect to attracting patrons and acquiring new theatres.

The United States Motion Picture Industry Overview

    The United States motion picture industry encompasses the production and theatrical exhibition of feature-length motion pictures and the subsequent distribution of such pictures in home video, television and other ancillary markets. The industry is dominated by the major studios, including Universal Pictures, Warner Bros., Twentieth Century Fox, Sony Pictures Entertainment (including Columbia

Pictures, Tri-Star Pictures and Sony Classics), Paramount Pictures and The Walt Disney Company (including Buena Vista, Touchstone Pictures, Hollywood Pictures and Miramax), which historically have produced and distributed the majority of theatrical motion pictures released annually in the United States. The major studios generally own their production studios and have national or worldwide distribution organizations. Major studios typically release films with production costs ranging from $20,000,000 to $50,000,000 or more and provide a continual source of motion pictures to the nation's theatre exhibitors.

    In recent years, "independent" motion picture production companies played an important role in the production of motion pictures for the worldwide feature film market. The independents do not own production studios and have more limited distribution capabilities than the major studios, often distributing their product through "majors." Independents typically produce fewer motion pictures at substantially lower average production costs than major studios. Several of the more prominent independents, including Miramax and New Line, were acquired by large entertainment companies, giving them access to greater financial resources.

  Motion Picture Production and Financing

    The production of a motion picture begins with the screenplay adaptation of a popular novel or other literary work acquired by the producer or the development of an original screenplay having its genesis in a story line or scenario conceived of or acquired by the producer. In the development phase, the producer typically seeks production financing and tentative commitments from a director, the principal cast members and other creative personnel. A proposed production schedule and budget also are prepared during this phase.

    Upon completing the screenplay and arranging financial commitments, pre-production of the motion picture begins. In this phase, the producer (i) engages creative personnel to the extent not previously committed; (ii) finalizes the filming schedule and production budget; (iii) obtains insurance and secures completion guarantees; (iv) if necessary, establishes filming locations and secures any necessary studio facilities and stages; and (v) prepares for the start of actual filming. Principal photography, the actual filming of the screenplay, may extend from six to twelve weeks or more, depending upon such factors as budget, location, weather and complications inherent in the screenplay.

    Following completion of principal photography, the motion picture is edited, optical, dialogue, music and any special effects are added, and voice, effects and music sound tracks and picture are synchronized during post-production. This results in the production of the negative from which the release prints of the motion picture are made.

    The cost of a theatrical motion picture produced by an independent production company for limited distribution ranges from approximately $4,000,000 to $10,000,000 as compared with an average of approximately $30,000,000 for commercial films produced by major studios for wide release. Production costs consist of acquiring or developing the screenplay, film studio rental, cinematography, post-production costs and the compensation of creative and other production personnel. Distribution expenses, which consist primarily of the costs of advertising and release prints, are not included in direct production costs and vary widely depending on the extent of the release and nature of the promotional activities.

    Independent and smaller production companies generally avoid incurring substantial overhead costs by hiring creative and other production personnel and retaining the other elements required for pre-production, principal photography and post-production activities on a project-by-project basis. Unlike the major studios, the independents and smaller production companies also typically finance their production activities from discrete sources. Such sources include bank loans, pre-sales, co-productions, equity offerings and joint ventures. Independents generally attempt to complete their financing of a motion picture production prior to commencement of principal photography, at which point substantial production costs begin to be incurred and must be paid.

    Pre-sales are used by independent film companies and smaller production companies to finance all or a portion of the direct production costs of a motion picture. Pre-sales consist of fees paid to the producer by third parties in return for the right to exhibit the motion picture when completed in theaters or to distribute it in home video, television, foreign or other ancillary markets. Producers with distribution capabilities may retain the right to distribute the completed motion picture either domestically or in one or more foreign markets. Other producers may separately license theatrical, home video, television, foreign and all other distribution rights among several licensees.

    Both major studios and independent film companies often acquire motion pictures for distribution through a customary industry arrangement known as a negative pickup, under which the studio or independent film company agrees to acquire from an independent production company all rights to a film upon completion of production. The independent production company normally finances production of the motion picture pursuant to financing arrangements with banks or other lenders in which the lender is granted a security interest in the film and the independent production company's rights under its arrangement with the studio or independent. When the studio or independent picks up the completed motion picture, it assumes the production financing indebtedness incurred by the production company in connection with the film. In addition, the independent production company is paid a production fee and generally is granted a participation in the net profits from distribution of the motion pictures.

  Motion Picture Distribution

    Motion picture distribution encompasses the distribution of motion pictures in theaters and in ancillary markets such as home video, pay-per-view, pay television, broadcast television, foreign and other markets. The distributor typically acquires rights from the producer to distribute a motion picture in one or more markets. For its distribution rights, the distributor typically agrees to advance the producer a certain minimum royalty or guarantee, which is to be recouped by the distributor out of revenues generated from the distribution of the motion picture and is generally nonrefundable. The producer also is entitled to receive a royalty equal to an agreed-upon percentage of all revenues received from distribution of the motion picture in excess of revenues covered by the royalty advance.

  Theatrical Distribution

    The theatrical distribution of a motion picture involves the manufacture of release prints, the promotion of the picture through advertising and publicity campaigns and the licensing of the motion picture to theatrical exhibitors. The size and success of the promotional advertising campaign can materially affect the revenues realized from the theatrical release of a motion picture. The costs incurred in connection with the distribution of a motion picture can vary significantly, depending on the number of screens on which the motion picture is to be exhibited and the ability to exhibit motion pictures during peak exhibition seasons. Competition among distributors for theaters during such peak seasons is great. Similarly, the ability to exhibit motion pictures in the most popular theaters in each area can affect theatrical revenues.

    The distributor and theatrical exhibitor generally enter into a license agreement providing for the exhibitor's payment to the distributor of a percentage of the box office receipts for the exhibition period, in some cases after deduction of the theater's overhead, or a flat negotiated weekly amount. The distributor's percentage of box office receipts generally ranges from an effective rate of 35% to over 50%, depending upon the success of the motion picture at the box office and other factors. Distributors carefully monitor the theaters which have licensed the picture to ensure that the exhibitor promptly pays all amounts due the distributor. Substantial delays in collections are not unusual.

    Motion pictures may continue to play in theaters for up to six months following their initial release. Concurrently with their release in the United States, motion pictures generally are released in Canada and may also be released in one or more other foreign markets. Typically, the motion picture then becomes available for distribution in other markets as follows:

                                   MONTHS AFTER            APPROXIMATE
                                 INITIAL RELEASE         RELEASE PERIOD
                               --------------------    -------------------
Domestic home video.........         4-6 months               --
Domestic pay-per-view.......         6-9 months                3 months
Domestic pay television.....       10-18 months            12-21 months
Domestic network or basic
cable.......................       30-36 months            18-36 months
Domestic syndication........       30-36 months              3-15 years
Foreign home video..........        6-12 months               --
Foreign television..........       18-24 months              3-12 years

  Home Video

    Home video distribution consists of the promotion and sale of videocassettes and videodiscs to local, regional and national video retailers which rent or sell such products to consumers primarily for home viewing.

  Pay-Per-View

    Pay-per-view television allows cable television subscribers to purchase individual programs, including recently released motion pictures and live sporting, music or other events, on a "per use" basis. The subscriber fees are typically divided among the program distributor, the pay-per-view operator and the cable system operator.

  Pay Television

    Pay television allows cable television subscribers to view HBO, Cinemax, Showtime, The Movie Channel, Encore and other pay television network programming offered by cable system operators for a monthly subscription fee. The pay television networks acquire a substantial portion of their programming from motion picture distributors.

  Broadcast and Basic Cable Television

    Broadcast television allows viewers to receive, without charge, programming broadcast over the air by affiliates of the major networks (ABC, CBS, NBC and Fox), independent television stations and cable and satellite networks and stations. In certain areas, viewers may receive the same programming via cable transmission for which subscribers pay a basic cable television fee. Broadcasters or cable systems operators pay fees to distributors for the right to air programming a specified number of times.

  Foreign Markets

    In addition to their domestic distribution activities, some motion picture distributors generate revenues from distribution of motion pictures in foreign theaters, home video, television and other foreign markets. There has been a dramatic increase in recent years in the worldwide demand for filmed entertainment. This growth is largely due to the privatization of television stations, introduction of direct broadcast satellite services, growth of home video and increased cable penetration.

  Other Markets

    Revenues also may be derived from the distribution of motion pictures to airlines, schools, libraries, hospitals and the military, licensing of rights to perform musical works and sound recordings embodied in a motion picture, and rights to manufacture and distribute games, dolls, clothing and similar commercial articles derived from characters or other elements of a motion picture.

  Emerging Technologies

    Video-On-Demand. Perhaps the most important advance in the last five years has been the development of the video-on-demand technology through the creation of digital video compression. Digital compression involves the conversion of the analog television signal into digital form and the compression of more than one video signal into one standard channel for delivery to customers. Compression technology will be applied not only to cable but to satellite and over-the-air broadcast transmission systems. This offers the opportunity to dramatically expand the capacity of current transmission systems. Several telecommunications companies are currently testing trial video-on-demand systems. These include Bell Atlantic, Time Warner, Telecommunications, Inc. and Pacific Telesis.

    DVD. Another new technology that has emerged is the video CD or "digital variable disc." Just as compact discs have become the dominant medium for prerecorded music, DVD is expected to become a widely-accepted format for home video programming.

    DBS. Direct Broadcast Satellite (DBS) technology also offers a new transmission technology. As the major delivery system for premium television services in Europe, particularly in the U.K., DBS is expected to expand the pay television market in the United States.

COMMUNICATIONS GROUP

    Through the Communications Group, MIG intends to capitalize on the demand, which developed in the late 1980s and early 1990s, for modern communications systems in Eastern Europe. MIG owns interests in and participates along with local business and governmental partners in the management of joint ventures which operate a variety of communications services in certain countries in Eastern Europe and certain of the former Soviet Republics. MIG's joint ventures typically cover markets which have large populations and strong economic potential, but lack reliable and efficient communications services. MIG also targets markets where systems can be constructed with relatively low capital investments and where multiple communications services can be offered to the population.

    MIG owns interests in and participates along with local entities in the management of joint ventures which operate and/or are constructing: (i) 10 wireless cable television systems with combined households of approximately 8.8 million; (ii) 8 paging systems with aggregate target populations of approximately 55.9 million; (iii) an international toll calling service in the Republic of Georgia covering a population of approximately 5.5 million; (iv) a Trunked Mobile Radio service with an aggregate target population of approximately 2.1 million; and (v) 5 radio stations in 7 cities reaching combined households of approximately 8.6 million in Hungary, Russia and Latvia. The Communications Group recently entered into a letter of intent to purchase 51% of a U.K. company that has ownership interests in 9 companies providing trunked mobile radio services in Europe. Consummation of such acquisition remains subject to a number of conditions including the execution of definitive documentation. The Company is also pursuing licenses for similar services in other emerging markets, where the economies are expanding, including the Pacific Rim.

    MIG believes that the performance of its existing joint ventures has demonstrated that there is significant demand for these services in its license areas. Many of the joint ventures are in the early stages of constructing and/or marketing their services, and MIG expects to significantly increase its subscriber and customer bases as these businesses mature. In addition, as one of the first entrants into these markets, MIG believes that it has developed a reputation for providing quality service and has formed important relationships with local entities. As a result, MIG believes it is well positioned to capitalize on opportunities to provide additional communications services in its markets as licenses are awarded.

    For a summary of the joint ventures' markets and existing projects, their status, MIG's direct or indirect ownership interest, the year such projects became operational, the population or number of households in the ventures' market and the amounts loaned to such venture by MIG and contributed to such projects by MIG, see "- Communications Group Overview - Markets" below.

Strategies

    MIG's strategy is to grow its subscriber and customer bases, as well as its revenues and cash flows by (i) completing the build out of existing license areas; (ii) pursuing additional licenses in existing markets and (iii) obtaining new licenses in attractive markets.

    Completing Build Out of Existing License Areas

    The Communications Group was formed to capitalize on the demand, which developed in the late 1980s and early 1990s, for modern communications systems in Eastern Europe. Since its formation in 1990, the Communications Group has been aggressively investing in joint ventures to obtain communications licenses in underserved markets. Many of the Communications Group's operating companies are currently in various stages of constructing their systems. MIG intends to accelerate the build out of those areas requiring additional construction and believes that, as a result of the Company's use of wireless technology, a significant portion of this build out can be completed at a significantly lower cost than wired technology.

    Pursuing Additional Licenses in Existing Markets

    MIG is pursuing opportunities to provide additional communications services in regions in which it currently operates. This strategy will enable MIG to more efficiently utilize its existing infrastructure and to capitalize on marketing opportunities by bundling its services. MIG expects to benefit from its knowledge of and experience with local governments, laws and customs in pursuing such opportunities. MIG believes that in the markets in which it currently provides certain of its services, the Company typically has several significant competitive advantages that will enable it to obtain licenses for and successfully operate additional services in these markets. These competitive advantages include (i) an established relationships with local joint venture partners; (ii) established relationships with consumers; and (iii) a fundamental understanding of the region's political, economic and cultural issues.

    Obtaining New Licenses in Attractive Markets

    MIG is actively pursuing investments in joint ventures to obtain new licenses for wireless cable television, paging, wireless telephony and radio broadcast projects in markets in which it presently does not have any licenses. MIG intends to target emerging markets with strong economic potential which lack adequate communications services. MIG has identified several attractive opportunities in Eastern Europe and the Pacific Rim, and recently began to provide cable services in Bucharest, Romania and paging services in St. Petersburg, Russia. In evaluating whether to enter a new market, MIG assesses, among other factors, the (i) potential demand for MIG's services and the availability of competitive services; (ii) strength of local partners; and (iii) political, social and economic environment.

Communications Group Overview

    Markets

    A summary of the Communications Group's markets and existing projects, their status, MIG's direct or indirect ownership interest in each such project, the year such projects became operational, the population or number of households in the project's market, the amount of capital loaned to such projects by MIG and contributed to such projects by MIG is detailed in the chart below:

                                                          COMMUNICATIONS
                                                           GROUP DIRECT
                                                           OR INDIRECT                                            AMOUNT LOANED
                                                            OWNERSHIP        YEAR                                  TO PROJECT
      MARKET AND PROJECTS                     STATUS         INTEREST     OPERATIONAL  HOUSEHOLD/POPULATION(1)  (IN THOUSANDS)(2)
      ---------------------------------   --------------- --------------  -----------  -----------------------  -----------------
1.    MOSCOW, RUSSIA
      Wireless Cable Television........   Operational           50.0%         1992            3.5 million            $ 8,881
      FM Radio (2 Frequencies).........   Operational           51.0          1994(3)         3.5 million              1,838
2.    TBILISI, GEORGIA
      Wireless Cable Television........   Operational           49.0          1993             .5 million              3,520
      International Toll Calling          Operational           30.0          1994            5.5 million            --
       (throughout the Republic of
      Georgia) (4).....................
      Paging...........................   Operational           45.0          1994            5.5 million(5)             475
3.    RIGA, LATVIA
      Wireless Cable Television........   Operational           50.0          1992             .4 million              8,184
      Paging (Nationwide)..............   Operational           50.0          1995(6)         2.8 million              1,268
      FM Radio.........................   Operational           55.0          1995(7)          .4 million                 35
      Cellular Telephony...............   Licensed              49.0         --                --                    --
4.    TASHKENT, UZBEKISTAN
      Wireless Cable Television........   Operational           50.0          1993            1.2 million              3,360(12)
      Paging...........................   Operational           50.0          1994           15.3 million(5)         --
      Wireless Local Loop Telephony....   License               50.0         --               2.1 million            --
                                          pending, under
                                          construction
5.    ESTONIA
      Paging...........................   Operational           39.1          1993            1.5 million              2,535
6.    BUCHAREST, ROMANIA
      Wireless Cable Television........   Operational           99.0          1996             .9 million                786
      Paging...........................   Operational           54.1          1993           12.0 million(5)           2,324
      Trunked Mobile Radio.............   Operational           54.1          1995            2.1 million                448
7.    KISHINEV, MOLDOVA
      Wireless Cable Television........   Operational           50.0          1994             .3 million              1,346
8.    ALMATY, KAZAKHSTAN
      Wireless Cable Television........   Operational           50.0          1995             .8 million              1,016
      Paging...........................   Operational           50.0          1995           12.5 million(5)             245
9.    ST. PETERSBURG, RUSSIA
      AM Radio.........................   Operational           50.0          1995(8)          .9 million            --
      FM Radio.........................   Operational           50.0          1995(8)          .9 million                429
      Paging...........................   Operational           40.0          1995(9)         3.5 million            --
10.   NIZHNY NOVGOROD, RUSSIA
      Wireless Cable Television........   License               50.0         --                .7 million                 75
                                          pending, under
                                          construction
      Paging...........................   Operational           45.0          1994            2.8 million                 52
11.   MINSK, REPUBLIC OF BELARUS
      Wireless Cable Television........   Under                 50.0         --                .3 million                518
                                          Construction
12.   BUDAPEST, SIOFOK, AND KHEBEGY,
      HUNGARY (10)
      AM Radio.........................   Operational          100.0          1994            3.5 million(11)            948
      FM Radio (2 Frequencies).........   Operational          100.0          1994
13.   SOCHI, RUSSIA
      FM Radio.........................   Operational           51.0          1995             .3 million                 85
14.   VILNIUS, LITHUANIA
      Wireless Cable Television........   Under                 55.0         --                .2 million            --
                                          Construction

           AMOUNT
         CONTRIBUTED
         TO PROJECT
      (IN THOUSANDS)(2)
      -----------------
1.
           $ 1,093
               823
2.
               779
             2,556
               250
3.
               819
               250
               140
           --
4.
               580(12)
           --
           --
5.
               396
6.
               682
               490
           --
7.
               400
8.
               222
                 2
9.
           --
               133
               527
10.
               180
               330
11.
               400
12.
             8,107
13.
               185
14.
                81

- ------------
 (1) Covered population is provided for paging, telephony and trunked mobile radio systems and covered households for wireless cable television and radio systems.

 (2) Represents amounts loaned and contributed as of December 31, 1995.

 (3) Purchased equity of existing operational company in 1994; the company was formed in 1991.

 (4) Provides international toll calling services between Georgia and the rest of the world and is the only Intelsat designated representative in Georgia to provide such services.

 (5) Indicates population the Communications Group intends to cover by the end of 1996. In each of the foregoing markets, the Communications Group covers the capital city and is currently expanding the services of such operations to cover additional cities.

 (6) Purchased equity of existing company in 1995; the company was formed in 1994.

 (7) Purchased equity of existing operational company in 1995; the company was formed in 1993.

 (8) Purchased equity of existing operational company in 1995; the company was formed in 1993.

 (9) Purchased equity of existing company in 1995; the company was formed in 1994.

(10) Purchased equity of existing operational company in 1994; the company was formed in 1989.

(11) Total household coverage of AM and FM radio.

(12) Reflects amounts loaned and contributed to all projects in Tashkent, Uzbekistan.

    The markets which MIG targets for its services typically (i) have large populations; (ii) have strong economic potential; (iii) are usually the capital city of a country, republic or province; and (iv) are easily accessible to the Communications Group's central offices. MIG believes that most of its markets have a concentration of educated people who desire quality entertainment, sports and news as well as reliable and efficient communications services. As principal cities of their respective countries, republics or provinces, these markets are in many cases home to a significant number of foreign diplomats, businessmen and advisors who MIG anticipates will often become premium service customers.

    MIG believes that the vast majority of the political, social and economic leaders of these markets recognize the importance of communications as a means to modernizing their societies. In the Communications Group's markets, the breadth of television programming is somewhat limited and there exists a demand for quality entertainment and news programming. Additionally, the antiquated telephone systems in many of these markets do not have the capacity to adequately serve residents. MIG believes that its systems can provide a solution to these problems because: (i) MIG's wireless cable television and AM and FM broadcast services will provide a wide selection of quality entertainment, sports broadcasting, educational programming, and international news at an affordable rate to both local and foreign residents; (ii) MIG's wireless telephony services will be a comparatively low-cost means of quickly providing intra-country communications as well as telephone access to the rest of the world using international satellite links; and (iii) MIG's alphanumeric and digital display paging services will be a dependable and efficient means to communicate one-way without the need for a recipient to access a telephone network, which is often overloaded or unavailable. MIG is not aware of any significant governmental restrictions with respect to broadcasting time or program content in its existing cable television and radio broadcasting markets which may have a material adverse effect on MIG and its operations in these markets.

    In most cities where MIG provides or expects to provide service, a substantial percentage of the population (approximately 90% in Moscow) lives in large apartment buildings. This characteristic lowers the cost of installation and eases penetration of wireless cable television and wireless telephony services into a city, because a single microwave receiving location can bring service to a large number of people. MIG currently is licensed to provide wireless cable television to markets which have in the aggregate approximately
8.8 million households, and paging services in markets with a population totaling approximately 55.9 million. MIG believes that the cost of constructing a coaxial cable television system covering the same number of households as are covered by each of MIG's systems would be significantly more expensive than the costs incurred by MIG in constructing a wireless system.

    MIG has obtained political risk insurance from OPIC for its operating cable television systems in Moscow, Riga, Tbilisi and Tashkent and for its international toll calling joint venture which operates in the Republic of Georgia and may endeavor to obtain OPIC insurance for additional systems which are eligible for such insurance. OPIC is a United States governmental agency which provides United States investors with insurance against expropriation, political violence and loss of business income in more than 130 developing nations. Subject to the exclusions provided for in the contract of insurance, OPIC insurance provides coverage up to certain policy limits for loss of investment in a joint venture due to expropriation by foreign governments or political violence. In some ventures, the policy also covers loss of business income resulting from political violence. Risks not related to expropriation or political violence are not covered by OPIC insurance. OPIC insurance does not cover loss of investment related to non-payment of principal and/or interest on any loan extended to any joint venture and/or joint venture project unless such non-payment was caused by an expropriation by a foreign government or political violence. The Communications Group currently has outstanding a significant amount of loans to its joint ventures. MIG currently has expropriation and political violence insurance coverage with OPIC in the amount of (i) $2,800,000 with respect to its Moscow cable television system; (ii) $2,200,000 with respect to its Riga cable television system; (iii) $3,000,000 with respect to its Tbilisi cable television system; (iv) $2,000,000 with respect to its Tashkent cable television system and (v) $2,858,000 with respect to its international toll calling joint venture in the Republic of Georgia. MIG currently has loss of business income insurance with OPIC in the amount of (i) $1,500,000 with respect to its Moscow cable television system; (ii) $1,000,000 with respect to its Riga cable television system; and (iii) $550,000 with respect to its Tbilisi cable television system. MIG is also currently eligible to purchase additional expropriation and political violence insurance and loss of business income insurance from OPIC with respect to these systems. There can be no assurance that any insurance obtained by MIG from OPIC will adequately compensate MIG for any losses it may incur or that MIG will elect to obtain or be able to obtain OPIC insurance for any of its additional systems or renew existing policies. See "RISK FACTORS - Risk to the Communications Group Inherent in Foreign Investment."

    Joint Ventures

    After deciding to obtain an interest in a particular communication business, MIG generally enters into discussions with the appropriate Ministry of Communications or local parties which have interests in communications properties in a particular market. If the negotiations are successful, a joint venture agreement is entered into and is registered, and the right to use frequency licenses is contributed to the joint venture by MIG's local partner or is allocated by the appropriate governmental authority to the joint venture. In the case of MIG's radio station operations, MIG has, in many cases, directly purchased companies with an operating radio station or an ownership interest in a joint venture which operates a radio station.

    Generally, MIG owns approximately 50% of the equity in a joint venture with the balance of such equity being owned by a local entity, often a government-owned enterprise. In 1995, the Russian Federation Legislature proposed, but did not enact legislation, which would limit the interest which a foreign person is permitted to own in entities holding broadcasting licenses. If legislation is enacted in Russia or any of MIG's other markets limiting foreign ownership of broadcasting licenses and MIG is required to reduce its interests in any of the ventures in which it owns an interest, it is unclear how such reduction would be effected. See "RISK FACTORS--Risks to the Communications Group Inherent in Foreign Investment."

    Each joint venture's day-to-day activities are managed by a local management team selected by its board of directors or its shareholders. The operating objectives, business plans, and capital expenditures of a joint venture are approved by the joint venture's board of directors, or in certain cases, by its shareholders. In most cases, an equal number of directors or managers of the joint venture are selected by MIG and its local partner. In other cases, a differing number of directors or managers of the joint venture may be selected by MIG on the basis of the percentage ownership interest of MIG in the joint venture.

    In many cases, the credit agreement pursuant to which MIG loans funds to a joint venture provides MIG with the right to appoint the general manager of the joint venture and to approve unilaterally the annual business plan of the venture. These rights continue so long as amounts are outstanding under the credit agreement. In other cases, such rights may also exist by reason of MIG's percentage ownership interest in the joint venture or under the terms of the joint venture's governing instruments.

    MIG's joint ventures are limited liability entities which are permitted to enter into contracts, acquire property and assume and undertake obligations in their own names. Because the joint ventures are limited liability companies, the joint ventures' equityholders have limited liability to the extent of their investment. Under the joint venture agreements, each of MIG and the local joint venture partner is obligated to make initial capital contributions to the joint venture. In general, a local joint venture partner does not have the resources to make cash contributions to the joint venture. In such cases, MIG has established or plans to establish an agreement with the joint venture whereby, in addition to cash contributions by MIG, each of MIG and the local partner makes in-kind contributions (usually communications equipment in the case of MIG and frequencies, space on transmitting towers and office space in the case of the local partner), and the joint venture signs a credit agreement with MIG pursuant to which MIG loans the venture certain funds. Typically, such credit agreements provide for interest payments to MIG at MIG's current cost of borrowing in the United States and for payment of principal and interest from 90% of the joint venture's available cash flow prior to any pro rata distributions to MIG and the local partner. As of December 31, 1995, MIG had obligations to fund (i) an additional $1.1 million to the equity of its joint ventures (or to complete the payment of shares purchased by MIG) and (ii) up to an additional $16.9 million to fund the various credit lines MIG has extended to its joint ventures. MIG's funding commitments under such credit lines are contingent upon its approval of the joint ventures' business plans. To the extent that MIG does not approve a joint venture's business plan, MIG is not required to provide funds to such joint venture under the credit line. After the full repayment of the loan owed by the joint venture to MIG, the distributions from the joint venture to MIG and the local partner are made on a pro rata basis in accordance with their respective ownership interests.

    Services to and Payments from Joint Ventures

    In addition to loaning funds to the joint ventures, MIG often provides certain services to many of the joint ventures. MIG currently charges certain ventures for services provided by it. MIG often does not require start-up joint ventures to reimburse it for certain services that MIG provides such as engineering advice, assistance in locating programming, and assistance in ordering equipment. As each joint venture grows, MIG institutes various payment mechanisms to have the joint venture reimburse it for such services where they are provided. The failure of MIG to obtain reimbursement of such services will not have a material impact on MIG.

    Under existing legislation in certain of MIG's markets, distributions from a joint venture to its partners will be subject to taxation. The laws in MIG's markets vary markedly with respect to the tax treatment of distributions to joint venture partners and such laws have also recently been revised significantly in many of MIG's markets. There can be no assurance that such laws will not continue to undergo major changes in the future which could have a significant negative impact on MIG and its operations.

    Marketing

    MIG targets its wireless cable television service toward foreign national households, embassies, foreign commercial establishments, international and local hotels, local households and local commercial establishments. Paging services are targeted toward people who spend a significant amount of time outside of offices, have a need for mobility, or are business people without ready access to telephones. Paging market segments include the local police, the military, foreign and local business people and embassy personnel.

    Radio station programming is targeted toward 25 to 55 year old consumers, who are believed by management of MIG to be the most affluent in the emerging societies of Eastern Europe and the former Soviet Republics. Each station's format is intended to appeal to the particular listening interests of this consumer group in its market. This is intended to enable the commercial sales departments of each joint venture to present to advertisers the most desirable market for their products and services, thereby heightening the value of the station's commercial advertising time. Advertising on these stations is sold to local and international advertisers.

    Development of Communications Systems

    Wireless Cable Television. Wireless cable television is a technology experiencing rapid growth worldwide. In the United States, wireless cable television, also referred to as MMDS (multichannel, multi-point distribution service), is gaining acceptance as a competitor to coaxial cable service. In addition, the service has low installation and maintenance costs relative to coaxial cable services.

    Each of MIG's wireless cable television systems is expected to operate in a similar manner. Various programs, transmitted to satellite transponders, will be received by the joint venture's satellite dishes located in a central facility. The signal will then be transmitted to a video switching system located in the joint venture's facilities, generally near the city's main transmission tower. Other programs, such as movies, will be combined into a predetermined set of channels and fed to solid state, self-diagnostic transmitters and antennae located on the transmission tower. Encrypted multichannel signals will then be broadcast as far as 50 kilometers in all directions.

    The specialized compact receiving antenna systems, installed on building rooftops as part of the system, will receive the multiple channel signals transmitted by the transmission tower antennae and convert and route the signals to a set-top converter and a television receiver via a coaxial cabling system within the building. The set-top converter descrambles the signal and is also used as a channel selector to augment televisions having a limited number of channels.

    Wireless Cable Television Programming. MIG currently offers English, French, German and Russian language programming, with plans to expand into other languages as demand increases. Some of MIG's channels are dubbed and others are subtitled into the local language. Generally, MIG's "basic" service provides programming of local off-air channels and an additional five to six channels with a varied mixture of European or American sports, music, international news or general entertainment. MIG's "premium" service generally includes the channels which make up its basic service as well as an additional number of satellite channels and a movie channel that offers recent and classic movies, which feature such actors as Robert De Niro, Candice Bergen, Charles Bronson and Sean Connery.

    MIG's programming options currently include news channels such as BBC World, CNN International, Sky News and Euronews, music, sports and entertainment channels such as BBC Prime, MTV Europe, Eurosport, TNT/Cartoon Network, NBC Super Channel and Discovery Channel Europe and a movie channel.

    MIG currently offers "Pay Per View" movies on its Baltcom cable television system which operates in Riga, Latvia and is planning in the future to add such service to its program lineups in certain of its other markets. The subscriber pays for "Pay Per View" services in advance, and the intelligent decoders that MIG uses automatically deduct the purchase of a particular service from the amount paid in advance.

    Paging. MIG's paging systems represent a moderately priced service which is complementary to telephony. Alphanumeric and digital display paging systems are useful in Eastern European countries, the former Soviet Republics and other emerging markets for sending information one-way without the need for a recipient to access a telephone network, which in many of these markets are often overloaded or unavailable.

    MIG offers service with three types of pagers: (i) tone only, which upon encoded signaling produces several different tones depending on the code transmitted; (ii) digital display, which emits a variety of tones and permits the display of up to 16 digits; and (iii) alphanumeric, which emits a variety of tones and displays as many as 63 characters. Subscribers may also purchase additional services, such as paging priority, group calls and other options.

    As an adjunct to paging services, the joint ventures operate 24-hour service bureaus to receive calls and record and transmit messages. In addition, automatic paging messages are accepted from personal computers, telex machines and cellular telephones.

    AM and FM Radio. Programming in each of MIG's AM and FM markets is designed to appeal to the particular interests of a specific demographic group in such markets. Although MIG's radio programming formats are constantly changing, programming generally consists of popular music from the United States, Western Europe, and the local area. News is delivered by local announcers in the language appropriate to the region, and announcements and commercials are locally produced. By developing a strong listenership base comprised of a specific demographic group in each of its markets, MIG believes it will be able to attract advertisers seeking to reach these listeners. MIG believes that the technical programming and marketing expertise that it provides to its joint ventures enhances the performance of the joint ventures' radio stations.

    International Toll Calling. MIG owns approximately 30% of Telecom Georgia. Telecom Georgia handles all international calls inbound to and outbound from the Republic of Georgia to the rest of the world. Telecom Georgia is currently making interconnect arrangements with several international long distance carriers such as Sprint and Telespazio of Italy. For every international call made to the Republic of Georgia, a payment will be due to Telecom Georgia by the interconnect carrier and for every call made from the Republic of Georgia to another country, Telecom Georgia will bill its subscribers and pay a destination fee to the interconnect carrier.

    Trunked Mobile Radio. MIG's Romanian joint venture provides trunked mobile radio services in certain areas in Romania. MIG also recently signed a letter of intent to purchase a 51% interest in Protocall Ventures, Ltd., a U.K. company with ownership interests in 9 trunked mobile radio systems operating in Portugal, Spain, and Belgium. Trunked mobile radio systems are primarily designed to provide mobile voice communications among members of user groups and interconnection to the public switched telephone network. Trunked mobile radio systems are commonly used by taxi companies, construction teams, security services and other groups with need for significant internal communications.

    Wireless Telephony. MIG is currently exploring a number of investment opportunities in wireless telephony systems in a number of countries in Eastern Europe, the former Soviet Republics, including Uzbekistan and Georgia, and the emerging markets in the Pacific Rim and has installed test systems in certain of these markets. MIG believes that its proposed wireless telephony systems are a time and cost effective means of improving the communications infrastructure in Eastern Europe, the former Soviet Republics and emerging markets in the Pacific Rim. The current telephone systems in these markets are antiquated and overloaded, and consumers in these markets typically must wait several years to obtain telephone service.

    MIG's proposed fixed wireless local loop telephony offers the current telephone service provider a rapid and cost effective method to expand their service base. The system eliminates the need to build additional fixed wire line infrastructure by utilizing a microwave connection directly to the subscriber.

Competition

    Wireless Cable

    Most of MIG's current cable television competitors in its markets are undercapitalized, small, local companies that are providing limited programming to their subscribers. MIG does not, however, have or expect to have exclusive franchises with respect to its cable television operations and may therefore face more significant competition in the future from highly capitalized entities seeking to provide services similar to MIG's in its markets. MIG also encounters competition in some markets from unlicensed competitors which may have lower operating expenses and may be able to provide cable television service at lower prices than MIG. MIG currently competes in all of its markets with over-the-air broadcast television stations. MIG is also aware that equipment is being manufactured for the purpose of unlawfully receiving and decoding encrypted signals transmitted by wireless cable television ventures. MIG believes that it has thus far only experienced unlawful receipt of its signal on a limited basis with respect to certain of its wireless cable television services. In addition, another possible source of competition for MIG are videotape cassettes. MIG's wireless cable also competes with individual satellite dishes.

    Paging

    In some of MIG's paging markets, MIG has experienced and can expect to continue to experience competition from existing small, local, paging operators who have limited areas of coverage and from, in some cases, paging operators established by Western European and United States investors with substantial experience in paging. MIG also faces competition from a segment of radio paging operations utilizing FM Subcarrier Frequency transmissions. The local phone systems are also considered to be a significant competitor to MIG's paging operations. MIG does not have or expect to have exclusive franchises with respect to its paging operations and may therefore face more significant competition in the future from highly capitalized entities seeking to provide services similar to MIG's in its markets.

    Wireless Telephony

    While the existing wireline telephone systems in Eastern Europe and the former Soviet Republics are often antiquated, the fact that these systems are already well-established and operated by governmental authorities means that they are a source of competition for MIG's proposed wireless telephony operations. In addition, one-way paging service may be a competitive alternative which is adequate for those who do not need a two-way service, or it may be a service that reduces wireless telephony usage among wireless telephony subscribers. MIG does not have or expect to have exclusive franchises with respect to its wireless telephony operations and may therefore face more significant competition in the future from highly capitalized entities seeking to provide services similar to or competitive with MIG's in its markets. In certain markets, cellular telephone operators exist and represent a competitive alternative to MIG's proposed wireless telephony. A cellular telephone can be operated in the same manner as a wireless loop telephone in that either type of service can simulate the conventional telephone service by providing local and international calling from a fixed position in its service area. Both services are connected directly to a telephony switch operated by the local telephone company and therefore can initiate calls to or receive calls from anywhere in the world currently served by the international telephone network. Cellular telephony and wireless loop telephony eliminate the need for trenching and laying of wires for telephone services and thus deploy telephone service quickly and cost effectively. Wireless loop technology utilizes radio frequencies, instead of copper or fiber optic cable, to transmit between a central telephone switch and a subscriber's building. Cellular telephony enables a subscriber to move from one place in a city to another while using the service while wireless loop telephony is intended to provide fixed telephone services which can be deployed as rapidly as cellular telephony and at a lower cost.

    FM and AM Radio

    In each of MIG's existing markets, there are either a number of stations in operation already or plans for competitive stations to be in service shortly. As additional stations are constructed and commence operations, MIG expects to face significantly increased competition for listeners and advertising revenues from parties with programming, engineering and marketing expertise comparable to MIG's. Other media businesses, including broadcast television, cable television, newspapers, magazines and billboard advertising also compete with MIG's radio stations for advertising revenues.

                                   MANAGEMENT

    The executive officers of the Company and certain executive officers of the Company's subsidiaries and their respective ages and positions are as follows:

    NAME                                     AGE                     OFFICE
- ------------------------------------------   ---   ------------------------------------------
John W. Kluge.............................   81    Chairman
Stuart Subotnick..........................   54    Vice Chairman
John D. Phillips..........................   53    President and Chief Executive Officer
Silvia Kessel.............................   45    Senior Vice President, Chief Financial
                                                     Officer and Treasurer
Arnold L. Wadler..........................   52    Senior Vice President, General Counsel and
                                                     Secretary
W. Tod Chmar..............................   42    Senior Vice President
Robert A. Maresca.........................   61    Senior Vice President (Chief Accounting
                                                     Officer)
Communications Group:

Carl C. Brazell...........................   55    Co-President of MITI
Richard J. Sherwin........................   52    Co-President of MITI

Entertainment Group:

Samuel Goldwyn, Jr........................   69    Chairman of Goldwyn
Meyer Gottlieb............................   56    President and C.O.O. of Goldwyn
Bradley R. Krevoy.........................   39    Co-President of MPCA
Steven Stabler............................   41    Co-President of MPCA
Leonard White.............................   56    President and Chief Executive Officer of
                                                     Orion

    The following is a biographical summary of the experience of the executive officers of the Company and certain executive officers of the Company's subsidiaries.

    Mr. Kluge has served as Chairman of the Board of Directors of MIG since the consummation of the November 1 Mergers and as Chairman of the Board of Orion since 1992. In addition, Mr. Kluge has served as Chairman and President of Metromedia Company and its predecessor-in-interest, Metromedia, Inc. for over five years. Mr. Kluge is also a director of The Bear Stearns Companies, Inc., WorldCom, Inc. (formerly LDDS Communications, Inc.), Occidental Petroleum Corporation and Conair Corporation. Mr. Kluge is Chairman of MIG's Executive Committee.

    Mr. Subotnick has served as Vice Chairman of the Board of Directors of MIG since the consummation of the November 1 Mergers and as Vice Chairman of the Board of Orion since November 1992. In addition, Mr. Subotnick has served as Executive Vice President of Metromedia Company and its predecessor-in-interest, Metromedia, Inc., for over five years. Mr. Subotnick is also a director of Carnival Cruise Lines, Inc. and WorldCom, Inc. Mr. Subotnick is Chairman of the Audit Committee and a member of the Executive and Nominating Committees of MIG.

    Mr. Phillips has served as President and Chief Executive Officer of MIG since April 19, 1994 and was elected to the Board of Directors of MIG and to the Executive Committee on the same date. Mr. Phillips served as Chief Executive Officer of Resurgens Communications Group, Inc. from May 1989 until Resurgens was merged with Metromedia Communications Corporation and WorldCom, Inc. in September 1993. Mr. Phillips also serves as a director of Restor Industries, Inc. and Roadmaster Industries, Inc.

    Ms. Kessel has served as Senior Vice President, Chief Financial Officer and Treasurer of MIG since the consummation of the November 1 Mergers, as Executive Vice President of Orion since January 1993, Senior Vice President of Metromedia since 1994 and President of Kluge & Company since January 1994. Prior to that time, Ms. Kessel served as Senior Vice President and a Director of

Orion from June 1991 to November 1992 and Managing Director of Kluge & Company (and its predecessor) from April 1990 to January 1994. Ms. Kessel also serves as a director of WorldCom, Inc. Ms. Kessel is a member of the Nominating Committee of MIG.

    Mr. Wadler has served as Senior Vice President, General Counsel and Secretary of MIG since the consummation of the November 1 Mergers, as a Director of Orion since 1991 and as Senior Vice President, Secretary and General Counsel of Metromedia Company for over five years. Mr. Wadler is Chairman of the Nominating Committee of MIG.

    Mr. Chmar was elected to the position of Senior Vice President of the Company on June 10, 1994. Mr. Chmar served as a partner in the law firm of Long, Aldridge & Norman from January 1985 until September 1993.

    Mr. Maresca has served as a Senior Vice President of MIG since November 1, 1995. Mr. Maresca has served as a Senior Vice President--Finance of Metromedia Company for the prior five years.

    Mr. Brazell has served as Co-President and Director of MITI and a predecessor company since 1993. Prior to that, Mr. Brazell served as President and Chief Executive Officer of Command Communications, Inc. an owner of radio properties and prior to that he served in various capacities in the radio broadcasting industry, including serving as President of the radio division of Metromedia, Inc., the predecessor-in-interest to Metromedia Company.

    Mr. Sherwin has served as Co-President and Director of MITI and a predecessor company since October 1990. Prior to that, Mr. Sherwin served as the Chief Operating Officer of Graphic Scanning Corp., a paging and wireless telecommunications company.

    Mr. Goldwyn founded Goldwyn in 1979 and has been its Chairman of the Board of Directors and Chief Executive Officer since that time. Mr. Goldwyn has been involved in the filmed entertainment business his entire adult life and has produced a number of feature films. Mr. Goldwyn is also a prize-winning documentary producer, an Emmy Award-winning television producer, a writer for theatrical motion pictures and television, and a director. Mr. Goldwyn has served as a member of the Board of Governors of the Academy of Motion Picture Arts and Sciences.

    Mr. Gottlieb, Chief Operating Officer and a Director of Goldwyn since 1979 and President of Goldwyn since 1987 assisted Mr. Goldwyn in creating the business plan which resulted in the founding of Goldwyn. From 1975 to 1979, Mr. Gottlieb was associated with Mr. Goldwyn in various executive positions in the motion picture production and distribution organization that was the predecessor to Goldwyn. Mr. Gottlieb is a member of the Academy of Motion Picture Arts and Sciences.

    Mr. Krevoy is the Co-Chairman of Motion Picture Corporation of America. From the inception of Motion Picture Corporation of America in 1985 until the present, Mr. Krevoy has presided over all aspects of MPCA's film production and corporate management, sharing duties with Steven Stabler. Mr. Krevoy's recent production credits include "Dumb and Dumber," "If Lucy Fell," "Bio-dome" and "Threesome." Prior to MPCA, Mr. Krevoy served as Executive Vice President of Concorde Pictures, and President of Concorde Pictures International, overseeing the completion of more than 200 motion pictures. Mr. Krevoy is a member of the executive branch of the Academy of Motion Picture Arts and Science.

    Mr. Stabler is the Co-Chairman of Motion Picture Corporation of America. From the inception of Motion Picture Corporation of America in 1985 until the present, Mr. Stabler has presided over all aspects of MPCA's film production and corporate management, sharing duties with Bradley R. Krevoy, Mr. Stabler's production credits include "Dumb and Dumber," "If Lucy Fell," "Bio-dome" and "Threesome." Prior to that, Mr. Stabler spent two years working in both the News and Network Operations Departments of ABC Television. Mr. Stabler is currently a member of the Directors' Guild of America and the Academy of Motion Picture Arts and Sciences.

    Mr. White has served as President and Chief Executive Officer of Orion from March 1992 through November 1, 1995. He served as interim president and Chief Executive Officer of Orion from March 1992 until November 1992. Prior to that, Mr. White was the Chairman of the Board and the Chief Executive Officer of Orion Home Entertainment Corporation, a subsidiary of Orion ("OHEC"), from March 1991 until March 1992 and President and Chief Operating Officer of Orion Home Video Division of OHEC from March 1987 until March 1991.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth the pro forma beneficial ownership of Common Stock assuming (i) consummation of the Offering (assuming no exercise of the Underwriters' over-allotment option), (ii) consummation of the Goldwyn Acquisition (assuming an Average Closing Price of $13.50), (iii) the exercise of the Goldwyn Put with respect to (i) each director of the Company, (ii) certain executive officers of the Company and the Company's subsidiaries and (iii) all of such persons as a group.

                                                          NUMBER OF SHARES OF
                                                             COMMON STOCK        PERCENTAGE
                                                             BENEFICIALLY        OF COMMON
NAME OF BENEFICIAL OWNER                                       OWNED(1)            STOCK
- -------------------------------------------------------   -------------------    ---------

Carl C. Brazell........................................           127,379(9)        *

W. Tod Chmar...........................................           735,542(2)(6)(7)     1.7%

Samuel Goldwyn Jr......................................         2,217,311(11)        3.5%

Meyer Gottlieb.........................................           113,759(12)       *

John P. Imlay, Jr......................................            20,000(9)        *

Clark A. Johnson.......................................            28,000(2)(9)     *

Bradley R. Krevoy......................................                  (13)

John W. Kluge..........................................        15,030,903(3)(9)     23.8

Silvia Kessel..........................................            53,085(9)        *

John D. Phillips.......................................         1,010,000(4)(9)      1.6

Carl E. Sanders........................................            32,097(2)(8)(9)    *

Richard J. Sherwin.....................................           912,605(10)        2.1

Steven Stabler.........................................                  (14)

Stuart Subotnick.......................................        12,647,680(5)(9)     20.0

Arnold L. Wadler.......................................            65,416(9)        *

Leonard White..........................................            50,000(9)        *

All Directors and Officers as a group (16 persons).....                                 %
                                                          -------------------        ---

- ------------

    *  Holdings do not exceed one percent of the total outstanding shares of Common Stock.

  (1)  Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to the shares of Common Stock beneficially owned.

  (2)  Includes shares subject to purchase within the next 60 days under the Company's 1989
       Stock Option Plan and under the Company's 1991 Non-Employee Director Stock Option Plan.

  (3)  Represents 12,415,455 shares beneficially owned through Metromedia Company and Met
       Telcell, Inc. ("Met Telcell"), a corporation owned and controlled by Messrs. Kluge and
       Subotnick, and 2,605,448 shares of Common Stock owned directly by a trust affiliated with Mr. Kluge.

  (4)  Includes 1,000 shares owned by Mr. Phillips directly, 699,000 shares owned by
       Renaissance Partners, a Georgia general partnership in which Mr. Phillips is a general partner, and 300,000 shares subject to purchase by Mr. Phillips within the next 60 days pursuant to the exercise of a stock option. Mr. Phillips disclaims beneficial ownership of the shares owned by Renaissance Partners except to the extent of his interest in
       Renaissance Partners.

  (5)  Represents 12,415,455 shares beneficially owned through Metromedia Company and Met
       Telcell and 231,225 shares owned directly by Mr. Subotnick.

  (6)  Includes shares allocated to the named Officer's account under the Employee Stock
       Purchase Plan as of the date hereof.

  (7)  Includes 699,000 shares owned by Renaissance Partners, a Georgia general partnership in which a corporation owned by Mr. Chmar serves as general partner. Mr. Chmar disclaims beneficial ownership of the shares owned by Renaissance Partners except to extent of his interest in Renaissance Partners.

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)

  (8)  Includes 600 shares subject to purchase by Mr. Sanders within the next 60 days pursuant to the conversion of the $25,000 face amount (less than 1%) of the Company's 6 1/2%
       Convertible Subordinated Debentures due 2002 beneficially owned by Mr. Sanders, which are convertible into Common Stock at a conversion price of $41 5/8 per share.

  (9)  Includes options issued under the Metromedia International Group, Inc. 1996 Incentive
       Stock Plan (the "MIG 1996 Stock Plan") exercisable within 60 days of the date hereof.
       The MIG 1996 Stock Plan has not been approved by MIG's stockholders and the options issued thereunder are subject to forfeiture in the event the MIG 1996 Stock Plan is not approved by stockholders.

 (10)  Includes options to purchase 657,916 shares of Common Stock exercisable within 60 days of the date hereof.

 (11)  Represents 5,986,261 shares of Goldwyn's common stock, each share of which is exchangeable for approximately .3704 shares of Common Stock pursuant to the Goldwyn
       Merger Agreement (assuming an Average Closing Price of $13.50).

 (12)  Represents 307,125 (including 35,875 shares issuable upon exercise of options exercisable within 60 days of the date hereof) shares of Goldwyn's common stock, each share of which is exchangeable for approximately .3704 shares of Common Stock pursuant to the Goldwyn Merger Agreement (assuming an Average Closing Price of $13.50).

 (13)  Represents     shares of MPCA's common stock exchangeable into Common Stock pursuant to the MPCA Acquisition Agreement.

 (14)  Represents     shares of MPCA's common stock exchangeable into Common Stock pursuant to the MPCA Acquisition Agreement.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

INTRODUCTION

    The following table summarizes the indebtedness of the Company and its consolidated subsidiaries (assuming the Goldwyn Acquisition, the Offering and the Entertainment Group Credit Facility occurred as of March 31, 1996):

                                                             AT MARCH 31, 1996
                                                             -----------------
Entertainment Group Credit Facility.......................       $
6 1/2% Convertible Debentures due 2002....................          57,689
9 7/8% Senior Debentures due 1997.........................          15,172
9 1/2% Subordinated Debentures due 1998...................          59,358
10% Subordinated Debentures due 1999......................           6,075
Other Long-Term Debt......................................           7,655
                                                             -----------------
    Total Debt............................................       $

TERMS OF INDEBTEDNESS

  Entertainment Group Credit Facility

    The Entertainment Group Credit Facility consists of $     million of a
senior secured credit facility consisting of $     million of a       year term
loan and $     million of revolving credit availability. The Entertainment Group
Credit Facility will be secured by substantially all of the Entertainment Group's assets including its film and television library. MIG expects that it
will draw down approximately $     million on the Entertainment Group Credit
Facility at the consummation of the Goldwyn Acquisition and the Offering.

  MIG's 6 1/2% Convertible Debentures

    MIG's $75 million face value 6 1/2% Convertible Debentures are due in 2002. Such debentures are convertible into the Company's Common Stock at a conversion price of $41 5/8 per share at the holder's option and do not require annual principal payments. At the Company's option, the 6 1/2% Convertible Debentures may be redeemed at any time at a price equal to 100% of the principal amount plus accrued interest to such date.

  MIG's 9 7/8% Senior Subordinated Debentures

    The 9 7/8% Senior Subordinated Debentures are due in 1997 and are redeemable at the option of the Company, in whole or in part, at 100% of the principal amount plus accrued interest. Mandatory sinking fund payments of $3.0 million (which the Company may increase to $6.0 million annually) began in 1982 and are intended to retire, at par plus accrued interest, 75% of the issue prior to maturity.

  MIG's 9 1/2% Subordinated Debentures

    MIG 9 1/2% Subordinated Debentures are due in 1998. These debentures do not require annual principal payments.

  MIG's 10% Subordinated Debentures

    The 10% Subordinated Debentures are due in 1999 and are redeemable at the option of the Company, in whole or in part, at 100% of the principal amount plus accrued interest. Sinking fund payments of 10% of the outstanding principal amount commenced in 1989, however, the Company receives credit for debentures redeemed or otherwise acquired in excess of sinking fund payments.

                                THE ACQUISITIONS

THE SAMUEL GOLDWYN COMPANY

    On January 31, 1996, the Company and Goldwyn entered into the Goldwyn Merger Agreement providing for the Goldwyn Acquisition, pursuant to which SGC Mergerco, a newly formed, wholly-owned subsidiary of the Company will merge with and into Goldwyn. The acquisition of Goldwyn will expand the Entertainment Group by adding a valuable library of over 850 film and television titles, including numerous Hollywood classics and more recent critically acclaimed films, and what management believes is the leading specialized theatre circuit with 140 screens in the United States.

    The Goldwyn Merger Agreement provides that upon consummation of the Goldwyn Acquisition, Goldwyn Stockholders will receive $5.00 worth of Common Stock for each share of Goldwyn common stock , provided that the Average Closing Price ending on the day which is five days prior to the Meeting of Goldwyn's stockholders held to vote upon the Goldwyn Acquisition is between $12.50 and $16.50. If the Average Closing Price is less than $12.50 it will be deemed to be $12.50 and Goldwyn Stockholders will receive .4 shares of Common Stock for each share of Goldwyn common stock, and if the Average Closing Price is greater than $16.50, it will be deemed to be $16.50 and Goldwyn Stockholders will receive
 .3030 shares of Common Stock for each share of Goldwyn common stock. Assuming the Goldwyn Acquisition occurred on May 2, 1996 and an Average Closing Price of $13.50, the Company would have issued approximately .3704 shares of Common Stock for each share of Goldwyn Common Stock and would have issued an aggregate of
approximately          shares of Common Stock to the Goldwyn Stockholders.

    Consummation of the Goldwyn Acquisition is subject to various conditions, including: (i) the receipt of approval of the Goldwyn Stockholders; (ii) the receipt of certain opinions of counsel with respect to certain legal matters and as to the qualification of the Goldwyn Acquisition as a reorganization within the meaning of Section 368(a) of the Code; (iii) that since December 31, 1995, no change or event shall have occurred which has had or could reasonably be expected to have a material adverse effect with respect to the Company or Goldwyn; (iv) the receipt of certain fairness opinions by the Board of Directors of each of the Company and Goldwyn; (v) that the Goldwyn Family Trust, of which Samuel Goldwyn, Jr., Chairman and Chief Executive Officer of Goldwyn, is trustee, and the surviving corporation of the Goldwyn Acquisition shall have entered into a distribution agreement pursuant to which such corporation will acquire distribution rights to a library of 75 classic films held by the Goldwyn Family Trust for a term which extends until the year 2020; (vi) that Samuel Goldwyn, Jr. and Meyer Gottlieb, President of Goldwyn, shall each have entered into employment agreements with the surviving corporation of the Goldwyn Acquisition on terms satisfactory to the parties; (vii) that Goldwyn's bank and production indebtedness shall have been refinanced or repaid in full or extended beyond the effective time of the Goldwyn Acquisition; (viii) that Orion shall have provided to Goldwyn up to $5.5 million of interim funding as an advance for certain distribution rights in six feature films (which condition was satisfied
on       , 1996); (x) that a Form S-3 Registration Statement registering for resale pursuant to Rule 415 under the Securities Act the shares of Common Stock to be received in the Goldwyn Acquisition by Samuel Goldwyn, Jr. and the Goldwyn Family Trust be declared effective by the Commission prior to the Effective Time, (xi) that a Registration Statement on Form S-8 permitting resale of the shares of Common Stock to be issued to MIG Stockholders, who are former Goldwyn Stockholders that held options to acquire shares of Goldwyn Common Stock which, by virtue of the Goldwyn Acquisition, were converted into options to acquire shares of Common Stock upon the exercise of such options, be declared effective by the Commission prior to the Effective Time; (xii) that the surviving corporation of the Goldwyn Acquisition and Samuel Goldwyn, Jr. shall have entered into an agreement pursuant to which such corporation will acquire a license to use the trademark "Samuel Goldwyn" in perpetuity royalty-free with regard to existing product and a license to use the name "Goldwyn" in perpetuity royalty-free in connection with its film and television business; (xiii) that a certain Option Agreement among Goldwyn, Samuel Goldwyn, Jr. and the Goldwyn Family Trust shall be amended and restated on terms satisfactory to the Company; and (xiv) that the shares of Common

Stock to be issued in the Goldwyn Acquisition shall have been authorized for listing on the AMEX or any other national securities exchange or automated quotation system approved by the Company and Goldwyn, in each case, subject to official notice of issuance.

    The Goldwyn Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval thereof by the Goldwyn
Stockholders: (i) by the mutual written consent of MIG and Goldwyn, (ii) unilaterally, by the Board of Directors of MIG or Goldwyn if the Goldwyn Acquisition has not been consummated on or before September 30, 1996, (iii) by the non-breaching party in case of certain material breaches by the other party,
(iv) by either MIG or Goldwyn if the Goldwyn Stockholders fail to approve and adopt, by the requisite vote, the Goldwyn Merger Agreement, or (v) by the Board of Directors of MIG or Goldwyn if a court of competent jurisdiction or any other governmental entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Goldwyn Acquisition and such order, decree, ruling or other action shall have become final and non-appealable. The Goldwyn Merger Agreement may also be terminated by MIG or Goldwyn if the Goldwyn Board of Directors recommends a competing offer or otherwise modifies or changes, in a manner adverse to MIG, its recommendation that its stockholders approve the Goldwyn Merger Agreement. Upon any termination resulting from circumstances contemplated by the preceding sentence and under certain other circumstances, the Goldwyn Merger Agreement provides that Goldwyn will pay MIG a termination fee of $3 million and reimburse MIG for certain of its expenses.

    Pursuant to the terms of a voting agreement entered into simultaneously with the execution of the Goldwyn Merger Agreement, the Goldwyn Family Trust, beneficial owner of approximately 60.2% of the outstanding common stock of Goldwyn, has agreed to vote its shares in favor of the Goldwyn Acquisition. Accordingly, the affirmative vote of the Goldwyn Family Trust in favor of the Goldwyn Acquisition in accordance with such voting agreement will be sufficient to approve the Goldwyn Merger Agreement without any action on the part of any other Goldwyn Stockholders. It is contemplated that the Goldwyn Acquisition, the Offering and the Entertainment Group Credit Facility will be consummated simultaneously.

MOTION PICTURE CORPORATION OF AMERICA

    On       , 1996, the Company entered into the MPCA Acquisition Agreement providing for the MPCA Acquisition. MPCA is an independent film production company which focuses on producing and acquiring commercially marketable films featuring popular actors at substantially less than average industry cost. MPCA is headed by Bradley Krevoy and Steven Stabler, who have produced low budget, profitable movies like Dumb and Dumber, which cost a reported $16 million to produce and grossed a reported total of approximately $250 million and Threesome, which cost a reported $3.5 million to produce and grossed a reported total of $60 million. The acquisition price for the MPCA Acquisition is (i) approximately $27.5 million of Common Stock and (ii) up to $5.0 million of cash in repayment of loans from MPCA's stockholders, with an aggregate value of $32.5 million. Consummation of the MPCA Acquisition remains subject to certain conditions, including the expiration or early termination of the waiting period under the Hart Scott Act, the execution of certain ancillary agreements and other customary closing conditions.

                                  UNDERWRITING

    Subject to the terms and conditions contained in the Underwriting Agreement, a syndicate of underwriters named below (the "Underwriters"), for whom Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") is acting as representative (the "Representative"), have severally agreed to purchase from the Company an aggregate of 15,000,000 shares of Common Stock. The number of shares of Common Stock that each Underwriter has agreed to purchase is set forth opposite its name below.

                                                                                    NUMBER
UNDERWRITERS                                                                      OF SHARES
- -------------------------------------------------------------------------------   ----------
Donaldson, Lufkin & Jenrette Securities Corporation............................   15,000,000

                                                                                  ----------
        Total..................................................................   15,000,000
                                                                                  ----------
                                                                                  ----------

    The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all the shares of Common Stock offered hereby (other than in connection with the over-allotment option described below) if any are taken.

    The Representative has advised the Company that the Underwriters propose to offer the shares of Common Stock directly to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain
dealers at such price less a concession not in excess of $   per share. Any
Underwriter may allow, and such dealers may reallow, a discount not in excess of
$   per share to any other Underwriter and to certain other dealers. After the initial public offering of the shares of Common Stock, the public offering price and other selling terms may be changed by the Representative.

    Pursuant to the Underwriting Agreement, the Company has granted to the Underwriters an option, exercisable for 30 days from the date hereof, to purchase up to an additional 2,250,000 shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page hereof. The Underwriters may exercise such option to purchase additional shares solely for the purpose of covering over-allotments, if any, made in connection with the sale of the shares of Common Stock offered hereby. To the extent such over-allotment option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase the same percentage of such additional shares as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares set forth on the cover page hereof.

    The Company, certain stockholders and the directors and executive officers of the Company will agree with the Underwriters not to offer, sell, grant any other option to purchase or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for, or warrants, rights or options to acquire, Common Stock or enter into any agreement to do any of the foregoing for a period of 180 days after the date of this Prospectus without the prior written consent of the Representative.

    The Company and its direct and indirect subsidiaries have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

    The Representative from time to time performs investment banking and other financial services for the Company and its affiliates for which it receives advisory or transaction fees, as applicable, of the nature and in amounts customary in the industry for such services plus reimbursement for out-of-pocket expenses. In addition, DLJ has acted as the Company's financial advisor in connection with the Goldwyn Acquisition, for which services the Company has agreed to pay DLJ a customary fee for rendering a fairness opinion and a fee upon consummation of the Goldwyn Acquisition. DLJ owns approximately 135,000 shares of Common Stock.

                                 LEGAL MATTERS

    The validity of the Common Stock and certain other legal matters in connection with this Offering will be passed upon for the Company by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York. Certain legal matters relating to this Offering will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom, Los Angeles, California.

                                    EXPERTS

    The consolidated financial statements and related schedules for Metromedia International Group, Inc. as of December 31, 1995 and February 28, 1995 and for the year ended December 31, 1995, and for each of the years in the two-year period ended February 28, 1995 have been included and/or incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants included and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements and related schedules of The Actava Group Inc. appearing in The Actava Group Inc. Annual Report on Form 10-K for the year ended December 31, 1994 as amended, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and related schedules are incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements and related schedules of The Samuel Goldwyn Company as of March 31, 1996 and 1995 and for the three years ended March 31, 1996, appearing in The Samuel Goldwyn Company Annual Report on Form 10-K for the year ended March 31, 1996 have been incorporated herein in reliance upon the report of Price Waterhouse LLP, independent public accountants, included therein and upon the authority of such firm as experts in accounting and auditing.

    The report of Price Waterhouse LLP on the consolidated financial statements of The Samuel Goldwyn Company as at March 31, 1996 and 1995 and for the three years ended March 31, 1996 contains an explanatory paragraph stating that the possibility that The Samuel Goldwyn Company's credit facility and loan terms may not be extended beyond the June 28, 1996 maturity date raises substantial doubt about its ability to continue as a going concern.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        -----
METROMEDIA INTERNATIONAL GROUP, INC.
  Report of Independent Auditors.....................................................   F-3
  Consolidated Statements of Operations for the years ended December 31, 1995,
February 28, 1995 and February 28, 1994..............................................   F-4
  Consolidated Balance Sheets as of December 31, 1995 and February 28, 1995..........   F-5
  Consolidated Statements of Cash Flows for the years ended December 31, 1995,
February 28, 1995 and February 28, 1994..............................................   F-6
  Consolidated Statements of Common Stock, Paid-in Surplus and Accumulated Deficit
    for the years ended December 31, 1995, February 28, 1995 and February 28, 1994...   F-7
  Notes to Consolidated Financial Statements.........................................   F-8
  Consolidated Condensed Statement of Operations for the Three Months Ended March 31,
1996 and March 31, 1995..............................................................   F-43
  Consolidated Condensed Balance Sheets as of March 31, 1996 and March 31, 1995......   F-44
  Consolidated Condensed Statements of Cash Flows for the Three Months Ended March
31, 1996 and March 31, 1995..........................................................   F-45
  Consolidated Condensed Statements of Common Stock, Paid-in Surplus and Accumulated
Deficit for the Three Months Ended March 31, 1996....................................   F-46
  Notes to Consolidated Condensed Financial Statements...............................   F-47
THE SAMUEL GOLDWYN COMPANY
  Report of Independent Accountants..................................................   F-58
  Consolidated Balance Sheet as of March 31, 1996 and 1995...........................   F-59
  Consolidated Statements of Operations for the Years ended March 31, 1996, 1995 and
1994.................................................................................   F-60
  Consolidated Statement of Stockholders' Equity for the years ended March 31, 1996,
1995 and 1994........................................................................   F-61
  Consolidated Statement of Cash Flows for the years ended March 31, 1996, 1995 and
1994.................................................................................   F-62
  Notes to Consolidated Financial Statements.........................................   F-63

                      [This Page Intentionally Left Blank]

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Metromedia International Group, Inc.:

    We have audited the accompanying consolidated balance sheets of Metromedia International Group, Inc. and subsidiaries as of December 31, 1995 and February 28, 1995 and the related consolidated statements of operations, common stock, paid-in surplus and accumulated deficit and cash flows for the year ended December 31, 1995, and for each of the years in the two-year period ended February 28, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also incudes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Metromedia International Group, Inc. and its subsidiaries as of December 31, 1995 and February 28, 1995, and the results of their operations and their cash flows for the year ended December 31, 1995 and for each of the years in the two year period ended February 28, 1995, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

New York, New York
February 29, 1996
except as to Note 15 which is
as of April 29, 1996

                      METROMEDIA INTERNATIONAL GROUP, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                           YEARS ENDED
                                                           --------------------------------------------
                                                           DECEMBER 31,    FEBRUARY 28,    FEBRUARY 28,
                                                               1995            1995            1994
                                                           ------------    ------------    ------------
                                                            (NOTE 1)
Revenues................................................    $  138,871       $194,789       $  175,713
Costs and expenses:
  Cost of rentals and operating expenses................       132,762        187,256          242,996
  Selling, general and administrative...................        50,029         40,391           26,976
  Management fee........................................           742            175               75
  Depreciation and amortization.........................         2,795          1,916              882
                                                           ------------    ------------    ------------
Operating loss..........................................       (47,457)       (34,949)         (95,216)
Interest expense, including amortization of debt
  discount of $10,436 at December 31, 1995, $12,153 at
  February 28, 1995, and $12,314 at February 28, 1994...        33,114         32,389           33,415
Interest income.........................................         3,575          3,094              771
                                                           ------------    ------------    ------------
  Interest expense, net.................................        29,539         29,295           32,644
Chapter 11 reorganization items.........................         1,280          1,610            1,793
                                                           ------------    ------------    ------------
Loss before provision for income taxes, equity in losses
  of joint ventures, discontinued operations, and
  extraordinary item....................................       (78,276)       (65,854)        (129,653)
Provision for income taxes..............................           767          1,300            2,100
Equity in losses of Joint Ventures......................         7,981          2,257              777
                                                           ------------    ------------    ------------
Loss from continuing operations and before extraordinary
item....................................................       (87,024)       (69,411)        (132,530)
Discontinued operations:
  Loss on disposal......................................      (293,570)        --              --
                                                           ------------    ------------    ------------
Loss before extraordinary item..........................      (380,594)       (69,411)        (132,530)
Extraordinary item:
  Early extinguishment of debt, net of tax..............       (32,382)        --              --
                                                           ------------    ------------    ------------
Net loss................................................    $ (412,976)      $(69,411)      $ (132,530)
                                                           ------------    ------------    ------------
                                                           ------------    ------------    ------------
Loss per common share:
  Primary:
    Continuing Operations...............................    $    (3.54)      $  (3.43)      $    (7.71)
                                                           ------------    ------------    ------------
                                                           ------------    ------------    ------------
    Discontinued Operation..............................    $   (11.97)      $ --           $  --
                                                           ------------    ------------    ------------
                                                           ------------    ------------    ------------
    Extraordinary Item..................................    $    (1.32)      $ --           $  --
                                                           ------------    ------------    ------------
                                                           ------------    ------------    ------------
    Net loss............................................    $   (16.83)      $  (3.43)      $    (7.71)
                                                           ------------    ------------    ------------
                                                           ------------    ------------    ------------

          See accompanying notes to consolidated financial statements.

                      METROMEDIA INTERNATIONAL GROUP, INC.
                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)

                                                                       DECEMBER 31,    FEBRUARY 28,
                                                                           1995            1995
                                                                       ------------    ------------
    ASSETS:
Current Assets:
  Cash and cash equivalents.........................................     $ 26,889        $ 27,422
  Short-term investments............................................        5,366          --
  Accounts receivable, net:
    Film, net of allowance for doubtful accounts of $11,600 and
      $14,000 at December 31, 1995 and February 28, 1995,
respectively........................................................       27,306          35,402
    Other, net of allowance for doubtful accounts of $313 and $223
      at December 31, 1995 and February 28, 1995, respectively......        2,146           1,073
  Film inventories..................................................       59,430          69,867
  Other assets......................................................        6,314           4,763
                                                                       ------------    ------------
  Total current assets..............................................      127,451         138,527
Investments in and advances to joint ventures.......................       36,934          24,311
Asset held for sale--Roadmaster Industries, Inc. ...................       47,455          --
Asset held for sale--Snapper Inc....................................       79,200          --
Property, plant and equipment, net of accumulated depreciation......        6,021           4,577
Film inventories....................................................      137,233         179,807
Long term film accounts receivable..................................       31,308          24,308
Intangible assets, net of accumulated amortization..................      119,485           9,697
Other assets........................................................       14,551          10,643
                                                                       ------------    ------------
  Total assets......................................................     $599,638        $391,870
                                                                       ------------    ------------
                                                                       ------------    ------------
    LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities:
  Accounts payable..................................................     $  4,695        $  3,633
  Accrued expenses..................................................       96,696          36,385
  Participation and residuals.......................................       19,143          21,902
  Current portion of long-term debt.................................       40,597          96,177
  Due to Metromedia Company.........................................       --              37,738
  Deferred revenues.................................................       15,097          36,026
                                                                       ------------    ------------
  Total current liabilities.........................................      176,228         231,861
Long-term debt......................................................      264,046         103,112
Participations and residuals........................................       28,465          24,025
Deferred revenues...................................................       47,249          32,461
Other long-term liabilities.........................................          395             201
                                                                       ------------    ------------
  Total liabilities.................................................      516,383         391,660
                                                                       ------------    ------------
Commitments and contingencies
  Stockholders' equity
    Preferred Stock, authorized 70,000,000 shares, none issued......       --              --
      Common Stock, $1.00 par value, authorized 110,000,000 shares
issued and outstanding 42,613,738 shares at December 31, 1995.......       42,614          20,935
    Paid-in surplus.................................................      728,747         289,413
    Accumulated deficit.............................................     (688,106)       (310,138)
                                                                       ------------    ------------
        Total stockholders' equity..................................       83,255             210
                                                                       ------------    ------------
Total liabilities and stockholders' equity..........................     $599,638        $391,870
                                                                       ------------    ------------
                                                                       ------------    ------------

          See accompanying notes to consolidated financial statements.

                      METROMEDIA INTERNATIONAL GROUP, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                           YEARS ENDED
                                                           --------------------------------------------
                                                           DECEMBER 31,    FEBRUARY 28,    FEBRUARY 28,
                                                               1995            1995            1994
                                                           ------------    ------------    ------------

Operations:
  Net loss..............................................    $ (412,976)      $(69,411)      $ (132,530)
    Adjustments to reconcile net loss to net cash
      provided by operating activities:
      Loss on discontinued operations...................       293,570         --              --
      Equity in losses of joint ventures................         7,981          2,257              777
      Amortization of film costs........................        91,466        140,318          199,219
      Amortization of bank guarantee....................         2,956          4,951            5,625
      Amortization of debt discounts....................        10,436         12,153           12,314
      Depreciation and amortization.....................         2,795          1,916              882
      Loss on early extinguishment of debt..............        32,382         --              --
      Decrease in accounts receivable...................        15,114         21,575           15,647
      Decrease in accounts payable and accrued
expenses................................................        (4,723)        (3,160)          (6,579)
      Accruals of participation and residuals...........        18,464         25,628           17,392
      Payments of participation and residuals...........       (20,737)       (32,353)         (27,306)
      Decrease in deferred revenues.....................       (12,269)       (30,041)          (2,476)
      Other operating activities, net...................        (2,125)         3,112              (47)
                                                           ------------    ------------    ------------
        Cash provided by operations.....................        22,334         76,945           82,918
                                                           ------------    ------------    ------------
Investing activities:
  Proceeds from Metromedia Company notes receivable.....        45,320         --              --
  Investments in and advances to Joint Ventures.........       (21,165)       (16,409)          (4,715)
  Advances to Snapper...................................        (4,230)        --              --
  Investment in film inventories........................        (4,684)       (22,840)         (67,481)
  Cash paid for East News Channel Trading and Services,
Kft.....................................................       --              (7,033)          (1,055)
  Cash acquired, net in Merger..........................        72,068         --              --
  Additions to property, plant and equipment............        (3,699)        (4,808)          (2,208)
  Other investing activities, net.......................        (2,291)         1,233            4,263
                                                           ------------    ------------    ------------
        Cash provided by (used in) investment
activities..............................................        81,319        (49,857)         (71,196)
                                                           ------------    ------------    ------------
Financing Activities:
  Proceeds from issuance of long-term debt..............       176,938         40,278            4,732
  Proceeds from issuance of stock.......................         2,282         17,690            7,604
  Payments on notes and subordinated debt...............      (264,856)       (95,037)         (64,711)
  Other financing activities, net.......................           399            184          --
                                                           ------------    ------------    ------------
        Cash used in financing activities...............       (85,237)       (36,885)         (52,375)
                                                           ------------    ------------    ------------
  Net increase (decrease) in cash.......................        18,416         (9,797)         (40,653)
  Effect of change in fiscal year.......................       (13,583)        --              --
  Cash and cash equivalents at beginning of year........        27,422         37,219           77,872
                                                           ------------    ------------    ------------
  Cash and cash equivalents at end of year..............    $   32,255       $ 27,422       $   37,219
                                                           ------------    ------------    ------------
                                                           ------------    ------------    ------------

          See accompanying notes to consolidated financial statements.

                      METROMEDIA INTERNATIONAL GROUP, INC.
                    CONSOLIDATED STATEMENTS OF COMMON STOCK,
                    PAID-IN SURPLUS AND ACCUMULATED DEFICIT
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                    THREE YEARS ENDED DECEMBER 31, 1995
                                       -------------------------------------------------------------
                                            COMMON STOCK
                                       ----------------------
                                        NUMBER OF                PAID-IN     ACCUMULATED
                                         SHARES       AMOUNT     SURPLUS       DEFICIT       TOTAL
                                       -----------    -------    --------    -----------    --------
Balances, February 28, 1993.........    17,188,408    $17,189    $265,156     $(108,197)    $174,148
Net Loss............................       --           --          --         (132,530)    (132,530)
                                       -----------    -------    --------    -----------    --------
Balances, February 28, 1994.........    17,188,408     17,189     265,156      (240,727)      41,618
Shares issued.......................     3,746,490      3,746      24,257        --           28,003
Net Loss............................       --           --          --          (69,411)     (69,411)
                                       -----------    -------    --------    -----------    --------
Balances, February 28, 1995.........    20,934,898     20,935     289,413      (310,138)         210
Shares issued to acquire Actava and
Sterling............................    17,974,155     17,974     316,791        --          334,765
Shares issued--MetProductions and
  Met International.................     3,530,314      3,530      33,538        --           37,068
Valuation of Actava and
  MITI options in Mergers...........       --           --         25,677        --           25,677
Revaluation of MITI minority
interest............................       --           --         60,923        23,608       84,531
Adjustment for change in fiscal
year................................       --           --          --           11,400       11,400
Common stock issued--other..........       174,371        175       2,405        --            2,580
Net Loss............................       --           --          --         (412,976)    (412,976)
                                       -----------    -------    --------    -----------    --------
Balances, December 31, 1995.........    42,613,738    $42,614    $728,747     $(688,106)    $ 83,255
                                       -----------    -------    --------    -----------    --------
                                       -----------    -------    --------    -----------    --------

          See accompanying notes to consolidated financial statements.

                      METROMEDIA INTERNATIONAL GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION, LIQUIDITY AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES

BASIS OF PRESENTATION (SEE NOTE 2)

    The accompanying consolidated financial statements include the accounts of Metromedia International Group, Inc. ("MIG" or the "Company") and its wholly-owned subsidiaries, Orion Pictures Corporation ("Orion") and Metromedia International Telecommunications, Inc. ("MITI"). MITI was formed in August 1994 as part of a corporate reorganization and common control merger of International Telcell, Inc. and Metromedia International, Inc. Snapper, Inc. ("Snapper"), also a wholly-owned subsidiary, is included in the accompanying consolidated financial statements as a discontinued operation and asset held for sale. All significant intercompany transactions and accounts have been eliminated.

    Investments in other companies and Joint Ventures ("Joint Ventures") which are not majority owned, or in which the Company does not control but exercises significant influence are accounted for using the equity method. The Company reflects its net investments in Joint Ventures under the caption "Investments in and advances to Joint Ventures". Generally, under the equity method of accounting, original investments are recorded at cost and adjusted by the Company's share of undistributed earnings or losses of the investee company. Equity in the losses of the Joint Ventures are recognized according to the percentage ownership in each Joint Venture until the Company's Joint Venture partner's contributed capital has been fully depleted. Subsequently, the Company recognizes the full amount of losses generated by the Joint Venture if it is the principal funding source for the Joint Ventures.

    During the year ended February 28, 1995 ("fiscal 1995"), the Company changed its policy of accounting for the Joint Ventures by recording its equity in their earnings and losses based upon a three month lag from MITI's calendar year end (December 31) which resulted in a five-month lag from fiscal year end. As a result, the December 31, 1995 Consolidated Statement of Operations reflects twelve months of operations through September 30, 1995 for the Joint Ventures, the February 28, 1995 Consolidated Statement of Operations reflects nine months of operations through September 30, 1994 for the Joint Ventures, and the February 28, 1994 Consolidated Statement of Operations reflects twelve months of operations through December 31, 1993 for the Joint Ventures. The effect of this change in accounting policy in fiscal 1995 is not material to the consolidated financial statements.

    During the year ended December 31, 1995 ("calendar 1995"), the Company changed its policy of consolidating two indirectly owned subsidiaries by recording the related assets and liabilities and results of operations based on a three-month lag. As a result, the December 31, 1995 balance sheet includes the accounts of these subsidiaries at September 30, 1995, and the calendar 1995 Statement of Operations reflects the results of operations of these subsidiaries for the nine months ended September 30, 1995. Had the Company applied this method from October 1, 1994, the effect on reported December 31, 1995 results would not have been material. Future years will reflect twelve months of activity based upon a September 30 fiscal year end for these subsidiaries.

LIQUIDITY

    MIG is a holding company and, accordingly, does not generate cash flows. Orion, the Company's filmed entertainment subsidiary, is restricted under covenants contained in the Orion Credit Agreement from making dividend payments or advances to MIG. MITI, the Company's communications subsidiary, is dependent on MIG for significant capital infusions to fund its operations, as well as its commitments to make capital contributions and loans to its Joint Ventures. MIG anticipates that

                      METROMEDIA INTERNATIONAL GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1. BASIS OF PRESENTATION, LIQUIDITY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
MITI's funding requirements for 1996 will be approximately $40.0 million based in part on the anticipated funding needs of the Joint Ventures. Future capital requirements of MITI will depend on the ability of MITI's Joint Ventures to generate positive cash flows.

    MIG is obligated to make principal and interest payments under its own various debt agreements (see note 8), in addition to funding its working capital needs, which consist principally of corporate overhead and payments on self insurance claims (see note 1).

    In the short term, MIG intends to satisfy its current obligations and commitments with available cash on hand and the proceeds from the sale of certain assets. At December 31, 1995, MIG had approximately $21.8 million of available cash on hand. During December 1995, the Company adopted a formal plan to dispose of Snapper. At December 31, 1995 the carrying value of Snapper was $79.2 million. The Snapper carrying value represents the Company's estimated proceeds from the sale of Snapper and repayment of intercompany loans, through the date of sale. Management believes that Snapper will be disposed of by 1996. In addition, the Company anticipates disposing of its investment in Roadmaster during 1996. The carrying value of the Company's investment in Roadmaster at December 31, 1995 was $47.5 million.

    Management believes that its available cash on hand, proceeds from the disposition of Snapper and its investment in Roadmaster, borrowings under the MITI Bridge Loan and collections of intercompany receivables from Snapper will provide sufficient funds for the Company to meet its obligations, including MITI's funding requirements, in the short term. However, no assurances can be given that the Company will be able to dispose of such assets in a timely fashion and on favorable terms. Any delay in the sale of assets or reductions in the proceeds anticipated to be received upon this disposition of assets may result in the Company's inability to satisfy its obligations during the year ended December 31, 1996. Delays in funding the Company's MITI capital requirements may have a materially adverse impact on the results of operations of MITI's Joint Ventures.

    In connection with the consummation of the Goldwyn Merger, the Company intends to refinance the MIG Credit Facility, the Orion Term Loan, the Orion Revolver and existing Goldwyn Debt. The Company intends to use the proceeds of an equity offer and a new Entertainment Group credit facility (the "Entertainment Group Credit Facility") to repay substantially all of such indebtedness and to provide itself and MITI with liquidity to finance its existing commitments and current business strategies. In addition to the refinancing, management believes that its long term liquidity needs will be satisfied through a combination of (i) the Company's successful implementation and execution of its growth strategy to become a global entertainment, media and communications company, (ii) MITI's Joint Ventures achieving positive operating results and cash flows through revenue and subscriber growth and control of operating expenses, and (iii) Orion's ability to continue to generate positive cash flows sufficient to meet its planned film production release schedule and service the Entertainment Group Credit Facility. There can be no assurance that the Company will be successful in consummating the equity offering and refinancing its indebtedness or that such refinancing can be accomplished on favorable terms. In the event the Company is unable to successfully complete such a refinancing, the Company, in addition to disposing of Snapper and its investment in Roadmaster, may be required to (i) attempt to obtain additional financing through public or private sale of debt or equity securities of the Company or one of its subsidiaries, (ii) otherwise restructure its capitalization or (iii) seek a waiver or waivers under one or more of its subsidiaries' credit facilities to permit the payment of dividends to the Company.

                      METROMEDIA INTERNATIONAL GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1. BASIS OF PRESENTATION, LIQUIDITY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
DIFFERENT FISCAL YEAR ENDS

    The Company reports on the basis of a December 31 year end. In connection with the mergers discussed in Note 2, Orion and MITI, for accounting purposes only, were deemed to be the joint acquirors of the Actava Group Inc. ("Actava") in a reverse acquisition. As a result, the historical financial statements of the Company for periods prior to the merger are the combined financial statements of Orion and MITI. Orion historically reported on the basis of a February 28 year end.

    The consolidated financial statements for the twelve months ended December 31, 1995 include two months for Orion (January and February 1995) that were included in the February 28, 1995 consolidated financial statements. The revenues and net loss for the two month duplicate period are $22.5 and $11.4 million, respectively. The December 31, 1995 accumulated deficit has been adjusted to eliminate the duplication of the January and February 1995 net losses. The consolidated financial statements for the years ended February 28, 1995 and February 28, 1994 ("fiscal 1994"), contain certain reclassifications to conform to the presentation for the year ended December 31, 1995 ("calendar 1995").

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
INVESTMENTS

    The Company invests in various debt and equity securities. In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which requires certain debt securities to be reported at amortized cost, certain debt and equity securities to be reported at market with current recognition of unrealized gains and losses, and certain debt and equity securities to be reported at market with unrealized gains and losses as a separate component of shareholders' equity.

    Management determines the appropriate classification of investments as held-to-maturity or available-for-sale at the time of purchase and reevaluates such designation as of each balance sheet date. The Company has classified all investments as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported in shareholders' equity. The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in investment income. Realized gains and losses, and declines in value judged to be other-than-temporary on available-for-sale securities, are included in investment income. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in investment income.

REVENUE RECOGNITION

    Revenue from the theatrical distribution of films is recognized as the films are exhibited. Distribution of the Company's films to the home video market in the United States and Canada is effected through Orion Home Video ("OHV"), a division of Orion Home Entertainment Corporation, a wholly-owned subsidiary of Orion. OHV's home video revenue, less a provision for returns, is recognized when the video cassettes are shipped. Distribution of the Company's films to the home video markets in foreign countries is generally effected through subdistributors who control various aspects of distribution. When the terms of sale to such subdistributors include the receipt of nonrefundable guaranteed amounts by the Company, revenue is recognized when the film is available to the subdistributors for exhibition or exploitation and other conditions of sale are met. When the arrangements with such subdistributors call for distribution of the Company's product without a minimum amount guaranteed

                      METROMEDIA INTERNATIONAL GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1. BASIS OF PRESENTATION, LIQUIDITY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) to the Company, such sales are recognized when the Company's share of the income from exhibition or exploitation is earned.

    Revenue from the licensing of the Company's film product to networks, basic and pay cable companies and television stations or groups of stations in the United States and Canada, as well as in foreign territories, is recognized when the license period begins and when certain other conditions are met. Such conditions include the availability of such product for exhibition by the licensee.

    The Company's and its Joint Ventures' cable, paging and telephony operations recognize revenues in the period the service is provided. Installation fees are recognized as revenues upon subscriber hook-up to the extent installation costs are incurred. Installation fees in excess of installation costs are deferred and recognized over the length of the related individual contract. The Company's and its Joint Ventures' radio operations recognize advertising revenue when commercials are broadcast.

FILM INVENTORIES AND COST OF RENTALS

    Theatrical and television program inventories consist of direct production costs, production overhead and capitalized interest, print and exploitation costs, less accumulated amortization. Film inventories are stated at the lower of unamortized cost or estimated net realizable value. Selling costs and other distribution costs are charged to expense as incurred.

    Film inventories and estimated total costs of participations and residuals are charged to cost of rentals under the individual film forecast method in the ratio that current period revenue recognized bears to management's estimate of total gross revenue to be realized. Such estimates are re-evaluated quarterly in connection with a comprehensive review of the Company's inventory of film product, and estimated losses, if any, are provided for in full. Such losses include provisions for estimated future distribution costs and fees, as well as participation and residual costs expected to be incurred.

PROPERTY PLANT AND EQUIPMENT

    Property, plant and equipment, net consists of the following (in thousands):

                                                        DECEMBER 31,   FEBRUARY 28,
                                                            1995           1995
                                                        ------------   ------------
Office furniture and equipment........................     $7,855         $5,338
Automobile............................................        133             95
Leasehold improvements................................        419            173
                                                           ------         ------
                                                            8,407          5,606
Less: Accumulated depreciation and amortization.......     (2,386)        (1,029)
                                                           ------         ------
                                                           $6,021         $4,577
                                                           ------         ------
                                                           ------         ------

    Property, plant and equipment are recorded at cost and are depreciated over their expected useful lives. Generally, depreciation is provided on the straight-line method for financial reporting purposes. Leasehold improvements are amortized using the straight-line method over the life of the improvements or the life of the lease, whichever is shorter.

                      METROMEDIA INTERNATIONAL GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1. BASIS OF PRESENTATION, LIQUIDITY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
INTANGIBLE ASSETS

    Intangible assets are stated at historical cost, net of accumulated amortization. Intangibles such as broadcasting licenses and frequency rights are amortized over periods of 20-25 years. Goodwill has been recognized for the excess of the purchase price over the value of the identifiable net assets acquired. Such amount is amortized over 25 years using the straight-line method. Until the Merger Date (see Note 2), a guarantee of Orion's bank borrowings was stated at its estimated fair value at the Effective Date (see Note 3), less accumulated amortization. Amortization of the guarantee was being calculated utilizing the effective interest method over certain related cash flows estimated in the Plan.

    Management regularly monitors and evaluates the realizability of recorded intangibles to determine whether their carrying values have been impaired. In evaluating the value and future benefits of the intangible assets, their carrying value would be reduced by the excess, if any, of their carrying value over management's best estimate of undiscounted future cash flows over the remaining amortization period. The Company believes that the carrying value of recorded intangibles is not impaired.

EARNINGS PER SHARE OF COMMON STOCK

    Primary earnings per share are computed by dividing net income (loss) by the weighted average number of common and common equivalent shares outstanding during the year. Common equivalent shares include shares issuable upon the assumed exercise of stock options using the treasury stock method when dilutive. Computations of common equivalent shares are based upon average prices during each period.

    Fully diluted earnings per share are computed using such average shares adjusted for any additional shares which would result from using end-of-year prices in the above computations, plus the additional shares that would result from the conversion of the 6 1/2% Convertible Subordinated Debentures (see Note
8). Net income (loss) is adjusted by interest (net of income taxes) on the 6 1/2% Convertible Subordinated Debentures. The computation of fully diluted earnings per share is used only when it results in an earnings per share number which is lower than primary earnings per share.

    The loss per share amounts for fiscal 1995 and fiscal 1994 represent combined Orion and MITI's common shares converted at the exchange ratios used in the Merger (see Note 2).

FAIR VALUE OF FINANCIAL INSTRUMENTS

    Statement of Financial Accounting Standards No. 107 ("SFAS 107"), "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on settlements using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. SFAS 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value to the Company.

                      METROMEDIA INTERNATIONAL GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1. BASIS OF PRESENTATION, LIQUIDITY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
    The following methods and assumptions were used in estimating the fair value disclosures for financial instruments:

  Cash and Cash Equivalents, Receivables, Notes Receivable and Accounts Payable

    The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, current receivables, notes receivable and accounts payable approximate fair values. The carrying value of receivables with maturities greater than one year have been discounted, and if such receivables were discounted based on current market rates, the fair value of these receivables would not be materially different than their carrying values.

  Short-term Investments

    For short-term investments, fair values are based on quoted market prices. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities or dealer quotes. See Note 4 for fair values on investment securities.

  Long-term Debt

    For long-term and subordinated debt, fair values are based on quoted market prices, if available. If the debt is not traded, fair value is estimated based on the present value of expected cash flows. See Note 8 for fair values of long-term debt.

INCOME TAXES

    The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109"). SFAS 109 requires the use of the liability method of accounting for deferred taxes. Under the liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using rates expected to be in effect when those assets and liabilities are recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

BARTER TRANSACTIONS

    The Company trades commercial air time for goods and services used principally for promotional, sales and other business activities. An asset and a liability are recorded at the fair market value of the goods or services received. Barter revenue is recorded and the liability is relieved when commercials are broadcast, and barter expense is recorded and the assets are relieved when the goods or services are received or used.

FOREIGN CURRENCY TRANSLATION

    The statutory accounts of the Company's consolidated foreign subsidiaries and Joint Ventures are maintained in accordance with local accounting regulations and are stated in local currencies. Local statements are translated into U.S. generally accepted accounting principles and U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52 ("SFAS 52"), "Accounting for Foreign Currency Translation".

                      METROMEDIA INTERNATIONAL GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1. BASIS OF PRESENTATION, LIQUIDITY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
    Under SFAS 52, foreign currency assets and liabilities are generally translated using the exchange rates in effect at the balance sheet date. Results of operations are generally translated using the average exchange rates prevailing throughout the year. The effects of exchange rate fluctuations on translating foreign currency assets and liabilities into U.S. dollars are accumulated as part of the foreign currency translation adjustment in shareholders' equity. The cumulative effect of translation ($600,000 at December 31, 1995) is immaterial to the consolidated financial statements and consequently is not reflected as a separate component of stockholders' equity. Gains and losses from foreign currency transactions are included in net income in the period in which they occur.

    Under SFAS 52, the financial statements of foreign entities in highly inflationary economies are remeasured, in all cases using the U.S. dollar as the functional currency. U.S. dollar transactions are shown at their historical value. Monetary assets and liabilities denominated in local currencies are translated into U.S. dollars at the prevailing period-end exchange rate. All other assets and liabilities are translated at historical exchange rates. Results of operations have been translated using the monthly average exchange rates. Translation differences resulting from the use of these different rates are included in the accompanying consolidated statements of operations. Such differences, $54,000, $69,000 and $12,000 for calendar 1995, fiscal 1995 and fiscal 1994, respectively were immaterial to the Company's results of operations for each of the periods presented.

ACCRUED EXPENSES

    Accrued expenses consists of the following (in thousands):

                                                      DECEMBER 31,    FEBRUARY 28,
                                                          1995            1995
                                                      ------------    ------------
Accrued salaries and wages.........................     $  9,627        $ 10,850
Accrued taxes......................................       11,000          --
Accrued interest...................................        9,822           3,104
Self-insurance claims payable......................       31,549          --
Other..............................................       34,698          22,431
                                                      ------------    ------------
                                                        $ 96,696        $ 36,385
                                                      ------------    ------------
                                                      ------------    ------------

SELF-INSURANCE

    The Company is self-insured for workers' compensation, health, automobile, product and general liability costs of certain discontinued businesses. The self-insurance claim liability is determined based on claims filed and an estimate of claims incurred but not yet reported. The Company is not self-insured in connection with any continuing operations.

CASH AND CASH EQUIVALENTS

    Cash equivalents consists of highly liquid instruments with maturities of three months or less at the time of purchase. Included in cash at December 31, 1995, is approximately $10 million of restricted cash which represents amounts required to be held in the Company's captive insurance company (the "Captive"). The Company expects to liquidate the Captive during 1996 and free up the cash held by the Captive for general corporate purposes.

                      METROMEDIA INTERNATIONAL GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1. BASIS OF PRESENTATION, LIQUIDITY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

    Supplemental disclosure of cash flow information (in thousands):

                                                CALENDAR    FISCAL     FISCAL
                                                  1995       1995       1994
                                                --------    -------    -------
Cash paid during the year for:
  Interest...................................   $ 12,270    $13,108    $14,907
                                                --------    -------    -------
                                                --------    -------    -------
  Taxes......................................   $    996    $ 1,804    $ 2,934
                                                --------    -------    -------
                                                --------    -------    -------

    Supplemental schedule of non-cash investing and financing activities (in thousands):

                                                CALENDAR    FISCAL     FISCAL
                                                  1995       1995       1994
                                                --------    -------    -------
Acquisition of business:
  Fair value of assets acquired..............   $290,456    $ --       $ --
Fair value of liabilities assumed............    239,109      --         --
                                                --------    -------    -------
Net value....................................   $ 51,347    $ --       $ --
                                                --------    -------    -------
                                                --------    -------    -------

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. THE MERGERS

    On November 1, 1995, (the "Merger Date") Orion, MITI, the Company and MCEG Sterling Incorporated ("Sterling"), consummated the mergers contemplated by the Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") dated as of September 27, 1995 among Orion, the Company, MITI and Sterling. The Merger Agreement provided for, among other things, the simultaneous mergers of each of Orion and MITI with and into the Company's recently-formed subsidiaries, OPC Mergerco and MITI Mergerco, and the merger of Sterling with and into the Company (the "Mergers"). In connection with the Mergers, the Company changed its name from The Actava Group Inc. to Metromedia International Group, Inc.

    Upon consummation of the Mergers, all of the outstanding shares of the common stock, par value $.25 per share of Orion (the "Orion Common Stock"), the common stock, par value $.001 per share, of MITI (the "MITI Common Stock") and the common stock, par value $.001 per share, of Sterling (the "Sterling Common Stock") were exchanged for shares of the Company's common stock, par value $1.00 per share, pursuant to exchange ratios contained in the Merger Agreement. Pursuant to such ratios, holders of Orion Common Stock received .57143 shares of the Company's common stock for each share of Orion Common Stock (resulting in the issuance of 11,428,600 shares of common stock to the holders of Orion Common Stock), holders of MITI Common Stock received 5.54937 shares of the Company's common stock for each share of MITI Common Stock (resulting in the issuance of 9,523,817 shares of the Company's common stock to the holders of MITI Common Stock) and holders

                      METROMEDIA INTERNATIONAL GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

2. THE MERGERS--(CONTINUED)
of Sterling Common Stock received .04309 shares of the Company's common stock for each share of Sterling Common Stock (resulting in the issuance of 483,254 shares of the Company's common stock to the holders of Sterling Common Stock).

    In addition, pursuant to the terms of a contribution agreement dated as of November 1, 1995 among the Company and two affiliates of Metromedia Company ("Metromedia"), MetProductions, Inc. ("MetProductions") and Met International, Inc. ("Met International"), MetProductions and Met International contributed to the Company an aggregate of $37,068,303 of interests in a partnership and principal amount of indebtedness of Orion and its affiliate, and indebtedness of an affiliate of MITI, owed to MetProductions and Met International respectively, in exchange for an aggregate of 3,530,314 shares of the Company's common stock.

    Immediately prior to the consummation of the Mergers, there were 17,490,901 shares of the Company's common stock outstanding. As a result of the consummation of the Mergers and the transactions contemplated by the contribution agreement, the Company issued an aggregate of 24,965,985 shares of common stock. Following consummation of the Mergers and the transactions contemplated by the contribution agreement, Metromedia Company (an affiliate of the Company) and its affiliates (the "Metromedia Holders") collectively received an aggregate of 15,252,128 shares of common stock (or 35.9% of the issued and outstanding shares of common stock).

    Due to the existence of Metromedia Holders' common control of Orion and MITI prior to consummation of the Mergers, their combination pursuant to the Mergers was accounted for as a combination of entities under common control. Orion was deemed to be the acquiror in the common control Merger. As a result, the combination of Orion and MITI was effected utilizing historical costs for the ownership interests of the Metromedia Holders in MITI. The remaining ownership interests of MITI, were accounted for in accordance with the purchase method of accounting based on the fair value of such ownership interests, as determined by the value of the shares received by the holders of such interests at the effective time of the Mergers.

    For accounting purposes only, Orion and MITI have been deemed to be the joint acquirors of Actava and Sterling. The acquisition of Actava and Sterling has been accounted for as a reverse acquisition. As a result of the reverse acquisition, the historical financial statements of the Company for periods prior to the Mergers are those of Orion and MITI, rather than Actava. The operations of Actava and Sterling have been included in the accompanying consolidated financial statements from November 1, 1995, the date of acquisition. During December 1995, the Company adopted a formal plan to dispose of Snapper, a wholly-owned subsidiary of Actava. In addition, the Company's investment in Roadmaster was deemed to be a non-strategic asset and the Company plans to dispose of its investment during 1996. (see Note 4B. below).

    Snapper is included in the accompanying consolidated balance sheet in an amount equal to the sum of the estimated cash flows from the operations of Snapper from November 1, 1995 to October 15, 1996, the expected date of sale (the "Holding Period") plus the anticipated proceeds from the sale of Snapper. At December 31, 1995, such estimated cash flows and proceeds from sale are expected to amount to $79.2 million. The earnings and losses of Snapper during the Holding Period will be excluded from the results of operations of the Company. The excess of the allocated purchase price to Snapper in the Actava acquisition over the estimated cash flows from the operations and sale of Snapper in the amount of $294 million has been reflected in the accompanying consolidated statement of operations as a loss on disposal of a discontinued operation. No income tax benefits were recognized in connection with this loss on disposal because of the Company's losses from continuing operations and net operating loss carryforwards.

                      METROMEDIA INTERNATIONAL GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

2. THE MERGERS--(CONTINUED)

    The results of Snapper for the period November 1, 1995 through December 31, 1995, which are excluded from the accompanying consolidated statement of operations, are as follows (in thousands):

Net Sales........................................................   $ 14,385
Operating expenses...............................................     34,646
                                                                    --------
Operating loss...................................................    (20,261)
Interest expense.................................................     (1,213)
Other expenses...................................................       (259)
                                                                    --------
Loss before taxes................................................    (21,733)
Income taxes.....................................................      --
                                                                    --------
Net loss.........................................................   $(21,733)
                                                                    --------
                                                                    --------

    Included in operating expenses above is a loss of approximately $5.7 million related to the sale of Snapper's European division.

    The Company has advanced $4.2 million to Snapper during the period from November 1, 1995 to December 31, 1995 and has not received any repayments of cash. Accordingly, $4.2 million has been added to the carrying value of Snapper at November 1, 1995.

    The purchase price of Actava, Sterling and MITI minority interests, exclusive of transaction costs, amounted to $438.9 million at November 1, 1995 as follows (in thousands):

Actava shares outstanding.......................................     17,491
Common stock to MITI minority shareholders......................      4,211
Common stock to Sterling stockholders...........................        483
                                                                   --------
Number of shares issued to acquire Actava, MITI minority and
Sterling........................................................     22,185
Merger Date stock price.........................................     18.625
                                                                   --------
Value of stock..................................................   $413,207
Value of Actava options.........................................      8,780
Value of MITI options...........................................     16,897
                                                                   --------
  Total purchase price..........................................   $438,884
                                                                   --------
                                                                   --------

    The excess purchase price over the net fair value of assets acquired amounted to $404 million at November 1, 1995 before writeoff of Snapper goodwill of $294 million. The following unaudited proforma consolidated results of operations illustrate the effect of the Mergers, the deconsolidation of Snapper and the associated refinancing of Orion's indebtedness (see Note 8) and assumes that the transactions occurred at the beginning of each of the periods presented (in thousands):

                                                         CALENDAR     FISCAL
                                                           1995        1995
                                                         --------    --------
Revenues..............................................   $145,150    $203,232
Loss from continuing operations and before loss on
  early extinguishment of debt and extraordinary
item..................................................    (89,946)    (88,717)
Loss per share........................................      (2.11)      (2.18)

                      METROMEDIA INTERNATIONAL GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

2. THE MERGERS--(CONTINUED)
    Orion, MITI and Sterling were parties to a number of material contracts and other arrangements under which Metromedia Company and certain of its affiliates had, among other things, made loans or provided financing to, or paid obligations on behalf of, each of Orion, MITI and Sterling. On November 1, 1995 such indebtedness, financing and other obligations of Orion, MITI and Sterling to Metromedia and its affiliates were refinanced, repaid or converted into equity of MIG.

    Certain of the amounts owed by Orion ($20.4 million), MITI ($34.1 million) and Sterling ($524,000) to Metromedia were financed by Metromedia through borrowings under a $55 million credit agreement between the Company and Metromedia (the "Actava-Metromedia Credit Agreement"). Orion, MITI and Sterling repaid such amounts to Metromedia, and Metromedia repaid the Company the amounts owed by Metromedia to the Company under the Actava-Metromedia Credit Agreement. In addition, certain amounts owed by Orion to Metromedia under the Reimbursement Agreement (see Note 8) were repaid on November 1, 1995.

3. CHAPTER 11 REORGANIZATION COSTS

    On December 11 and 12, 1991, Orion Pictures Corporation and substantially all of its subsidiaries filed petitions for relief under chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York (the "Court"). In this regard, the Court confirmed the "Debtors' Joint Consolidated Plan of Reorganization" (the "Plan") on October 20, 1992, which became effective on November 5, 1992 (the "Effective Date").

    Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code", issued by the American Institute of Certified Public Accountants requires direct costs of administering the chapter 11 filing, particularly professional fees, to be expensed as incurred. Accordingly, Chapter 11 reorganization items presented on the Consolidated Statements of Operations for calendar 1995, fiscal 1995 and 1994 are comprised primarily of legal fees incurred during those periods.

4. INVESTMENTS

A. Short-Term Investments

    All of the Company's short-term investments are classified as available-for-sale and are summarized as follows (in thousands):

                                                AVAILABLE-FOR-SALE SECURITIES
                                      --------------------------------------------------
                                                     GROSS         GROSS       ESTIMATED
                                      AMORTIZED    UNREALIZED    UNREALIZED      FAIR
                                        COST         GAINS         LOSSES        VALUE
                                      ---------    ----------    ----------    ---------

U.S. securities....................    $ 5,319        $ 47         -$-          $ 5,366

    The net adjustment to unrealized holding gains on available-for-sale securities is immaterial in 1995. The amortized cost and estimated fair value of debt and marketable equity securities at December 31, 1995, are shown below (in thousands), by contractual maturity. Expected maturities will

                      METROMEDIA INTERNATIONAL GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

4. INVESTMENTS--(CONTINUED)
differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties.

                                                                       ESTIMATED
                                                          AMORTIZED      FAIR
   AVAILABLE-FOR-SALE                                       COST         VALUE
- -------------------------------------------------------   ---------    ---------
Due in one year or less................................    $ 2,001      $ 2,008
Due after one year through three years.................      2,008        2,034
Due after three years..................................      1,310        1,324
                                                          ---------    ---------
  Total................................................    $ 5,319      $ 5,366
                                                          ---------    ---------
                                                          ---------    ---------

    All available-for-sale securities are classified as current since they are available for use in the Company's current operations.

B. Roadmaster Industries, Inc.

    On December 6, 1994, Actava transferred ownership of its four sporting goods subsidiaries to Roadmaster Industries, Inc. ("Roadmaster") in exchange for 19,169,000 shares of Roadmaster's Common Stock. The Company intends to dispose of its Roadmaster stock during 1996. The equity in earnings and losses of Roadmaster will be excluded from the Company's results of operations through the date of sale.

    As of November 1, 1995, the Company's investment in Roadmaster was adjusted to the anticipated proceeds from its sale under the purchase method of accounting and included in the accompanying consolidated balance sheet as an asset held for sale. As of December 31, 1995, the Company owned 38% of the issued and outstanding shares of Roadmaster Common Stock based on approximately 48,600,000 shares of Roadmaster Common Stock outstanding. Summarized financial information for Roadmaster is shown below (in thousands):

                                                 NINE MONTHS ENDED     YEAR ENDED
                                                   SEPTEMBER 30,      DECEMBER 31,
                                                       1995               1994
                                                 -----------------    ------------
                                                    (UNAUDITED)

Net sales.....................................       $ 523,480          $455,661
Gross profit..................................          68,111            66,790
Net income (loss).............................          (9,259)            5,000
Current assets................................         391,003           358,169
Non-current assets............................         188,954           158,478
Current liabilities...........................         250,673           181,778
Non-current liabilities.......................         233,062           231,772
Minority interest.............................        --                  --
Redeemable common stock.......................           2,000             2,000
Total shareholders' equity....................          94,222           101,097

5. FILM ACCOUNTS RECEIVABLE AND DEFERRED REVENUES

    Film accounts receivable consists primarily of trade receivables due from film distribution, including theatrical, home video, basic cable and pay television, network, television syndication, and other licensing sources which have payment terms generally covered under contractual arrangements.

                      METROMEDIA INTERNATIONAL GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

5. FILM ACCOUNTS RECEIVABLE AND DEFERRED REVENUES--(CONTINUED)
Film accounts receivable is stated net of an allowance for doubtful accounts of $11.6 million at December 31, 1995 and of $14.0 million at February 28, 1995.

    The Company has entered into contracts for licensing of theatrical and television product to the pay cable, home video and free television markets, for which the revenue and the related accounts receivable will be recorded in future periods when the films are available for broadcast or exploitation. These contracts, net of advance payments received and recorded in deferred revenues as described below, aggregated approximately $157.0 million at December 31, 1995. Included in this amount is $62.0 million of license fees for which the revenue and the related accounts receivable will be recorded only when the Company produces or acquires new products.

    Deferred revenues consist principally of advance payments received on pay cable, home video and other television contracts for which the films are not yet available for broadcast or exploitation.

6. FILM INVENTORIES

    The following is an analysis of film inventories (in thousands):

                                                                       DECEMBER 31,    FEBRUARY 28,
                                                                           1995            1995
                                                                       ------------    ------------
Current:
  Theatrical films released, less amortization......................     $ 53,813        $ 67,051
  Television programs released, less amortization...................        5,617           2,816
                                                                       ------------    ------------
                                                                           59,430          69,867
                                                                       ------------    ------------
Non current:
  Theatrical films released, less amortization......................      132,870         173,279
  Television programs released, less amortization...................        4,363           6,528
                                                                       ------------    ------------
                                                                          137,233         179,807
                                                                       ------------    ------------
                                                                         $196,663        $249,674
                                                                       ------------    ------------
                                                                       ------------    ------------

    Orion had in prior years made substantial writeoffs to its released and unreleased product. As a result, approximately two-thirds of the film inventories are stated at estimated net realizable value and will not result in the recording of gross profit upon the recognition of related revenues in future periods.

    Since the date of Orion's quasi-reorganization (February 28, 1982), when the Company's inventories were restated to reflect their then current market value, the Company has amortized 94% of the gross cost of its film inventories, including those produced or acquired subsequent to the quasi-reorganization. Approximately 98% of such gross film inventory costs will have been amortized by December 31, 1998. As of December 31, 1995, approximately 61% of the unamortized balance of film inventories will be amortized within the next three-year period based upon the Company's revenue estimates at year end.

7. INVESTMENTS IN AND ADVANCES TO JOINT VENTURES

    MITI has recorded its investments in Joint Ventures at cost, net of its share of losses. Advances to the Joint Ventures under line of credit agreements are reflected based on amounts recoverable under the credit agreements, plus accrued interest.

                      METROMEDIA INTERNATIONAL GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

7. INVESTMENTS IN AND ADVANCES TO JOINT VENTURES--(CONTINUED)
    Advances are made to Joint Ventures in the form of cash for working capital purposes and capital expenditures, or in the form of equipment purchased or payment of expenses on behalf of the Joint Venture. Interest rates charged to the Joint Ventures range from prime rate to prime rate plus 4%. The credit agreements generally provide for the payment of principal and interest from 90% of the Joint Ventures' available cash flow, as defined, prior to any substantial distributions of dividends to the Joint Venture partners. As of December 31, 1995, MITI has entered into credit agreements with its Joint Ventures to provide up to $46.8 million in funding, of which $16.9 million remains available. MITI funding commitments are contingent on its approval of the Joint Ventures' business plans.

    As of December 31, 1995 and 1994, MITI's investments in and advances to Joint Ventures were as follows (in thousands):

                                        INVESTMENTS IN AND
                                           ADVANCES TO
                                          JOINT VENTURES                    YEAR
                                        ------------------    OWNERSHIP    VENTURE    DATE OPERATIONS
   NAME                                  1995       1994          %        FORMED        COMMENCED
- -------------------------------------   -------    -------    ---------    -------    ---------------
Kosmos TV, Moscow, Russia............   $ 4,317    $ 5,822        50%        1991     May, 1992
Baltcom TV, Riga Latvia..............     6,983      4,741        50%        1991     June, 1992
Ayety TV, Tbilisi, Georgia...........     3,630      1,935        49%        1991     September, 1993
Kamalak, Tashkent, Uzbekistan........     3,731      1,535        50%        1992     September, 1993
Baltcom Paging, Tallin, Estonia......     2,585      1,829        39%        1992     December, 1993
SAC-Radio 7, Moscow, Russia..........     1,174      1,256        51%        1991     January, 1994
Sun TV, Kishinev, Moldova............     1,613        690        50%        1993     October, 1994
Raduga Paging, Nizhny Novgorod.......       364        450        45%        1993     October, 1994
Alma-TV, Almaty, Kazakhstan..........     1,318        774        50%        1994     June, 1995
Telecom Georgia, Tbilisi, Georgia....     2,078      1,485        30%        1994     September, 1994
Raduga TV, Nizhny Novgorod...........       254        222        50%        1994     Pre-Operational
Baltcom Plus, Riga, Latvia...........     1,412        331        50%        1994     April, 1995
Minsk Cable, Minsk, Belarus..........       918        733        50%        1993     Pre-Operational
Tbilisi Paging, Tbilisi, Georgia.....       619        342        45%        1993     November, 1994
St. Petersburg Paging, St.
  Petersburg, Russia.................       527      --           40%        1994     October, 1995
Other................................     5,411      2,166
                                        -------    -------
                                        $36,934    $24,311
                                        -------    -------
                                        -------    -------

    The ability of MITI and its Joint Ventures to establish profitable operations is subject to (among other things) special political, economic and social risks inherent in doing business in Eastern Europe and the former Soviet Republics. These include matters arising out of government policies, economic conditions, imposition of or changes to taxes or other similar charges by governmental bodies, foreign exchange fluctuations and controls, civil disturbances, deprivation or unenforceability of contractual rights, and taking of property without fair compensation.

    MITI has obtained political risk insurance policies from the Overseas Private Investment Corporation ("OPIC") for certain of its Joint Ventures. The policies cover loss of investment and losses due to business interruption caused by political violence or expropriation.

    Summarized combined financial information of Joint Ventures accounted for under the equity method, that have commenced operations as of the dates indicated above is as follows (in thousands):

                      METROMEDIA INTERNATIONAL GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

7. INVESTMENTS IN AND ADVANCES TO JOINT VENTURES--(CONTINUED)
                            COMBINED BALANCE SHEETS

                                                         SEPTEMBER 30,    SEPTEMBER 30,    DECEMBER 31,
                                                             1995             1994             1993
                                                         -------------    -------------    ------------
                        Assets
Current assets........................................      $ 6,937          $ 1,588         $    841
Investments in wireless systems and equipment, net....       31,349           17,040           10,758
Other assets..........................................        2,940              895               28
                                                         -------------    -------------    ------------
Total Assets..........................................      $41,226          $19,523         $ 11,627
                                                         -------------    -------------    ------------
                                                         -------------    -------------    ------------
   Liabilities and Joint Ventures' Equity (Deficit)
Current liabilities...................................      $10,954          $ 2,637         $  1,022
Amount payable under MITI credit facility.............       33,699           11,327            6,635
Other long-term liabilities...........................       --                1,513               74
                                                         -------------    -------------    ------------
Total Liabilities.....................................       44,653           15,477            7,731
                                                         -------------    -------------    ------------
Joint Ventures' Equity (Deficit)......................       (3,427)           4,046            3,896
                                                         -------------    -------------    ------------
Total Liabilities and Joint Ventures' Equity
(Deficit).............................................      $41,226          $19,523         $ 11,627
                                                         -------------    -------------    ------------
                                                         -------------    -------------    ------------

                       COMBINED STATEMENTS OF OPERATIONS

                                                                           NINE MONTHS
                                                          YEAR ENDED          ENDED         YEAR ENDED
                                                         SEPTEMBER 30,    SEPTEMBER 30,    DECEMBER 31,
                                                             1995             1994             1993
                                                         -------------    -------------    ------------
Revenues..............................................     $  19,344         $ 3,280         $  1,452
                                                         -------------    -------------    ------------
Expenses:
  Cost of service.....................................         9,993           2,026              969
  Selling, general and administrative.................        11,746           2,411              973
  Depreciation and amortization.......................         3,917           1,684              911
  Other...............................................       --                  203               67
                                                         -------------    -------------    ------------
Total Expenses........................................        25,656           6,324            2,920
                                                         -------------    -------------    ------------
Operating Loss........................................        (6,312)         (3,044)          (1,468)
Interest Expense......................................        (1,960)           (632)             (64)
Other Income (Expense)................................        (1,920)             47                2
Foreign Currency Translation Gain (Loss)..............          (203)             15              (91)
                                                         -------------    -------------    ------------
Net Loss..............................................     $ (10,395)        $(3,614)        $ (1,621)
                                                         -------------    -------------    ------------
                                                         -------------    -------------    ------------

    Financial information for Joint Ventures which are not yet operational as of September 30, 1995 is not included in the above summary. MITI's investment in and advances to those Joint Ventures at December 31, 1995, 1994 and 1993 amounted to approximately $7.1 million, $5.7 million and $89,000, respectively.

    The Company and its consolidated and unconsolidated Joint Ventures operate four types of services in their communications segment: wireless cable television, paging, radio broadcasting and telephony.

                      METROMEDIA INTERNATIONAL GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

7. INVESTMENTS IN AND ADVANCES TO JOINT VENTURES--(CONTINUED)
    The following tables represent summary financial information for consolidated subsidiaries and Joint Ventures, unconsolidated equity method joint ventures and combined consolidated and unconsolidated subsidiaries and joint ventures by type of service for all operations in the Company's Communications segment (excluding MITI's headquarter's operations--see Note 12), as of and for the years ended December 31, 1995, February 28, 1995 and February 28, 1994 (in thousands):

                                                    WIRELESS               RADIO
   CALENDAR 1995                                    CABLE TV   PAGING   BROADCASTING   TELEPHONY    TOTAL
- --------------------------------------------------  --------   ------   ------------   ---------   -------
Consolidated Subsidiaries and Joint Ventures
  Revenues........................................  $ --       $  690     $  3,879      $ --       $ 4,569
  Depreciation and amortization...................    --          132          366        --           498
  Operating income (loss) before taxes............    --          (23)        (237)       --          (260)
  Assets..........................................    --        2,398        7,999        --        10,397
  Capital expenditures............................    --           40          172        --           212
                                                    --------   ------   ------------   ---------   -------
                                                    --------   ------   ------------   ---------   -------

Unconsolidated Equity Joint Ventures
  Revenues........................................  $ 8,809    $2,427     $    918      $ 7,190    $19,344
  Depreciation and amortization...................    3,071       345           36          465      3,917
  Operating income (loss) before taxes............   (4,152 )    (613)      (1,255)        (292)    (6,312)
  Assets..........................................   22,727     3,495          247       14,757     41,226
  Capital expenditures............................    9,727     1,933           46        9,740     21,446
                                                    --------   ------   ------------   ---------   -------
                                                    --------   ------   ------------   ---------   -------
  Net investment in Joint Ventures................  $21,592    $4,980     $  1,174      $ 2,078    $29,824
  MITI equity in losses of unconsolidated
investees.........................................   (5,885 )    (403)      (1,388)        (305)    (7,981)
                                                    --------   ------   ------------   ---------   -------
                                                    --------   ------   ------------   ---------   -------

Combined
  Revenues........................................  $ 8,809    $3,117     $  4,797      $ 7,190    $23,913
  Depreciation and amortization...................    3,071       477          402          465      4,415
  Operating income (loss) before taxes............   (4,152 )    (636)      (1,492)        (292)    (6,572)
  Assets..........................................   22,727     5,893        8,246       14,757     51,623
  Capital expenditures............................    9,727     1,973          218        9,740     21,658
                                                    --------   ------   ------------   ---------   -------
                                                    --------   ------   ------------   ---------   -------

                      METROMEDIA INTERNATIONAL GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

7. INVESTMENTS IN AND ADVANCES TO JOINT VENTURES--(CONTINUED)

                                                   WIRELESS               RADIO
   FISCAL 1995                                     CABLE TV   PAGING   BROADCASTING   TELEPHONY    TOTAL
- -------------------------------------------------  --------   ------   ------------   ---------   --------
Consolidated Subsidiaries and Joint Ventures
  Revenues.......................................  $   416    $  266     $  2,863      $ --       $  3,545
  Depreciation and amortization..................      320       101          214        --            635
  Operating income (loss) before taxes...........     (359 )    (331)        (795)       --         (1,485)
  Assets.........................................      704     1,956       10,135        --         12,795
  Capital expenditures...........................    --           49           97        --            146
                                                   --------   ------   ------------   ---------   --------
                                                   --------   ------   ------------   ---------   --------

Unconsolidated Equity Joint Ventures
  Revenues.......................................  $ 2,672    $  180     $    373      $    55    $  3,280
  Depreciation and amortization..................    1,655      --             20            9       1,684
  Operating income (loss) before taxes...........   (2,026 )    (425)         (15)        (578)     (3,044)
  Assets.........................................   15,090     1,030          856        2,547      19,523
  Capital expenditures...........................    5,072       766            8        2,487       8,333
                                                   --------   ------   ------------   ---------   --------
                                                   --------   ------   ------------   ---------   --------
  Net investment in Joint Ventures...............  $14,033    $1,829     $  1,256      $ 1,485    $ 18,603
  MITI equity in losses of unconsolidated
investees........................................   (1,838 )    (147)         (99)        (173)     (2,257)
                                                   --------   ------   ------------   ---------   --------
                                                   --------   ------   ------------   ---------   --------

Combined
  Revenues.......................................  $ 3,088    $  446     $  3,236      $    55    $  6,825
  Depreciation and amortization..................    1,975       101          234            9       2,319
  Operating income (loss) before taxes...........   (2,385 )    (756)        (810)        (578)     (4,529)
  Assets.........................................   15,794     2,986       10,991        2,547      32,318
  Capital expenditures...........................    5,072       815          105        2,487       8,479
                                                   --------   ------   ------------   ---------   --------
                                                   --------   ------   ------------   ---------   --------

                      METROMEDIA INTERNATIONAL GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

7. INVESTMENTS IN AND ADVANCES TO JOINT VENTURES--(CONTINUED)

                                                    WIRELESS               RADIO
   FISCAL 1994                                      CABLE TV   PAGING   BROADCASTING   TELEPHONY    TOTAL
- --------------------------------------------------  --------   ------   ------------   ---------   -------
  Consolidated Subsidiaries and Joint Ventures
  Revenues........................................  $    51    $ --        $--          $ --       $    51
  Depreciation and amortization...................      110      --        --             --           110
  Operating income (loss) before taxes............     (303 )     (55)     --             --          (358)
  Assets..........................................      256     1,069      --             --         1,325
  Capital expenditures............................    --           34      --             --            34
                                                    --------   ------      ------      ---------   -------
                                                    --------   ------      ------      ---------   -------

  Unconsolidated Equity Joint Ventures
  Revenues........................................  $ 1,452    $ --        $--          $ --       $ 1,452
  Depreciation and amortization...................      909         2      --             --           911
  Operating income (loss) before taxes............   (1,400 )     (68)     --             --        (1,468)
  Assets..........................................   10,520     1,107      --             --        11,627
  Capital expenditures............................    3,411       764      --             --         4,175
                                                    --------   ------      ------      ---------   -------
                                                    --------   ------      ------      ---------   -------
  Net investment in Joint Ventures................  $ 7,123    $1,445      $1,055       $ --       $ 9,623
  MITI equity in losses of unconsolidated
investees.........................................     (752 )     (25)     --             --          (777)
                                                    --------   ------      ------      ---------   -------
                                                    --------   ------      ------      ---------   -------

  Combined
  Revenues........................................  $ 1,503    $ --        $--          $ --       $ 1,503
  Depreciation and amortization...................    1,019         2      --             --         1,021
  Operating income (loss) before taxes............   (1,703 )    (123)     --             --        (1,826)
  Assets..........................................   10,776     2,176      --             --        12,952
  Capital expenditures............................    3,411       798      --             --         4,209
                                                    --------   ------      ------      ---------   -------
                                                    --------   ------      ------      ---------   -------

    More than 90% of the Company's assets are located in, and substantially all of the Company's operations are derived from, Republics in the Commonwealth of Independent States or Eastern Europe.

                      METROMEDIA INTERNATIONAL GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

8. LONG-TERM DEBT

    Long-term debt at December 31, 1995 and February 28, 1995 consisted of the following (in thousands):

                                                                        DECEMBER 31,  FEBRUARY 28,
                                                                            1995          1995
                                                                        ------------  ------------
MIG (EXCLUDING ORION AND MITI)
MIG Revolver...........................................................   $ 28,754      $ --
6 1/2% Convertible Debentures due 2002, net of unamortized discount of
$17,994................................................................     57,006        --
9 1/2% Debentures due 1998, net of unamortized discount of $140........     59,344        --
9 7/8% Senior Debentures due 1997, net of unamortized premium of
$217...................................................................     18,217        --
10% Debentures due 1999................................................      6,075        --
Other long-term debt:
  Secured 6.25% due 1998...............................................      1,020        --
                                                                        ------------  ------------
                                                                           170,416        --
                                                                        ------------  ------------
ORION
Notes payable to banks under Credit, Security & Guaranty Agreements....    123,700        --
Notes payable to banks under the Third Restated Credit Agreement.......     --            58,619
Obligation to Metromedia Company under Reimbursement Agreement.........     --            19,544
Talent Notes due 1999, net of unamortized discount of $8,488...........     --            26,057
Creditor Notes due 1999, net of unamortized discount of $21,745........     --            40,630
Non-interest bearing payment obligation to Sony, net of unamortized
discount of $1,191.....................................................     --            16,756
Other guarantees and contracts payable, net of unamortized discounts of
$2,402 and $2,943......................................................      9,939         8,124
10% Subordinated Debentures due 2001, net of unamortized discount of
$8,097.................................................................     --            42,349
                                                                        ------------  ------------
                                                                           133,639       212,079
                                                                        ------------  ------------
MITI
Hungarian Foreign Trade Bank...........................................        588         1,057
Other..................................................................     --               168
Demand Notes payable...................................................     --             5,529
Notes payable to Metromedia Company....................................     --            18,194
                                                                        ------------  ------------
                                                                               588        24,948
                                                                        ------------  ------------
      Less: current portion--Metromedia Company........................     --            37,738
                  --Other..............................................     40,597        96,177
                                                                        ------------  ------------
Long-term debt, net of current portion.................................   $264,046      $103,112
                                                                        ------------  ------------
                                                                        ------------  ------------

    Aggregate annual repayments of long-term debt over the next five years and thereafter are as follows (in thousands):

1996.............................................................   $40,597
1997.............................................................    44,548
1998.............................................................    88,714
1999.............................................................    31,923
2000.............................................................    39,453
Thereafter.......................................................    77,325

                      METROMEDIA INTERNATIONAL GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

8. LONG-TERM DEBT--(CONTINUED)
MIG (EXCLUDING ORION AND MITI)

    On November 1, 1995, the Company entered into a $35 million revolving credit agreement ("MIG Revolver") with Chemical Bank. On December 31, 1995, the Company had utilized $28.8 million. At the borrower's option, the MIG Revolver bears interest at a rate of LIBOR plus 2%, or Chemical Bank's alternative base rate plus 1%. The MIG Revolver terminates October 30, 1996.

    Under terms of the MIG Revolver, the aggregate amount of all outstanding loans cannot exceed 65% of the market value of Roadmaster stock (see Note 4). Borrowings under the MIG Revolver are secured by all of the stock of Roadmaster owned by the Company, and a subordinated lien of the assets of Snapper, Inc. The loan is guaranteed by MITI. It is assumed that the carrying value of the MIG Revolver approximates its fair value because of its floating interest rate feature.

    In 1987 the Company issued $75.0 million of 6 1/2% Convertible Subordinated Debentures due in 2002 in the Euro-dollar market. The Debentures are convertible into common stock at a conversion price of $41 5/8 per share. At the Company's option, the Debentures may be redeemed at 100% plus accrued interest until maturity.

    The 9 7/8% Senior Subordinated Debentures are redeemable at the option of the Company, in whole or in part, at 100% of the principal amount plus accrued interest. Mandatory sinking fund payments of $3.0 million (which the Company may increase to $6.0 million annually) began in 1982 and are intended to retire, at par plus accrued interest, 75% of the issue prior to maturity.

    At the option of the Company, the 10% Subordinated Debentures are redeemable, in whole or in part, at the principal amount plus accrued interest. Sinking fund payments of 10% of the outstanding principal amount commenced in 1989, however, the Company receives credit for Debentures redeemed or otherwise acquired in excess of sinking fund payments.

    The carrying value of the Company's long-term and subordinated debt, including the current portion at December 31, 1995, approximates fair value. The estimate is based on a discounted cash flow analysis using current incremental borrowing rates for similar types of agreements and quoted market prices for issues which are traded.

ORION DEBT

    On November 1, 1995 Orion entered into a credit agreement with Chemical Bank, as agent, and a syndicate of lenders (the "Orion Credit Agreement"). The Orion Credit Agreement consists of a $135 million term loan ("Orion Term Loan") with quarterly repayments of $6.75 million commencing March 1996 with a final payment due December 31, 2000; and a $50 million revolver ("Orion Revolver") with a final maturity of December 31, 2000. The amount available under the Orion Revolver as of December 31, 1995 was $38 million (of which $9 million is reserved for an outstanding letter of credit).

    Interest is charged on the Orion Term Loan at the agent bank's prime rate plus 2% or at 3% above the LIBOR rate, at Orion's option; and for the Orion Revolver at the agent bank's prime rate plus 1/2% or at 1 1/2% above the LIBOR rate, also at Orion's option. At December 31, 1995, the effective interest rates for the Orion Term Loan and the Orion Revolver were 8.9% and 7.3%, respectively. Indebtedness under the Orion Credit Agreement is secured by all of Orion's assets, including the common stock of Orion and its subsidiaries. In addition to the quarterly amortization schedule, the Orion Credit Agreement provides that in the event that the ratio of the value of the eligible accounts receivable in Orion's borrowing base to the amount outstanding under the Orion Term Loan (the "Borrowing Base

                      METROMEDIA INTERNATIONAL GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

8. LONG-TERM DEBT--(CONTINUED)
Ratio") does not exceed a designated threshold, all cash received by Orion must be used to prepay principal and interest on the Orion Term Loan until such Borrowing Base Ratio exceeds such designated threshold. All prepayments may be applied against scheduled quarterly repayments.

    As a result of prepayments, Orion has satisfied its scheduled amortization payments through December 31, 1996. To the extent the Borrowing Base Ratio exceeds the threshold set forth in the Orion Credit Agreement, and is not needed to amortize the Orion Term Loan, Orion may use excess cash to pay its operating expenses, including the costs of acquiring new film product or new production. The Borrowing Base Ratio currently exceeds the designated threshold. In addition, Orion has established a system of lockbox accounts and collection accounts to maintain Chemical's security interest in the cash proceeds of Orion's accounts receivable. Amounts outstanding under the Orion Revolver are guaranteed jointly and severally by Metromedia and by John W. Kluge.

    The Orion Credit Agreement also contains customary covenants, including limitations on the incurrence of additional indebtedness and guarantees, the creation of new liens and on the number of films Orion may produce, restrictions on the development costs and budgets for such films, limitations on the aggregate amount of unrecouped print and advertising costs Orion may incur, limitations on the amount of Orion's leases, capital and overhead expenses, prohibitions on the declaration of dividends or distributions by Orion to MIG, limitations on the merger or consolidation of Orion or the sale by Orion of any substantial portion of its assets or stock and restrictions on Orion's line of business, other than activities relating to the production and distribution of entertainment product. The Orion Credit Agreement also contains several financial covenants, including the requirement that Orion maintain the ratio of Orion's Free Cash Flow (as defined in the Orion Credit Agreement) to its cumulative investment in film product above certain specified levels at the end of each fiscal quarter, and that Orion's cumulative investment in film product not exceed Free Cash Flow by more than $50,000,000. In addition, the Orion Credit Agreement contains a covenant which would be triggered if the amount of Orion's net losses exceeds certain levels for each fiscal year beginning with the fiscal year ended December 31, 1996 or in the event of a change in control of MIG.

    It is assumed that the carrying value of Orion's bank debt approximates its face value because it is a floating rate instrument.

    As a result of the Plan (see Note 3), Orion had certain obligations outstanding, including: Notes payable to the banks under the Third Restated Credit Agreement, obligations to Metromedia and its affiliate under a Reimbursement Agreement, Talent Notes, Creditor Notes, obligations to Sony Entertainment Inc. ("Sony") and 10% Subordinated Debentures ("Plan Debt"). Notwithstanding mandatory minimum payments and maturity dates, while operating under the Plan, and to the extent Orion generated positive net cash flow, interest and principal payments were made to the individual obligations included in Plan Debt based upon certain formulas. At August 31, 1995 Orion had not generated sufficient net cash flow to satisfy certain mandatory minimum payments and an event of default could have been asserted by the Trustees or holders of certain obligations of the Plan Debt. However, at the Merger Date (see Note 2), proceeds from the Orion Term Loan, as well as amounts advanced from MIG under a subordinated promissory note, were used directly or indirectly to repay and terminate all outstanding Plan Debt obligations ($210.7 million) and to pay certain transaction costs. To record the repayment and termination of the Plan Debt, Orion removed certain unamortized discounts associated with such obligations from its accounts and recognized an extraordinary loss of $32.4 million on the extinguishment of debt.

                      METROMEDIA INTERNATIONAL GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

8. LONG-TERM DEBT--(CONTINUED)
MITI DEBT

    A loan from a Hungarian Foreign Trade Bank is due on September 14, 1997 and is repayable in three annual installments with an interest rate of 34.5%. The loan is a Hungarian Forint based loan and is secured by a letter of credit issued by Metromedia International, Inc. in the amount of $1.2 million.

    On November 1, 1995, MIG issued 2,537,309 shares of common stock in repayment of $26.6 million of MITI notes payable.

    Included in interest expense for calendar 1995 and fiscal 1995 are $3.8 million and $430,000, respectively, of interest on amounts due to Metromedia Company, an affiliate of MIG. No such amounts were included in fiscal 1994 interest expense.

9. STOCKHOLDERS' EQUITY

PREFERRED STOCK

    There are 70,000,000 shares of Preferred Stock authorized, none of which were outstanding or designated as to a particular series at December 31, 1995.

COMMON STOCK

    There are 110,000,000 authorized shares of Common Stock, $1 par value. At December 31, 1995, February 28, 1995 and February 28, 1994 there were 42,613,738, 20,934,898 and 17,188,408 shares issued and outstanding, respectively.

    After giving effect to the Merger, the Company has reserved the shares of Common Stock listed below for possible future issuance:

                                                                  DECEMBER 31,
                                                                      1995
                                                                  ------------
Stock options..................................................     2,014,258
6 1/2% Convertible Subordinated Debentures (see Note 8)             1,801,802
Restricted stock plan..........................................       132,800
                                                                  ------------
                                                                    3,948,860
                                                                  ------------
                                                                  ------------

STOCK PLANS

    The Company's stock option plans provide for the issuance of incentive stock options and nonqualified stock options. Incentive stock options may be issued at a per share price not less than the market value at the date of grant. Nonqualified options may be issued generally at prices and on terms determined in the case of each stock option.

    Following the Merger (see Note 2), options granted pursuant to the MITI stock option plan and the Actava stock option plans, became exercisable for stock of MIG in accordance with the respective exchange ratios.

                      METROMEDIA INTERNATIONAL GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

9. STOCKHOLDERS' EQUITY--(CONTINUED)
    After giving effect to the Merger, the following table reflects changes in the stock options issued under these plans:

                                                                      SHARES         AVERAGE
                                                                    SUBJECT TO    OPTION PRICE
                                                                      OPTION        PER SHARE
                                                                    ----------    -------------
INCENTIVE STOCK OPTIONS
    Balance at December 31, 1993.................................       --
                                                                    ----------
    Options granted..............................................       --
    Options exercised............................................       --
    Options canceled                                                    --
                                                                    ----------
    Balance at December 31, 1994.................................       --
                                                                    ----------
                                                                    ----------
    Transfer of Actava options in Merger.........................      203,000    $8.00--$12.00
    Options granted                                                     --
                                                                    ----------
    Options exercised............................................      (19,000)   $8.00--$9.00
    Options canceled.............................................       --
                                                                    ----------
    Balance at December 31, 1995.................................      184,000    $8.00--$9.00
                                                                    ----------
                                                                    ----------
    Options exercisable at end of year...........................       78,000    $8.00--$12.00
                                                                    ----------
                                                                    ----------

NONQUALIFIED STOCK OPTIONS
    Balance at December 31, 1993.................................       --
                                                                    ----------
    Options granted..............................................      283,000        $5.41
    Options exercised                                                   --
    Options canceled                                                    --
                                                                    ----------
    Balance at December 31, 1994.................................      283,000        $5.41
                                                                    ----------
    Transfer of Actava options in Merger.........................      234,000    $8.00--$14.50
    Options granted..............................................      366,000        $5.41
    Options exercised............................................      (74,000)   $8.00--$14.50
    Options canceled.............................................      (89,000)       $5.41
                                                                    ----------
    Balance at December 31, 1995.................................      720,000    $5.41--$14.50
                                                                    ----------
                                                                    ----------
    Options exercisable at end of year...........................      178,000    $5.41--$14.50
                                                                    ----------
                                                                    ----------

    There were 153,000 shares under the stock option plans at December 31, 1995 which were available for the granting of additional stock options.

    During 1994, an officer of MITI was granted an option, not pursuant to any plan, to purchase 657,908 shares of common stock (the "MITI Options") at a purchase price of $1.08 per share. The MITI Options expire on September 30, 2004, or earlier if the officer's employment is terminated. Included in 1994 expenses is $3.6 million of compensation expense in connection with these options. Prior to the Merger, an officer of Actava was granted an option, not pursuant to any plan, to purchase 300,000 shares of common stock (the "Actava Options") at a purchase price of $6.375 per share. The Actava Options expire on April 18, 2001.

                      METROMEDIA INTERNATIONAL GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

9. STOCKHOLDERS' EQUITY--(CONTINUED)

    On December 13, 1995, the Board of Directors of the Company terminated the Actava 1991 Non-Employee Director Stock Option Plan. The Company had previously reserved 150,000 shares for issuance upon the exercise of options granted under this plan and had granted 20,000 options thereunder. Also on January 31, 1996, the Board of Directors adopted the 1996 Incentive Stock Option Plan, subject to shareholder approval. Assuming adoption of the 1996 Incentive Stock Option Plan by shareholders, it is the intention of the Board of Directors not to grant any additional options under the MITI and Actava stock option plans.

    No shares have been granted under the Company's restricted stock plan during 1995 and 102,800 shares of common stock remain available under this plan.

10. INCOME TAXES

    The provision for income taxes for calendar 1995, fiscal 1995 and 1994, all of which is current, consists of the following (in thousands):

                                                    CALENDAR    FISCAL    FISCAL
                                                      1995       1995      1994
                                                    --------    ------    ------
Federal..........................................     $--       $ --      $ --
State and local..................................      167         100       100
Foreign..........................................      600       1,200     2,000
                                                    --------    ------    ------
Current..........................................      767       1,300     2,100
Deferred.........................................     --          --        --
                                                    --------    ------    ------
Total............................................     $767      $1,300    $2,100
                                                    --------    ------    ------
                                                    --------    ------    ------

    Such provision has been allocated to continuing operations before extraordinary items, discontinued operations and extraordinary items as follows (in thousands):

                                                    CALENDAR    FISCAL    FISCAL
                                                      1995       1995      1994
                                                    --------    ------    ------
Operations before extraordinary items............     $767      $1,300    $2,100
Discontinued operations..........................     --          --        --
Extraordinary items..............................     --          --        --
                                                    --------    ------    ------
                                                      $767      $1,300    $2,100
                                                    --------    ------    ------
                                                    --------    ------    ------

    The federal income tax portion of the provision for income taxes includes the benefit of state income taxes provided. The Company recognizes investment tax credits on the flow-through method.

    The Company had pre-tax losses from foreign operations of $3.4 million, $9.5 million and $100,000 in calendar 1995, fiscal 1995 and fiscal 1994, respectively. Pre-tax losses from domestic operations were $74.9 million, $56.4 million and $129.6 million in calendar 1995, fiscal 1995 and fiscal 1994, respectively.

    State and local income tax expense in calendar 1995, fiscal 1995 and 1994 includes an estimate for franchise and other state tax levies required in jurisdictions which do not permit the utilization of the Company's calendar 1995, fiscal 1995 and 1994 operating losses to mitigate such taxes. Foreign tax expense in calendar 1995, fiscal 1995 and 1994 reflects estimates of withholding and remittance taxes.

                      METROMEDIA INTERNATIONAL GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

10. INCOME TAXES--(CONTINUED)
Cash utilized for the payment of income taxes during calendar 1995, fiscal 1995 and 1994 was $1.0 million, $1.8 million and $2.9 million, respectively.

    The temporary differences and carryforwards which give rise to deferred tax assets and (liabilities) for calendar 1995 and fiscal 1995 are as follows (in thousands):

                                                      DECEMBER 31,    FEBRUARY 28,
                                                          1995            1995
                                                      ------------    ------------
Net Operating loss carryforward....................     $241,877        $177,846
Deferred income....................................       22,196          24,245
Investment credit carryforward.....................       28,000          28,000
Allowance for doubtful accounts....................        4,395           5,346
Capital loss carryforward..........................        3,850          --
Film costs.........................................       (1,832)        (15,077)
Shares payable.....................................       15,670          14,986
Reserves for self-insurance........................       10,970          --
State tax accruals.................................        3,811          --
Investment in equity investee......................       22,146          --
Purchase of safe harbor lease investment...........       (9,115)         --
Minimum tax credit (ATM) carryforward..............        8,805          --
Other reserves.....................................        6,331           6,958
Other..............................................        3,843          (1,285)
                                                      ------------    ------------
Subtotal before valuation allowance................      360,947         241,019
Valuation allowance................................     (360,947)       (241,019)
                                                      ------------    ------------
Deferred taxes.....................................     $ --            $ --
                                                      ------------    ------------
                                                      ------------    ------------

    The net change in the total valuation allowance for calendar 1995, fiscal 1995 and fiscal 1994 was an increase of $119.9 million, $51.3 million and $3.4 million, respectively.

    The Company's provision for income taxes for calendar 1995, fiscal 1995 and 1994, differs from the provision that would have resulted from applying the federal statutory rates during those periods to income (loss) before provision for income taxes. The reasons for these differences are explained in the following table (in thousands):

                                                               CALENDAR      FISCAL      FISCAL
                                                                 1995         1995        1994
                                                               ---------    --------    --------
Provision (benefit) based upon federal statutory rate of
35%.........................................................   $(132,138)   $(23,839)   $(43,084)
State taxes, net of federal benefit.........................         109          65          65
Foreign taxes in excess of federal credit...................         600       1,200       2,000
Non-deductible direct expenses of chapter 11 filing.........         448         214         596
Current year operating loss not benefitted..................      26,943      22,832      42,201
Equity in losses of Joint Ventures..........................       2,778         790         272
Extraordinary loss on early extinguishment of debt..........     (11,344)      --          --
Reduction of extraordinary loss not benefitted..............      11,344       --          --
Discontinued operations, not tax benefitted.................     101,999       --          --
Other, net..................................................          28          38          50
                                                               ---------    --------    --------
Provision for income taxes..................................   $     767    $  1,300    $  2,100
                                                               ---------    --------    --------
                                                               ---------    --------    --------

                      METROMEDIA INTERNATIONAL GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

10. INCOME TAXES--(CONTINUED)
    At December 31, 1995, the Company had available net operating loss carryforwards, capital loss carryforwards, unused alternative tax credits and unused investment tax credits of approximately $631 million, $11 million, $9 million and $28 million, respectively, which can reduce future federal income taxes. If not utilized, these carryforwards and credits will begin to expire in 1996. The alternative tax credit may be carried forward indefinitely, to offset regular tax in certain circumstances.

    The use by the Company of any net operating loss carryforwards reported or which will be reported by Orion, Actava, MITI and Sterling and the subsidiaries included in their respective affiliated groups of corporations which filed consolidated Federal income tax returns with Orion, Actava, MITI and Sterling as the parent corporations (such Orion, Actava, MITI and Sterling affiliated groups hereinafter being referred to as the "Orion Group," the "Actava Group," the "MITI Group" and the "Sterling Group," respectively, and individually as a "Former Group" and collectively as the "Former Groups") for taxable years ending on or before November 1, 1995 (such Pre-November 1, 1995 net operating loss carryforwards hereinafter referred to collectively as the "Pre-November 1 Losses") will be subject to certain limitations as a result of the Mergers.

    Under Section 382 of the Internal Revenue Code, annual limitations will generally apply to the use of the Pre-November 1 Losses of the Former Groups by the Company. The amount of the annual limitation with respect to a Former Group will depend upon the application of certain principles contained in Section 382 of the Internal Revenue Code relating to the valuation of such Former Group immediately prior to the November 1 Mergers and an interest factor published by the Internal Revenue Service on a monthly basis. Based on the market price of the Company's stock at the effective time of the Mergers, the exchange ratios with respect to the shares of Orion, MITI and Sterling, and the published interest factor of 5.75 percent (applicable to transactions that occurred in November 1995), the annual limitations on the use of the Pre-November 1 Losses of the Orion Group, Actava Group, the MITI Group and the Sterling Group, respectively, by the MIG Group would currently be approximately $11.9 million, $18.3 million, $10.0 million and $510,000 per year, respectively. To the extent Pre-November 1 Losses equal to the annual limitation with respect to any of the Former Groups are not used in any year, the unused amount would generally be available to be carried forward and used to increase the limitation with respect to such Former Group in the succeeding year.

    The use of Pre-November 1 Losses of the Orion Group, the MITI Group and the Sterling Group will also be separately limited by the income and gains recognized by the corporations that were members of each of the Orion Group, the MITI Group and the Sterling Group, respectively, including corporations such as the Company (in the case of Sterling) that are successors by merger to any of such members. Under proposed Treasury regulations, such Pre-November 1 Losses of any such former members of any such Former Group, or successors thereof, would be usable on an aggregate basis to the extent of the income and gains of such former members of such Former Group, or successors thereof on an aggregate basis.

    As a result of the Merger, the Company succeeded to approximately $92.2 million of Pre-November 1 Losses of the Actava Group. SFAS 109 requires assets acquired and liabilities assumed to be recorded at their "gross" fair value. Differences between the assigned values and tax bases of assets acquired and liabilities assumed in purchase business combinations are temporary differences under the provisions of SFAS 109. However, since all of the Actava intangibles have been eliminated, when the Pre-November 1 Losses are utilized they will reduce income tax expense.

                      METROMEDIA INTERNATIONAL GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

11. EMPLOYEE BENEFIT PLANS

    Actava had a noncontributory defined benefit plan which is "qualified" under Federal tax law and covered substantially all Actava's employees. In addition, Actava had a "nonqualified" supplemental retirement plan which provided for the payment of benefits to certain employees in excess of those payable by the qualified plans. Following the Mergers (see Note 2), the Company froze the Actava noncontributory defined benefit plan and "nonqualified" supplemental retirement plan effective as of December 31, 1995. Employees will no longer accumulate benefits under these plans.

    In connection with the Merger, the projected benefit obligation and fair value of plan assets were remeasured considering the Company's freezing of the plan. The excess of the projected benefit obligations over the fair value of plan assets in the amount of $4.9 million was recorded in the allocation of purchase price. The recognition of the net pension liability in the allocation of the purchase price eliminated any previously existing unrecognized gain or loss, prior service cost, and transition asset or obligation related to the acquired enterprise's pension plan.

    Some of the Company's subsidiaries also have defined contribution plans which provide for discretionary annual contributions covering substantially all of their employees. Effective January 1, 1993, MITI established a 401(k) Salary Deferral Plan ("401(k) Plan") on behalf of its employees. Under the 401(k) Plan participating employees can defer receipt of up to 15% of their compensation, subject to certain limitations. MITI has the discretion to match amounts contributed by the employee up to 3% of their compensation. The Company contributed $60,000 for the year ended December 31, 1995.

    Orion has a 401(k) defined contribution retirement and savings plan covering all eligible employees who prior to March 1 or September 1, have completed 1,000 hours of service, as defined in the plan. Participants may make pretax contributions to the plan of up to 15% of their compensation, as defined, subject to certain limitations as prescribed by the Internal Revenue Code. Orion matches 50% of amounts contributed up to $500 per participant per plan year. Orion may make discretionary contributions on an annual basis to the plan. The exact amount of discretionary contributions is decided each year by the Board of Directors. There have been no discretionary contributions since the inception of the plan. Total employer contribution expense for calendar 1995, fiscal 1995 and fiscal 1994 was approximately $64,000 each year.

12. BUSINESS SEGMENT DATA

    The business activities of the Company constitute two business segments, (i) filmed entertainment, which includes the financing and production of theatrical motion pictures as well as the distribution of theatrical motion pictures and television programming, and (ii) communications, which includes wireless cable television, paging services, radio broadcasting, and telephony.

FILMED ENTERTAINMENT

    The Company operates its filmed entertainment operations through Orion. Until the Merger Date (see Note 2), Orion operated under the terms of the Plan (see Note 3) which severely limited Orion's ability to finance and produce additional theatrical motion pictures. Therefore, Orion's primary activity prior to the Merger was the ongoing distribution of its present library of theatrical motion pictures and television programming. Orion believes the lack of a continuing flow of newly produced theatrical product while operating under the Plan adversely affected the marketability of its library.

                      METROMEDIA INTERNATIONAL GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

12. BUSINESS SEGMENT DATA--(CONTINUED)
    Theatrical motion pictures are produced initially for exhibition in theaters. Initial theatrical release generally occurs in the United States and Canada. Foreign theatrical exhibition generally begins within the first year after initial release. Home video distribution in all territories usually begins six to twelve months after theatrical release in that territory, with pay television exploitation beginning generally six months after initial home video release. Exhibition of the Company's product on network and on other free television outlets begins generally three to five years from the initial theatrical release date in each territory.

COMMUNICATIONS

    The Company, through MITI and subsidiaries, owns various interests in Joint Ventures that are currently in operation or planning to commence operations in certain republics of the Commonwealth of Independent States ("CIS") (formerly the Union of Soviet Socialist Republics) and other Eastern European countries. During 1995, the Company began to pursue opportunities to extend its communications businesses into other emerging markets in the Pacific Rim.

    The Joint Ventures currently offer wireless cable television, radio paging systems, radio broadcasting, trunked mobile radio services and various types of telephone services. Joint Ventures are principally entered into with governmental agencies or ministries under the existing laws of the respective countries.

    The Joint Venture agreements generally provide for the initial contribution of assets or cash, and for the creation of a line of credit agreement to be entered into between the Joint Venture and MITI. Under a typical arrangement, MITI's venture partner contributes the necessary license or permits under which the Joint Venture will conduct its business, studio or office space, transmitting tower rights and other equipment. MITI's contribution is generally cash and equipment but may consist of other specific assets as required by the Joint Venture agreement. The line of credit agreement generally specifies a commitment amount, interest rates and repayment terms.

    The consolidated financial statements include the accounts and results of operations of MITI and its majority owned and controlled Joint Venture, CNM Paging, and its subsidiaries. Investments in other companies and Joint Ventures which are not majority owned, or in which the Company does not control but exercises significant influence are accounted for using the equity method (see Notes 1 and 7).

                      METROMEDIA INTERNATIONAL GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

12. BUSINESS SEGMENT DATA--(CONTINUED)
                             BUSINESS SEGMENT DATA
                                 (IN THOUSANDS)

                                                               CALENDAR     FISCAL      FISCAL
                                                                 1995        1995        1995
                                                               --------    --------    --------
Filmed Entertainment:
  Net revenues..............................................   $133,812    $191,244    $175,662
  Direct operating costs....................................   (155,720)   (208,755)   (263,961)
  Depreciation and amortization.............................       (694)       (767)       (708)
                                                               --------    --------    --------
  Loss from operations......................................    (22,602)    (18,278)    (89,007)
                                                               --------    --------    --------
                                                               --------    --------    --------
  Assets at year end........................................    283,093     351,588     508,014
  Capital expenditures......................................      1,151       1,198        (785)
                                                               --------    --------    --------
                                                               --------    --------    --------
Communications:
  Net revenues..............................................      5,158       3,545          51
  Direct operating costs....................................    (26,937)    (19,067)     (6,086)
  Depreciation and amortization.............................     (2,101)     (1,149)       (174)
                                                               --------    --------    --------
  Loss from operations......................................    (23,880)    (16,671)     (6,209)
                                                               --------    --------    --------
                                                               --------    --------    --------
  Equity in losses of Joint Ventures........................      7,981       2,257         777
                                                               --------    --------    --------
                                                               --------    --------    --------
  Assets at year end........................................    161,089      40,282      12,637
  Capital expenditures......................................      2,548       3,610      (1,423)
                                                               --------    --------    --------
                                                               --------    --------    --------
Headquarters and Eliminations:
  Net revenues..............................................        (99)      --          --
  Direct operating costs....................................       (876)      --          --
  Depreciation and amortization.............................      --          --          --
                                                               --------    --------    --------
  Income from operations....................................       (975)      --          --
                                                               --------    --------    --------
                                                               --------    --------    --------
  Assets at year end including discounted operations and
eliminations................................................    155,456       --          --
                                                               --------    --------    --------
                                                               --------    --------    --------
Consolidated--Continuing Operations:
  Net revenues..............................................    138,871     194,789     175,713
  Direct operating costs....................................   (183,533)   (227,822)   (270,047)
  Depreciation and amortization.............................     (2,795)     (1,916)       (882)
                                                               --------    --------    --------
  Loss from operations......................................    (47,457)    (34,949)    (95,216)
                                                               --------    --------    --------
                                                               --------    --------    --------
  Equity in losses of joint ventures........................      7,981       2,257         777
                                                               --------    --------    --------
                                                               --------    --------    --------
  Assets at year end........................................    599,638     391,870     520,651
  Capital expenditures......................................   $  3,699    $  4,808    $  2,208
                                                               --------    --------    --------
                                                               --------    --------    --------

    Management fees of $100,000 charged to operations are eliminated from the business segment data.

    The sources of the Company's revenues from continuing operations by market for each of the last three fiscal years are set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations". The Company derives significant revenues from the foreign distribution of its theatrical motion pictures and television programming. The following table sets forth Orion's export

                      METROMEDIA INTERNATIONAL GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

12. BUSINESS SEGMENT DATA--(CONTINUED)
sales from continuing operations by major geographic area for each of the last three fiscal years (in thousands):

                                                 CALENDAR    FISCAL     FISCAL
                                                   1995       1995       1994
                                                 --------    -------    -------
Canada........................................   $  4,150    $ 3,862    $ 1,562
Europe........................................     32,126     36,532     62,107
Mexico and South America......................      2,454      4,586      5,782
Asia and Australia............................      8,841     13,820     23,876
                                                 --------    -------    -------
                                                 $ 47,571    $58,800    $93,327
                                                 --------    -------    -------
                                                 --------    -------    -------

    Revenues, operating losses and assets of MITI's foreign operations are disclosed in Note 7.

    Showtime Networks, Inc. ("Showtime") and Lifetime Television ("Lifetime") have been significant customers of the Company. During calendar 1995 and fiscal 1995, the Company recorded approximately $15.4 million and $45.5 million, respectively, of revenues under its pay cable agreement with Showtime, and during calendar 1995, fiscal 1995 and fiscal 1994, the Company recorded approximately $15.0 million, $12.5 million and $15.1 million of revenues, respectively, under its basic cable agreement with Lifetime.

13. COMMITMENTS AND CONTINGENT LIABILITIES

    Commitments The Company is obligated under various operating leases. Total rent expense amounted to $2.6 million, $2.3 million, and $2.2 million, in calendar 1995, fiscal 1995 and fiscal 1994, respectively.

    Minimum rental commitments under noncancellable operating leases are set forth in the following table (in thousands):

      YEAR                                                   AMOUNT
- ----------------------------------------------------------   ------
      1996................................................   $1,911
      1997................................................      954
      1998................................................      832
      1999................................................      519
      2000................................................      252
      Thereafter..........................................      526
                                                             ------
      Total minimum rental commitments....................   $4,994
                                                             ------
                                                             ------

    The Company and certain of its subsidiaries have employment contracts with various officers, with remaining terms of less than one year, at amounts approximating their current levels of compensation. The Company's remaining aggregate commitment at December 31, 1995 under such contracts is approximately $8.1 million.

    In addition, the Company and certain of its subsidiaries have postemployment contracts with various officers. The Company's remaining aggregate commitment at December 31, 1995 under such contracts is approximately $1.1 million.

                      METROMEDIA INTERNATIONAL GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

13. COMMITMENTS AND CONTINGENT LIABILITIES--(CONTINUED)
ACQUISITION COMMITMENTS

    During December 1995, MITI, Protocall Ventures Ltd. ("Protocall"), and the shareholders of Protocall, executed a letter of intent together with a loan agreement relating to the purchase of Protocall.

    The letter of intent states that pending the consummation of purchase, MITI will loan up to $1.5 million to Protocall and negotiate definitive documentation relating to the purchase of 51% of Protocall for $2.6 million. Principal and accrued interest under the loan will be applied to the purchase price at the time the transactions contemplated by the purchase agreement are consummated, which is expected to be on or before March 31, 1996.

    The letter of intent provides that the shareholders of Protocall have the right to purchase $250,000 of MIG's common stock during the five year period after closing of the purchase agreement and further provides the right to purchase an additional $250,000 of MIG's common stock one year after closing if Protocall achieves certain budgeted objectives. The purchase price will be the trading price of MIG stock at the time of the closing of the purchase agreement. However, the entire purchase price for all the shares will be forgiven and, as such, these amounts will be considered part of the acquisition cost.

    The agreements also provide that MITI will arrange for or make direct loans to Protocall relating to existing joint venture commitments of up to $3.4 million, plus any additional amounts agreed to by the parties.

    In connection with MITI's activities directed at entering into Joint Venture agreements in the Pacific Rim, MITI's 90% subsidiary, Metromedia Asia Limited ("MAL") has entered into certain agreements with Communications Technology International, Inc., ("CTI"), which owns 7% of the equity of MAL. Under these agreements, MAL has agreed, to loan up to $2.5 million to CTI, and permit CTI to purchase up to an additional 7% of the equity of MAL, provided that CTI is successful in obtaining rights to operate certain services, as defined, and MAL is provided with the right to participate in the operation of such services. MAL has also agreed to loan a portion of the funds required to purchase the equity interests in MAL to CTI.

CONTINGENCIES

    The Company is contingently liable under various guarantees of debt totaling approximately $1.6 million. The debt is primarily Industrial Revenue Bonds which were issued to finance manufacturing facilities and equipment of certain of the Company's former subsidiaries which were disposed of prior to 1995. The Bonds are secured by the facilities and equipment. In addition, upon the sale of the subsidiaries, the Company received lending institution guarantees or bank letters of credit to support the Company's contingent obligations. There are no material defaults on the debt agreements.

    The Company is contingently liable under various real estate leases of certain of its former subsidiaries which were sold prior to 1995. The total future payments under these leases, including real estate taxes, is estimated to be approximately $2.4 million. The leased properties generally have financially sound subleases.

    In 1995, the Russian Federation legislature proposed legislation that would limit to 35%, the interest which a foreign person is permitted to own in entities holding broadcast licenses. While such proposed legislation was not enacted, it is possible that such legislation could be reintroduced and enacted in Russia. Further, even if enacted, such law may be challenged on constitutional grounds and may be inconsistent with Russian Federation treaty obligations. In addition, it is unclear how Russian

                      METROMEDIA INTERNATIONAL GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

13. COMMITMENTS AND CONTINGENT LIABILITIES--(CONTINUED)
Federation regulators would interpret and apply the law to existing license holders. However, if the legislature passes a law restricting foreign ownership of broadcast license holding entities and such a law is found to be constitutional and fails to contain a grandfathering clause to protect existing companies, it could require MITI to reduce its ownership interests in its Russian Joint Ventures. It is unclear how such reductions would be effected.

    The Republic of Latvia passed legislation in September, 1995 which purports to limit to 20% the interest which a foreign person is permitted to own in entities engaged in certain communications businesses such as radio, cable television and other systems of broadcasting. This legislation will require MITI to reduce to 20% its existing ownership interest in joint ventures which operate a wireless cable television system and an FM radio station in Riga, Latvia. Metromedia International, Inc., a subsidiary of MITI, is contingently liable for an outstanding letter of credit amounting to $1.2 million.

LITIGATION

  Fuqua Industries, Inc. Shareholder Litigation

    Between February 25, 1991 and March 4, 1991, three lawsuits were filed against the Company (formerly named Fuqua Industries, Inc.) in the Delaware Chancery Court. On May 1, 1991, these three lawsuits were consolidated by the Delaware Chancery Court in In re Fuqua Industries, Inc. Shareholders Litigation, Civil Action No. 11974. The named defendants are certain current and former members of the Company's Board of Directors and certain former members of the Board of Directors of Intermark, Inc. ("Intermark"). Intermark is a predecessor to Triton Group Ltd., which formerly owned approximately 25% of the outstanding shares of the Company's Common Stock. The Company was named as a nominal defendant in this lawsuit. The action was brought derivatively on behalf of the Company and purportedly was filed as a class action lawsuit on behalf of all holders of the Company's Common Stock, other than the defendants. The complaint alleges, among other things, a long-standing pattern and practice by the defendants of misusing and abusing their power as directors and insiders of the Company by manipulating the affairs of the Company to the detriment of the Company's past and present stockholders. The complaint seeks (i) monetary damages from the director defendants, including a joint and several judgment for $15.7 million for alleged improper profits obtained by Mr. J.B. Fuqua in connection with the sale of his shares in the Company to Intermark; (ii) injunctive relief against the Company, Intermark and its former directors, including a prohibition against approving or entering into any business combination with Intermark without specified approval; and (iii) costs of suit and attorneys' fees. On December 28, 1995, plaintiffs filed a consolidated second amended derivative and class action complaint, purporting to assert additional facts in support of their claim regarding an alleged plan, but deleting their prior request for injunctive relief. On January 31, 1996, all defendants moved to dismiss the second amended complaint and filed a brief in support of that motion. The motion to dismiss is still pending. In accordance with Section 145 of the General Corporation Law of the State of Delaware, pursuant to the Company's Restated Certificate of Incorporation, the Company has agreed to indemnify its officers and directors against, among other things, any and all judgments, fines, penalties, amounts paid in settlements and expenses paid or incurred by virtue of the fact that such officer or director was acting in such capacity to the extent not prohibited by law.

    The Company and its subsidiaries are contingently liable with respect to various matters, including litigation in the ordinary course of business and otherwise. Some of the pleadings in the various litigation matters contain prayers for material awards. Based upon management's review of the underlying facts and circumstances and consultation with counsel, management believes such matters

                      METROMEDIA INTERNATIONAL GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

13. COMMITMENTS AND CONTINGENT LIABILITIES--(CONTINUED) will not result in significant additional liabilities which would have a material adverse effect upon the consolidated financial position or results of operations of the Company.

ENVIRONMENTAL PROTECTION

    Snapper's manufacturing plant is subject to federal, state and local environmental laws and regulations. Compliance with such laws and regulations has not, and is not expected to, materially affect Snapper's competitive position. Snapper's capital expenditures for environmental control facilities, its incremental operating costs in connection therewith and Snapper's environmental compliance costs were not material in 1995 and are not expected to be material in future years.

    The Company has agreed to indemnify the purchaser of a former subsidiary of the Company for certain obligations, liabilities and costs incurred by such subsidiary arising out of environmental conditions existing on or prior to the date on which the subsidiary was sold by the Company. The Company sold the subsidiary in 1987. Since that time, the Company has been involved in various environmental matters involving property owned and operated by the subsidiary, including clean-up efforts at landfill sites and the remediation of groundwater contamination. The costs incurred by the Company with respect to these matters have not been material during any year through and including the fiscal year ended December 31, 1995. As of December 31, 1995, the Company had a remaining reserve of approximately $1.3 million to cover its obligations to its former subsidiary.

    During 1995, the Company was notified by certain potentially responsible parties at a superfund site in Michigan that the former subsidiary may be a potentially responsible party at such site. The former subsidiary's liability, if any, has not been determined but the Company believes that such liability will not be material.

    The Company, through a wholly-owned subsidiary, owns approximately 17 acres of real property located in Opelika, Alabama (the "Opelika Property"). The Opelika Property was formerly owned by Diversified Products Corporation, a former subsidiary of the Company ("DP"), and was transferred to a wholly owned subsidiary of the Company in connection with the Exchange Transaction. DP previously used the Opelika Property as a storage area for stockpiling cement, sand, and mill scale materials needed for or resulting from the manufacture of exercise weights. In June 1994, DP discontinued the manufacture of exercise weights and no longer needed to use the Opelika Property as a storage area. In connection with the Exchange Transaction, Roadmaster and the Company agreed that the Company, through a wholly-owned subsidiary, would acquire the Opelika Property, together with any related permits, licenses, and other authorizations under federal, state and local laws governing pollution or protection of the environment. In connection with the closing of the Exchange Transaction, the Company and Roadmaster entered into an Environmental Indemnity Agreement (the "Indemnity Agreement") under which the Company agreed to indemnify Roadmaster for costs and liabilities resulting from the presence on or migration of regulated materials from the Opelika Property. The Company's obligations under the Indemnity Agreement with respect to the Opelika Property are not limited. The Indemnity Agreement does not cover environmental liabilities relating to any property now or previously owned by DP except for the Opelika Property.

    On January 22, 1996, the Alabama Department of Environmental Management ("ADEM") wrote a letter to the Company stating that the Opelika Property contains an "unauthorized dump" in violation of Alabama environmental regulations. The letter from ADEM requires the Company to present for ADEM's approval a written environmental remediation plan for the Opelika Property. The Company has retained an environmental consulting firm to develop an environmental remediation plan for the Opelika Property. The consulting firm is currently conducting soil samples and has performed other

                      METROMEDIA INTERNATIONAL GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

13. COMMITMENTS AND CONTINGENT LIABILITIES--(CONTINUED) tests on the Opelika Property. Based upon the preliminary results of these tests, the Company believes that the reserves of approximately $1.8 million previously established by the Company for the Opelika Property will be adequate to cover the cost of the remediation plan that is currently being developed.

14. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

    Selected financial information for the quarterly periods in calendar 1995 and fiscal 1995 is presented below (in thousands, except per-share amounts):

                                                   FIRST QUARTER OF          SECOND QUARTER OF
                                                ----------------------      --------------------
                                                CALENDAR       FISCAL       CALENDAR     FISCAL
                                                  1995          1995          1995        1995
                                                --------      --------      --------    --------

Revenues.....................................   $ 37,678      $ 84,345(b)   $ 40,755    $ 30,394
Operating loss...............................    (10,692)(a)    (6,750)       (7,460)    (11,079)(c)
Interest expense, net........................      8,119         7,137         7,353       7,123
Equity interest in losses of Joint
Ventures.....................................       (588)        --           (1,633)       (362)
Net loss.....................................    (20,366)      (14,453)      (16,714)    (19,087)
                                                --------      --------      --------    --------
Loss per common share:
  Primary:
    Net loss.................................   $   (.97)     $   (.79)     $   (.80)   $   (.92)

                                                THIRD QUARTER OF            FOURTH QUARTER OF
                                              ---------------------      -----------------------
                                              CALENDAR      FISCAL       CALENDAR        FISCAL
                                                1995         1995          1995           1995
                                              --------      -------      ---------      --------

Revenues...................................   $ 35,468      $45,187      $  24,970      $ 34,863
Operating loss.............................     (6,762)      (3,939)       (22,543)(d)   (13,181)(e)
Interest expense, net......................      7,574        6,374          6,493         8,661
Equity interest in losses of Joint
Ventures...................................     (1,568)        (777)        (4,192)       (1,118)
Net loss before discontinued operations and
extraordinary item.........................    (16,146)     (11,425)       (33,798)      (24,446)
Loss on disposal of discontinued
operations.................................      --           --          (293,570)(f)     --
Loss on early extinguishment of debt.......      --           --           (32,382)(g)     --
Net loss...................................    (16,146)     (11,425)      (359,750)      (24,446)
Loss per common share:
  Primary:
    Continuing operations..................   $   (.77)     $  (.55)     $    (.96)     $  (1.17)
Discontinued operations....................   $  --         $ --         $   (8.30)     $  --
Extraordinary item.........................   $  --         $ --         $    (.92)     $  --
Net loss...................................   $   (.77)     $  (.55)     $  (10.18)     $  (1.17)

- ------------

 (a)  Operating loss for the first of calendar 1995 includes $5.4 million of writedowns to previously released film product.
 (b)  As more fully described in "Management's Discussion and Analysis of Financial Condition
      and Results of Operations" significant revenues ($40.0 million) were recognized in conjunction with the Showtime Settlement in the first quarter of fiscal 1995.
 (c)  Operating loss for the second quarter of fiscal 1995 includes writedowns to estimated net realizable value of an aggregate of $2.6 million of writedowns of theatrical product unreleased at that time and $5.3 million of writedowns to previously released product.
 (d)  Operating loss for the fourth quarter of calendar 1995 includes writedowns to estimated realizable value of $3.0 million for unreleased theatrical product and $4.8 million for writedowns to previously released product.
 (e)  Operating loss for the fourth quarter of fiscal 1995 includes $8.1 million of writedowns to previously released product.

                      METROMEDIA INTERNATIONAL GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

14. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)--(CONTINUED)

 (f)  As more fully discussed in Note 2, the excess of the allocated purchase price attributed to Snapper in the Actava acquisition, over the estimated cash flows from the operations and the anticipated sale of Snapper, amounted to $293.6 million.
 (g)  As more fully discussed in Note 8, Orion removed certain unamortized discounts associated with such obligations from the accounts and recognized an extraordinary loss of $32.4 million on the extinguishment of debt.

    The quarterly financial data presented above differs from amounts previously reported in Orion's 10 Q's due to the restatement of historical financial statements to account for the common control merger with MITI (see Note 2). In addition, Orion's previously filed fiscal 1996 quarters have been restated and presented on a calendar year basis in calendar 1995.

15. SUBSEQUENT DEVELOPMENTS

    Subsequent to year-end, the Company entered into an Agreement and Plan of Merger to acquire The Samuel Goldwyn Company ("Goldwyn") and entered into a letter of intent to acquire Motion Picture Corporation of America ("MPCA"). In addition, the Company has entered into an Agreement and Plan of Merger to acquire Alliance Entertainment Company ("Alliance"). In connection with the proposed acquisition of Alliance and Goldwyn, the Company intends to refinance substantially all of its indebtedness and that of its subsidiaries, as well as substantially all of the indebtedness of Alliance and Goldwyn.

    On December 20, 1995, the Company and Alliance entered into an Agreement and Plan of Merger (the "Alliance Merger Agreement") pursuant to which a newly-formed, wholly-owned subsidiary of the Company was to merge with and into Alliance. On April 29, 1996, the Company and Alliance entered into a Termination and Release Agreement terminating the Alliance Merger Agreement.

    On January 31, 1996, the Company and Goldwyn entered into an Agreement and Plan of Merger (the "Goldwyn Merger Agreement") pursuant to which Goldwyn will merge with a newly-formed, wholly-owned subsidiary of the Company (the "Goldwyn Merger") and, in connection therewith, will be re-named "Goldwyn Entertainment Company."

    The Goldwyn Merger Agreement provides that upon consummation of the Goldwyn Merger, Goldwyn stockholders will receive $5.00 worth of Common Stock for each share of Goldwyn common stock, provided that the average closing price of the Common Stock over the 20 consecutive trading days ending five days prior to the meeting of the Company's stockholders held to vote upon the Goldwyn Merger is between $12.50 and $16.50. If the average closing price of Common Stock over such period is less than $12.50 it will be deemed to be $12.50 and Goldwyn stockholders will receive .4 shares of Common Stock for each share of Goldwyn common stock, and if the average closing price of the Common Stock over such period is greater than $16.50, it will be deemed to be $16.50 and Goldwyn stockholders will receive .3030 shares of Common Stock for each share of Goldwyn common stock.

                      METROMEDIA INTERNATIONAL GROUP, INC.
                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                            THREE MONTHS ENDED
                                                                          ----------------------
                                                                          MARCH 31,    MARCH 31,
                                                                            1996         1995
                                                                          ---------    ---------

Revenues...............................................................   $  30,808    $  37,678
Costs and expenses:
  Cost of rentals and operating expenses...............................      25,089       36,868
  Selling, general and administrative..................................      14,066       10,974
  Depreciation and amortization........................................       1,723          528
                                                                          ---------    ---------
Operating loss.........................................................     (10,070)     (10,692)
Interest expense, including amortization of debt discount of $1,259
  at March 31, 1996 and $4,334 at March 31, 1995.......................       8,279        8,936
Interest income........................................................       1,245          817
                                                                          ---------    ---------
  Interest expense, net................................................       7,034        8,119
Chapter 11 reorganization items........................................          54          767
                                                                          ---------    ---------
Loss before provision for income taxes and equity in losses of joint
ventures...............................................................     (17,158)     (19,578)
Provision for income taxes.............................................         200          200
Equity in losses of Joint Ventures                                            1,783          588
                                                                          ---------    ---------
Net loss...............................................................   $ (19,141)   $ (20,366)
                                                                          ---------    ---------
                                                                          ---------    ---------
Loss per common share:
Primary:
Net loss...............................................................   $   (0.45)   $   (0.97)
                                                                          ---------    ---------
                                                                          ---------    ---------

                      METROMEDIA INTERNATIONAL GROUP, INC.
                     CONSOLIDATED CONDENSED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                        MARCH 31,    MARCH 31,
                                                                          1996         1995
                                                                        ---------    ---------
   ASSETS:
Current Assets:
  Cash and cash equivalents..........................................   $  12,656    $  26,889
  Short-term investments.............................................       4,524        5,366
  Accounts receivable, net of allowance of $11,926 at March 31, 1996
    and $11,913 at December 31, 1995                                       26,991       29,452
  Film inventories...................................................      56,892       59,430
  Other assets.......................................................       4,975        6,314
                                                                        ---------    ---------
  Total current assets...............................................     106,038      127,451
Investments in and advances to joint ventures........................      37,095       36,934
Assets held for sale--Roadmaster Industries, Inc.....................      47,455       47,455
Asset held for sale--Snapper, Inc....................................      73,800       79,200
Property, plant and equipment, net of accumulated depreciation.......       9,181        6,021
Film inventories.....................................................     126,396      137,233
Long-term film accounts receivable...................................      30,023       31,308
Intangible assets, net of accumulated amortization...................     118,818      119,485
Other assets.........................................................      18,327       14,551
                                                                        ---------    ---------
  Total assets.......................................................   $ 567,133    $ 599,638
                                                                        ---------    ---------
                                                                        ---------    ---------
    LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities:
  Accounts payable...................................................   $   3,957    $   4,695
  Accrued expenses...................................................      93,344       96,696
  Participations and residuals.......................................      19,494       19,143
  Current portion of long-term debt..................................      55,327       40,597
  Deferred revenues..................................................      11,937       15,097
                                                                        ---------    ---------
  Total current liabilities..........................................     184,059      176,228
Long-term debt.......................................................     249,605      264,046
Participations and residuals.........................................      27,753       28,465
Deferred revenues....................................................      40,839       47,249
Other long-term liabilities..........................................         525          395
                                                                        ---------    ---------
  Total liabilities..................................................     502,781      516,383
                                                                        ---------    ---------
Commitments and contingencies
  Shareholders' equity:
    Preferred Stock, authorized 70,000,000 shares, none issued.......      --           --
    Common Stock, $1.00 par value, authorized 110,000,000 Shares, issued and outstanding 42,635,488 shares at March 31, 1996 and
42,613,738 shares at December 31, 1995...............................      42,635       42,614
    Paid-in surplus..................................................     728,964      728,747
    Accumulated deficit..............................................    (707,247)    (688,106)
                                                                        ---------    ---------
        Total shareholders' equity...................................      64,352       83,255
                                                                        ---------    ---------
Total liabilities and shareholders' equity...........................   $ 567,133    $ 599,638
                                                                        ---------    ---------
                                                                        ---------    ---------

                      METROMEDIA INTERNATIONAL GROUP, INC.
                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                          MARCH 31,    MARCH 31,
                                                                            1996         1995
                                                                          ---------    ---------
Operating activities:
  Net loss.............................................................   $ (19,141)   $ (20,366)
  Adjustments to reconcile net loss to net cash provided by (used in)
    operating activities:
    Equity in losses of joint ventures and investees...................       1,783          588
    Amortization of film costs.........................................      14,953       25,211
    Amortization of debt discounts and bank guarantee..................       1,259        4,334
    Depreciation and amortization......................................       1,723          528
    Decrease in accounts receivable....................................       3,688       10,084
    Decrease in accounts payable and accrued expenses..................        (889)      (1,202)
    Payments of Deferred Financing Costs...............................      (3,200)      --
    Accrual of participations and residuals............................       4,316        5,342
    Payments of participations and residuals...........................      (4,677)      (6,185)
    Decrease in deferred revenues......................................      (9,570)      (6,476)
    Other operating activities, net....................................         192          (79)
                                                                          ---------    ---------
      Cash provided by (used in) operations............................      (9,563)      11,779
                                                                          ---------    ---------
Investing activities:
  Investments in and advances to Joint Ventures........................      (2,542)      (4,299)
  Proceeds from repayment of advances to Snapper.......................       5,400       --
  Investment in film inventories.......................................      (1,578)        (781)
  Additions to property, plant and equipment...........................      (3,616)        (383)
  Other investing activities, net......................................      (3,068)         482
                                                                          ---------    ---------
      Cash used in investing activities................................      (5,404)      (4,981)
                                                                          ---------    ---------
Financing Activities:
  Proceeds from issuance of long-term debt.............................      11,800       12,477
  Proceeds from issuance of stock......................................         238       --
  Payments on notes and subordinated debt..............................     (12,288)     (18,141)
  Other financing activities, net......................................         142          194
                                                                          ---------    ---------
      Cash used in financing activities................................        (108)      (5,470)
                                                                          ---------    ---------
Net increase (decrease) in cash in cash equivalents....................     (15,075)       1,328
Effect of Change in Fiscal Year........................................      --          (13,583)
Cash and cash equivalents at beginning of period.......................      32,255       27,422
                                                                          ---------    ---------
Cash and cash equivalents at end of period.............................   $  17,180    $  15,167
                                                                          ---------    ---------
                                                                          ---------    ---------

                      METROMEDIA INTERNATIONAL GROUP, INC.
               CONSOLIDATED CONDENSED STATEMENT OF COMMON STOCK,
                    PAID-IN SURPLUS AND ACCUMULATED DEFICIT
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                        THREE MONTHS ENDED MARCH 31, 1996
                                             --------------------------------------------------------
                                                 COMMON STOCK
                                             --------------------

                                             NUMBER OF              PAID-IN    ACCUMULATED
                                               SHARES     AMOUNT    SURPLUS      DEFICIT      TOTAL
                                             ----------   -------   --------   -----------   --------
Balances, December 31, 1995................  42,613,738   $42,614   $728,747    $(688,106)   $ 83,255
Shares issued..............................      21,750        21        217                      238
Net Loss...................................                                       (19,141)    (19,141)
                                             ----------   -------   --------   -----------   --------
Balances, March 31, 1996...................  42,635,488   $42,635   $728,964    $(707,247)   $ 64,352
                                             ----------   -------   --------   -----------   --------
                                             ----------   -------   --------   -----------   --------

                      METROMEDIA INTERNATIONAL GROUP, INC.
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

    The accompanying interim consolidated condensed financial statements include the accounts of Metromedia International Group, Inc. ("MIG" or the "Company") and its wholly-owned subsidiaries, Orion Pictures Corporation ("Orion") and Metromedia International Telecommunications, Inc. ("MITI"). Snapper, Inc. ("Snapper"), also a wholly-owned subsidiary, is included in the accompanying consolidated condensed financial statements as an asset held for sale. All significant intercompany transactions and accounts have been eliminated.

    Investments in other companies and Joint Ventures ("Joint Ventures") which are not majority owned, or in which the Company does not have control but exercises significant influence are accounted for using the equity method. The Company reflects its net investments in Joint Ventures under the caption "Investments in and advances to Joint Ventures." The Company accounts for its equity in earnings (losses) of the Joint Ventures on a three month lag.

    The accompanying interim consolidated condensed financial statements have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures made are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the consolidated financial statements and related footnotes included in the Company's latest Annual Report on Form 10-K (the "1995 Form 10-K"). In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company as of March 31, 1996, the results of its operations for the three-month periods ended March 31, 1996 and 1995, and its cash flows for the three-month periods ended March 31, 1996 and 1995 have been included. The results of operations for the interim period are not necessarily indicative of the results which may be realized for the full year.

2. LIQUIDITY

    The Company is a holding company and, accordingly, does not generate cash flows. Orion, the Company's filmed entertainment subsidiary, is restricted under covenants contained in the Orion Credit Agreement from making dividend payments or advances to the Company. MITI, the Company's communications subsidiary, is dependent on the Company for significant capital infusions to fund its operations, as well as its commitments to make capital contributions and loans to its Joint Ventures. The Company anticipates that MITI's funding requirements for 1996 will be approximately $40.0 million based in part on the anticipated funding needs of the Joint Ventures. Future capital requirements of MITI will depend on the ability of MITI's Joint Ventures to generate positive cash flows.

    The Company is obligated to make principal and interest payments under its own various debt agreements, in addition to funding its working capital needs, which consist principally of corporate overhead and payments on self-insurance claims.

    In the short term, the Company intends to satisfy its current obligations and commitments with available cash on hand and the proceeds from the sale of certain assets. During December 1995, the Company adopted a formal plan to dispose of Snapper. At March 31, 1996, the carrying value of Snapper of $73.8 million represents the Company's estimated proceeds from the sale of Snapper and the anticipated repayment of intercompany loans, through the date of sale. Management believes that Snapper will be disposed of by November 1996. In addition, the Company anticipates disposing of its

                      METROMEDIA INTERNATIONAL GROUP, INC.
       NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS--(CONTINUED)

2. LIQUIDITY--(CONTINUED)
investment in Roadmaster Industries, Inc. ("Roadmaster") during 1996. The carrying value of the Company's investment in Roadmaster at March 31, 1996 was approximately $47.5 million.

    Management believes that its available cash on hand, proceeds from the dispositions of Snapper and its investment in Roadmaster, borrowings under the MITI Bridge Loan (as defined below) and collections of intercompany receivables from Snapper will provide sufficient funds for the Company to meet its obligations, including MITI's funding requirements, in the short term. However, no assurances can be given that the Company will be able to dispose of such assets in a timely fashion and on favorable terms. Any delay in the sale of assets or reductions in the proceeds anticipated to be received upon this disposition of assets may result in the Company's inability to satisfy its obligations during the year ended December 31, 1996. Delays in funding the Company's MITI capital requirements may have a materially adverse impact on the results of operations of MITI's Joint Ventures.

    In connection with the consummation of the Goldwyn Merger (as defined below), the Company intends to refinance the MIG Credit Facility (as defined below), the Orion Credit Agreement (as defined below), and the existing Goldwyn Debt (as defined below). The Company intends to use the proceeds of an offering of the Company's common stock and a new credit facility to be entered into by its entertainment group (the "New Credit Facility") to repay substantially all of such indebtedness and to provide itself and MITI with liquidity to finance its existing commitments and current business strategies. In addition to the refinancing, management believes that its long-term liquidity needs will be satisfied through a combination of (i) the Company's successful implementation and execution of its growth strategy to become a global entertainment, media and communications company, including the integration of The Samuel Goldwyn Company ("Goldwyn") and Motion Picture Corporation of America ("MPCA") (as discussed more fully below); (ii) MITI's Joint Ventures achieving positive operating results and cash flows through revenue and subscriber growth and control of operating expenses; and (iii) Orion's ability to continue to generate positive cash flows sufficient to meet its planned film production release schedule and service the New Credit Facility. There can be no assurance that the Company will be successful in consummating the equity offering and entering into the New Credit Facility or that such refinancing can be accomplished on favorable terms. In the event the Company is unable to successfully complete such a refinancing, the Company, in addition to disposing of Snapper and its investment in Roadmaster, may be required to (i) attempt to obtain additional financing through another public or private sale of debt or equity securities of the Company or one of its subsidiaries, (ii) otherwise restructure its capitalization or (iii) seek a waiver or waivers under one or more of its subsidiaries' credit facilities to permit the payment of dividends to the Company.

    The Company believes that it will report significant operating losses for the fiscal year ended December 31, 1996. In addition, because its Communications Group (as defined below) is in the early stages of development, the Company expects this group to generate significant net losses as it continues to build out and market its services. Accordingly, the Company expects to generate consolidated net losses for the foreseeable future.

3. EARNINGS PER SHARE OF COMMON STOCK

    Primary earnings per share are computed by dividing net income (loss) by the weighted average number of common and common equivalent shares outstanding during the year. Common equivalent shares include shares issuable upon the assumed exercise of stock options using the treasury stock method when dilutive. Computations of common equivalent shares are based upon average prices during each period.

                      METROMEDIA INTERNATIONAL GROUP, INC.
       NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS--(CONTINUED)

3. EARNINGS PER SHARE OF COMMON STOCK--(CONTINUED)
    Fully diluted earnings per share are computed using such average shares adjusted for any additional shares which would result from using end-of-year prices in the above computations, plus the additional shares that would result from the conversion of the 6 1/2% Convertible Subordinated Debentures. Net income (loss) is adjusted by interest (net of income taxes) on the 6 1/2% Convertible Subordinated Debentures. The computation of fully diluted earnings per share is used only when it results in an earnings per share number which is lower than primary earnings per share.

    The loss per share amount for the quarter ended March 31, 1995 has been calculated using the combined Orion and MITI's common shares converted at the exchange rate used in the November 1 Mergers (see Note 4).

4. THE NOVEMBER 1 MERGERS

    On November 1, 1995, Orion, MITI, the Company and MCEG Sterling Incorporated ("Sterling"), consummated the mergers contemplated by the Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") dated as of September 27, 1995 among Orion, the Company, MITI and Sterling. The Merger Agreement provided for, among other things, the simultaneous mergers of each of Orion and MITI with and into the Company's recently-formed subsidiaries, OPC Merger Corp., and MITI Merger Corp., and the merger of Sterling with and into the Company (collectively, the "November 1 Mergers"). In connection with the November 1 Mergers, the Company changed its name from "The Actava Group Inc." to "Metromedia International Group, Inc."

    Due to the existence of Metromedia Holders' (as defined below) common control of Orion and MITI prior to consummation of the November 1 Mergers, their combination pursuant to the November 1 Mergers was accounted for as a combination of entities under common control. Orion was deemed to be the acquiror in the November 1 Mergers. As a result, the combination of Orion and MITI was effected utilizing historical costs for the ownership interests of the Metromedia Holders in MITI. The remaining ownership interests of MITI were accounted for in accordance with the purchase method of accounting based on the fair value of such ownership interests, as determined by the value of the shares received by the holders of such interests at the effective time of the November 1 Mergers.

    For accounting purposes only, Orion and MITI were deemed to be the joint acquirors of Actava and Sterling. The acquisitions of Actava and Sterling were accounted for as a reverse acquisition. As a result of the reverse acquisition, the historical financial statements of the Company for periods prior to the November 1 Mergers are those of Orion and MITI, rather than Actava. The operations of Actava and Sterling have been included in the accompanying consolidated financial statements from November 1, 1995, the date of acquisition. During December 1995, the Company adopted a formal plan to dispose of Snapper, a wholly-owned subsidiary of the Company. In addition, the Company's investment in Roadmaster was deemed to be a non-strategic asset and the Company plans to dispose of its investment during 1996. (see Note 6 below).

5. ACQUISITIONS

    On January 31, 1996, the Company and Goldwyn entered into an Agreement and Plan of Merger (the "Goldwyn Merger Agreement") pursuant to which Goldwyn will merge with a newly-formed, wholly-owned subsidiary of the Company (the "Goldwyn Merger") and, in connection therewith, will be re-named "Goldwyn Entertainment Company."

                      METROMEDIA INTERNATIONAL GROUP, INC.
       NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS--(CONTINUED)

5. ACQUISITIONS--(CONTINUED)
    In connection with the Goldwyn Merger, the Company, as described in Note 2 above, intends to refinance a portion of its indebtedness and that of Orion, as well as substantially all of the indebtedness of Goldwyn. The Company has also entered into a letter of intent to acquire MPCA.

    On December 20, 1995, the Company and Alliance Entertainment Corp. ("Alliance") entered into an Agreement and Plan of Merger (the "Alliance Merger Agreement") pursuant to which a newly-formed, wholly-owned subsidiary of the Company was to merge with and into Alliance. On April 29, 1996, the Company and Alliance entered into a Termination and Release Agreement terminating the Alliance Merger Agreement.

6. ASSETS HELD FOR SALE

  Roadmaster Industries, Inc.

    As of March 31, 1996, the Company owned approximately 38% of the issued and outstanding shares of Common Stock of Roadmaster (the "Roadmaster Common Stock") based on the approximate 48,600,000 shares of Roadmaster Common Stock outstanding.

    The Company has deemed its investment in Roadmaster to be a non-strategic asset and it plans to dispose of its investment in Roadmaster during 1996 and will exclude its equity in earnings and losses of Roadmaster from the Company's results of operations through the date of sale. The carrying value of the Company's investment in Roadmaster at December 31, 1995 and March 31, 1996 was $47.5 million based on the anticipated proceeds from its sale.

    Summarized financial information for Roadmaster is shown below (in thousands):

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                                      1995
                                                                  ------------
Net sales......................................................     $730,875
Gross profit...................................................       86,607
Net loss.......................................................      (51,004)
Current assets.................................................      406,586
Non-current assets.............................................      170,521
Current liabilities............................................      232,502
Non-current liabilities........................................      289,081
Redeemable common stock........................................        2,000
Total shareholders' equity.....................................       55,524

    The Company has pledged all of its shares of Roadmaster to Chase Manhattan Bank, ("Chase") pursuant to a $35 million revolving credit agreement (the "MIG Credit Facility"). The MIG Credit Facility provides that the aggregate amount of outstanding loans under the MIG Credit Facility cannot exceed 65% of the market value of Roadmaster stock. At March 31, 1996, the market value of the stock was $38.3 million and outstanding loans under the MIG Credit Facility were $28.8 million. As a result of a market value decrease in the value of Roadmaster stock, such loans exceeded the 65% threshold. Metromedia Company, a Delaware general partnership ("Metromedia"), affiliate of the Company, has guaranteed payment to Chase of amounts which exceed the 65% threshold.

                      METROMEDIA INTERNATIONAL GROUP, INC.
       NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS--(CONTINUED)

6. ASSETS HELD FOR SALE--(CONTINUED)
  Snapper, Inc.

    During December 1995, the Company adopted a formal plan to dispose of Snapper. At March 31, 1996 and December 31, 1995, the carrying value of Snapper was approximately $73.8 million and $79.2 million, respectively. The carrying value of Snapper represents the Company's estimated proceeds from the sale of Snapper and the repayment of intercompany loans, through the date of sale. Management believes that Snapper will be disposed of by November 1996.

    The results of Snapper for the period January 1, 1996 through March 31, 1996, which are excluded from the accompanying consolidated statement of operations, are as follows (in thousands):

Net Sales........................................................   $62,724
Operating expenses...............................................    60,100
                                                                    -------
Operating profit.................................................     2,624
Interest expense.................................................    (2,152)
Other income.....................................................         9
                                                                    -------
Profit before taxes..............................................       481
Income taxes.....................................................     --
                                                                    -------
Net profit.......................................................   $   481
                                                                    -------
                                                                    -------

    The Company received $5.4 million of cash from Snapper during the period from January 1, 1996 to March 31, 1996. Accordingly, this amount has been removed from the carrying value of Snapper as of March 31, 1996.

7. STOCK OPTION PLANS

    On January 31, 1996, the Board of Directors of the Company approved and later amended, subject to the approval of the Company's stockholders, the Metromedia International Group, Inc. 1996 Incentive Stock Plan (the "1996 Incentive Stock Plan"). The purpose of the 1996 Incentive Stock Plan is to give the Company a significant advantage in retaining key employees, officers and directors, and to provide an incentive to selected key employees, officers and directors of the Company who have substantial responsibility in the direction of the Company, and others whom the Compensation Committee of the Board of Directors determines provide substantial and important services to the Company, to acquire a proprietary interest in the Company, to continue as employees, officers and directors or in their other capacities, and to increase their efforts on behalf of the Company through the provision of a proprietary interest in the Company.

    The types of awards that may be granted pursuant to the 1996 Incentive Stock Plan include (i) incentive stock options ("ISOs"), (ii) non-qualified stock options ("NQSOs" and together with ISOs, "Stock Options"), and (iii) tandem stock appreciation rights ("Tandem SARs"). ISOs are intended to be treated as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986. NQSOs are, in general, options which do not have the special income tax advantages associated with ISOs. Tandem SARs are rights granted in conjunction with Stock Options that, upon exercise, entitle the holder to receive an amount equal to the excess of the fair market value of a share of Common Stock on the date of exercise over the exercise price of the related Stock Option, in cash or in stock, as determined by the Company.

    Stock Option grants will consist of the maximum number of ISOs that may be granted to a particular grantee under applicable law with the balance of the Stock Options being NQSOs. Tandem

                      METROMEDIA INTERNATIONAL GROUP, INC.
       NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS--(CONTINUED)

7. STOCK OPTION PLANS--(CONTINUED)
SARs will be granted in connection with Stock Options. Subject to certain exceptions set forth in the 1996 Incentive Stock Plan, the aggregate number of shares of Common Stock that may be the subject of Stock Options and Tandem SARs is 9,000,000.

8. FILM INVENTORIES

    The following is an analysis of film inventories (in thousands):

                                                                        MARCH 31,    DECEMBER 31,
                                                                          1996           1995
                                                                        ---------    ------------
Current:
  Theatrical films released, less amortization.......................   $  47,652      $ 53,813
  Television programs released, less amortization....................       9,240         5,617
                                                                        ---------    ------------
                                                                           56,892        59,430
                                                                        ---------    ------------
Non-Current:
  Theatrical films released, less amortization.......................     122,642       132,870
  Television programs released, less amortization....................       3,754         4,363
                                                                        ---------    ------------
                                                                          126,396       137,233
                                                                        ---------    ------------
                                                                        $ 183,288      $196,663
                                                                        ---------    ------------
                                                                        ---------    ------------

    The Company has made substantial write-offs to its released and unreleased product. As a result, approximately two-thirds of the film inventories are stated at estimated net realizable value and will not result in the recording of gross profit upon the recognition of related revenues in future periods.

    Since the date of the Company's quasi-reorganization (February 28, 1982), when the Company's inventories were restated to reflect their then current market value, the Company has amortized 94% of the gross cost of its film inventories, including those produced or acquired subsequent to the quasi-reorganization. Approximately 98% of such gross film inventory costs will have been amortized by March 31, 1999. As of March 31, 1996, approximately 62% of the unamortized balance of film inventories will be amortized within the next three-year period based upon the Company's revenue estimates at that date.

9. INVESTMENTS IN AND ADVANCES TO JOINT VENTURES

    MITI has recorded its investments in Joint Ventures at cost, net of adjustments for its equity in earnings or losses. Advances to the Joint Ventures under the line of credit agreements are reflected based on amounts recoverable under the credit agreement, plus accrued interest.

    Advances are made to Joint Ventures in the form of cash, for working capital purposes and for payment of expenses or capital expenditures, or in the form of equipment purchased on behalf of the Joint Ventures. Interest rates charged to the Joint Ventures range from the prime rate to the prime rate plus 4%. The credit agreements generally provide for the payment of principal and interest from 90% of the Joint Ventures' available cash flow, as defined, prior to any substantial distributions of dividends to the Joint Venture partners. MITI has entered into credit agreements with its Joint Ventures to provide up to $47.1 million in funding of which $12.3 million remains available at March 31, 1996. MITI funding commitments are contingent on its approval of the Joint Ventures' business plans.

                      METROMEDIA INTERNATIONAL GROUP, INC.
       NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS--(CONTINUED)

9. INVESTMENTS IN AND ADVANCES TO JOINT VENTURES--(CONTINUED)
    MITI investments in the Joint Ventures were as follows (in thousands):

                                          INVESTMENTS IN
                                          AND ADVANCES TO
                                          JOINT VENTURES
                                     -------------------------                  YEAR           DATE
                                     MARCH 31,    DECEMBER 31,    OWNERSHIP    VENTURE      OPERATIONS
    NAME                               1996           1995            %        FORMED        COMMENCED
- ----------------------------------   ---------    ------------    ---------    -------    ---------------
Kosmos TV, Moscow, Russia.........    $ 2,958       $  4,317          50         1991     May, 1992
Baltcom TV, Riga Latvia...........      7,244          6,983          50         1991     June, 1992
Ayety TV, Tbilisi, Georgia........      4,096          3,630          49         1991     September, 1993

Kamalak, Tashkent, Uzbekistan.....      4,484          3,731          50         1992     September, 1993
Baltcom Paging, Tallin, Estonia...      2,754          2,585          39         1992     December, 1993
SAC-Radio 7, Moscow, Russia.......        494          1,174          51         1991     January, 1994

Sun TV, Kishinev, Moldova.........      1,665          1,613          50         1993     October, 1994
Raduga Paging, Nizhny Novgorod....        387            364          45         1993     October, 1994
Alma-TV, Almaty, Kazakhstan.......      1,651          1,318          50         1994     June, 1995

Telecom Georgia, Tbilisi,
Georgia...........................      2,534          2,078          30         1994     September, 1994
Raduga TV, Nizhny Novgorod........        180            254          50         1994     Pre-Operational
Baltcom Plus, Riga, Latvia........      1,788          1,412          50         1994     April, 1995

Minsk Cable, Minsk, Belarus.......        967            918          50         1993     Pre-Operational
Tbilisi Paging, Tbilisi,
Georgia...........................        748            619          45         1993     November, 1994
St. Petersburg Paging,
  St. Petersburg, Russia..........        744            527          40         1994     October, 1995
Other.............................      4,401          5,411
                                     ---------    ------------
                                      $37,095       $ 36,934
                                     ---------    ------------
                                     ---------    ------------

    The ability of MITI and its Joint Ventures to establish profitable operations is subject to (among other things) special political, economic and social risks inherent in doing business in Eastern Europe and the former Soviet Republics and other emerging markets. These include matters arising out of government policies, economic conditions, imposition of or changes to taxes or other similar charges by governmental bodies, foreign exchange fluctuations and controls, civil disturbances, deprivation or unenforceability of contractual rights, and taking of property without fair compensation.

    MITI has obtained political risk insurance policies from the Overseas Private Investment Corporation ("OPIC") for certain of its Joint Ventures. The policies cover loss of investment and losses due to business interruption caused by political violence or expropriation.

    In 1995, the Russian Federation legislature proposed legislation that would limit to 35%, the interest which a foreign person is permitted to own in entities holding broadcast licenses. While such proposed legislation was not enacted, it is possible that such legislation could be reintroduced and enacted in Russia. Further, even if enacted, such law may be challenged on constitutional grounds and may be inconsistent with Russian Federation treaty obligations. In addition, it is unclear how Russian Federation regulators would interpret and apply the law to existing license holders. However, if the legislature passes a law restricting foreign ownership of broadcast license holding entities and such a law is found to be constitutional and fails to contain a grandfathering clause to protect existing companies, it could require MITI to reduce its ownership interests in its Russian Joint Ventures. It is unclear how such reductions would be effected.

                      METROMEDIA INTERNATIONAL GROUP, INC.
       NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS--(CONTINUED)

9. INVESTMENTS IN AND ADVANCES TO JOINT VENTURES--(CONTINUED)
    The Republic of Latvia passed legislation in September, 1995 which purports to limit to 20% the interest which a foreign person is permitted to own in entities engaged in certain communications businesses such as radio, cable television and other systems of broadcasting. This legislation will require MITI to reduce to 20% its existing ownership interest in joint ventures which operate a wireless cable television system and an FM radio station in Riga, Latvia. Management believes that the ultimate outcome of this matter will not have a material adverse impact on the Company's financial position and results of operations.

    Summarized combined financial information of Joint Ventures accounted for under the equity method that have commenced operations as of the dates indicated are as follows (in thousands):

                            COMBINED BALANCE SHEETS

                                                     DECEMBER 31,    SEPTEMBER 30,
                                                         1995            1995
                                                     ------------    -------------
   ASSETS
Current assets....................................     $ 10,704         $ 6,937
Investments in wireless systems and equipment,
net...............................................       33,696          31,349
Other assets......................................        2,956           2,940
                                                     ------------    -------------
      Total Assets................................     $ 47,356         $41,226
                                                     ------------    -------------
    LIABILITIES AND JOINT VENTURES' DEFICIT
Current liabilities...............................     $ 21,889         $10,954
Amount payable under MITI credit facility.........       29,859          33,699
                                                     ------------    -------------
                                                       $ 51,748         $44,653
Joint Ventures' Deficit...........................       (4,392)         (3,427)
                                                     ------------    -------------
      Total Liabilities and Joint Ventures'
Deficit...........................................     $ 47,356         $41,226
                                                     ------------    -------------
                                                     ------------    -------------

                        COMBINED STATEMENT OF OPERATIONS

                                                          THREE MONTHS ENDED
                                                     ----------------------------
                                                     DECEMBER 31,    DECEMBER 31,
                                                         1995            1994
                                                     ------------    ------------
Revenues..........................................      $8,995         $  2,961
                                                     ------------    ------------
Expenses:
  Cost of service.................................       4,161            1,384
  Selling, general and administrative.............       4,409              986
  Depreciation and amortization...................       1,322              867
  Other...........................................      --                  323
                                                     ------------    ------------
      Total Expenses..............................       9,892            3,560
                                                     ------------    ------------
      Operating Loss..............................        (897)            (599)
  Interest Expense................................        (732)            (354)
  Other Loss......................................         (10)             (19)
  Foreign Currency Translation....................         846             (121)
                                                     ------------    ------------
      Net Loss....................................      $ (793)        $ (1,093)
                                                     ------------    ------------
                                                     ------------    ------------

                      METROMEDIA INTERNATIONAL GROUP, INC.
       NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS--(CONTINUED)

9. INVESTMENTS IN AND ADVANCES TO JOINT VENTURES--(CONTINUED)
    Financial information for Joint Ventures which are not yet operational is not included in the above summary. MITI's investment in and advances to those Joint Ventures at March 31, 1996 amounted to approximately $6.3 million.

    The following tables represent summary financial information for all operating entities grouped as indicated as of and for the three months ended March 31, 1996 (in thousands):

                                              WIRELESS                 RADIO
                                              CABLE TV    PAGING    BROADCASTING    TELEPHONY     TOTAL
                                              --------    ------    ------------    ---------    -------
Consolidated Subsidiaries and Joint
  Ventures
Revenues...................................   $  --       $  576       $2,378        $ --        $ 2,954
Depreciation and amortization..............      --           78           82          --            160
Operating income (loss) before taxes.......      --         (219)         731          --            512
Assets.....................................      --        2,352        3,234          --          5,586
Capital expenditures.......................      --           69          351          --            420

Unconsolidated Equity Joint Ventures
Revenues...................................   $  3,059    $1,147       $  298        $ 4,491     $ 8,995
Depreciation and amortization..............      1,075       100            9            138       1,322
Operating income (loss) before taxes.......     (1,465)     (149)        (224)           941        (897)

Assets.....................................     25,127     4,629          259         17,341      47,356
Capital expenditures.......................      1,958       253            4            256       2,471

Net investment in Joint Ventures...........   $ 21,760    $6,014       $  494        $ 2,534     $30,802
MITI equity in losses of unconsolidated
investees..................................     (1,843)     (127)        (269)           456      (1,783)

Combined
Revenues...................................   $  3,059    $1,723       $2,676        $ 4,491     $11,949
Depreciation and amortization..............      1,075       178           91            138       1,482
Operating income (loss) before taxes.......     (1,465)     (368)         507            941        (385)

Assets.....................................     25,127     6,981        3,493         17,341      52,942
Capital expenditures.......................      1,958       322          355            256       2,891

    More than 90% of the Company's assets are located in, and substantially all of the Company's operations are derived from, Republics in the Commonwealth of Independent States and Eastern Europe.

    On March 18, 1996, Metromedia Asia Limited ("MAL"), MITI's 90% owned subsidiary, entered into a joint venture agreement with Golden Cellular Communications, Ltd., ("GCC") a company located in the People's Republic of China ("PRC"). The purpose of the joint venture is to provide wireless local loop telephone equipment, network planning, technical support and training to domestic telephone operators throughout the PRC. The total equity contribution to be made to the venture is $8.0 million of which 60% will be contributed by MAL and 40% by GCC.

                      METROMEDIA INTERNATIONAL GROUP, INC.
       NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS--(CONTINUED)

10. ACCOUNTING PRONOUNCEMENTS

    In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"). SFAS 121 established accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. Adoption of SFAS 121, effective January 1, 1996, did not have a material impact on the Company's consolidated condensed financial statements.

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation". The Company has elected to retain the current approach set forth in APB Opinion 25 "Accounting for Stock Issued to Employees," and to provide expanded disclosures in the footnotes commencing with its 1996 Form 10-K.

11. CONTINGENT LIABILITIES

LITIGATION

  Fuqua Industries, Inc. Shareholder Litigation

    Between February 25, 1991 and March 4, 1991, three lawsuits were filed against the Company (formerly named Fuqua Industries, Inc.) in the Delaware Chancery Court. On May 1, 1991, these three lawsuits were consolidated by the Delaware Chancery Court in In re Fuqua Industries, Inc. Shareholders Litigation, Civil Action No. 11974. The named defendants are certain current and former members of the Company's Board of Directors and certain former members of the Board of Directors of Intermark, Inc. ("Intermark"). Intermark is a predecessor to Triton Group Ltd., which formerly owned approximately 25% of the outstanding shares of the Company's Common Stock. The Company was named as a nominal defendant in this lawsuit. The action was brought derivatively on behalf of the Company and purportedly was filed as a class action lawsuit on behalf of all holders of the Company's Common Stock, other than the defendants. The complaint alleges, among other things, a long-standing pattern and practice by the defendants of misusing and abusing their power as directors and insiders of the Company by manipulating the affairs of the Company to the detriment of the Company's past and present stockholders. The complaint seeks (i) monetary damages from the director defendants, including a joint and several judgment for $15.7 million for alleged improper profits obtained by Mr. J.B. Fuqua in connection with the sale of his shares in the Company to Intermark; (ii) injunctive relief against the Company, Intermark and its former directors, including a prohibition against approving or entering into any business combination with Intermark without specified approval; and (iii) costs of suit and attorneys' fees. On December 28, 1995, plaintiffs filed a consolidated second amended derivative and class action complaint, purporting to assert additional facts in support of their claim regarding an alleged plan, but deleting their prior request for injunctive relief. On January 31, 1996, all defendants moved to dismiss the second amended complaint and filed a brief in support of that motion. The motion to dismiss is still pending.

    In accordance with Section 145 of the General Corporation Law of the State of Delaware, pursuant to the Company's Restated Certificate of Incorporation, the Company has agreed to indemnify its officers and directors against, among other things, any and all judgments, fines, penalties, amounts paid in settlements and expenses paid or incurred by virtue of the fact that such officer or director was acting in such capacity to the extent not prohibited by law.

    The Company and its subsidiaries are contingently liable with respect to various matters, including litigation in the ordinary course of business and otherwise. Some of the pleadings in the various litigation matters contain prayers for material awards. Based upon management's review of the

                      METROMEDIA INTERNATIONAL GROUP, INC.
       NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS--(CONTINUED)

11. CONTINGENT LIABILITIES--(CONTINUED)
underlying facts and circumstances and consultation with counsel, management believes such matters will not result in significant additional liabilities which would have a material adverse effect upon the consolidated condensed financial position or results of operations of the Company.

ENVIRONMENTAL PROTECTION

    Snapper's manufacturing plant is subject to federal, state and local environmental laws and regulations. Compliance with such laws and regulations has not, and is not expected to, materially affect Snapper's competitive position. Snapper's capital expenditures for environmental control facilities, its incremental operating costs in connection therewith and Snapper's environmental compliance costs were not material in 1995 and are not expected to be material in future years.

    The Company has agreed to indemnify the purchaser of a former subsidiary of the Company for certain obligations, liabilities and costs incurred by such subsidiary arising out of environmental conditions existing on or prior to the date on which the subsidiary was sold by the Company. The Company sold the subsidiary in 1987. Since that time, the Company has been involved in various environmental matters involving property owned and operated by the subsidiary, including clean-up efforts at landfill sites and the remediation of groundwater contamination. The costs incurred by the Company with respect to these matters have not been material during any year through and including the fiscal year ended December 31, 1995. As of March 31, 1996, the Company had a remaining reserve of approximately $1.3 million to cover its obligations to its former subsidiary.

    During 1995, the Company was notified by certain potentially responsible parties at a superfund site in Michigan that the former subsidiary may be a potentially responsible party at such site. The former subsidiary's liability, if any, has not been determined but the Company believes that such liability will not be material.

    The Company, through a wholly-owned subsidiary, owns approximately 17 acres of real property located in Opelika, Alabama (the "Opelika Property"). The Opelika Property was formerly owned by Diversified Products Corporation, a former subsidiary of the Company ("DP"), and was transferred to a wholly owned subsidiary of the Company in connection with the Exchange Transaction. DP previously used the Opelika Property as a storage area for stockpiling cement, sand, and mill scale materials needed for or resulting from the manufacture of exercise weights. In June 1994, DP discontinued the manufacture of exercise weights and no longer needed to use the Opelika Property as a storage area. In connection with the Exchange Transaction, Roadmaster and the Company agreed that the Company, through a wholly-owned subsidiary, would acquire the Opelika Property, together with any related permits, licenses, and other authorizations under federal, state and local laws governing pollution or protection of the environment. In connection with the closing of the Exchange Transaction, the Company and Roadmaster entered into an Environmental Indemnity Agreement (the "Indemnity Agreement") under which the Company agreed to indemnify Roadmaster for costs and liabilities resulting from the presence on or migration of regulated materials from the Opelika Property. The Company's obligations under the Indemnity Agreement with respect to the Opelika Property are not limited. The Indemnity Agreement does not cover environmental liabilities relating to any property now or previously owned by DP except for the Opelika Property.

    On January 22, 1996, the Alabama Department of Environmental Management ("ADEM") wrote a letter to the Company stating that the Opelika Property contains an "unauthorized dump" in violation of Alabama environmental regulations. The letter from ADEM requires the Company to present for ADEM's approval a written environmental remediation plan for the Opelika Property. The Company has retained an environmental consulting firm to develop an environmental remediation plan for the Opelika Property. The consulting firm has taken soil samples and has performed other tests on the Opelika Property. Based upon the preliminary results of these tests, the Company believes that the reserves of approximately $1.8 million previously established by the Company for the Opelika Property will be adequate to cover the cost of the remediation plan that is currently being developed.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of The SAMUEL GOLDWYN COMPANY

    In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, shareholders' equity and of cash flows present fairly, in all material respects, the financial position of The Samuel Goldwyn Company (the "Company") and its subsidiaries at March 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1996 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the financial statements, the Company's credit facility matures on June 28, 1996. The Company's management believes that the credit facility may not be extended beyond that date should the merger transaction with Metromedia International Group Inc., which is also described in Note 2, not be consummated which causes substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PRICE WATERHOUSE LLP
Century City, California
May 3, 1996

                           THE SAMUEL GOLDWYN COMPANY
                           CONSOLIDATED BALANCE SHEET

                                                                           MARCH 31,
                                                                  ----------------------------
                                                                      1996            1995
                                                                  ------------    ------------
Assets
  Cash and cash equivalents....................................   $  1,849,000    $  6,322,000
  Receivables, net.............................................      9,021,000      11,205,000
  Film costs, net..............................................     63,899,000      74,080,000
  Property and equipment, net..................................     32,206,000      28,153,000
  Other assets.................................................      4,875,000       6,187,000
                                                                  ------------    ------------
                                                                  $111,850,000    $125,947,000
                                                                  ------------    ------------
                                                                  ------------    ------------
Liabilities and Shareholders' Equity
  Notes payable................................................   $ 82,029,000    $ 67,610,000
  Accounts payable and accrued expenses........................      9,531,000       7,179,000
  Accrued film rights payable..................................      8,578,000       3,350,000
  Participations payable to shareholder........................     10,353,000       9,373,000
  Participations payable to others.............................      2,527,000       2,347,000
  Income taxes payable.........................................        558,000         259,000
  Deferred revenue.............................................     18,583,000      21,717,000
  Deferred income taxes........................................        --            1,552,000
                                                                  ------------    ------------
                                                                   132,159,000     113,387,000
                                                                  ------------    ------------
Shareholders' equity:
  Common stock, par value $0.20; 15,000,000 shares authorized;
shares issued and outstanding: 8,489,231 and 8,488,854.........      1,706,000       1,706,000
  Additional paid-in capital...................................     24,654,000      24,654,000
  Treasury stock...............................................       (532,000)       (532,000)
  Retained earnings (deficit)..................................    (46,137,000)    (13,268,000)
                                                                  ------------    ------------
                                                                   (20,309,000)     12,560,000
                                                                  ------------    ------------
                                                                  $111,850,000    $125,947,000
                                                                  ------------    ------------
                                                                  ------------    ------------

    The accompanying notes are an integral part of these consolidated financial statements

                           THE SAMUEL GOLDWYN COMPANY
                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                               YEAR ENDED MARCH 31,
                                                  ----------------------------------------------
                                                      1996             1995             1994
                                                  -------------    -------------    ------------

Revenues.......................................   $ 107,784,000    $  91,348,000    $108,791,000
                                                  -------------    -------------    ------------
Cost of revenues...............................     108,301,000       91,461,000      81,117,000
Selling, general and administrative expenses...      19,891,000       17,999,000      15,515,000
Depreciation and amortization..................       3,770,000        3,508,000       3,129,000
                                                  -------------    -------------    ------------
                                                    131,962,000      112,968,000      99,761,000
                                                  -------------    -------------    ------------
Operating income (loss)........................     (24,178,000)     (21,620,000)      9,030,000
Interest expense...............................       8,490,000        5,626,000       5,632,000
                                                  -------------    -------------    ------------
Income (loss) before income taxes..............     (32,668,000)     (27,246,000)      3,398,000
Income tax provision (benefit).................        (541,000)      (7,163,000)      1,912,000
                                                  -------------    -------------    ------------
Income (loss) before extraordinary items.......     (32,127,000)     (20,083,000)      1,486,000
Extraordinary loss, net of applicable income
  tax benefit of $40,000.......................        (742,000)        --               --
Extraordinary gain, net of applicable income
  tax provision of $506,000....................        --               --               759,000
                                                  -------------    -------------    ------------
Net income (loss)..............................   $ (32,869,000)   $ (20,083,000)   $  2,245,000
                                                  -------------    -------------    ------------
                                                  -------------    -------------    ------------
Earnings per share:
  Income (loss) before extraordinary items.....   $       (3.78)   $       (2.37)   $       0.20
                                                  -------------    -------------    ------------
                                                  -------------    -------------    ------------
  Net income (loss)............................   $       (3.87)   $       (2.37)   $       0.30
                                                  -------------    -------------    ------------
                                                  -------------    -------------    ------------
Weighted average shares outstanding............       8,489,000        8,488,000       7,386,000
                                                  -------------    -------------    ------------
                                                  -------------    -------------    ------------

    The accompanying notes are an integral part of these consolidated financial statements

                           THE SAMUEL GOLDWYN COMPANY
                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                       COMMON STOCK        ADDITIONAL     TREASURY STOCK       RETAINED
                                  ----------------------     PAID-IN     -----------------     EARNINGS
                                   SHARES       AMOUNT       CAPITAL     SHARES    AMOUNT     (DEFICIT)
                                  ---------   ----------   -----------   ------   --------   ------------
Balance at March 31, 1993.......  5,950,721   $1,213,000   $ 1,675,000   34,872   $274,000   $  4,570,000
Exchange of Heritage shares for
Goldwyn shares..................    102,794        8,750        (8,750)
Exercise of stock options.......      1,250          250          (250)
Purchase of Heritage creditor
  shares pursuant to Heritage
  Plan of Reorganization........                                          8,576    258,000
Issuance of common stock........  2,472,500      472,000    23,095,000
Net income......................                                                                2,245,000
                                  ---------   ----------   -----------   ------   --------   ------------
Balance at March 31, 1994.......  8,527,265    1,694,000    24,761,000   43,448    532,000      6,815,000
Exchange of Heritage shares for
Goldwyn shares..................      5,037       12,000       (12,000)
Purchase of Class A warrants
  pursuant to Heritage Plan of
Reorganization..................                               (95,000)
Net loss........................                                                              (20,083,000)
                                  ---------   ----------   -----------   ------   --------   ------------
Balance at March 31, 1995.......  8,532,302    1,706,000    24,654,000   43,448    532,000    (13,268,000)
Exchange of Heritage shares for
Goldwyn shares..................        377
Net loss........................                                                              (32,869,000)
                                  ---------   ----------   -----------   ------   --------   ------------
Balance at March 31, 1996.......  8,532,679   $1,706,000   $24,654,000   43,448   $532,000   $(46,137,000)
                                  ---------   ----------   -----------   ------   --------   ------------
                                  ---------   ----------   -----------   ------   --------   ------------

  The accompanying notes are an integral part of these consolidated financial statements

                           THE SAMUEL GOLDWYN COMPANY
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                YEAR ENDED MARCH 31,
                                                    --------------------------------------------
                                                        1996            1995            1994
                                                    ------------    ------------    ------------
Cash flows from operating activities:
Net (loss) income................................   $(32,869,000)   $(20,083,000)   $  2,245,000
Adjustments to reconcile net (loss) income to net
  cash provided by operating activities:
Extraordinary gain on retirement of debt.........                        --           (1,265,000)
Amortization of film costs.......................     50,827,000      45,886,000      38,696,000
Amortization of goodwill.........................        229,000         229,000         233,000
Depreciation of property and equipment...........      3,541,000       3,279,000       2,896,000
Increase (decrease) from changes in:
  Receivables....................................      2,184,000       8,498,000       2,546,000
  Other assets, excluding goodwill...............      1,083,000       1,232,000        (464,000)
  Accounts payable and accrued expenses..........      2,352,000         243,000        (827,000)
  Accrued film rights payable....................      5,228,000       3,350,000         --
  Participations payable to shareholder..........        980,000         341,000       1,135,000
  Participations payable to others...............        180,000        (951,000)        (75,000)
  Income taxes payable...........................        299,000        (574,000)        489,000
  Deferred revenue...............................     (3,134,000)     19,657,000        (605,000)
  Deferred income taxes..........................     (1,552,000)     (7,607,000)      1,330,000
                                                    ------------    ------------    ------------
Net cash provided by operating activities........     29,348,000      53,500,000      46,334,000
                                                    ------------    ------------    ------------
Investing activities:
  Additions to film costs........................    (40,646,000)    (49,211,000)    (33,572,000)
  Additions to property and equipment............     (7,594,000)     (7,054,000)     (3,107,000)
  Additions to treasury stock....................        --              --             (258,000)
                                                    ------------    ------------    ------------
                                                     (48,240,000)    (56,265,000)    (36,937,000)
                                                    ------------    ------------    ------------
Financing activities:
  Issuance of common stock.......................        --              --           23,567,000
  Purchase of warrants...........................        --              (95,000)        --
  Retirement of bank debt........................        --              --          (10,800,000)
  Additions to (repayment of) notes payable......     14,419,000       7,791,000     (22,368,000)
                                                    ------------    ------------    ------------
                                                      14,419,000       7,696,000      (9,601,000)
                                                    ------------    ------------    ------------
Net increase (decrease) in cash..................     (4,473,000)      4,931,000        (204,000)
Cash at beginning of period......................      6,322,000       1,391,000       1,595,000
                                                    ------------    ------------    ------------
Cash at end of period............................   $  1,849,000    $  6,322,000    $  1,391,000
                                                    ------------    ------------    ------------
                                                    ------------    ------------    ------------
Supplemental disclosure of cash paid for:
  Interest.......................................   $  8,002,000    $  6,136,000    $  5,154,000
  Income taxes...................................        693,000         512,000           7,000

    The accompanying notes are an integral part of these consolidated financial statements

                           THE SAMUEL GOLDWYN COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--DESCRIPTION OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES:

    The Samuel Goldwyn Company (the "Company") is engaged in the production and distribution of motion picture films in the theatrical, videocassette, television and ancillary markets, the production and licensing of television programs, and the operation of a movie theatre circuit.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of The Samuel Goldwyn Company and its subsidiaries. All significant intercompany accounts have been eliminated.

USE OF ESTIMATES

    The preparation of these financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

FILM DISTRIBUTION REVENUES

    Theatrical films are distributed in the various media of exhibition depending upon the Company's distribution rights to the films. A motion picture is initially released (licensed) in the theatrical market. Approximately six months thereafter it is licensed to the pay-per-view and home video markets. Approximately one year after a film's initial theatrical release, it is licensed to the pay television market and subsequently to the syndicated television market two or more years after pay television. Distribution of motion pictures in foreign territories approximates the domestic release pattern.

    Revenues from theatrical distribution are recognized as the films are exhibited. Distribution of the Company's films in foreign countries is primarily accomplished through the licensing of various distribution rights to subdistributors. The terms of licensing agreements with such subdistributors generally include the receipt of non-refundable guaranteed amounts by the Company and accordingly, revenue is recognized when the film is available for exhibition.

FILM EXHIBITION REVENUES

    Theatre admission revenues, and related film rental expenses, are recognized as films are exhibited.

TELEVISION LICENSING REVENUES

    Television licensing revenues are derived from licensing the rights to telecast a program on either a barter basis or for a cash license fee. For programs licensed on a barter basis, typically to independent television stations, the Company receives rights to advertising time and hires an agent to sell on its behalf the advertising time retained within its programs (See Note
8). Television licensing revenues are generally recognized when the program material is available for telecast by the licensee and when certain other conditions are met. Revenue from barter basis license agreements is recorded as the advertising within the programs is aired based on statements received from the agent.

CASH EQUIVALENTS

    The Company's cash equivalents consist of cash on hand and highly liquid investments purchased with maturities of three months or less.

                           THE SAMUEL GOLDWYN COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 1-- DESCRIPTION OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:-- (CONTINUED)
FILM COSTS

    Film costs include acquisition costs, production costs and exploitation costs. Such costs are amortized, and participation expenses are accrued, in the proportion that revenue recognized during the year for each film bears to the estimated total revenue to be received from all sources under the individual film forecast method. Estimated total revenues and costs are reviewed on a quarterly basis and revisions to amortization rates are recorded as necessary. Film costs are stated at the lower of unamortized cost or estimated net realizable value.

PROPERTY AND EQUIPMENT

    Property, equipment and leasehold improvements are carried at cost and depreciated over their estimated useful lives. Buildings (asset lives of 25 years) and equipment, furniture and fixtures (asset lives of 3 to 7 years) are depreciated on the straight-line method. Theatre leasehold interests and leasehold improvements are amortized on a straight-line basis over the lesser of the estimated useful lives of the improvements or the terms of the respective leases. Maintenance and repairs are expensed as incurred.

GOODWILL AMORTIZATION

    The excess of the cost of purchased businesses over their net book value at date of acquisition (classified as other assets in the consolidated balance sheet) is amortized over a period of 20 years. The Company periodically reviews the value of its goodwill to determine if an impairment has occurred. In making such determination, the Company evaluates the performance, on a non-discounted basis, of the underlying businesses whose acquisition gave rise to such amount.

INCOME TAXES

    The provision for income taxes is computed using the asset and liability method specified by Statement of Financial Accounting Standards No. 109, "Accounting For Income Taxes." Under SFAS 109, deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities.

INCOME (LOSS) PER SHARE

    Net income (loss) per share is computed based upon the weighted average number of common and common equivalent shares outstanding during the year.

NOTE 2--MERGER WITH METROMEDIA INTERNATIONAL GROUP, INC.:

    On December 19, 1995, a Letter Agreement (the "Letter Agreement") was entered into among PolyGram Filmed Entertainment Distribution Inc. ("PolyGram"), the Company and The Samuel Goldwyn Jr. Family Trust confirming the basic terms set forth in a Deal Memo for the acquisition by PolyGram of certain assets of the Company. The Deal Memo constituted an agreement in principle for PolyGram to acquire distribution rights to the Company's film and television library together with the assumption of certain related assets and liabilities for $62,000,000 in cash consideration, subject to adjustment. The transaction was to exclude the Company's other interests including its chain of theaters, film and television projects in development and domestic and foreign distribution operations. As no definitive documentation was entered into by January 22, 1996, substantially all of the provisions

                           THE SAMUEL GOLDWYN COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 2--MERGER WITH METROMEDIA INTERNATIONAL GROUP, INC.:--(CONTINUED) of the Letter Agreement are of no further force and effect, except for the Company's obligation to pay PolyGram a break up fee of $2,000,000 plus PolyGram's costs and expenses associated with the transaction.

    On January 31, 1996 the Company and Metromedia International Group, Inc. ("MIG") entered into a definitive merger agreement providing for the merger of the Company into a wholly owned subsidiary of MIG. The terms of the merger agreement provide for the Company's shareholders to receive $5.00 worth of MIG stock for each Company share, provided that the average closing price per share of MIG stock over the 20 consecutive-day trading period ending five business days prior to the Company's stockholder meeting to approve the merger is between $12.50 and $16.50. If the average closing price is lower than $12.50, shareholders of the Company will receive for each Company share 0.4 shares of MIG common stock; if the average price is higher than $16.50 shareholders will receive for each Company share 0.303 shares of MIG common stock.

    The Boards of Directors of MIG and the Company have approved the merger. The consummation of the merger is subject to customary closing conditions, including approval of the transaction by the stockholders of the Company, and the receipt of all regulatory approvals including the lapse or early termination of the applicable waiting period under the Hart-Scott-Rodino Act (which has lapsed), and other customary conditions. In connection with the transaction, The Samuel Goldwyn Jr. Family Trust, which owns 60% of the outstanding common stock of the Company, has agreed to vote in favor of the merger pursuant to the terms of a Voting Agreement with MIG dated as of January 31, 1996. In addition, MIG has caused Orion Pictures Corporation ("Orion") to provide the Company up to $5,500,000 of interim financing, and in connection therewith, the Company and Orion have entered into a six-picture distribution agreement.

    Pursuant to the definitive merger agreement, it is the intention of the parties to refinance (or extend the maturity date of) the entire outstanding balance of the Company's bank indebtedness and it is a condition of closing that such amounts shall have been repaid or refinanced in full.

    MIG is a worldwide communications, media and entertainment company. Its core businesses are Metromedia International Telecommunications, Inc., a company which operates wireless cable, communications and media businesses in Eastern Europe and former Soviet Republics; and Orion, a motion picture production and distribution company with a film library of more than 1,000 titles.

    The Company incurred a net loss of approximately $20 million in fiscal 1995 and approximately $32.8 million in fiscal 1996 and experienced a decrease in working capital during both years. As a result, the Company has been unable to refinance its bank debt for a period extending beyond June 28, 1996. In the absence of alternative financing or consummation of the merger, the Company will have insufficient liquidity to repay the loan upon maturity and may experience liquidity shortfalls in meeting on-going obligations. Management believes that one or more members of the Company's current bank syndicate may be unwilling to further extend or restructure the agreement beyond the maturity date.

NOTE 3--ISSUANCE OF STOCK:

    In October 1993, the Company completed a public offering of 2,472,500 shares of common stock. The proceeds to the Company from this stock offering, net of underwriter's discount, commissions and offering expenses were $23,567,000 and were applied to reduce bank indebtedness.

                           THE SAMUEL GOLDWYN COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 4--FILM COSTS:

    Film costs, net of amortization, consist of the following:

                                                           MARCH 31,
                                                   --------------------------
                                                      1996           1995
                                                   -----------    -----------
Theatrical Film Costs
  Released......................................   $43,415,000    $54,600,000
  Completed, not released.......................     1,661,000        891,000
  In process....................................     2,713,000      2,075,000
                                                   -----------    -----------
                                                    47,789,000     57,566,000
                                                   -----------    -----------
Television Film Costs
  Released......................................    16,049,000     14,508,000
  In process....................................        61,000      2,006,000
                                                   -----------    -----------
                                                    16,110,000     16,514,000
                                                   -----------    -----------
                                                   $63,899,000    $74,080,000
                                                   -----------    -----------
                                                   -----------    -----------

    The Company did not capitalize any interest in connection with the production of films and television series during the year ended March 31, 1996. The Company capitalized approximately $736,000 of interest incurred in connection with the production of films and television series during the year ended March 31, 1995. The Company currently anticipates that approximately 75% of the unamortized costs related to released films will be amortized under the individual film forecast method during the three years ending March 31, 1999.

                           THE SAMUEL GOLDWYN COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 5--DETAILS OF CERTAIN BALANCE SHEET ACCOUNTS:

                                                           MARCH 31,
                                                   --------------------------
                                                      1996           1995
                                                   -----------    -----------
Receivables:
  Accounts receivable...........................   $10,019,000    $12,311,000
  Allowance for doubtful accounts...............      (998,000)      (880,000)
  Unamortized discount..........................       --            (226,000)
                                                   -----------    -----------
                                                   $ 9,021,000    $11,205,000
                                                   -----------    -----------
                                                   -----------    -----------
Property and equipment:
  Land and buildings............................   $ 4,190,000    $ 4,190,000
  Theatre leasehold interests...................    25,214,000     20,908,000
  Leasehold improvements........................     8,322,000      6,018,000
  Equipment, furniture and fixtures.............     7,696,000      6,832,000
  Construction in progress......................        84,000        898,000
                                                   -----------    -----------
                                                    45,506,000     38,846,000
  Accumulated depreciation......................   (13,300,000)   (10,693,000)
                                                   -----------    -----------
                                                   $32,206,000    $28,153,000
                                                   -----------    -----------
                                                   -----------    -----------
Other assets:
  Goodwill, net of amortization of $974,000 and
$745,000........................................   $ 3,619,000    $ 3,848,000
  Deferred charges..............................       --             782,000
  Other miscellaneous...........................     1,256,000      1,557,000
                                                   -----------    -----------
                                                   $ 4,875,000    $ 6,187,000
                                                   -----------    -----------
                                                   -----------    -----------
Accounts payable and accrued expenses
  Accounts payable..............................   $ 5,020,000    $ 5,305,000
  Accrued expenses..............................     4,511,000      1,874,000
                                                   -----------    -----------
                                                   $ 9,531,000    $ 7,179,000
                                                   -----------    -----------
                                                   -----------    -----------
Deferred Revenue
  Home video deposit............................   $17,115,000    $20,000,000
  Other deposits................................     1,468,000      1,717,000
                                                   -----------    -----------
                                                   $18,583,000    $21,717,000
                                                   -----------    -----------
                                                   -----------    -----------

    Deferred charges at March 31, 1995 consisted of costs incurred in connection with obtaining the Company's credit facilities. Such costs were amortized on a straight-line basis over the applicable term of the credit agreements.

    In December 1994 the Company entered into a servicing agreement with a video distributor, Hallmark Home Entertainment ("Hallmark"), and received a deposit against the delivery of future titles. The deposit has been classified as deferred revenue and is being recognized as revenue upon the release of titles by Hallmark.

                           THE SAMUEL GOLDWYN COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 6--NOTES PAYABLE:

    Notes payable consist of the following:

                                                           MARCH 31,
                                                   --------------------------
                                                      1996           1995
                                                   -----------    -----------
Notes payable to banks..........................   $72,900,000    $62,400,000
Capital lease obligations.......................     5,950,000      1,355,000
Other notes payable.............................     3,179,000      3,855,000
                                                   -----------    -----------
                                                   $82,029,000    $67,610,000
                                                   -----------    -----------
                                                   -----------    -----------

    On April 28, 1995, the Company entered into a $77,400,000 credit facility with its bank lenders. This facility was comprised of a $62,400,000 term loan and a $15,000,000 revolving credit facility. The entire facility was converted to a term loan in February 1996. The maturity date of the credit facility was April 30, 1996. The maturity date of the credit facility has been extended to June 28, 1996 as a result of a recent amendment to the credit agreement. The revolving credit facility bore interest at either the bank's reference (prime) rate plus 1% or LIBOR plus 2%. The term loan bore interest at LIBOR plus 2%. Pursuant to an amendment to the loan agreement dated as of November 30, 1995, the outstanding loan amount subsequent to such date bears interest at the bank's prime rate plus 1.50% or LIBOR plus 2.5%, at the Company's option, both rates increasing by one-half percent each month for months subsequent thereto until maturity. At March 31, 1996, the Bank's prime rate was 8.25%. The Company's effective interest rate for the year ended March 31, 1996 was 10.47%, including interest related to its interest rate swap. The credit facility contains covenants which, among other things, require adherence to certain financial ratios and balances and impose limitations on film acquisition and production costs and general and administrative costs. The credit facility is secured by substantially all of the Company's assets and the films owned by The Samuel Goldwyn Jr. Family Trust.

    The Company is currently not in default under its credit agreement and on April 26, 1996, entered into an amendment to such agreement with its bank lenders to extend the maturity date of the credit facility to June 28, 1996 and to continue the waiver of certain financial ratio covenants to the maturity date of the credit agreement.

    The Company has an interest rate swap agreement with its bank which had a total notional principal amount of $15,000,000 and $35,000,000 at March 31, 1996 and 1995, respectively. The weighted average receipt and payment rates associated with the swap agreements at March 31, 1996 and 1995 were 6.35% and 9.50%, respectively. The incremental interest expense related to the swap agreement was $197,000, $511,000, and $630,000 for the years ended March 31, 1996, 1995 and 1994, respectively. The swap terminates on December 31, 1996 and its fair value as of March 31, 1996 was $116,000. The Company has exposure to credit risk but does not anticipate nonperformance by the counterparties to the agreement.

    Other notes payable at March 31, 1996 are comprised of various obligations of the Theatre Goup. Interest and principal payments under these notes are due monthly through October 2003. The notes accrue interest at rates ranging from 9% to 10.5% per annum and are collateralized by various theatres and equipment.

NOTE 7--INCOME TAXES:

    Effective April 1, 1993 the Company adopted Statement of Financial Accounting Standards No. 109 (SFAS 109) "Accounting for Income Taxes." This statement superseded SFAS 96 which the

                           THE SAMUEL GOLDWYN COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 7--INCOME TAXES:--(CONTINUED)
Company had previously adopted. The cumulative effect of adopting SFAS 109 was immaterial and was recorded in the first quarter of fiscal 1994.

    Income tax provision (benefit) consists of the following:

                                                                 YEAR ENDED MARCH 31,
                                                      ------------------------------------------
                                                          1996            1995           1994
                                                      ------------    ------------    ----------
Income (loss) before income taxes..................   $(32,668,000)   $(27,246,000)   $3,398,000
                                                      ------------    ------------    ----------
                                                      ------------    ------------    ----------
Provision (benefit) for income taxes:
  Current--
    Federal........................................   $    --         $   (161,000)   $  256,000
    State..........................................         20 000         162,000        63,000
    Foreign........................................        951,000         443,000       750,000
                                                      ------------    ------------    ----------
                                                           971,000         444,000     1,069,000
                                                      ------------    ------------    ----------
  Deferred--
    Federal........................................        --           (5,582,000)      802,000
    State..........................................     (1,512,000)     (2,025,000)       41,000
                                                      ------------    ------------    ----------
                                                        (1,512,000)     (7,607,000)      843,000
                                                      ------------    ------------    ----------
Provision (benefit) on income before extraordinary
items..............................................       (541,000)     (7,163,000)    1,912,000
Provision on extraordinary item....................        (40,000)        --            506,000
                                                      ------------    ------------    ----------
Total tax provision (benefit)......................   $   (581,000)   $ (7,163,000)   $2,418,000
                                                      ------------    ------------    ----------
                                                      ------------    ------------    ----------

    At March 31, 1996, the major tax effected components of the deferred tax liability are as follows:

Deferred tax assets:
  Operating loss carryforwards................................   $16,560,000
  Foreign tax credits.........................................       910,000
  Investment tax credits......................................       203,000
  Participations accrued......................................     5,577,000
  Deferred revenue............................................     5,806,000
  Receivables.................................................     1,645,000
  Accruals, reserves and other................................        75,000
                                                                 -----------
                                                                  30,776,000
  Valuation allowance.........................................   (13,710,000)
                                                                 -----------
                                                                  17,066,000
                                                                 -----------
                                                                 -----------
Deferred tax liabilities:
  Film costs..................................................    12,859,000
  Depreciation and amortization...............................     4,007,000
  Other.......................................................       200,000
                                                                 -----------
                                                                  17,066,000
                                                                 -----------
  Net deferred tax liability..................................   $         0
                                                                 -----------
                                                                 -----------

    Deferred taxes reflect timing differences in the recognition of certain income and expense items for financial reporting and income tax purposes. The valuation allowance which has been provided against a portion of deferred tax assets increased by $11,668,000 during fiscal 1996.

                           THE SAMUEL GOLDWYN COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 7--INCOME TAXES:--(CONTINUED)
    The components of the deferred income tax provision (benefit) are as follows:

                                                                  YEAR ENDED MARCH 31,
                                                        ----------------------------------------
                                                           1995           1995           1994
                                                        -----------    -----------    ----------
Film cost, net.......................................   $    29,000    $(3,218,000)   $  333,000
Revenue recognition..................................    (1,404,000)    (6,631,000)      580,000
State taxes..........................................       119,000      1,361,000        46,000
Fixed assets.........................................       (77,000)      (601,000)      215,000
Other................................................      (179,000)     1,482,000       156,000
                                                        -----------    -----------    ----------
                                                        $(1,512,000)   $(7,607,000)   $1,330,000
                                                        -----------    -----------    ----------
                                                        -----------    -----------    ----------

    A reconciliation of the federal statutory tax rate to the Company's effective tax rate is as follows:

                                                                          YEAR ENDED MARCH 31,
                                                                        ------------------------
                                                                        1996      1995      1994
                                                                        -----     -----     ----
Federal statutory tax (benefit) rate................................    (34.0)%   (34.0)%   34.0%
State taxes, net of federal benefit.................................     (3.1)     (4.9)     5.1
Foreign taxes, net of federal benefit...............................      1.9       1.1     14.6
Non-deductible expenses.............................................      2.8       0.3      2.4
Deferred tax valuation allowance....................................     33.9       7.5      --
Other...............................................................     (3.2)      3.7      0.2
                                                                        -----     -----     ----
Effective tax (benefit) rate........................................     (1.7)%   (26.3)%   56.3%
                                                                        -----     -----     ----
                                                                        -----     -----     ----

    At March 31, 1996, the Company had consolidated net operating loss ("NOL") carryovers of approximately $47,798,000 for federal tax return purposes expiring through 2010. The Company also has investment tax credit carryovers for tax purposes totaling approximately $200,000 expiring through 2001. However, because of the prospective change in ownership that will result upon the completion of the pending merger with MIG, the Company's utilization of its NOL and other tax credits may be subject to annual limitations in periods subsequent to the merger.

                           THE SAMUEL GOLDWYN COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8--SEGMENT INFORMATION:

    The Company operates principally in two business segments: film and television distribution and theatrical exhibition. Financial information relative to these business segments is as follows:

                                                               YEAR ENDED MARCH 31,
                                                   --------------------------------------------
                                                       1996            1995            1994
                                                   ------------    ------------    ------------
REVENUE
Film and television distribution................   $ 56,886,000    $ 45,919,000    $ 68,465,000
                                                   ------------    ------------    ------------
Theatrical exhibition...........................     50,898,000      45,429,000      40,326,000
                                                   ------------    ------------    ------------
                                                   $107,784,000    $ 91,348,000    $108,791,000
                                                   ------------    ------------    ------------
                                                   ------------    ------------    ------------
OPERATING INCOME (LOSS)
Film and television distribution                   $(25,751,000)   $(23,492,000)   $  6,668,000
Theatrical exhibition...........................      1,573,000       1,872,000       2,362,000
                                                   ------------    ------------    ------------
                                                   $(24,178,000)   $(21,620,000)   $  9,030,000
                                                   ------------    ------------    ------------
                                                   ------------    ------------    ------------
DEPRECIATION AND AMORTIZATION
Film and television distribution................   $    201,000    $    267,000    $    146,000
Theatrical exhibition...........................      3,569,000       3,241,000       2,983,000
                                                   ------------    ------------    ------------
                                                   $  3,770,000    $  3,508,000    $  3,129,000
                                                   ------------    ------------    ------------
                                                   ------------    ------------    ------------
IDENTIFIABLE ASSETS
Film and television distribution................   $ 74,916,000    $ 92,580,000    $ 94,138,000
Theatrical exhibition...........................     36,934,000      33,367,000      29,737,000
                                                   ------------    ------------    ------------
                                                   $111,850,000    $125,947,000    $123,875,000
                                                   ------------    ------------    ------------
                                                   ------------    ------------    ------------
CAPITAL EXPENDITURES
Film and television distribution................   $      7,000    $    291,000    $    171,000
Theatrical exhibition...........................      7,607,000       6,763,000       2,936,000
                                                   ------------    ------------    ------------
                                                   $  7,614,000    $  7,054,000    $  3,107,000
                                                   ------------    ------------    ------------
                                                   ------------    ------------    ------------
DOMESTIC AND EXPORT REVENUES
United States...................................   $ 86,971,000    $ 79,542,000    $ 84,572,000
Export revenues (including Canada)..............     20,813,000      11,806,000      24,219,000
                                                   ------------    ------------    ------------
                                                   $107,784,000    $ 91,348,000    $108,791,000
                                                   ------------    ------------    ------------
                                                   ------------    ------------    ------------

    Certain of the Company's television programming is distributed under barter basis agreements, primarily through one barter sales agent. Barter revenue is determined based on actual sales of advertising time as reported by the barter sales agent, and is recognized when the advertising within the programming is aired. Barter revenue recognized during the years ended March 31, 1996, 1995 and 1994 was $5,002,000, $10,414,000 and $10,929,000, respectively, which constituted approximately 5%, 10% and 10%, respectively, of the Company's total revenues for such years.

    There is no country outside of the United States in which the Company does business that individually contributed significantly to total revenues.

                           THE SAMUEL GOLDWYN COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 9--RELATED PARTY TRANSACTIONS:

LICENSES TO FILMS BENEFICIALLY OWNED BY SAMUEL GOLDWYN JR.

    The Company entered into a distribution agreement dated March 1, 1991 with The Samuel Goldwyn Jr. Family Trust (the "Goldwyn Trust") for the worldwide distribution in all media of the over 70 theatrical motion pictures which were produced by Samuel Goldwyn Sr. and which are owned by the Goldwyn Trust. The term of the agreement expires December 31, 2003, subject to automatic renewal for an additional two year period, and thereafter for additional one-year periods upon expiration of the initial term. The agreement provided that from March 1, 1991 through December 31, 1993, the Goldwyn Trust received 50% of the proceeds derived from the distribution of such films after the payment of all costs relating to such distribution, with the Company retaining the remaining 50% of such net proceeds as its distribution fee. From January 1, 1994 until December 31, 1996, the Goldwyn Trust will receive all gross receipts derived from the distribution of such films, after the payment to the Company of a distribution fee equal to 35% of gross receipts and after the Company recoups all costs incurred in connection with such distribution. From January 1, 1997 until December 31, 2003 and during any renewal periods after December 31, 2003, the distribution fee payable to the Company will be 30%.

    The films owned by the Goldwyn Trust partially secure the Company's notes under its credit facility. Such credit facility further provides that the amount of participations that may be paid to the Goldwyn Trust and its beneficiaries in any one year may not exceed $800,000 and that no distributions may be made that will result in the aggregate participation payable being less than $8,500,000. For the fiscal years ended March 31, 1996, 1995 and 1994, the Company accrued obligations of $1,445,000, $1,141,000 and $1,836,000, respectively, as a result of revenues being recognized by the Company from such films during such periods. The Goldwyn Trust, however, received payments of $465,000, $800,000 and $700,000, respectively from the Company during such years. As of March 31, 1996, a profit participation in the amount of $10,353,000 remained payable by the Company. This participation payable does not bear interest.

SAMUEL GOLDWYN PRODUCTIONS AND NIGHTLIFE, INC.

    Samuel Goldwyn Productions ("Productions") is a California corporation which is wholly owned by Samuel Goldwyn Jr. and is involved in the acquisition and development of literary properties for production as motion pictures. Under a non-exclusive agreement between the Company and Productions, the Company reimburses Productions for all accountable out-of-pocket costs incurred by Productions in connection with the development of properties undertaken at the request and on behalf of the Company, regardless of whether such properties are then acquired by the Company. For the years ended March 31, 1996, 1995 and 1994, the Company reimbursed Productions $205,000, $418,000 and $446,000, respectively, for development costs associated with properties acquired or to be acquired by the Company.

    Nightlife, Inc. is a California corporation which is wholly owned by the President of the Company, and is involved in the production of motion pictures and television programs. The Company reimburses Nightlife, Inc. for all accountable out-of-pocket costs incurred in connection with any motion picture or television program which it produces for the Company. In addition to reimbursement for these actual costs, the Company pays Nightlife, Inc. an annual fee of $10,000 plus a 2.5% net profit participation in the films and television programs it produces. To date, the Company has neither paid, nor is it required to accrue, any profit participations to Nightlife, Inc. For the years ended March 31, 1996, 1995 and 1994, the Company made payments to Nightlife, Inc. of $375,000, $99,000 and $249,000, respectively. These amounts include $10,000 in fees each year.

                           THE SAMUEL GOLDWYN COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 10--STOCK AWARDS PLANS:

    The Company has a stock awards plan under which 1,000,000 shares of the Company's common stock are available for nonqualified or incentive stock options or other stock awards. The plan provides that awards may be granted to consultants and key employees, including officers and directors, of the Company upon such terms as the Stock Awards Committee of the Board of Directors may determine. The options that are outstanding have been granted at an exercise price at least equal to the fair market value at the date of grant and are generally exercisable in installments over one to five years. Options generally expire ten years after date of grant. Activity under the stock awards plan was as follows:

                                                                        NUMBER OF SHARES
                                                                 ------------------------------
                                                                   1996       1995       1994
                                                                 --------    -------    -------
Outstanding at beginning of year..............................    485,400    185,525    167,800
Awards cancelled..............................................   (198,983)   (25,125)   (32,000)
Awards granted................................................    375,250    325,000     50,975
Awards exercised..............................................      --         --        (1,250)
                                                                 --------    -------    -------
Outstanding at March 31.......................................    661,667    485,400    185,525
                                                                 --------    -------    -------
                                                                 --------    -------    -------

    Options outstanding at March 31, 1996 and 1995 ranged in price from $6.00 to $32.50 per share. Options exercised in 1994 were at $8.00 per share. At March 31, 1996, options for 97,467 shares had vested and were exercisable. There are 337,083 shares available for future awards.

    The Company has a Directors' Stock Option Plan under which 25,000 shares of the Company's common stock are available for nonqualified stock options to nonemployee members of the Board of Directors to be awarded at the rate of 500 options per year for each Director. At March 31, 1996 and 1995, a total of 7,500 and 4,500 ten year options exercisable from $4.69 to $18.75 per share were outstanding to the three nonemployee Directors.

    Effective April 13, 1993, the Company, Samuel Goldwyn Jr., and the Goldwyn Trust entered into an Option Agreement (the "Option Agreement") pursuant to which the Company and Mr. Goldwyn each have unilateral six-year options entitling (i) Mr. Goldwyn to acquire any part or all of 875,000 shares of Common Stock at a cash exercise price of $8.00 per share (the market value of the Common Stock on the date of the Option Agreement), and (ii) the Company to issue up to 875,000 shares of Common Stock to the Goldwyn Trust in exchange for a dollar-for-dollar reduction of participations payable, at an exchange price equal to the then market price of the Common Stock, if such market price is not greater than $9.00 per share or less than $6.50 per share and if greater or lesser than such amounts, at $9.00 and $6.50, respectively. If the options were exercised in their entirety by the Company, or Mr. Goldwyn, and the market price of the Common Stock at the time of exercise were $8.00 per share, the Company would issue 875,000 shares in exchange for $7,000,000 in cash or reduction of participations payable by the Company, as applicable, The 875,000 shares are considered common stock equivalents and, to the extent that they are dilutive, have been included in the determination of weighted average number of outstanding shares used to calculate net income (loss) per share, using the treasury stock method.

NOTE 12--LEASES:

    At March 31, 1996, the Company has long-term operating and capital leases, primarily involving office and theatre facilities. The leases have varying terms and contain renewal options. Future

                           THE SAMUEL GOLDWYN COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 12--LEASES:--(CONTINUED)
minimum lease payments under non-cancelable operating leases consist of the following at March 31, 1996:

1997..........................................................   $ 5,212,000
1998..........................................................     4,698,000
1999..........................................................     3,525,000
2000..........................................................     3,060,000
2001..........................................................     2,715,000
Thereafter....................................................    21,997,000
                                                                 -----------
Total future minimum lease commitments........................   $41,207,000
                                                                 -----------
                                                                 -----------

    At March 31, 1996, future minimum lease payments under capital leases, including interest, consist of the following:

1997..........................................................   $   868,000
1998..........................................................       867,000
1999..........................................................       866,000
2000..........................................................     1,364,000
2001..........................................................       769,000
Thereafter....................................................     9,166,000
                                                                 -----------
                                                                  13,900,000
Less amount representing interest.............................    (7,950,000)
                                                                 -----------
Present value of future minimum lease payments................   $ 5,950,000
                                                                 -----------
                                                                 -----------

    Total rent expense was $5,660,000, $5,284,000 and $4,717,000 for the years ending March 31, 1996, 1995 and 1994, respectively.

NOTE 13--COMMITMENTS AND CONTINGENCIES:

    As of March 31, 1996, the Company had outstanding guarantees of indebtedness of approximately $4.7 million related to the production financing of one theatrical motion picture.

    The Company is involved in various lawsuits, claims and inquiries. Management and its legal counsel believe that the resolution of these matters will not have a material adverse effect on the financial position of the Company or the results of its operations.

    In December 1994, a decision was entered in the Los Angeles Superior Court in the case entitled Virgin Vision, Ltd. vs. The Samuel Goldwyn Company assessing damages against the Company of approximately $3,500,000 plus costs and legal fees arising out of a complaint filed by Virgin Vision on October 26, 1990, alleging failure by the Company to provide a presentation credit in certain territories on the foreign distribution by the Company of the motion picture, sex, lies and videotape. The court assessed such damages after finding on June 25, 1993 that the Company had committed unfair competition under California law, violated the federal Lanham Act, breached its contract with Virgin Vision and breached its fiduciary duty to Virgin Vision as its agent. The Company has appealed the decision. In the opinion of management, the ultimate outcome will not have a material adverse effect on the Company's financial position or results of operations because damages are expected to be covered by insurance.

                           THE SAMUEL GOLDWYN COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 13--COMMITMENTS AND CONTINGENCIES:--(CONTINUED)
    On December 28, 1995 a shareholder derivative suit against the Company and its directors was filed in the Delaware Court of Chancery, Kinder v. The Samuel Goldwyn Company, et al., C.A. No. 14751. On January 2, 1996, the Company was served with legal process in connection therewith. In the Complaint, plaintiffs allege that the Company's deal memorandum with PolyGram Filmed Entertainment Distribution Inc. was not in the best interests of the shareholders and thus constituted, among other things, a breach of the director's fiduciary duties to the Company's shareholders. Plaintiffs seek various forms of relief, including declaratory, injunctive and compensatory damages. The Company believes the complaint is without merit and based on consultations with counsel, the Company believes that the resolution of this matter will not have a material adverse effect on the Company.

- -------------------------------------------    ---------------------------------
    NO DEALER, SALESPERSON OR OTHER PERSON
HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION             15,000,000 SHARES
OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED
IN THIS PROSPECTUS, AND, IF GIVEN OR
MADE, SUCH INFORMATION OR REPRESENTATIONS                  METROMEDIA
MUST NOT BE RELIED UPON AS HAVING BEEN                   INTERNATIONAL
AUTHORIZED BY THE COMPANY OR THE UNDER                     GROUP, INC.
WRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE
AN OFFER TO SELL, OR SOLICITATION OF AN OFFER
TO BUY, TO ANY PERSON IN ANY JURISDICTION
WHERE SUCH AN OFFER OR SOLICITATION WOULD
BE UNLAWFUL. NEITHER THE DELIVERY OF THIS
PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL,
UNDER ANY CIRCUMSTANCES, CREATE ANY
IMPLICATION THAT THE INFORMATION CONTAINED
HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT
TO THE DATE HEREOF.

          -------------------                            COMMON STOCK

           TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................     3
Information Incorporated by
Reference.............................     3         ---------------------
Special Note Regarding Forward-Looking
Statements............................     4              PROSPECTUS
Prospectus Summary....................     5
Risk Factors..........................    12         ---------------------
Use of Proceeds.......................    20
Price Range of Common Stock and
Dividend Policy.......................    21
Dilution..............................    22
Capitalization........................    23
Selected Consolidated Financial
Data..................................    24
Pro Forma Consolidated Condensed
  Financial Information of the
Company...............................    26      DONALDSON, LUFKIN & JENRETTE
Management's Discussion and Analysis                 SECURITIES CORPORATION
of Financial Condition................    28
Business..............................    47
Management............................    65
Principal Stockholders................    67
Description of Certain Indebtedness...    69
The Acquisitions......................    70
Underwriting..........................    72
Legal Matters.........................    73
Experts...............................    74                       , 1996
Index to Financial Statements.........   F-1

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby, all of which expenses, except for the SEC registration fee and the NASD filing fee, are estimated:


Securities and Exchange Commission registration fee.............   $ 81,046
                                                                   --------
National Association of Securities Dealers, Inc. filing fee.....     24,004
                                                                   --------
AMEX listing fee................................................      *
Printing expenses...............................................      *
Legal fees and expenses (other than Blue Sky)...................      *
Accounting fees and expenses....................................      *
Blue Sky fees and expenses (including legal fees)...............      *
Miscellaneous...................................................      *
    Total.......................................................   $
                                                                   --------
                                                                   --------

- ------------

* To be completed by amendment

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include judgments, fines, amounts paid in settlement and expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, with respect to criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify its officers and directors against expenses actually and reasonably incurred by them in connection with an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred in connection therewith.

    Section 102(b)(7) of the Delaware Law further provides that a corporation in its certificate of incorporation may eliminate or limit the personal liability of its directors to the corporation or its stockholders for breach of their fiduciary duties in certain circumstances.

    In accordance with Section 145 of the Delaware Law, the Company's Restated Certificate of Incorporation provides that the Company shall indemnify its officers and directors against, among other things, any and all judgments, fines, penalties, amounts paid in settlements and expenses paid or incurred by virtue of the fact that such officer or director was acting in such capacity to the extent not prohibited by law.

    In addition, as permitted by Section 102(b)(7) of the Delaware Law, the Company's Restated Certificate of Incorporation contains a provision limiting the personal liability of the Company's directors for violations of their fiduciary duties to the fullest extent permitted by the Delaware Law. This provision eliminates each director's liability to the Company or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law, or (iv) for any transaction from which a director derived an improper personal benefit. The general effect of this provision is to eliminate a director's personal liability for monetary damages for actions involving a breach of his or her fiduciary duty of care, including any such actions involving gross negligence.

    Also, in accordance with the Delaware Law and pursuant to the Company's Restated Certificate of Incorporation, the Company is authorized to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Company would have the power to indemnify such person against liability under the Delaware Law.

    The Company has entered into agreements (the "Indemnification Agreements") with certain directors and officers of the Company (the "Indemnified Parties") which require the Company to indemnify each Indemnified Party against, and to advance expenses incurred by each Indemnified Party in the defense of, any claim arising out of his or her employment to the fullest extent permitted under law. The Indemnification Agreements also provide, among other things, for (i) advancement by the Company of expenses incurred by the director or officer in defending certain litigation, (ii) the appointment of an independent legal counsel to determine whether the director or officer is entitled to indemnity and (iii) the continued maintenance by the Company of directors' and officers' liability insurance providing each director or officer who is a party to any such agreement with $5 million of primary coverage and an excess policy providing $5 million of additional coverage. These Indemnification Agreements were approved by the stockholders at the Company's 1993 Annual Meeting of Stockholders.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    A. EXHIBITS

    The exhibits listed below are filed as part of or incorporated by reference in this Registration Statement. Where such filing is made by incorporation by reference to a previously filed report, such report is identified in parentheses. See the Index of Exhibits included with the exhibits filed as part of this Registration Statement.

EXHIBIT
NUMBER                                       DESCRIPTION
- -------  ------------------------------------------------------------------------------------
1.1**    Form of Underwriting Agreement
2.2      Agreement and Plan of Merger dated as of January 31, 1996 by and among the
         Registrant, The Samuel Goldwyn Company and SGC Merger Corp., without disclosure schedules (Exhibit 99.1 to the Current Report on Form 8-K dated January 31, 1996).
         The Registrant agrees to furnish a copy of any omitted schedule supplementally to the Commission upon request.
2.3      Agreement and Plan of Merger dated as of December 20, 1995 by and among the
         Registrant, Alliance Merger Corp. and Alliance Entertainment Corp., without disclosure schedules (Exhibit 99.1 to the Current Report on Form 8-K dated December
         20, 1995). The Registrant agrees to furnish a copy of any omitted schedule supplementally to the Commission upon request.
2.4      Termination and Release Agreement dated April 29, 1996 by and among the Registrant,
         Alliance Merger Corp., and Alliance Entertainment Corp. (Exhibit 99.2 to the Current
         Report on Form 8-K dated April 29, 1996).
5**      Opinion of Paul, Weiss, Rifkind, Wharton & Garrison regarding the legality of the
         Securities being registered.
23.1*    Consent of KPMG Peat Marwick LLP regarding the Registrant.
23.2*    Consent of Ernst & Young LLP regarding the Registrant.
23.3*    Consent of Price Waterhouse LLP regarding Goldwyn.
23.4**   Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in the opinion filed as Exhibit 5 hereto).
24*      Power of Attorney (included on page II-5 of this Registration Statement).

- ------------

 * Filed herewith.

** To be filed by amendment.

B. FINANCIAL STATEMENT SCHEDULES

    Financial Statement Schedules have been omitted because they are not applicable or not required or because the information has been incorporated by reference.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    The Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia:

                                          METROMEDIA INTERNATIONAL GROUP, INC.

                                          By:         /s/ JOHN D.
                                              PHILLIPS
                                              ..................................

                                              John D. Phillips
                                             President and Chief Executive
                                              Officer

Date: May 8, 1996

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature to this Registration Statement appears below hereby constitutes and appoints Silvia Kessel, Arnold L. Wadler and Robert A. Maresca, such person's true and lawful attorney-in-fact and agent with full power of substitution for such person and in such person's name, place and stead, in any and all capacities, to sign and to file with the Securities and Exchange Commission any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities indicated on the 8th day of May, 1996.

                  SIGNATURE                                        TITLE
- ---------------------------------------------  ---------------------------------------------

              /s/ JOHN W. KLUGE                            Chairman of the Board
 .............................................
                John W. Kluge

            /s/ STUART SUBOTNICK                        Vice Chairman of the Board
 .............................................
              Stuart Subotnick

            /s/ JOHN D. PHILLIPS                 President and Chief Executive Officer and
 .............................................      Director (Principal Executive Officer)
              John D. Phillips

              /s/ SILVIA KESSEL                   Senior Vice President, Chief Financial
 .............................................     Officer and Director (Principal Financial
                Silvia Kessel                                     Officer)

            /s/ ARNOLD L. WADLER                Senior Vice President, General Counsel and
 .............................................                     Director
              Arnold L. Wadler

            /s/ ROBERT A. MARESCA               Senior Vice President (Principal Accounting
 .............................................                     Officer)
              Robert A. Maresca

           /s/ JOHN P. IMLAY, JR.                                Director
 .............................................
             John P. Imlay, Jr.

                  SIGNATURE                                        TITLE
- ---------------------------------------------  ---------------------------------------------
            /s/ CLARK A. JOHNSON                                 Director
 .............................................
              Clark A. Johnson

           /s/ RICHARD J. SHERWIN                                Director
 .............................................
             Richard J. Sherwin

              /s/ LEONARD WHITE                                  Director
 .............................................
                Leonard White

             /s/ CARL E. SANDERS                                 Director
 .............................................
               Carl E. Sanders